As filed with the Securities and Exchange Commission on September 18, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qudian Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	6199	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15/F Lvge Industrial Building

1 Datun

Chaoyang District, Beijing 100012

People’s Republic of China

+86-10-59485220

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, NY 10017, United States

+1-212-750-6474

(Name, address and telephone number of agent for service)

Copies to:

Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	David Zhang, Esq. Benjamin Su, Esq. Steve Lin, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 5 Queen’s Road Central, Hong Kong +852-3761-3300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Class A ordinary shares, par value US$0.0001 per share	US$750,000,000	US$86,925

(1)	American depositary shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each ADS represents Class A ordinary shares.
(2)	Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                     , 2017.

American Depositary Shares

Qudian Inc.

Representing                Class A Ordinary Shares

This is an initial public offering of shares of American depositary shares, or ADSs, each representing                  Class A ordinary shares of Qudian Inc., or Qudian.

Qudian is offering                ADSs to be sold in this offering.

Prior to this offering, there has been no public market for the ADSs or our shares. It is currently estimated that the initial public offering price per ADS will be between US$                and US$                . We will apply to list the ADSs on the New York Stock Exchange, or the NYSE, under the symbol “QD.”

We are an “emerging growth company” under applicable United States federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” on page 22 to read about factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$

To the extent that the underwriters sell more than                ADSs, the underwriters have the option to purchase up to an aggregate of                 additional ADSs from Qudian at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in New York, New York on                , 2017.

Upon the completion of this offering,                  Class A ordinary shares and 63,491,172 Class B ordinary shares will be issued and outstanding. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes and will be convertible into one Class A ordinary share. Mr. Min Luo, our founder, chairman of the board and chief executive officer, will beneficially own all the Class B ordinary shares issued and outstanding, representing         % of our aggregate voting power.

MORGAN STANLEY	CREDIT SUISSE	CITIGROUP	CICC	UBS INVESTMENT BANK

STIFEL	NEEDHAM & COMPANY

Prospectus dated                      , 2017

趣店 Qudian

a **DATA TECHNOLOGY EMPOWERED** Credit Provider
with a mission to make personalized credit accessible

BIG DATA

small credit

SCALE

RMB61.1 billion

credit drawdowns in LTM 2Q17 [(1)]

GROWTH

393%

revenue growth 1H17 YoY [(2)]

PROFIT

53.1%

net profit margin [(3)] in 1H17

No. 1

online small cash credit in China*[(4)]

47.9 million

registered users [(5)]

82.7%

repeat borrowers [(6)]

>365,000

peak daily credit drawdowns [(7)]

<=0.5%

M1+ Delinquency Rate by Vintage [(8)]

Strategic Partnership

with Ant Financial

Average MAU ('000)

CQGR: 55.6%
28,906
3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

Active Borrowers ('000)

CQGR: 55.9%
5,588
3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

Credit Drawdowns ('000)

CQGR: 78.1%
20,794
3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

趣店
Qudian
Digital Cash [(9)]
Merchandise Installment [(9)]
– 140,000+ SKUs [(10)]
– 1,000+ brands [(10)]
Register

Source: *the Oliver Wyman Report

(1) Amount of credit drawdowns in the twelve months ended June 30, 2017
(2) Calculated as the difference of 1H17 total revenues and 1H16 total revenues, divided by 1H16 total revenues
(3) With non-GAAP net profit margin of 54.9%, which is adjusted for share-based compensation
(4) In terms of number of active borrowers and amount of transactions in 1H2017
(5) Number of registered users as of June 30, 2017
(6) Percentage of repeat borrowers among active borrowers in the six months ended June 30, 2017; repeat borrowers are active borrowers in the specified period who have made at least two drawdowns since such borrowers' registration with us until the end of the specified period
(7) Peak number of credit drawdowns on a day during the Singles Day promotional campaign period in 2016
(8) Based on 2016 1Q to 2017 1Q quarterly vintages as of June 30, 2017
(9) Refer to the cash credit products and merchandise credit products offered by us, respectively
(10) As of June 30, 2017

No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ADSs.

Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus filed with the United States Securities and Exchange Commission, or SEC, must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until            , 2017 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision. This prospectus contains information from an industry report commissioned by us and prepared by Oliver Wyman Consulting (Shanghai) Ltd, or Oliver Wyman, an independent management consulting firm, to provide information regarding our industry and our market position in China. We refer to this report as the Oliver Wyman Report.

OUR MISSION

Our mission is to use technology to make personalized credit accessible.

OVERVIEW

As a provider of online credit products, we use big data-enabled technologies, such as artificial intelligence and machine learning, to transform the consumer finance experience in China. We target hundreds of millions of quality, unserved or underserved consumers in China. They are young, mobile-active consumers who need access to small credit for their discretionary spending but are underserved by traditional financial institutions due to their lack of traditional credit data and the operational inefficiency of traditional financial institutions. We believe our operating efficiency and big data analytics capability to understand our prospective borrowers from different behavioral and transactional perspectives, assess their credit profiles and offer them instantaneous and affordable credit products with customized terms distinguishes our business and offerings.

We currently offer cash credit products, which provide funds in digital form, and merchandise credit products. We mainly generate financing income from cash credit products and both financing income and sales commission fees from merchandise credit products.

We are the largest online provider of small cash credit products in China in terms of the number of active borrowers and the amount of transactions in the six months ended June 30, 2017, according to the Oliver Wyman Report. In the six months ended June 30, 2017, we facilitated approximately RMB38.2 billion (US$5.6 billion) in transactions to 7.0 million active borrowers. Small credit products serve consumers’ immediate needs for discretionary consumption. They typically have short durations, enabling us to quickly understand a borrower’s behavior and further refine our data analytics and credit assessment model upon the completion of transaction cycles. On average, an active borrower drew down credit approximately six times in the six months ended June 30, 2017. As of June 30, 2017, borrowers with outstanding credit drawdowns utilized approximately 51.3% of their credit limits on average. We believe borrowers who did not utilize the maximum amounts available for drawdowns under their respective credit limits tend to be those who utilize credit responsibly.

We operate a pure online platform, with nearly all of the transactions facilitated through mobile devices, providing consumers with a convenient experience. Prospective borrowers can apply for credit on their mobile phones and receive approval within a few seconds. Approved borrowers are then able to draw down on their cash credit with cash disbursed immediately into their Alipay accounts in digital form. Borrowers also repay the credit drawdowns through their Alipay accounts. To complement our cash credit products, we offer merchandise credit products to finance borrowers’ direct purchase of merchandise offered on our marketplace on installment basis. Through collaborating with more than 480 merchandise suppliers, we offer an expanding range of product categories ranging from consumer electronics products to watches and sports and outdoor products to capture approved borrowers’ growing consumption demand and enhance their online shopping experience.

We aggregate our borrowers’ behavioral data with data and credit analyses from various partners as inputs for our credit assessment model. As an innovator in the application of artificial intelligence to financial services, we utilize machine learning to accurately assess borrowers’ credit profiles. We focus on data analyses that not only reflect borrowers’ ability to repay but also their willingness to do so. These analyses are based on the prospective borrowers’ social and shopping behavioral data, among others, in addition to the characteristic metrics such as locations and demographics. We have increased the number of variables analyzed by our credit assessment system from a few to several hundred for each transaction, and we assign each borrower a personalized credit limit based on his or her credit profile. As borrowers repay, they build credit histories with us. Based on the credit histories, our artificial intelligence-based credit assessment model enables us to continually re-evaluate borrowers’ credit profiles and provide more personalized credit limits. We offer borrowers with stronger credit profiles higher credit limits and longer repayment durations, thereby driving higher engagement with them.

We offer small-sized cash credit products and merchandise credit products. In the six months ended June 30, 2017, our cash credit products had an average size of approximately RMB920 (US$136) and weighted average term of approximately two months, and our merchandise credit products had an average size of approximately RMB1,250 (US$184) and weighted average term of approximately eight months. Small credit products enjoy favorable risk characteristics compared to larger credit products. A borrower is more likely to repay a smaller amount timely to maintain the quality of his or her credit profile, which may impact future borrowing activities. Benefits to fraudulent borrowers are also limited given the small amount of money borrowed. The short-term nature of our credit products contributes to frequent repayments and repeat borrowing activities, which drive the volume and comprehensiveness of the data we collect and analyze. During the three months ended June 30, 2017, we processed an average of 9,521 credit drawdowns and 21,482 repayments per hour. Our machine learning-based approach enables us to continuously refine our credit assessment model based on insights from the high volume of transaction data that we collect.

We have experienced robust credit performance. Our M1+ Delinquency Rate by Vintage for transactions in 2016 and the first quarter in 2017 has remained at a level of 0.5% or less up to June 30, 2017. M1+ Delinquency Rate by Vintage is defined as the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal in such vintage.

We have established a strategic partnership with Ant Financial, one of our principal shareholders, and have in-depth cooperation in multiple areas of our business. Alipay, operated by Ant Financial, is a leading online and mobile third-party payment service provider in China. We engage the majority of our active borrowers through the Alipay consumer interface, which has significantly contributed to our rapid growth. We also collaborate with Zhima Credit, a credit assessment service provider operated by Ant Financial. Zhima Credit provides us with credit analysis information of prospective borrowers, which enhances our credit analysis capabilities. We also provide Zhima Credit with our credit analysis of borrowers to reflect repayment and other credit attributes and work with Zhima Credit to further develop more robust credit analysis capabilities. In addition, we are in ongoing discussions with Ant Financial to explore other collaboration opportunities, including various approaches to engage and serve prospective borrowers.

To provide a good user experience, we have technology and funding arrangements in place to enable instant drawdown of credit by consumers. We collaborate with a variety of institutional funding partners such as banks, a consumer finance company and other institutions, to secure sufficient amounts of funding for credit drawdowns. Institutional funding partners are interested in working with us because of the short duration of our credit products, our technology-driven credit assessment capabilities and the diversified credit portfolio with attractive risk-adjusted returns. Our strong technological capabilities enable us to seamlessly integrate our system with those of our institutional funding partners, rapidly facilitate transactions and repayment settlements at a massive scale and forecast our funding needs on a real-time basis. We do not directly source funding from retail investors. Currently, we retain most of the credit risk with respect to the cooperation with institutional funding partners. We also utilize our own capital to fund the credit drawdowns to enhance user experience so that they can instantly receive funds after drawdown requests. Our longer-term objectives are to primarily leverage external institutional funding and to transfer credit risk to or share it with a diversified group of institutional funding partners.

Since inception in 2014, our business has witnessed significant growth and increased borrower activities, as illustrated by the charts below:

As we accumulate more data and enhance the capability of our model, we strive to better engage, re-evaluate and serve prospective borrowers who had applied for credits in the past. As of June 30, 2017, only approximately 17.6 million out of our approximately 47.9 million registered users had been approved with credit.

We have achieved significant scale and experienced strong growth in our results of operations. Our total revenues increased from RMB24.1 million in the period from April 9 to December 31, 2014 to RMB235.0 million in 2015. Our total revenues further reached RMB1,442.8 million (US$212.8 million) in 2016, which was 514.0% higher than our total revenues in 2015. Our total revenues increased by 393.3% from RMB371.6 million in the six months ended June 30, 2016 to RMB1,833.1 million (US$270.4 million) in the same period in 2017. Our net losses were RMB40.8 million in the period from April 9 to December 31, 2014 and RMB233.2 million in 2015. In 2016, we recorded net income of RMB576.7 million (US$85.1 million). Our net income increased by 695.2% from RMB122.4 million in the six months ended June 30, 2016 to RMB973.7 million (US$143.6 million) in the same period in 2017.

Our Strengths

We believe the following strengths contribute to our success and reinforce our market leading position:

•	our market leadership;

•	small credit, big data;

•	effective data-driven analytics and credit assessment model;

•	Ant Financial partnership;

•	collaboration with institutional funding partners;

•	highly competitive operating efficiency; and

•	visionary and experienced management team.

Our Strategies

We seek to continue to transform consumer finance experience in China by using technology to make credit accessible and personalized. We plan to pursue the following strategies to achieve our goal:

•	invest in technology;

•	increase the diversity and depth of funding sources;

•	broaden user reach;

•	expand and enhance our product offerings; and

•	attract and retain exceptional employees.

Our Challenges

Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties, including:

•	our limited operating history in a new and evolving market;

•	our ability to increase the utilization of our credit products by existing borrowers as well as new borrowers;

•	our ability to maintain and enhance our relationship and business collaboration with Ant Financial;

•	the effectiveness of our proprietary credit assessment model and risk management system;

•	our ability to maintain low delinquency rates for transactions facilitated by us;

•	the ability to ensure sufficient funding from our institutional funding partners and the ability of our online small credit companies and trusts established in collaboration with trust companies to provide sufficient amount to fund credit drawdowns;

•	the possibility that the financing service fees we charge borrowers may decline in the future; and

•	our limited experience in managing our allowance for loan principal and financing service fee receivables.

In addition, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

•	uncertainties associated with the interpretation and application of laws and regulations governing the online consumer finance industry in the PRC;

•	risks associated with our control over our consolidated variable interest entities, or VIEs, in China, which is based on contractual arrangements rather than equity ownership; and

•	changes in the political and economic policies of the PRC government.

We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ADSs.

Our Corporate Structure

We were founded in April 2014 and operated our business through Beijing Happy Time Technology Development Co., Ltd., or Beijing Happy Time. We initially operated our business by facilitating merchandise credit and cash credit to college students on campuses across China. Such efforts have empowered us to gain significant insights into behavioral patterns of young consumers in China, as well as obtain a large amount of data that has empowered us to refine our credit assessment model and risk management system. Based on the data that we have aggregated and analyzed and the enhancement of our credit assessment model and risk management system, we subsequently shifted our focus to a broader base of young consumers in China starting from November 2015. As a result, we have terminated our initial business of facilitating credit to college students on campuses across China. In addition, our borrower engagement efforts have shifted from offline to online since November 2015. Since July 2016, all of our borrowers were engaged through online channels.

In September 2016, Qufenqi (Ganzhou) Information Technology Co., Ltd., or Ganzhou Qufenqi, was incorporated as a wholly foreign owned entity in China. In November 2016, we incorporated Qudian Inc. under the laws of the Cayman Islands as our offshore holding company, and subsequently, we established a wholly-owned subsidiary in the British Virgin Islands, QD Technologies Limited, in November 2016, and a wholly-owned subsidiary in Hong Kong, QD Data Limited, to be our intermediate holding company in December 2016, to facilitate our initial public offering in the United States. The entire equity interest of Ganzhou Qufenqi was transferred from its former holding company to QD Data Limited. As a result of the restructuring in 2016, we hold equity interest in Ganzhou Qufenqi through our current offshore structure. At the same time, Ganzhou Qufenqi entered into a series of contractual arrangements with Beijing Happy Time and its shareholders. In addition, pursuant to the resolutions of all shareholders of Qudian Inc. and the resolutions of the board of directors of Qudian Inc., the board of directors of Qudian Inc. or any officer authorized by such board shall cause Ganzhou Qufenqi to exercise Ganzhou Qufenqi’s rights under the power of attorney agreements entered into among Ganzhou Qufenqi, Beijing Happy Time and the nominee shareholders of Beijing Happy Time and

Ganzhou Qufenqi’s rights under the exclusive call option agreement between Ganzhou Qufenqi and Beijing Happy Time. As a result of these resolutions and the provision of unlimited financial support from the Company to Beijing Happy Time, Qudian Inc. has been determined to be most closely associated with Beijing Happy Time within the group of related parties and was considered to be the primary beneficiary of Beijing Happy Time and its subsidiaries.

We currently conduct our business in China mainly through our consolidated VIE Beijing Happy Time and its subsidiaries. We fund credit directly to our borrowers through Fuzhou High-tech Zone Microcredit Co., Ltd., or Fuzhou Microcredit, and Ganzhou Happy Life Network Microcredit Co., Ltd., or Ganzhou Microcredit, both of which have obtained approval of the relevant competent local authorities to provide credit.

Ganzhou Qudian Technology Co., Ltd., or Ganzhou Qudian, Hunan Qudian Technology Development Co., Ltd., or Hunan Qudian, and Xiamen Qudian Technology Co., Ltd., or Xiamen Qudian, became our consolidated VIEs in 2017. We have entered into a series of contractual arrangements with each new consolidated VIE and its shareholders, which allows us to exercise effective control over each new consolidated VIE and realize substantially all of the economic risks and benefits arising from such new consolidated VIE. Such contractual arrangements are comprised of equity pledge agreements, power of attorney agreements, exclusive business cooperation agreements, exclusive call option agreements and financial support undertaking letters. The contractual arrangements for each consolidated VIE, including those as to the new consolidated VIEs, contain substantively identical provisions that afford us, through our wholly-owned subsidiary Qufenqi (Ganzhou) Information Technology Co., Ltd., the right to control all consolidated VIEs in the same manner and degree. We intend to utilize our new consolidated VIEs to continue to conduct our existing business of providing small cash and merchandise credit products and to also undertake new business opportunities, including leveraging our risk management model to help other financial services providers assess the credit profiles of their own customers according to their credit standards. We plan to transfer our credit business under the Laifenqi brand to Ganzhou Qudian and our credit business under the Qudian brand to Xiamen Qudian over the next five years. As of the date of this prospectus, Ganzhou Qudian and Xiamen Qudian have both commenced operations. We do not expect to transfer any existing business to Hunan Qudian, but we may conduct new businesses through such entity in the future. Such plans may be changed due to future developments, including the availability of government incentives in the cities where the new consolidated VIEs are located.

The following diagram illustrates our corporate structure as of the date of this prospectus. It omits certain entities that are immaterial to our results of operations, business and financial condition. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%. The relationships between each of Ganzhou Qudian, Hunan Qudian, Xiamen Qudian and Beijing Happy Time and Ganzhou Qufenqi as illustrated in this diagram are governed by contractual arrangements and do not constitute equity ownership.

(1)	The following table sets forth the shareholders of Qudian Inc. and their respective equity interests in Qudian Inc. as of the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 294,238,070, assuming conversion of all convertible redeemable preferred shares into ordinary shares and excluding 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding and held by Ark Trust (Hong Kong) Limited, or Ark Trust, in its capacity as trustee of the Qudian Inc. Equity Incentive Trust, or the Equity Incentive Trust, which is a trust established to hold awards granted pursuant to our equity incentive plans.

Shareholders	Shares	Percentage of Equity Interests
Qufenqi Holding Limited	63,491,172 ordinary shares	21.6

Phoenix Auspicious FinTech Investment L.P. and Wa Sung Investment Limited, collectively referred to as Phoenix Entities	58,072,514 Series C-5 preferred shares	19.7

Shareholders	Shares	Percentage of Equity Interests

Kunlun Group Limited	38,487,004 Series B-1 preferred shares and 19,469,603 Series C-2 preferred shares	19.7
Source Code Accelerate L.P.	4,779,796 Series A-2 preferred shares, 31,865,304 Series B-3 preferred shares and 10,823,841 Series C-4 preferred shares	16.1

API (Hong Kong) Investment Limited	37,720,709 Series C-1 preferred shares	12.8

Ever Bliss Fund, L.P. and Joyful Bliss Limited, collectively referred to as Zhu Entities	2,616,641 Series A-1 preferred shares, 5,233,281 Series B-2 preferred shares and 13,391,793 Series C-3 preferred shares	7.2

Ark Trust	8,286,412 ordinary shares (comprised of ordinary shares underlying vested options as of the date of this prospectus)	2.8

(2)	Mr. Min Luo, our founder, chairman and chief executive officer, and Mr. Lianzhu Lv, our director and head of user experience department, respectively hold 99.0% and 1.0% of equity interests in Ganzhou Qudian.
(3)	Mr. Min Luo and Mr. Hongjia He, our vice president, respectively hold 99.0% and 1.0% of equity interests in Hunan Qudian.

(4)	The following table sets forth the shareholders of Beijing Happy Time, their respective equity interests in Beijing Happy Time and their respective relationships with shareholders of Qudian Inc. as of the date of this prospectus.

Shareholders	Relationship with shareholders of Qudian Inc.	Amount of Registered Capital	Percentage of Equity Interests
		RMB

Mr. Min Luo	Holds 100% equity interests in Qufenqi Holding Limited	5,025,579	21.0

Phoenix Auspicious Internet Investment L.P. and Shenzhen Huasheng Qianhai Investment Co., Ltd.	Affiliates of Phoenix Entities	4,596,670	19.2

Beijing Kunlun Tech Co., Ltd.	Affiliate of Kunlun Group Limited	4,587,496	19.2

Ningbo Yuanfeng Venture Capital L.P.	Affiliate of Source Code Accelerate L.P.	3,757,355	15.7

Shanghai Yunxin Venture Capital Co., Ltd.	Affiliate of API (Hong Kong) Investment Limited	2,985,744	12.5

Jiaxing Blue Run Quchuan Investment L.P. and Tianjin Blue Run Xinhe Investment Center L.P.	Affiliates of Zhu Entities	1,681,366	7.0

Tianjin Happy Share Asset Management L.P., referred to as Tianjin Happy Share(a)	Not applicable	1,251,742	5.2

(a)	Tianjin Happy Share was established in connection with the share incentive plan of Beijing Happy Time. For more information, see “Management — Share Incentive Plans — 2015 Share Incentive Plan.”

(5)	We plan to transfer our credit business under the Qudian brand to Xiamen Qudian.
(6)	We plan to transfer our credit business under the Laifenqi brand to a subsidiary of Ganzhou Qudian.
(7)	QuCampus is owned approximately 45.9% by us, 44.1% by Ant Financial and 10.0% by Ganzhou Happy Share, a limited partnership established in connection with the share incentive plan to be established by QuCampus. Mr. Min Luo, our founder, chairman and chief executive officer, is the general partner of Ganzhou Happy Share. We do not consolidate the financial results of QuCampus in our consolidated financial statements.

The following diagram illustrates the subsidiaries of Beijing Happy Time. It omits certain entities that are immaterial to our business, financial condition and results of operations.

(1)	Operate our websites and mobile apps under the Qudian brand and engage in all aspects of our businesses other than funding of credit drawdowns to borrowers, which is provided by our online small credit companies, including facilitating transactions, credit approval and servicing, risk management, marketing and borrower engagement, facilitating funding with institutional funding partners and managing merchandise suppliers.
(2)	Operate our websites and mobile apps under the Laifenqi brand and engage in all aspects of our businesses other than funding of credit drawdowns to borrowers, which is provided by our online small credit companies, including facilitating transactions, credit approval and servicing, risk management, marketing and borrower engagement, facilitating funding with institutional funding partners and managing merchandise suppliers.
(3)	Online small credit companies, each of which has obtained the approval to operate online small credit businesses.

The following diagram illustrates the subsidiaries of Ganzhou Qudian.

(1)	We expect to utilize such subsidiaries to explore new business opportunities.
(2)	We plan to transfer our credit business under the Laifenqi brand to such subsidiaries.

Our Corporate Information

Our principal executive offices are located at 15/F Lvge Industrial Building, 1 Datun, Chaoyang District, Beijing 100012, People’s Republic of China. Our telephone number at this address is +86-10-59485220. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our telephone number at this address is +1 (345) 949 1040. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our main website is www.qudian.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, NY 10017.

Implications of Being an Emerging Growth Company

As a company with less than US$1,070,000,000 in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1,070,000,000; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions That Apply to This Prospectus

Except where the context otherwise requires, references in this prospectus to:

•	“active borrowers” are to borrowers who have drawn down credit in the specified period;

•	“ADSs” are to our American depositary shares, each of which represents Class A ordinary shares, and “ADRs” are to the American depositary receipts that evidence our ADSs;

•	“Allowance ratio” are to the amount of allowance for loan principal and financing service fee receivables incurred as of a date as a percentage of the total amount of loan principal and financing service fee receivables as of such date;

•	“amount of transactions” are to the aggregate principal amount of credit drawdowns that are provided to borrowers in the specified period, which are comprised of (i) credit drawdowns that are funded by us, including those that are subsequently transferred to our institutional partners, and (ii) credit drawdowns that are funded directly by our institutional partners, which are off-balance sheet;

•	“Ant Financial” are to Ant Small and Micro Financial Services Group Co., Ltd., a company organized under the laws of the PRC, and its affiliates; API (Hong Kong) Investment Limited, which is wholly owned by Ant Financial, is one of our principal shareholders;

•	“average MAU” are to the average number of monthly active users during a specified period; monthly active users comprise (i) users who use our Laifenqi mobile app or the Alipay consumer interface to access our Laifenqi interface at least once during a specified month and (ii) users who use our Qudian mobile app or the Alipay consumer interface to access our Qudian interface at least once during a specified month; an individual who uses both our mobile app and the Alipay consumer interface to access only one of our Laifenqi or Qudian interfaces during a specified month is counted as one monthly active user; an individual who accesses both of our Laifenqi and Qudian interfaces during a specified month is counted as two monthly active users; a monthly active user may not have borrowed on our platform;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

•	“CQGR” are to compound quarterly growth rate;

•	“M1+ Delinquency Coverage Ratio” are to the balance of allowance for principal and financing service fee receivables at the end of a period, divided by the total balance of outstanding principal for on-balance sheet transactions for which any installment payment was more than 30 calendar days past due as of the end of such period;

•	“M1+ Delinquency Rate by Vintage” are to the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal in such vintage;

•	“new borrowers” are to borrowers who drew down credit for the first time using credit products offered by us; new borrowers who have made at least two drawdowns in the relevant period are also counted as repeat borrowers;

•	“number of transactions” are to the number of credit drawdowns facilitated by us to borrowers, which are comprised of (i) credit drawdowns that are funded by us, including those that are subsequently transferred to our institutional partners, and (ii) credit drawdowns that are funded directly by our institutional partners, which are off-balance sheet;

•	“off-balance sheet transactions” are to credit drawdowns that are not recorded on our balance sheets;

•	“on-balance sheet transactions” are to credit drawdowns that are recorded on our balance sheets;

•	“outstanding principal” are to the aggregate principal amount of credit drawdowns that have not been repaid as of the specified date, which are comprised of (i) credit drawdowns that are funded by us, including those that are subsequently transferred to our institutional partners, and (ii) credit drawdowns that are funded directly by our institutional partners, which are off-balance sheet;

•	“principal turnover ratio” are to the amount of on-balance sheet transactions facilitated during a period divided by outstanding principal of on-balance sheet transactions at the period end;

•	“Provision Ratio” are to the amount of provision for principal and financing service fee receivables incurred during a period as a percentage of the total amount of on-balance sheet transactions facilitated during such period;

•	“P2P platforms” are to financial information intermediaries that are engaged in lending information business and directly provide peers, which can be natural persons, legal persons or other organizations, with lending information services;

•	“registered users” are to individuals who have registered with us;

•	“repeat borrowers” are to active borrowers in the specified period who have made at least two drawdowns since such borrowers’ registration with us until the end of the specified period;

•	“RMB” or “Renminbi” are to the legal currency of China;

•	“small credit products” are to cash or merchandise credit products that are less than RMB5,000 in amount;

•	“transactions” are to borrowers’ credit drawdowns from our platform;

•	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States;

•	“vintage” are to transactions we facilitated during a specified time period; and

•	“we,” “us,” “our company” and “our” are to Qudian Inc., its consolidated VIEs and/or their respective subsidiaries, as the context requires.

Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares include ordinary shares underlying vested options that are held by Ark Trust and exclude (i) ordinary shares underlying unvested options that are issued but deemed to be not outstanding and held by Ark Trust, (ii) ordinary shares issuable upon the exercise of outstanding options with respect to our ordinary shares under our share incentive plan and (iii) assumes that the underwriters will not exercise their over-allotment option to purchase additional ADSs.

The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.7793 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On September 8, 2017, the noon buying rate for Renminbi was RMB6.4773 to US$1.00.

THE OFFERING

Price per ADS	We estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs Offered by Us	ADSs

ADSs Outstanding Immediately After This Offering	ADSs (or ADSs if the underwriters exercise in full the over-allotment option).

Ordinary Shares Outstanding Immediately After This Offering	Class A ordinary shares and 63,491,172 Class B ordinary shares (or Class A ordinary shares and 63,491,172 Class B ordinary shares if the underwriters exercise in full the over-allotment option), excluding ordinary shares issuable upon the exercise of options outstanding under our share incentive plan as of the date of this prospectus.

The ADSs	Each ADS represents Class A ordinary shares.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Ordinary Shares

Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares upon the completion of this offering. In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. See “Description of Share Capital” for more information.

Over-Allotment Option	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public offering price of US$ per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We anticipate using the net proceeds of this offering for:

•	marketing and borrower engagement activities;

•	strategic acquisitions; and

•	general corporate purposes.

See “Use of Proceeds” for more information.

Lock-up	We, our directors, executive officers, existing shareholders and certain of our option holders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sale” for more information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

Directed ADS Program

At our request, the underwriters have reserved up to 10% of the ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Any ADSs sold in the directed share program to our directors, executive officers shall be subject to the lock-up agreements described elsewhere in this prospectus.

Listing	We have applied to list our ADSs on the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Proposed NYSE Trading Symbol	QD

Payment and settlement	The underwriters expect to deliver the ADSs against payment on , 2017, through the facilities of the Depositary Trust Company, or DTC.

Depositary	Deutsche Bank Trust Company Americas.

The total number of ordinary shares outstanding after completion of this offering will be              Class A ordinary shares and 63,491,172 Class B ordinary shares, which is based upon (i) the designation of all ordinary shares beneficially owned by Mr. Min Luo, our founder, chairman of the board and chief executive officer, into 63,491,172 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all our outstanding convertible redeemable preferred shares into 230,746,898 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (iii)              Class A ordinary shares issued in connection with this offering (assuming the underwriters do not exercise their option to purchase additional ADSs), but excludes:

•	5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding as of the date of this prospectus held by Ark Trust in its capacity as trustee of the Equity Incentive Trust;

•	1,504,854 ordinary shares issuable upon the exercise of outstanding share options under our share incentive plan; and

•	443,946 ordinary shares reserved for future issuance under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations in the period from April 9 to December 31, 2014 and the years ended December 31, 2015 and 2016, and summary consolidated balance sheets as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following summary consolidated statements of operations in the six months ended June 30, 2016 and 2017 and the summary consolidated balance sheet as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
					(unaudited)
Summary Consolidated Statements of Operations:
Revenues:
Financing income	21,094	153,554	1,271,456	187,550	323,964	1,527,426	225,307
Sales commission fees	2,926	62,182	126,693	18,688	27,710	251,169	37,049
Penalty fees	114	19,271	22,943	3,384	19,931	2,836	418
Loan facilitation income and others	—	—	21,754	3,209	—	51,705	7,627

Total revenues	24,133	235,007	1,442,846	212,831	371,605	1,833,135	270,402
Operating cost and expenses(1):
Cost of revenue	(9,014)	(148,417)	(267,862)	(39,512)	(87,751)	(316,565)	(46,696)
Sales and marketing	(46,368)	(192,603)	(182,458)	(26,914)	(75,746)	(149,505)	(22,053)
General and administrative	(3,503)	(42,426)	(108,786)	(16,047)	(11,266)	(68,267)	(10,070)
Research and development	(4,360)	(37,530)	(52,275)	(7,711)	(13,096)	(63,489)	(9,365)
Loss of guarantee liability	—	—	(861)	(127)	—	(7,526)	(1,110)
Provision for loan principal, financing service fee receivables and other receivables	(1,667)	(45,111)	(132,177)	(19,497)	(34,692)	(99,028)	(14,607)

Total operating cost and expenses	(64,911)	(466,086)	(744,418)	(109,808)	(222,550)	(704,381)	(103,902)
Other operating income	—	—	14,646	2,160	2,531	37,523	5,535

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
					(unaudited)
(Loss)/income from operations	(40,778)	(231,078)	713,074	105,184	151,586	1,166,277	172,035
Interest and investment income, net	8	2,889	1,857	274	4,685	(2,070)	(305)
Foreign exchange gain/(loss), net	—	752	(9,651)	(1,424)	(9,651)	—	—
Other income	0	779	47	7	9	309	46
Other expenses	(5)	(6,505)	(1,834)	(271)	(281)	(1)	(0)

Net (loss)/income before income taxes	(40,775)	(233,164)	703,493	103,771	146,348	1,164,516	171,775
Income tax expenses	—	—	(126,840)	(18,710)	(23,913)	(190,854)	(28,152)

Net (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623

Net (loss)/income per share — basic	(0.51)	(2.94)	7.27	1.07	1.54	12.67	1.87
Net (loss)/income per share — diluted	(0.51)	(2.94)	1.90	0.28	0.41	3.23	0.48

Weighted average number of shares outstanding — basic	79,305,191	79,305,191	79,305,191	79,305,191	79,305,191	76,872,235	76,872,235
Weighted average number of shares outstanding — diluted	79,305,191	79,305,191	303,778,745	303,778,745	301,765,677	301,050,872	301,050,872
Pro forma basic income per share attributable to Class A and Class B ordinary shareholders (unaudited)			1.96	0.29		3.25	0.48
Pro forma diluted income per share attributable to Class A and Class B ordinary shareholders (unaudited)			1.95	0.29		3.23	0.48
Class A and Class B ordinary shares used in pro forma basic income per share computation (unaudited)			294,238,070	294,238,070		299,332,721	299,332,721
Class A and Class B ordinary shares used in pro forma diluted income per share computation (unaudited)			296,251,138	296,251,138		301,050,872	301,050,872
Total comprehensive (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623

(1)	Share-based compensation expenses are allocated in operating cost and expenses as follows:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(unaudited)
Sales and marketing	952	23,691	690	102	—	1,581	233
General and administrative	742	11,425	18,986	2,801	—	24,184	3,567
Research and development	1,024	20,492	2,457	362	—	6,412	946

Total share-based compensation expenses	2,717	55,607	22,134	3,265	—	32,177	4,746

	As of December 31,			As of June 30, 2017
	2015	2016
	RMB	RMB	US$	RMB	US$
	(in thousands)
				(unaudited)
Summary Consolidated Balance Sheets:
Cash and cash equivalents	210,114	785,770	115,907	645,034	95,148
Short-term amounts due from related parties(1)	34,930	585,906	86,426	478,402	70,568
Short-term loan principal and financing service fee receivables	2,060,768	4,826,791	711,990	9,434,431	1,391,653
Long-term loan principal and financing service fee receivables	177,582	87,822	12,954	15,566	2,296
Total assets	2,675,596	7,117,599	1,049,902	11,371,640	1,677,406
Short-term borrowings and interest payables	1,562,883	4,183,231	617,059	6,466,502	953,860
Long-term borrowings and interest payables	89,358	76,052	11,218	11,823	1,744
Total liabilities	3,306,965	4,604,010	679,128	7,852,211	1,158,263
Total mezzanine equity	5,943,978	5,943,978	876,783	5,943,978	876,783
Total shareholders’ deficit	(6,575,347)	(3,430,389)	(506,009)	(2,424,549)	(357,640)

(1)	Includes RMB33.8 million, RMB404.6 million (US$59.7 million) and RMB473.2 million (US$69.8 million) deposited in our Alipay accounts as of December 31, 2015 and 2016 and June 30, 2017, respectively. Such amount is unrestricted as to withdrawal and use and readily available to us on demand.

Non-GAAP Measure

Adjusted Net (Loss)/Income

We use adjusted net (loss)/income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted net (loss)/income help identify underlying trends in our business by excluding the impact of share-based compensation expenses, which are non-cash charges. We believe that adjusted net (loss)/income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Adjusted net (loss)/income(1)	(38,058)	(177,557)	598,786	88,326	122,435	1,005,840	148,369

(1)	Adjusted net (loss)/income is defined as net (loss)/income excluding share-based compensation expenses.

Adjusted net (loss)/income is not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. This non-GAAP financial measure has limitations as analytical tools, and when assessing our operating performance, cash flows or our liquidity, investors should not consider them in isolation, or as a substitute for net (loss)/income, cash flows provided by operating activities or other consolidated statements of operation and cash flow data prepared in accordance with U.S. GAAP.

We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable U.S. GAAP performance measure, all of which should be considered when evaluating our performance.

The following table reconciles our adjusted net (loss)/income in the years presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net (loss)/income:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623
Add: share-based compensation expenses	2,717	55,607	22,134	3,265	—	32,177	4,746

Adjusted net (loss)/income	(38,058)	(177,557)	598,786	88,326	122,435	1,005,840	148,369

Our Key Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
	(in thousands)
Number of average MAU	214	2,492	14,332	10,682	26,089
Number of active borrowers	166	1,230	6,115	2,488	7,023
Number of new borrowers	166	1,138	5,451	1,893	3,354
Number of transactions	199	2,687	40,599	11,128	40,509

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Amount of transactions	578,241	4,253,846	32,230,638	4,754,272	9,382,735	38,206,484	5,635,757
On-balance sheet transactions	578,241	4,253,846	30,221,678	4,457,935	9,382,735	35,391,699	5,220,554
Off-balance sheet transactions	—	—	2,008,961	296,337	—	2,814,785	415,203

	As of December 31,				As of June 30, 2017
	2014	2015	2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Outstanding principal	513,283	2,262,602	6,331,739	933,981	10,670,804	1,574,027
On-balance sheet transactions	513,283	2,262,602	4,971,119	733,279	9,457,246	1,395,018
Off-balance sheet transactions	—	—	1,360,620	200,702	1,213,558	179,009

	As of December 31,				As of June 30, 2017
	2014	2015	2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Amount of approved credit	4,865,435	11,000,469	43,335,881	6,392,383	68,988,739	10,176,381
Amount (outstanding) available for drawdown	4,352,152	8,725,845	36,946,167	5,449,850	58,194,789	8,584,189

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in our ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of our ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The online consumer finance market in the PRC is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. See “— The laws and regulations governing the online consumer finance industry in the PRC are still at a nascent stage and subject to further change and interpretation. If our business practices or the business practices of our institutional funding partners are deemed to violate any PRC laws or regulations, our business, financial condition, results of operations and prospects would be materially and adversely affected.” Prospective borrowers may not be familiar with this market and may have difficulty distinguishing our credit products from those of our competitors, both online and offline. Convincing prospective borrowers of the value of our credit products is critical to increasing the amount of transactions to borrowers and to the success of our business.

We launched our business in 2014 and have a limited operating history. We have limited experience in most aspects of our business operation, such as credit product offerings, data-driven credit assessment and the development of long-term relationships with borrowers, institutional funding partners and merchandise suppliers. In addition, we have limited experience in serving our current target borrower base. In November 2015, we shifted our focus from college students to young consumers in general, a more diverse customer base for whom traditional credit data is often unavailable. We also have limited experience in online borrower engagement, as we only started to engage prospective borrowers through the Alipay consumer interface in November 2015. We currently offer two principal types of online credit products in China, which are cash credit products and merchandise credit products. We evaluate and approve prospective borrowers’ credit applications submitted online, and we rely on institutional funding partners, our online small credit companies and trusts established in collaboration with trust companies to fund such credit drawdowns. As our business develops or in response to competition, we may continue to introduce new credit products, make adjustments to our existing credit products and our proprietary credit assessment model, or make adjustments to our business operation in general. For example, we may implement more stringent borrower qualifications to reduce the delinquency rates of transactions facilitated by us, which may negatively affect the growth of our business. We will also seek to expand the base of prospective borrowers that we serve, which may result in higher delinquency rates of transactions facilitated by us. In addition, we rely on our institutional funding partners to fund the credit that we facilitate. Our ability to continuously attract low-cost funding sources is also critical to our business. Any significant change to our business model not achieving expected results may have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly-evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

•	offer personalized and competitive credit products;

•	increase the utilization of our credit products by existing borrowers as well as new borrowers;

•	maintain and enhance our relationship and business collaboration with Ant Financial;

•	offer attractive financing service fees while driving the growth and profitability of our business;

•	maintain low delinquency rates of transactions facilitated by us;

•	develop sufficient, diversified, cost-efficient and reputable institutional funding sources;

•	maintain and enhance our relationships with our other business partners, including merchandise suppliers and data providers;

•	broaden our prospective borrower base to include those outside of the Alipay consumer interface;

•	navigate a complex and evolving regulatory environment;

•	improve our operational efficiency;

•	attract, retain and motivate talented employees to support our business growth;

•	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

•	navigate economic condition and fluctuation; and

•	defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

If we are unable to maintain or increase the amount of transactions or if we are unable to retain existing borrowers or attract new borrowers, our business and results of operations will be adversely affected.

The amount of transactions that we have facilitated to borrowers has grown rapidly since inception. To maintain and increase the amount of transactions facilitated to borrowers, we must continue to increase the amount of transactions facilitated to existing borrowers and attract additional prospective borrowers, which may be affected by several factors, including our brand recognition and reputation, the financing service fees charged, installment plans offered, our efficiency in engaging prospective borrowers, our ability to convert registered users to borrowers, utilization of the credit we approve, the effectiveness of our credit assessment model and risk management system, our ability to secure sufficient and cost-efficient funding, borrower experience, the PRC regulatory environment governing our industry and the macroeconomic environment. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of the transactions we facilitate, which may negatively affect the growth of transactions facilitated to borrowers. Furthermore, we engage the majority of our active borrowers through different channels on the Alipay consumer interface. If such borrower engagement channels become less effective, if we are unable to continue to use such channels, or if the cost of borrower engagement from such channels become less efficient, and we are unable to attract borrowers through new channels, we may not be able to engage new borrowers in a cost-efficient manner or convert prospective borrowers into active borrowers, and may even lose existing borrowers to our competitors. If we are unable to attract quality borrowers or if borrowers do not continue to utilize our credit products, we might be unable to increase the amount of transactions facilitated to borrowers and our total revenues as expected, and our business and results of operations may be adversely affected.

Ant Financial provides services to us as to various aspects of our operations and if such services provided by Ant Financial are limited, restricted, curtailed or less effective or more expensive in any way or become unavailable to us or the borrowers for any reason, our business may be materially and adversely affected.

We have established a strategic partnership with Ant Financial, one of our principal shareholders, and have in-depth cooperation in multiple areas of our business. See “Business — Our Partnership with Ant Financial.” This strategic partnership has contributed to the significant growth of our total revenues and improvement of our profitability in the past and we believe that it will continue to contribute to the growth of our total revenues. However, although we have entered into a series of agreements relating to our ongoing business cooperation and service arrangements with Ant Financial, we cannot assure you that we will continue to receive the same level of services from Ant Financial on the same or more favorable terms and conditions, or renew such agreements at all, upon expiration of their respective agreement terms. Furthermore, certain of these agreements provide either party the right to terminate with 30 days’ prior notice. If our agreements with Ant Financial were terminated prior to expiration, our business, results of operations and financial condition will be materially and adversely affected.

We engage the majority of our active borrowers through different channels on the Alipay consumer interface. If such channels were to change or become ineffective, costly or unavailable, our business, future prospects and results of operations may be materially and adversely affected. For example, we promote our products and launch campaigns through the public service window on the Alipay consumer interface, a borrower engagement channel which is free of charge and generally available to third parties. We have been able to engage the majority of our active borrowers, particularly repeat borrowers, through such channel since 2016. If such channel becomes unavailable in the future, or if we engage more borrowers through channels that charge us fees, our borrower engagement fees could increase significantly. In addition, we historically engaged a substantial portion of our users through Alipay’s dedicated channel for online consumer credit products. Such arrangement was terminated in February 2017. Although we subsequently entered into agreements to engage users through Alipay’s other channels, such change to borrower engagement channels, along with reduced borrowing activities during the Chinese New Year holiday, may have contributed to a decrease in the number of new borrowers in the first quarter of 2017 as compared to the fourth quarter of 2016. Furthermore, the fee rates for borrower engagement may change over time. For example, we engage Alipay users through Alipay’s dedicated channel for online third-party service providers. Pursuant to the amended and restatement agreement for such arrangement, which we entered into in August 2017, we pay a fee consistent with fees that Alipay would charge other similar third-party service providers on this channel as determined by Alipay from time to time. If it becomes more costly for us to engage borrowers through this channel, our future prospects and results of operations may be materially and adversely affected. Our collaboration with Ant Financial may also affect the terms of transactions that we facilitate through Alipay’s consumer interface, including the financing service fees we charge.

In March 2017, we entered into an agreement with a subsidiary of Ant Financial which operates the Jiebei consumer credit business and began to engage borrowers through the Jiebei platform. For more information, see “Business — Our Partnership with Ant Financial — Borrower Engagement.” Pursuant to the relevant agreement, we pay certain fees to Ant Financial based on a percentage of financing service fees we receive from borrowers. We may enter into other similar arrangements with Ant Financial in the future. While we believe such arrangements enable us to further expand our borrower base, they may have a negative impact on our margin.

In addition, we cannot assure you that Zhima Credit will continue to provide us, even with the authorization of the relevant users, credit analysis information of prospective borrowers, including Zhima Credit Scores (which serves as one of the many inputs for our credit assessment model) on terms that are acceptable to us, or at all. The denial of access to such credit analysis may materially and adversely impact our ability to assess the creditworthiness of prospective borrowers in the future. Any deterioration in our risk assessment capabilities may adversely affect the quality of transactions that we facilitate and we may experience higher delinquency rates. Moreover, certain analyses and results that were the products of our collaboration with Zhima Credit are maintained by Zhima Credit. Any significant disruption in the systems of Zhima Credit in which such analyses and results are maintained could impede our risk assessment capabilities, which may materially and adversely affect our business operations.

If any of the foregoing occurs, our ability to engage a large number of quality borrowers may be significantly weakened, which will materially and adversely affect both our credit performance and operational efficiency. In addition, we engage in other collaborations with Ant Financial, such as the joint venture QuCampus formed with Ant Financial, and are in ongoing discussions with Ant Financial to explore other collaboration opportunities. If there are any adverse developments as to our existing and future collaborations with Ant Financial, including those as to QuCampus, our ability to engage borrowers through different channels on the Alipay consumer interface will be harmed and our ability to receive credit analysis information from Zhima Credit may also be adversely impacted. For example, Alipay has the contractual right to adjust or terminate our access to Alipay’s dedicated channel for online third-party service providers at any time based on Alipay’s campus life business strategy and QuCampus meeting the relevant performance targets as set forth by Alipay. In addition, Alipay may not renew the relevant agreement upon the expiration of its one-year term in August 2018. If our access to such channel is restricted or terminated, our ability to engage new borrowers could be materially and adversely affected.

We also benefit from Alipay’s strong brand recognition and wide adoption in China. If Alipay loses its market position, the effectiveness of our cooperation with Ant Financial may be materially and adversely affected. In addition, any negative publicity associated with Ant Financial and its affiliates and services provided by Ant Financial and its affiliates, including Alipay and Zhima Credit, or any negative development in respect of their market position or compliance with legal or regulatory requirements in China, may have an adverse impact on the effectiveness of our cooperation with Ant Financial as well as our business, results of operations, brands, reputation and prospects.

We may compete with the consumer credit business of Ant Financial.

Ant Financial operates consumer credit businesses, such as Ant Credit Pay, or Huabei, and Ant Cash Now, or Jiebei. Similar to a credit card, Huabei allows its users to purchase goods and services on credit and charges them no interest if full repayments are made before the first due dates. Jiebei offers cash credit products of various amounts, including those that are significantly larger than amounts offered under our credit products. As such, Ant Financial’s consumer credit businesses may target similar potential borrowers as ours and compete with us directly. There has not been any material impact of such competition on our strategic partnership with Ant Financial, and we are in ongoing discussions with Ant Financial to explore other collaboration opportunities. In March 2017, we entered into an agreement with a subsidiary of Ant Financial which operates the Jiebei consumer credit business and began to engage borrowers through the Jiebei platform. For more information, see “Business—Our Partnership with Ant Financial—Borrower Engagement.” However, there can be no assurance that potential competition with Ant Financial’s consumer credit business will not harm our strategic partnership with Ant Financial or that we will continue to be able to enter into additional collaboration with Ant Financial. We cannot rule out the possibility that the various services currently provided by Ant Financial to us will be limited, restricted, curtailed or less effective or more expensive in any way or become unavailable. Such changes could materially and adversely affect borrower engagement, availability of credit analysis information and other aspects of our business. We may also compete with other companies that collaborate with Ant Financial, and such companies may enjoy similar or greater collaboration with Ant Financial than we do, or may have greater financial, technical, marketing and other resources than we do. Competition with such parties may also adversely affect our business. See “—We face intense competition and, if we do not compete effectively, our results of operations could be harmed.”

We rely on our proprietary credit assessment model and risk management system in the determination of credit approval and credit limit assignment. If our proprietary credit assessment model and risk management system fail to perform effectively, such failure may materially and adversely impact our operating results.

Credit limits for our borrowers are determined and approved based on risk assessment conducted by our proprietary credit assessment model and risk management system. Such model and system use big data-enabled technologies, such as artificial intelligence and machine learning, that takes into account transactions that we have processed as well as credit analysis and data from multiple external sources. While we rely on big data analytics to refine our model and system, there can be no assurance that our application of such technology will continue to deliver the expected benefits. In addition, as we have a limited operating history, we may not have accumulated sufficient credit analysis and data to optimize our model and system. Even if we have sufficient credit analysis and data and our credit assessment model and risk management system has been tailored for prospective borrowers on the Alipay consumer interface for our current operation, such data and credit assessment model and risk management system might not be effective as we continue to increase the amount of transactions, expand the borrower base and broaden our borrower engagement efforts through different channels in the future. If our system contains programming or other errors, if our model and system is ineffective or if the credit analysis and data we obtained are incorrect or outdated, our credit assessment abilities could be negatively affected, resulting in incorrect approvals or denials of credit applications or mispriced credit products. If we are unable to effectively and accurately assess the credit profiles of borrowers or price credit products appropriately, we may either be unable to offer attractive financing service fee and credit limits to borrowers, or be unable to maintain low delinquency rates of transactions facilitated by us. Our risk and credit assessment may not be able to provide more predictive assessments of future borrower behavior and result in better evaluation of our borrower base when compared to our competitors. If our proprietary credit assessment model and risk management system fail to perform effectively, our business and results of operations may be materially and adversely affected.

If we are unable to maintain low delinquency rates for transactions facilitated by us, our business and results of operations may be materially and adversely affected. Further, historical delinquency rates may not be indicative of future results.

We may not be able to maintain low delinquency rates for transactions facilitated by us, or such delinquency rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. We shifted our focus of target borrower base from college students to young consumers in general starting from November 2015, and we may not be able to accurately assess the credit profiles of our current target borrower base. Increase in credit utilization by borrowers from existing levels, including increase in the use of our credit products from users that were approved for credit but have not previously drawn down on their credit, may also potentially have a material adverse effect as to the delinquency rates for transactions facilitated by us. Introduction of new credit products or the wider utilization by borrowers of certain of our existing credit products that has longer durations, including merchandise credit products, may also have a material adverse impact as to the delinquency rates for transactions facilitated by us. Furthermore, although certain credit facilitated by us are funded directly or indirectly by institutional funding partners or transferred to institutional funding partners, if borrowers default on their payment obligations, we are generally obligated to repay our institutional funding partners all or a percentage of loan principals and fees payable in respect of such credit drawdowns. As of June 30, 2017, our loan principal was RMB9,457.2 million (US$1,395.0 million), of which RMB5,827.5 million (US$859.6 million) represented credit drawdowns that were transferred to or indirectly funded by institutional funding partners, which were recorded as short-term and long-term borrowings and interest payables on our balance sheets. As of June 30, 2017, outstanding principal of off-balance sheet transactions, which represent credit drawdowns directly funded by institutional funding partners, was RMB1,213.6 million (US$179.0 million). As such, if we were to experience a significant increase in delinquency rate, we may not have sufficient capital resources to pay defaulted principals and fees to our institutional funding partners, and if this were to occur, our results of operations, financial position and liquidity will be materially and adversely affected. Furthermore, we plan to broaden our prospective borrower base as we enhance our credit assessment model to include those with different credit profiles than borrowers that we currently provide credit to as well as prospective borrowers that we have not reached out to previously. Therefore, we may be unable to maintain low delinquency rates for transactions facilitated by us in the future.

In addition, we reserve any estimated loss for on-balance sheet transactions due to the borrowers’ default as allowance for loan principal and financing service fee receivables. When evaluating the loan principal receivables on a pooled basis, we apply a roll rate model based on historical loss rates, while also taking into consideration macroeconomic conditions in order to calculate the pooled allowance. Accordingly, any increase in the delinquency rates of on-balance sheet transactions would increase our allowance for loan principal and financing service fee receivables and could have a material adverse effect on our business, results of operations and financial positions. Furthermore, if the actual delinquency rates for on-balance sheet transactions were higher than predicted, our cash flow would be reduced and our allowance for loan principal and financing service fee receivables may not be able to cover the actual losses as expected, which could have a material adverse effect on our working capital, financial condition, results of operations and business operations. As of December 31, 2014, 2015 and 2016 and June 30, 2017, our M1+ Delinquency Coverage Ratio, defined as the balance of allowance for loan principal and financing service fee receivables at the end of a period, divided by the total balance of outstanding principal for on-balance sheet transactions for which any installment payment was more than 30 calendar days past due as of the end of such period, was 6.7x, 1.6x, 1.6x and 1.3x, respectively. With respect to on-balance sheet transactions, principal for which any installment payment was more than 30 calendar days past due accounted for 0.05%, 0.92%, 1.29% and 1.14% of total outstanding principal as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively. As of December 31, 2014, 2015 and 2016 and June 30, 2017, our loan principal and financing service fee receivables for on-balance sheet transactions for which any installment payment was more than 90 calendar days past due were approximately RMB0.1 million, RMB11.6 million, RMB29.8 million (US$4.4 million) and RMB55.7 million (US$8.2 million), respectively. As of December 31, 2014, 2015 and 2016 and June 30, 2017, our allowance for loan principal and financing service fee receivables were approximately RMB1.7 million, RMB34.2 million, RMB105.1 million (US$15.1 million) and RMB136.9 million (US$20.2 million), respectively.

We do not accrue financing income on principal that is considered impaired or on credit drawdowns for which any installment payment is more than 90 calendar days past due. Financing income previously accrued but subsequently placed on nonaccrual status will be netted from our financing income for the current period. Therefore, an increase in delinquency rates of on-balance sheet transactions will lead to an increase in such adjustments of financing income.

We have entered into off-balance sheet funding arrangements with certain institutional funding partners, which directly fund credit drawdowns by borrowers. Borrowers directly repay principal and financing service fees to the relevant institutional funding partners, who will in turn deduct the principal and fees due to them from the repayments and remit the remainder to us as our loan facilitation fees. At the inception of each off-balance sheet transaction, we record the fair value of guarantee liability, which represents the present value of our expected payout based on the estimated delinquency rate and the applicable discount rate for time value. The loan facilitation fees payable to us, net of guarantee liability which was allocated from the consideration in connection with such transaction, are recognized as loan facilitation income and others. Accordingly, an increase in the expected delinquency rates of off-balance sheet transactions would result in an increase in the fair value of guarantee liability, which is recognized as loss of guarantee liability and could have a material adverse impact on our results of operations. Furthermore, if the actual delinquency rates for off-balance sheet transactions were higher than expected, our guarantee liabilities may not be able to cover the actual losses as expected, which could have a material adverse impact on our working capital, financial condition, results of operations and business operations. Our guarantee liabilities were RMB9.6 million (US$1.4 million) in the six months ended June 30, 2017, and we incurred payment obligation of RMB11.4 million (US$1.7 million) due to borrowers’ defaults for off-balance sheet transactions in the six months ended June 30, 2017.

Our business may be adversely affected if we are unable to secure funding on terms acceptable to us, or at all.

We collaborate with institutional funding partners to fund certain credit drawdowns we facilitate. Our current institutional funding partners include banks, a consumer finance company and other institutions. For credit drawdowns currently funded by institutional funding partners, such credit drawdowns are typically either facilitated to borrowers directly from institutional funding partners or indirectly from institutional funding partners through trusts we established in collaboration with trust companies. We also currently collaborate with private financial assets trading platforms in China to which we transfer our rights to receive payments under certain credit drawdowns funded by our own capital, and such trading platforms offer investment products backed by such payment rights to investors. Our amount of transactions has increased from approximately RMB578.2 million in 2014 to RMB32,230.6 million (US$4,754.3 million) in 2016. In the six months ended June 30, 2017, our amount of transactions was RMB38,206.5 million (US$5,635.8 million), 55.4% of which was funded by our institutional funding partners. As the demand for credit facilitated by us have significantly increased since inception, our funding arrangements have also changed significantly. For example, we historically transferred a significant amount of credit drawdowns to P2P platforms. In 2016 and the six months ended June 30, 2017, the amount of credit drawdowns transferred to P2P platforms was RMB8,099.5 million (US$1,194.7 million) and RMB275.1 million (US$40.6 million), respectively, representing 63.7% and 1.3% of the total amount of transactions funded by institutional funding partners during the respective periods. We have ceased transferring credit drawdowns to P2P platforms in April 2017. We expect that our funding arrangements will continue to evolve as we explore additional or new sources of funding as well as new risk sharing or transfer mechanisms. There can be no assurance that our cooperation with new institutional funding partners will meet our expectations or the expectations of borrowers.

The availability of funding from institutional funding partners depends on many factors, some of which are out of our control. Some of our institutional funding partners have limited operating history, and there can be no assurance that we will be able to rely on their funding in the future. Our ability to cooperate with new institutional funding partners may be subject to regulatory or other limitations. In addition, regardless of our risk management efforts, credit facilitated by us may nevertheless be considered riskier and may have a higher delinquency rate than loans made by borrowers with more established credit histories by traditional financial institutions. In the event there is a sudden or unexpected shortage of funds from our institutional funding partners or if our institutional funding partners have determined not to continue to collaborate with us, we may not be able to maintain necessary levels of funding without incurring high costs of capital, or at all. Furthermore, we had historically relied on one institutional funding partner to fund a substantial portion of credit facilitated by us. While we have since managed to diversify our funding sources, there can be no assurance that our funding sources will remain or become increasingly diversified in the future. If we become dependent on a small number of institutional funding partners and any such institutional funding partner determines not to collaborate with us or limits the funding that is available, our business, financial condition, results of operations and cash flow may be materially and adversely affected. Since inception, we have from time to time experienced, and may continue to experience, constraints as to the availability of funds from our institutional funding partners. Such constraints have affected and may continue to affect user experience, including by limiting our ability to approve new credit applications or resulting in us having to curtail the amount that can be drawn down by borrowers under their existing credit limits. Such limitations have in turn restrained, and may continue to restrain, the growth of our business. Any prolonged constraint as to the availability of funds from our institutional funding partners may also harm our reputation or result in negative perception of the credit products we offer, thereby decreasing the willingness of prospective or existing borrowers to seek credit products from us or to draw down on their existing credit.

Our online small credit companies and trusts may not be able to provide sufficient amount to fund the growth of our business. In addition, the regulatory regime and practice with respect to online small credit companies are evolving and subject to uncertainty.

In May 2016, we established an online small credit company, Fuzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB3.0 billion in credit drawdowns, and in December 2016, we established a second online small credit company, Ganzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB2.7 billion in credit drawdowns. The authorized amounts are currently insufficient to meet our funding needs for on-balance sheet transactions. We may not be able to obtain the regulatory approvals to increase the authorized amounts or to establish additional online small credit companies. To complement our online small credit companies, we also fund credit drawdowns through trusts established in collaboration with trust companies. The amount of funds that our online small credit companies and these trusts are able to provide may be insufficient to meet the growth in the amount of transactions drawdowns we facilitate. The funding of credit drawdowns by us without utilizing online small credit companies or trusts may render us to be deemed as a lender or a provider of financial services by the PRC regulatory authorities, and we may become subject to supervision and restrictions on lending under applicable laws and regulations.

Government authorities have issued certain rules, laws and regulations to regulate the organization and business activities of online small credit companies. However, due to the lack of the detailed rules on interpretation and implementation of such rules, laws and regulations and the fact that the rules, laws and regulations are expected to continue to evolve with respect to the online small credit companies, there are uncertainties as to how such rules, laws and regulations will be interpreted and implemented and whether there will be new rules, laws or regulations issued which would set further requirements and restrictions on online small credit companies. We cannot assure you that our existing practice of the online small credit companies will be deemed to be in full compliance with all rules, laws and regulations that are applicable, or may become applicable to us in the future. For example, on November 9, 2016, Fuzhou Microcredit received a rectification notice from the Finance Office of Fuzhou Municipal Government, the competent regulator for administration and supervision on the small credit business of Fuzhou Microcredit, which requires Fuzhou Microcredit to conduct certain improvements and corrections in accordance with the Measures of Jiangxi Province for Supervision on Online Small Credit Companies (Pilot Scheme), as promulgated by the Jiangxi Provincial Finance Office on September 5, 2016. The rectification notice mainly focused on Fuzhou Microcredit’s lack of a separate operating system and internal control system from those of Beijing Happy Time and required Fuzhou Microcredit to establish its own operating system and internal control system. We have carried out such improvements and corrections as required and have submitted to the Finance Office of Fuzhou Municipal Government the rectification report. We have not received any further notification from the regulator. We cannot assure you that there will not be any other rectification requirements when any new rules on online small credit companies come into effect in the future.

We may be deemed as a lender or a provider of financial services by the PRC regulatory authorities.

We commenced our business in early 2014. We have established two online small credit companies in May 2016 and December 2016, respectively, and we have established trusts in collaboration with trust companies starting in December 2016. The maximum amount of credit that each of our online small credit companies is authorized to lend is limited and associated with its respective capital level pursuant to the requirements of the competent local authorities, and the authorized amounts are currently insufficient to meet our funding needs for on-balance sheet transactions. We may not be able to obtain the regulatory approvals to increase the authorized amounts or to establish additional online small credit companies. To complement our online small credit companies, we also fund credit drawdowns through trusts. Such trusts are funded by funds from institutional funding partners and our own capital. Since the trust companies administering such trusts have been licensed by financial regulatory authorities to lend, credit drawdowns funded under this arrangement are not private lending transactions within the meaning of the Private Lending Judicial Interpretation issued by the Supreme People’s Court of the PRC in August 2015. In the six months ended June 30, 2017, RMB8,832.7 million (US$1,302.9 million) of credit drawdowns initially funded by us were funded through our online small credit companies, representing approximately 23.1% of the total amount of transactions facilitated during such period. In the six months ended June 30, 2017, the amount of transactions facilitated through trusts was RMB13,763.1 million (US$2,030.2 million), representing approximately 36.0% of the total amount of transactions facilitated during such period. We currently fund all credit drawdowns initially disbursed by us through online small credit companies or trusts.

We disbursed funds to borrowers without utilizing online small credit companies or trusts in the past, which may be considered to involve the use of our own capital in lending, as a result of which we may be deemed as a lender or a provider of financial services by the PRC regulatory authorities, and we may become subject to supervision and restrictions on lending under applicable laws and regulations. For example, the Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations, promulgated by the PRC State Council, or the State Council, in July 1998 and revised in 2011, prohibits financial business activity, including fund raising and facilitating loans to the public, to be conducted without the approval of the People’s Bank of China, or the PBOC. The General Rules on Loans issued by the PBOC in June 1996 provides that a financial institution shall conduct the business with the approval of the PBOC. Otherwise, it will be subject to a fine from one time to five times of the illegal revenues, and the PBOC has the authority to order such business to suspend its operations. Such existing PRC laws and regulations with respect to the supervision and restrictions on lending to the public were primarily aimed to regulate traditional banking and financial institutions at the time of their respective promulgations, and the regulatory environment in the PRC has evolved since then. With the rapid development and evolving nature of the consumer finance industry and other new forms of Internet finance business in China, there are uncertainties as to the interpretation of the laws and regulations mentioned above as well as whether such laws and regulations are applicable to our business. In the event that we are considered by the relevant authorities to be subject to such PRC laws and regulations, and our past business operations are deemed to be in violation of such laws and regulations, we may be exposed to certain administrative penalties, including the confiscation of illegal revenue and fines up to five times the amount of the illegal revenue as mentioned above. Furthermore, our financing service fees received from borrowers might be fully or partially deemed as interest, such fees may be subject to the restrictions on interest rate as specified in applicable rules on private lending. For example, in accordance with the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court of the PRC on August 6, 2015, or the Private Lending Judicial Interpretations, which came into effect on September 1, 2015, if the annual interest rate of a private loan is higher than 36%, the excess will be void and will not be enforced by the courts. See “Regulations — Regulations related to Loans and Intermediation.”

In August 2015, the Legislative Affairs Office of the State Counsel of the PRC published a consultation paper seeking public comments on the Regulations on Non-Deposit-Taking Lending Organizations (Draft for Comment), or the Draft Regulations on Non-Deposit-Taking Lending, with a Note on the Draft Regulations on Non-Deposit-Taking Lending published by the PBOC, or the PBOC Note on the Draft Regulations on Non-Deposit-Taking Lending. According to the PBOC Note on the Draft Regulations on Non-Deposit-Taking Lending, rather than generally categorizing activities like lending to public without the approval of PBOC as illegal, PBOC recognizes that, with the continuous development of the financial industry, the credit market in the PRC has developed into multiple segments, in addition to the traditional lending by financial institutions, and non-deposit-taking lending organizations of various types have formed an important part of, and enriched the tiers of, the credit market of the PRC. The PBOC also states that the Draft Regulations on Non-Deposit-Taking Lending seeks to regulate small credit companies and other non-deposit-taking lending organizations that are not covered by the current regulatory framework in the PRC, which we believe may include companies such as ours. It is uncertain when or whether the Draft Regulations on Non-Deposit Lending-Taking will be officially promulgated and take effect and whether the promulgated version would be substantially revised. Therefore, substantial uncertainty remains regarding the final framework, scope and applicability to us of the Draft Regulations on Non-Deposit Lending-Taking to us. We cannot assure you that our past or existing practices would not be deemed to violate any existing or future laws, regulations and governmental policies. If the Draft Regulations on Non-Deposit Lending-Taking is enacted as proposed, we may have to obtain the requisite business permit and operate in accordance with relevant requirements provided therein.

The laws and regulations governing the online consumer finance industry in the PRC are still at a nascent stage and subject to further change and interpretation. If our business practices or the business practices of our institutional funding partners are deemed to violate any PRC laws or regulations, our business, financial condition, results of operations and prospects would be materially and adversely affected.

The PRC government has not adopted a clear regulatory framework governing the new and rapidly-evolving online consumer finance industry in which we operate, and our business may be subject to a variety of laws and regulations in the PRC that involve financial services, including consumer finance, small credit, and private lending. The application and interpretation of these laws and regulations are ambiguous, particularly in the new and rapidly-evolving online consumer finance industry in which we operate, and may be interpreted and applied inconsistently between the different government authorities. As of June 30, 2017, we have not been subject to any material fines or other penalties under any PRC laws or regulations as to our business operations. However, if the PRC government adopts a stringent regulatory framework for the online consumer finance industry in the future, and subject market participants such as our company to specific requirements (including without limitation, capital requirements, reserve requirements and licensing requirements), our business, financial condition and prospects would be materially and adversely affected. The existing and future rules, laws and regulations can be costly to comply with and if our practice is deemed to violate any existing or future rules, laws and regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well.

In July 2015, the Guidelines on Promoting the Healthy Development of Internet Finance, or the Internet Finance Guidelines, were jointly released by ten PRC regulatory agencies. The Internet Finance Guidelines set out the regulatory framework and some basic principles on regulating the online consumer finance business in the PRC. The Internet Finance Guidelines specify that the China Banking Regulatory Commission, or the CBRC, will have primary regulatory responsibility for the online consumer finance businesses in China, which as currently used in the Internet Finance Guidelines is interpreted as businesses conducted via the Internet by consumer finance companies. Pursuant to the Pilot Measures for the Administration of Consumer Finance Companies released by the CBRC in November 2013, or the Pilot Consumer Finance Measures, consumer finance companies in the PRC refer to non-banking financial institutions as approved by the CBRC that do not engage in taking public deposits from individual lenders and provide individual borrowers with consumer loans pursuant to the principles that such loans be small amount in nature and widely dispersed to various borrowers. However, the Internet Finance Guidelines and the Pilot Consumer Finance Measures do not explicitly provide guidance or requirements on other forms of online consumer finance business conducted by participants other than the CBRC-approved consumer finance companies as defined in the Pilot Consumer Finance Measures, including, for example, our business. Therefore, it is currently uncertain whether our business practice is subject to the relevant rules regarding online consumer finance companies provided under the Internet Finance Guidelines and consumer finance companies provided under the Pilot Consumer Finance Measures. Given the evolving regulatory environment of the consumer finance industry, we cannot rule out the possibility that the CBRC or other government authorities will issue new regulatory requirements to institute a new licensing regime covering our industry. If such a license regime is introduced or new regulatory rules are promulgated, we cannot assure you that we would be able to obtain any new licenses or other regulatory approvals in a timely manner, or at all, which would materially and adversely affect our business and impede our ability to continue our operations.

In addition, in August 2016, the CBRC, the Ministry of Industry and Information Technology, or the MIIT, the Ministry of Public Security of China and the Office for Cyberspace Affairs jointly promulgated the Interim Measures for Administration of the Business Activities of Online Lending Information Intermediary Institutions, or the Interim Online Lending Information Intermediary Measures, which set out certain rules to regulate the business activities of online lending information intermediary institutions. The Interim Online Lending Information Intermediary Measures define “online lending” as direct lending between peers, which can be natural persons, legal persons or other organizations, through Internet platforms, and “online lending information intermediary institutions” as financial information intermediaries that are engaged in lending information business and directly provide peers with lending information services, such as information collection and publication, credit rating, information interaction and loan facilitation between borrowers and lenders for them to form direct peer-to-peer lending relationships. The Interim Online Lending Information Intermediary Measures are only applicable to private lending transactions according to relevant interpretations by the China Banking Regulatory Commission. Loans funded by financial institutions which are licensed by financial regulatory authorities are not private lending transactions within the meaning of the Private Lending Judicial Interpretation issued by the Supreme People’s Court of the PRC in August 2015. Therefore, facilitation of loans funded directly by such licensed financial institutions is not subject to the regulation set forth in the Interim Online Lending Information Intermediary Measures.

We do not engage in direct loan facilitation between peers. While we facilitate transactions that are directly funded by certain institutional funding partners, such companies are financial institutions licensed by financial regulatory authorities to lend. As such, we do not consider ourselves as an “online information intermediary institution” regulated under the Interim Online Lending Information Intermediary Measures. However, we cannot assure you that the CBRC or other PRC governmental agencies would not expand the applicability of the Interim Online Lending Information Intermediary Measures and/or otherwise regard us as an online lending information intermediary institution. As a provider of online credit products, our business share certain similarities with those of P2P platforms. In March 2017, Beijing Happy Time received a rectification notice from the Beijing Branch of the Office of Leading Group on Special Rectification of Risks in the Internet Finance Sector, which was also the Office of Leading Group on Special Rectification of Risks in the Online Lending of Beijing, or the Beijing Rectification Office, the regulator of the Internet finance and online lending industry in Beijing. The rectification notice required Beijing Happy Time to conduct certain improvements and corrections to its business operation to be in compliance with the Interim Online Lending Information Intermediary Measures and the Implementing Scheme of Special Rectification of Risks in the Internet Finance Sector. We do not believe we are subject to the Interim Online Lending Information Intermediary Measures and have discussed with the Beijing Rectification Office about the difference between our business and those of “online information intermediary institution” as defined in the Interim Online Lending Information Intermediary Measures and that certain correction requirements in the notice were not actually related to our business. Nevertheless, the Beijing Rectification Office still required us to comply with certain requirements under the Interim Online Lending Information Intermediary Measures regardless of whether we are a P2P platform due to the fact that some of our institutional funding partners are P2P platforms, which are identified as online lending information intermediary institutions in accordance with the Interim Online Lending Information Intermediary Measures and other PRC laws and regulations. As such, we were deemed to be participating in a certain part of the “online lending” process as defined in the Interim Online Lending Information Intermediary Measures. We have since carried out certain improvements and corrections as required by the Beijing Rectification Office and are maintaining an ongoing dialogue with the Beijing Rectification Office. As of the date of this prospectus, we have not received final clearance from the Beijing Rectification Office that our rectification efforts were sufficient, and there can be no assurance that we will be able to receive such final clearance. We also cannot assure you that the Beijing Rectification Office will agree with our position that we are not an “online information intermediary institution.” In the event that we are deemed as an online lending information intermediary institution by the PRC regulatory authorities in the future, we may have to register with local financial regulatory authorities and apply for telecommunication business operation licenses if required by the competent authorities, and our current business practices may be considered to be in violation of the Interim Online Lending Information Intermediary Measures. Accordingly, we may face administrative orders to make rectification, receive administrative warnings or criticism notice, monetary penalties up to RMB30,000 and other penalties, and our business, results of operations and financial position could be materially and adversely affected.

We have cooperated with our institutional funding partners, whose compliance with PRC laws and regulations may affect our business. Our collaboration with institutional funding partners have exposed us to and may continue to expose us to additional regulatory uncertainties faced by such institutional funding partners. In addition, we have ceased transferring credit drawdowns to P2P platforms in April 2017. Nonetheless, we cannot assure you that the business operations of our institutional funding partners currently are or will be in compliance with the relevant laws and regulations, and in the event that our institutional funding partners do not operate their businesses in accordance with the relevant laws and regulations, they will be exposed to various regulatory risks and accordingly, our business, financial condition and prospects would be materially and adversely affected.

In April 2017, the Office of Leading Group on Special Rectification of Risks in the Online Lending, the regulator for administration and supervision on the nationwide Internet finance and online lending, or the National Rectification Office, issued an Notice on the Conduction of Check and Rectification of Cash Loan Business Activities and a supplementary notice, or the Notice on Cash Loan. The Notice on Cash Loan requires the local counterparts of the National Rectification Office to conduct a full-scale and comprehensive inspection of cash loan business conducted by online platforms and require such platforms to conduct necessary improvements and corrections within a designated period to comply with the relevant requirements under the Private Lending Judicial Interpretation issued by the Supreme People’s Court of the PRC in August 2015, the Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations, the Guiding Opinions on Small Credit Companies, the Interim Online Lending Information Intermediary Measures and the Implementing Scheme of Special Rectification of Risks in the Internet Finance Sector. The Notice on Cash Loan focuses on preventing malicious fraudulent activities, loans that are offered at extortionate interest rates and violence in the loan collection processes in the cash loan business operation of online platforms. The National

Rectification Office issued a list of cash loan business that are to be examined, which includes Laifenqi, one of the brands in which we use to market our credit products. In light of the Notice on Cash Loan, we have taken measures, including re-evaluting and adjusting the amount of financing service fees we charge on all credit drawdowns in an effort to comply with applicable regulations. Due to the uncertainties with respect to the interpretation and application of the laws and regulations as stated in the Notice on Cash Loan, we cannot assure you our business practice will be deemed to be in full compliance with all such laws and regulations, and we may face injunctions, including orders to change our current business activities, and may be exposed to other penalties as determined by the relevant government authorities after such examination according to the Notice on Cash Loan. Furthermore, we may be required to conduct certain other improvements or corrections which could be costly, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

We focus on complying with relevant laws, regulations and government policies applicable to our business practice in the PRC and have implemented various measures, including the following: (i) in May 2016, we have established an online small credit company, Fuzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB3.0 billion in lending; and (ii) in December 2016, we have established an online small credit company, Ganzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB2.7 billion in lending. We have established trusts in collaboration with trust companies starting in December 2016. In addition, we continuously seek to work with additional institutional funding partners, including more traditional banking institutions, in light of the regulatory uncertainties faced by certain of our institutional funding partners, such as P2P platforms. In April 2017, we ceased transferring credit drawdowns to P2P platforms and certain other institutional funding partners. However, due to the lack of clarity in the potential interpretation of the relevant rules and the fact that the rules, laws and regulations are expected to continue to evolve in this newly emerging industry in which we operate, we cannot assure you that our measures would effectively prevent us from violating any existing or future rules, laws and regulations. See “— Our online small credit companies and trusts may not be able to provide sufficient amount to fund the growth of our business. In addition, the regulatory regime and practice with respect to online small credit companies are evolving and subject to uncertainty.”

As part of our efforts to obtain funding at competitive costs, we may from time to time explore alternative funding initiatives to support our rapid business growth, including through standardized capital instruments such as the issuance of asset-backed securities and other debt and equity offerings. The current PRC regulatory framework does not impose many restrictions and obligations on us as the credit originator of any potential asset-backed securities offering. Pursuant to the relevant PRC laws and regulations, an institution, such as our online small credit companies, is entitled to establish an asset-backed securities scheme as a credit originator for such scheme on the condition that it has legitimate ownership to the underlying transferred assets that are able to generate independent and predictable cash flow in compliance with relevant laws and regulations. However, the initiators of any potential asset-backed securities scheme with whom we work with are required to be financial institutions and they are subject to a variety of laws and regulations in the PRC, such as Administrative Provisions on the Asset Securitization Business of Securities Companies and the Subsidiaries of Fund Management Companies and Measures for the Supervision and Administration of Pilot Projects of Credit Asset Securitization of Financial Institutions. Since we will not operate as an initiator of any asset-backed securities scheme, we will not be subject to these laws and regulations governing financial institutions as initiators. However, as the laws and regulations applicable to asset-backed securities are still developing, it remains uncertain as to the application and interpretation of such laws and regulations, particularly relating to the new and rapidly evolving online consumer finance industry in which we operate.

To the extent we issue asset-backed securities in the future, we do not plan to issue such securities to investors located in the United States or otherwise meeting the definition of “U.S. persons” as defined under Rule 902 under the Securities Act. As such, we do not believe that any such potential issuances will be subject to the requirements in Regulation AB under the Securities Act and the related rules. Nonetheless, if we issue asset-backed securities in the future that are required to be registered under the Securities Act, we may need to comply with Regulation AB and related rules, which may make the issuance of such asset-backed securities impracticable.

We may be deemed to operate financing guarantee business by the PRC regulatory authorities.

The State Council promulgated the Regulations on the Administration of Financing Guarantee Companies, or the Financing Guarantee Rules, on August 2, 2017 which will become effective on October 1, 2017. Pursuant to the Financing Guarantee Rules, “financing guarantee” refers to the activities in which guarantors provide guarantee to the guaranteed parties as to loans, bonds or other types of debt financing, and “financing guarantee companies” refer to companies legally established and operating financing guarantee business. According to The Financing Guarantee Rules, the establishment of financing guarantee companies shall be subject to the approval by the competent government department, and unless otherwise stipulated by the state, no entity may operate financing guarantee business without such approval. If any entity violates these regulations and operates financing guarantee business without approval, the entity may be subject to penalties including ban or suspension of business, fines of RMB500,000 to RMB1,000,000, confiscation of illegally gains if any, and if the violation constitutes a criminal offense, criminal liability shall be imposed in accordance with the law. We have entered into cooperative arrangements with banks and a consumer finance company in which they are identified as the lender under the agreements with borrowers and the borrowers are required to repay the principal and financing service fees directly to them. See “Business — Funding — Funding Provided Directly by Institutional Funding Partners.” However, when borrowers under arrangements with banks fail to repay, we are obligated to repay the relevant bank the full overdue amount. In addition, pursuant to our agreement with the consumer finance company, we will make cash payments to the consumer finance company based on the delinquency rate on the portfolio of loans that we have facilitated in which the consumer finance company originates pursuant to a pre-agreed formula. For the six months ended June 30, 2017, such transactions, which are off-balance sheet transactions, represented 7.4% of the total amount of transactions facilitated. Due to the lack of further interpretations, the exact definition and scope of “operating financing guarantee business” under the Financing Guarantee Rules is unclear. It is uncertain whether we would be deemed to operate financing guarantee business because of our current arrangements with banks and the consumer finance company. As of the date of this prospectus, we have not been subject to any fines or other penalties under any PRC laws or regulations related to financing guarantee business. Given the evolving regulatory environment of the financing guarantee business, we cannot assure you that we will not be required in the future by the relevant governmental authorities to obtain approval or license for financing guarantee business to continue our collaboration with banks and the consumer finance company. If we are no longer able to collaborate with banks and the consumer finance company at all, or become subject to penalties, our business, financial condition, results of operations and prospects could be materially and adversely affected.

The financing service fees we charge borrowers may decline in the future and any material decrease in such financing service fees could harm our business, financial condition and results of operations.

We generate a substantial majority of our total revenues from financing service fees we charge borrowers. In the six months ended June 30, 2017, financing income, which we recognize for our on-balance sheet transactions, comprised 83.3% of our total revenues. In addition, we recognize loan facilitation income and others for our off-balance sheet transactions, as the relevant institutional funding partners deduct the principal and fees due to them from the repayments and remit the remainder to us as our loan facilitation fees. As such, the amount of financing service fees charged under such arrangements may affect the amount of loan facilitation fees that we collect. Any material decrease in our financing service fees would have a substantial impact on our margin. In the event that the amount of financing service fees we charge for credit drawdowns we facilitated decrease significantly in the future and we are not able to reduce our cost of capital for funds from institutional funding partners or to adopt any cost control initiatives, our business, financial condition and results of operations will be harmed. To compete effectively, the financing service fees we charge borrowers could be affected by a variety of factors, including the creditworthiness and ability to repay of the borrowers, the competitive landscape of our industry, our access to capital and regulatory requirements. Our financing service fees may also be affected by a change over time in the mix of the types of products we offer and a change to our borrower engagement initiatives. Our competitors may also offer more attractive fees, which may require us to reduce our financing service fees to compete effectively. Certain consumer financing solutions offered by traditional financial institutions may provide lower fees than our financing service fees. Although we do not believe such consumer financing solutions currently compete with our products or target the same unserved or underserved consumers in China, such traditional financial institutions may decide to do so in the future, which may have a material adverse effect as to the financing service fees that we will be able to charge. Furthermore, as our borrowers establish their credit profile over time, they may qualify for and seek out other consumer financing solutions with lower fees, including those offered by traditional financial institutions offline, and we may need to adjust our financing service fees to retain such borrowers.

In addition, our financing service fees are sensitive to many macroeconomic factors beyond our control, such as inflation, recession, the state of the credit markets, changes in market interest rates, global economic disruptions, unemployment and fiscal and monetary policies. Our financing service fees, to the extent they are fully or partially deemed as interest, may also be subject to the restrictions on interest rate as specified in applicable rules on private lending. Our online small credit companies are required by the applicable laws to comply with the 36% limit on annualized interest rate set forth in the Private Lending Judicial Interpretations. Loans funded under arrangements involving licensed financial institutions, such as banks, the consumer finance company and the trust companies, are not private lending transactions within the meaning of the Private Lending Judicial Interpretations. In April 2017, the National Rectification Office issued the Notice on Cash Loan which requires the local counterparts of the National Rectification Office to conduct a full-scale and comprehensive inspection of cash loan business conducted by online platforms and require such platforms to conduct necessary improvements and corrections within a designated period to comply with the relevant requirements specified in the Notice on Cash Loan. The Notice on Cash Loan focuses on preventing malicious fraudulent activities, loans that are offered at extortionate interest rates and violence in the loan collection processes in the cash loan business operation of online platforms. The National Rectification Office issued a list of cash loan businesses that are to be examined, which includes Laifenqi, one of the brands we use to market our credit products. There are uncertainties with respect to the interpretation and application of the laws and regulations as stated in the Notice on Cash Loan and their applicability to our business practices, and there is no law or regulation explicitly providing that the financing service fees we charge are to be deemed as interest. The annualized fee rates charged by us on a significant number of transactions facilitated were in excess of 36% historically. Among the number of transactions we facilitated in 2016, 59.5% of their annualized fee rates exceeded 36%. Had all such credit drawdowns reduced their annualized fee rates to 36%, our revenue would have been reduced by approximately RMB307 million, representing 21% of our total revenues in 2016.

In an effort to comply with potentially applicable laws and regulations, we adjusted the pricing of all our credit products in April 2017 to ensure that the annualized fee rates charged on all credit drawdowns do not exceed 36%. As financing service fees historically accounted for a substantial majority of our revenue, any material reduction in the amount of financing service fees we charge borrowers could have a material adverse effect on our business, results of operations and financial condition. See “— The laws and regulations governing the online consumer finance industry in the PRC are still at a nascent stage and subject to further change and interpretation. If our business practices or the business practices of our institutional funding partners are deemed to violate any PRC laws or regulations, our business, financial condition, results of operations and prospects would be materially and adversely affected.”

We have limited experience managing our allowance for loan principal and financing service fee receivables. In addition, our allowance for loan principal and financing service fee receivables is determined based on both objective and subjective factors and may not be adequate to absorb loan losses if we fail to accurately forecast the expected loss.

We face the risk that borrowers fail to repay their principals and financing service fees in full. Although we transfer certain credit drawdowns facilitated by us to our institutional funding partners, if borrowers default on their payment obligations for such credit drawdowns, we are generally obligated to repay our institutional funding partners all loan principals and fees payable in respect of credit drawdowns funded by them. Estimated loss as a result of the borrower’s default is recorded as allowance for loan principal and financing service fee receivables. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” We have established an evaluation process designed to determine the adequacy of our allowance for loan principal and financing service fee receivables. While this evaluation process uses historical and other objective information, it is also dependent on our subjective assessment based upon our experience and judgment. Actual losses are difficult to forecast, especially if such losses stem from factors beyond our historical experience. We have limited experience managing our allowance for loan principal and financing service fee receivables, especially given the fact that we only commenced our business in early 2014. Furthermore, we shifted our focus of target borrower base from college students to young consumers in general starting from November 2015, and we may not be able to accurately forecast delinquencies of our current target borrower base. Given these challenges, it is possible that we will underestimate or overestimate the allowance for loan principal and financing service fee receivables. In addition, we are not subject to periodic review by bank regulatory agencies of our allowance for loan principal and financing service fee receivables. As a result, if we underestimate the allowance for loan principal and financing service fee receivables, there can be no assurance that our allowance for loan principal and financing service fee receivables will be sufficient to absorb losses or prevent a material adverse effect on our business, financial condition and results of operations. Conversely, if we overestimate the allowance for loan principal and financing service fee receivables, we will record higher provision for loan principal and financing service fee receivables, which will adversely affect our results of operations.

We face intense competition and, if we do not compete effectively, our results of operations could be harmed.

The online consumer finance industry in China is highly competitive and we compete with other consumer finance service providers, including online consumer finance service providers, such as JD Finance, WeBank, Huabei and Jiebei, as well as traditional financial institutions, such as banks and consumer finance companies. In particular, we and Jiebei both engage borrowers through the Alipay consumer interface and may compete for borrower engagement. Our competitors may operate different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to consumer demand and new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their offerings. Our competitors may also have longer operating history, more extensive borrower bases or funding sources, greater brand recognition and brand loyalty and broader relationships with funding partners or merchandise suppliers than us. Additionally, a current or potential competitor may acquire, or form a strategic alliance with, one or more of our competitors. Our competitors may be better at developing new products, offering more attractive fees, responding more quickly to new technologies and undertaking more extensive and effective marketing campaigns. Furthermore, in light of the low barriers to entry in the online consumer finance industry, more players may enter this market and increase the level of competition. We anticipate that more established Internet, technology and financial services companies that possess large, existing user bases, substantial financial resources and established distribution channels may also enter the market in the future. In response to competition and in order to grow or maintain the amount of transactions facilitated to borrowers, we may have to offer lower amount of financing service fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our credit products could stagnate or substantially decline, which could harm our business and results of operations.

With respect to institutional funding partners, we compete with other investment products and asset classes, such as equities, bonds, investment trust products, insurance products, bank savings accounts and real estate. If a substantial number of our institutional funding partners choose other investment alternatives, our business, financial condition and results of operations could be materially and adversely affected.

We may be required to obtain additional value-added telecommunication business licenses.

PRC regulations impose sanctions for engaging in Internet information services of a commercial nature without having obtained an Internet content provider license, or the ICP license, and sanctions for engaging in the operation of online data processing and transaction processing without having obtained a VATS license for online data processing and transaction processing, or ODPTP license (ICP and ODPTP are both sub-sets of value-added telecommunication business). These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites and mobile apps may be ordered to cease operation. Nevertheless, the interpretation of such regulations and PRC regulatory authorities’ enforcement of such regulations in the context of online consumer finance industry remains uncertain, it is unclear whether online consumer finance service provider like us are required to obtain ICP license or ODPTP license, or any other kind of value-added telecommunication business licenses. Beijing Happy Time and Qufenqi Beijing both have obtained ICP licenses. We have not obtained any ODPTP license to date. Given the evolving regulatory environment of the consumer finance industry and value-added telecommunication business, we cannot rule out the possibility that the PRC communication administration authority or other government authorities will explicitly require any of our consolidated VIEs or subsidiaries of our consolidated VIEs to obtain ICP licenses, ODPTP licenses or other value-added telecommunication business licenses, or issue new regulatory requirements to institute a new licensing regime for our industry. If such value-added telecommunication business licenses are clearly required in the future, or a new license regime is introduced or new regulatory rules are promulgated, we cannot assure you that we would be able to obtain any required license or other regulatory approvals in a timely manner, or at all, which would subject us to the sanctions described above or other sanctions as stipulated in the new regulatory rules, and materially and adversely affect our business and impede our ability to continue our operations.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and our consolidated VIEs, or to make additional capital contributions to our PRC subsidiaries.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, or Circular 59, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to any of our consolidated VIEs and their subsidiaries, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of our consolidated VIEs and their subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by our consolidated VIEs and their subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or any consolidated variable interest entity or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or consolidated VIEs and their subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

Since inception, we have issued equity securities to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including developing new products and services, increasing the amount of transactions that our online small credit companies are able to fund to support the increasing amount of transactions we facilitate, further enhance our risk management capabilities, increasing our marketing expenditures to improve brand awareness and diversify our borrower engagement channels by collaborating with other leading Internet companies, enhancing our operating infrastructure and acquiring complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Repayment of the debts may divert a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to repay debt obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A ordinary shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

We incurred net losses in the past and may incur net losses in the future.

We had net losses of RMB40.8 million and RMB233.2 million in the period from April 9 to December 31, 2014 and in 2015, respectively. We had accumulated deficits of RMB5,984.8 million and RMB6,633.7 million as of December 31, 2014 and December 31, 2015, respectively. Although we had net income of RMB576.7 million (US$85.1 million) in 2016 and RMB973.7 million (US$143.6 million) in the six months ended June 30, 2017, we cannot assure you that we will be able to continue to generate net income in the future. We anticipate that our operating cost and expenses will increase in the foreseeable future as we continue to grow our business, attract borrowers, institutional funding partners and merchandise suppliers and further enhance and develop our credit products, enhance our risk management capabilities and increase brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. There are other factors that could negatively affect our financial condition. For example, the delinquency rates of the transactions facilitated may be higher than expected, which may lead to lower than expected revenue, additional expenses and higher provision for loan principal and financing service fee receivables. Furthermore, we have adopted share incentive plans in the past and may adopt new share incentive plans in the future, which have caused, and will result in, significant share-based compensation expenses to us. We generate a substantial majority of our total revenues from financing service fees we charge borrowers. Any material decrease in our financing service fees would have a substantial impact on our margin. As a result of the foregoing and other factors, our net income margins may decline or we may incur additional net losses in the future and may not be able to maintain profitability on a quarterly or annual basis.

If our credit products do not achieve sufficient market acceptance or if we are unable to manage the growth of our credit products, our financial condition, results of operations and competitive position will be materially and adversely affected.

We currently offer cash credit products and merchandise credit products. Historically, we had explored and offered other types of credit products to users in China which were discontinued due to limited demand in the market. While we intend to eventually broaden the scope of products that we offer, there can be no assurance that we will be successful. New products must achieve high levels of market acceptance in order for us to balance the default risks associated with such products and to recoup our investment in developing and bringing them to market. Our existing or new products could fail to attain sufficient market acceptance for many reasons, including:

•	our failure to predict market demand accurately and supply attractive and increasingly personalized credit products at appropriate pricing and amount that meet this demand in a timely fashion;

•	borrowers may not like, find useful or agree with any changes made to our credit products;

•	our existing credit products may cease to be popular among current borrowers or prove to be less attractive to prospective borrowers;

•	our failure to offer attractive merchandise on our marketplace that can be purchased by borrowers through merchandise credit products at competitive amount of financing service fees to meet consumer needs and preferences;

•	our failure to assess risk associated with new products and to properly price new and existing products;

•	negative publicity about our credit products or our websites or mobile apps’ performance or effectiveness;

•	views taken by regulatory authorities that the launch of new credit products and changes to our existing credit products do not comply with PRC laws, rules or regulations applicable to us; and

•	the introduction or anticipated introduction of competing offerings by competitors.

If our existing and new products do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

Furthermore, the introduction of new credit products or the increased utilization of certain credit products over other products may result in material adverse change to our results of operations. For example, borrowers may increase their preference and utilization of our merchandise credit products, which are typically larger in amount with longer terms, over our cash credit products. As small credit products enjoy favorable risk characteristics compared to larger credit products, an increase in the utilization of merchandise credit products over cash credit products by borrowers may result in an increase in delinquency rate for the transactions facilitated by us. Credit products with longer durations may also lead to reduced frequency of transactions by borrowers, which may have a material adverse effect as to the volume and comprehensiveness of the data we collect and analyze and our risk management capabilities.

Credit analysis and other information that we receive from other parties concerning a prospective borrower may be inaccurate or may not accurately reflect such prospective borrower’s creditworthiness, which may compromise the accuracy of our credit assessment.

For the purpose of credit assessment and pricing, we obtain prospective borrower’s credit analysis and other information from them as well as, with their authorization, from external parties, and assess applicants’ creditworthiness based on such information. Such external party’s credit assessment system may still be at a development stage and therefore have limitations in measuring borrowers’ creditworthiness. We have experienced instances where credit analysis information provided by an external party was not fully predictive of actual delinquency rates. Therefore, we do not rely on inputs from one or only a few external parties. Instead, we use inputs from many external parties, including Zhima Credit Score, for our credit assessment model to enhance our risk management capabilities. As the credit assessment methodologies of external parties are not disclosed to us, we may not have adequate knowledge of the assumptions behind their credit analysis, which could cause our model to produce inaccurate results. In addition, if there is an adverse change in the economic condition, credit analysis information provided by external parties may not be a reliable reference to assess an applicant’s creditworthiness, which may compromise our risk management capabilities. As a result, our assessment of a borrower’s credit profile may not reflect that particular borrower’s actual creditworthiness because assessment may be based on outdated, incomplete or inaccurate information. In addition, the completeness and reliability of information on borrower’s credit risk available in the PRC is relatively limited. The PBOC has developed and put into use a national personal and corporate credit information database which remains relatively underdeveloped. The information available to us and external parties from whom we obtain information for our credit assessment model is limited. We also currently do not have a comprehensive way to determine whether prospective borrowers have obtained loans through other consumer finance platforms, creating the risk whereby a borrower may utilize our credit products in order to pay off loans from other sources. Additionally, we allow a borrower to make multiple drawdowns under his or her credit, and such borrower may use proceeds from one drawdown to repay a separate credit drawdown facilitated by us. There is also a risk that, following our obtaining a borrower’s information, the borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional debt; or

•	sustained other adverse financial events.

Such inaccurate or incomplete borrower credit analysis and other information could compromise the accuracy of our credit assessment and adversely affect the effectiveness of our control over our delinquency rates. We may not be able to recoup funds underlying transactions made in connection with inaccurate or incomplete borrower credit information, in which case our results of operations will be harmed.

Any harm to our brands or reputation or any damage to the reputation of the online consumer finance industry may materially and adversely affect our business and results of operations.

Enhancing the recognition and reputation of our brands is critical to our business and competitiveness, since this initiative affects our ability to attract and better serve borrowers and institutional funding partners as well as merchandise suppliers. Factors that are vital to this objective include our ability to:

•	maintain the effectiveness, quality and reliability of our systems;

•	provide borrowers with a superior experience;

•	engage a large number of quality borrowers with low delinquency rate;

•	enhance and improve our credit assessment model and risk management system;

•	enhance the quality of our funding sources;

•	effectively manage and resolve borrower complaints; and

•	effectively protect personal information and privacy of borrowers.

Any malicious or otherwise negative allegation made by the media or other parties about the foregoing or other aspects of our company, including our management, business, compliance with law, financial condition, prospects or our historical business operations on campuses, whether with merit or not, could severely hurt our reputation and harm our business and results of operations. In addition, certain factors that may adversely affect our reputation are beyond our control. Negative publicity about parties that we collaborate with in the operation of our business, such as Ant Financial or institutional funding partners, including negative publicity about any failure by them to adequately protect the information of their users, to comply with applicable laws and regulations or to otherwise meet required quality and service standards, could also harm our reputation or result in negative perception of the products we offer. Furthermore, any negative development in the online consumer finance industry, such as bankruptcies or failures of other consumer finance service providers, and especially a large number of such bankruptcies or failures, or negative perception of the industry as a whole, such as that arises from any failure of other consumer finance platforms to detect or prevent money laundering or other illegal activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established and impose a negative impact on our ability to attract new borrowers and to collaborate with and retain institutional funding partners. Negative developments in our industry, such as widespread borrower defaults, fraudulent behavior and/or the closure of other online consumer finance service providers, may also lead to tightened regulatory scrutiny of the sector and limit the scope of permissible business activities that may be conducted. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

We are subject to risks associated with other parties with which we collaborate. If such other parties fail to perform or provide reliable or satisfactory services, our business, financial condition and results of operations may be materially and adversely affected.

We collaborate with certain other parties in providing our credit products to borrowers. Such other parties include Ant Financial, institutional funding partners, other institutions from which we obtain information for our credit assessment model and risk management system, our cloud computing service provider and merchandise suppliers. These parties may not be able to provide accurate data analyses, sufficiently or timely fund credit that we facilitate or provide satisfactory merchandise and services to us and/or borrowers on commercially acceptable terms or at all. Any failure by these parties to continue with good business operations, comply with applicable laws and regulations or any negative publicity on these parties could damage our reputation, expose us to significant penalties and decrease our total revenues and profitability. Also, if we fail to retain existing or attract new quality parties to collaborate with, our ability to retain existing borrowers, engage prospective borrowers may be severely limited, which may have a material and adverse effect on our business, financial condition and results of operations. In addition, certain of these other parties that we collaborate with have access to our user data to a limited extent in order to provide their services. If these other parties engage in activities that are negligent, illegal or otherwise harmful to the trustworthiness and security of our products or system, including the leak or negligent use of data, or users are otherwise dissatisfied with their service quality, we could suffer reputational harm, even if these activities are not related to, attributable to or caused by us.

Fraudulent activity could negatively impact our results of operations, brand and reputation and cause the use of our credit products and services to decrease.

We are subject to the risk of fraudulent activity associated with borrowers and parties handling user information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. For example, we currently do not have a comprehensive way to determine whether prospective borrowers have obtained loans through other consumer finance platforms, creating the risk whereby a borrower may borrow money through us in order to pay off loans from other sources. Even if we identify a fraudulent borrower and reject his or her credit application, such borrower may re-apply by using fraudulent information. We may fail to identify such behavior, despite our measures to verify personal identification information provided by borrowers. Furthermore, we may not be able to recoup funds underlying transactions made in connection with fraudulent activities. A significant increase in fraudulent activities could negatively impact our brands and reputation, discourage institutional funding partners from collaborating with us, reduce the amount of transactions facilitated to borrowers and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that fraudulent activities may materially and adversely affect our business, financial condition and results of operations in the future.

We rely on institutional funding partners to fund credit drawdowns to borrowers, which may constitute provision of intermediary service, and our agreements with these institutional funding partners and borrowers may be deemed as intermediation contracts under the PRC Contract Law.

Under the PRC Contract Law, if an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and is liable for the damages caused. See “Regulations — Regulations Related to Loans and Intermediation.” Therefore, if we fail to provide material information to institutional funding partners, or if we fail to identify false information received from borrowers or others and in turn provide such information to institutional funding partners, and in either case if we are also found to be at fault, due to failure or deemed failure to exercise proper care, such as to conduct adequate information verification or supervision of our employees, or to accurately detect and prevent fraud due to ineffectiveness of our fraud detection tools, we could be held liable for damages caused to institutional funding partners as an intermediary pursuant to the PRC Contract Law. In addition, if we fail to complete our obligations under the agreements with institutional funding partners and borrowers, we could also be held liable for damages caused to borrowers or institutional funding partners pursuant to the PRC Contract Law. On the other hand, we do not assume any liability solely on the basis of failure to correctly assign a credit limit to a particular borrower in the process of facilitating transactions, as long as we do not conceal any material fact intentionally or provide false information, and are not found to be at fault otherwise. However, due to the lack of detailed regulations and guidance in the area of online consumer finance platforms and the possibility that the PRC government authority may promulgate new laws and regulations regulating online consumer finance platforms in the future, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations for the online consumer finance industry, and there can be no assurance that the PRC government authority will ultimately take a view that is consistent with ours.

Our business depends on our ability to collect payment on and service the transactions we facilitate.

We have implemented payment and collection policies and practices designed to optimize regulatory compliant repayment, while also providing superior borrower experience. Our collection process is divided into distinct stages based on the severity of delinquency, which dictates the level of collection steps taken. For example, automatic reminders through text, voice and instant messages are sent to a delinquent borrower as soon as the collections process commences. Our collection team will also make phone calls to borrowers following the first missed payment and periodically thereafter. Our collection team also disclose such delinquency to Zhima Credit if a payment is more than 20 calendar days past due. Despite our servicing and collection efforts, we cannot assure you that we will be able to collect payments on the transactions we facilitate as expected. If borrowers default on their payment obligations, we are generally obligated to repay our institutional funding partners all or a percentage of loan principals and fees payable in respect of credit funded by them. Therefore, our failure to collect payment on the transactions will have a material adverse effect on our business operations and financial positions. In addition, we aim to control bad debts by utilizing and enhancing our credit assessment system rather than relying on collection efforts to maintain healthy credit performances. As such, our collection team may not possess adequate resource and manpower to collect payment on and service the transactions we facilitated. If we fail to adequately collect amounts owed, then payments of principals and financing service fees to us may be delayed or reduced and our results of operations will be adversely affected. As the amount of transactions facilitated by us increases in the future, we may devote additional resources into our collection efforts. However, there can be no assurance that we would be able to utilize such additional resources in a cost-efficient manner.

Moreover, the current regulatory regime for debt collection in the PRC remains unclear. Although we aim to ensure our collection efforts comply with the relevant laws and regulations in the PRC and we have established strict internal policies that our collections personnel do not engage in aggressive practices, we cannot assure you that such personnel will not engage in any misconduct as part of their collection efforts. Any such misconduct by our collection personnel or the perception that our collection practices are considered to be aggressive and not compliant with the relevant laws and regulations in the PRC may result in harm to our reputation and business, which could further reduce our ability to collect payments from borrowers, lead to decrease in the willingness of prospective borrowers to apply for and utilize our credit or fines and penalties imposed by the relevant regulatory authorities, any of which may have a material adverse effect on our results of operations.

Fluctuations in interest rates could negatively affect the amount of transactions facilitated by us and cost of capital for funds provided to borrowers.

All credit facilitated by us have fixed financing service fees. If prevailing market interest rates rise, our cost of capital for funds will increase, which may force us to increase the financing service fees we charge. If our borrowers decide not to utilize our credit products because of such an increase in financing service fees, our ability to retain existing borrowers, attract or engage prospective borrowers as well as our competitive position may be severely limited. We cannot assure you that we will be able to effectively manage such interest risk at all times or pass on any increase in interest rate to our borrowers. If we are unable to effectively manage such an increase, our business, profitability, results of operations and financial condition could be materially and adversely affected. If prevailing market interest rates decrease and we fail to adjust the amount of financing service fees we charge accordingly, prospective borrowers may take advantage of the lower funding cost offered by other parties. As a result, any fluctuation in the interest rate environment may discourage borrowers from making credit applications from us or utilize their approved credit, which may adversely affect our business.

If we are unable to provide a high quality borrower experience, our business and reputation may be materially and adversely affected.

The success of our business largely depends on our ability to provide high quality borrower experience, which in turn depends on a variety of factors. These factors include our ability to continue to offer credit products at competitive amount of financing service fees and adequate credit limits, reliable and user-friendly website interface and mobile apps for borrowers to browse, apply for credit, and purchase merchandise, and further improve our online credit approval process, source merchandise sold on our marketplace to respond to borrower’s demands and preferences. If borrowers are not satisfied with our credit products, the merchandise sold on our marketplace or our services, or our system is severely interrupted or otherwise fail to meet the borrowers’ requests, our reputation and borrower loyalty could be adversely affected.

In addition, we depend on our in-house call center to provide certain services to our users. If our user service representatives fail to provide satisfactory service, or if waiting time is too long due to the high volume of calls from users and borrowers at peak times, our brands and borrower loyalty may be adversely affected. In addition, any negative publicity or poor feedback regarding our borrower service may harm our brands and reputation and in turn cause us to lose borrowers and market share. As a result, if we are unable to continue to maintain or enhance our borrower experience and provide a high quality borrower service, we may not be able to retain borrowers or attract prospective borrowers, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our total revenues, operating cost and expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our ADSs. Factors that may cause fluctuations in our quarterly financial results include:

•	our ability to attract new borrowers and maintain relationships with existing borrowers;

•	the amount of transactions;

•	the mix of products we offer;

•	delinquency rates of transactions we facilitate;

•	the amount and timing of operating cost and expenses related to acquiring borrowers and the maintenance and expansion of our business, operations and infrastructure;

•	our ability to establish relationship with additional institutional funding partners and maintain relationships with existing institutional funding partners;

•	our ability to secure funding for credit we facilitate on reasonable terms;

•	our emphasis on borrower experience instead of near-term growth;

•	the timing of expenses related to the development or acquisition of technologies or businesses;

•	proper and sufficient allowance and charge-off policies and implementation;

•	network outages or security breaches;

•	general economic, industry and market conditions; and

•	changes in applicable laws and regulations.

In addition, we experience seasonality in our business, reflecting a combination of seasonality patterns of the retail market and our promotional activities. In recent years, many online and offline retailers in China hold promotions on November 11 and December 12 of each year, which drives significant increase in retail sales. Higher retail sales during the shopping seasons may generate greater demand for our credit products. As a result, we typically record higher total revenues during the fourth quarter of each year compared to other quarters. On the other hand, our total revenues for the first quarter tend to be lower due to the Chinese New Year holiday that generally reduces borrowing activities. In addition, we hold promotional campaigns on March 21 (our anniversary), November 11 and December 12 by offering lower amount of financing service fees, which may also increase the number of borrowers who utilize our credit products and thus increase our total revenues for the relevant periods. On the other hand, lower financing service fee amount may decrease our margin for the relevant periods. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Uncertainties relating to the growth of the retail industry in China in general, and the online retail industry in particular, could adversely affect revenues from our cash and merchandise credit products and our business prospects.

We generate our revenue from the provision of both cash and merchandise credit products which we believe are mainly used for day-to-day discretionary consumption purposes. As a result, our cash and merchandise credit products businesses are affected by the development of the retail industry, and in particular the online retail industry, in China. The long-term viability and prospects of various online retail business models in China remain relatively untested. As such, demand for our credit products and our future results of operations will depend on numerous factors affecting the development of the online retail industry in China, which may be beyond our control. These factors include:

•	the growth of Internet, broadband, personal computer and mobile penetration and usage in China, and the rate of any such growth;

•	the trust and confidence level of online retail and mobile commerce consumers, including our users, in China, as well as changes in borrower demographics and consumer tastes and preferences;

•	the selection, price and popularity of merchandise that we and our competitors offer online;

•	whether alternative retail channels or business models that better address the needs of consumers emerge in China; and

•	the development of fulfillment, payment and other ancillary services associated with retail and mobile commerce purchases.

A decline in the popularity of online shopping in general, especially through the use of credit products, or any failure by us to adapt our marketplace and improve the online shopping experience of our users in response to trends and user requirements, may adversely affect our results of operations and business prospects.

Our success and future growth depend significantly on our successful marketing efforts, and if we are unable to promote and maintain our brands in an effective and cost-efficient way, our business and financial results may be harmed.

We believe that developing and maintaining awareness of our brands effectively is critical to attracting new and retaining existing borrowers. Successful promotion of our brands and our ability to attract quality borrowers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our brands and credit products. Our efforts to build our brands may cause us to incur significant expenses. These efforts may not result in increased revenue in the immediate future or at all and, even if they do, any increases in revenue may not offset the expenses incurred. If we fail to successfully promote and maintain our brands while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Our business and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our business and internal systems rely on software that is highly technical and complex. In addition, our business and internal systems depend on the ability of such software to store, retrieve, process and manage large amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users, delay introductions of new features or enhancements, result in errors or compromise our ability to protect user data or our intellectual property, or affect the accuracy of our operating data. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of users, liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Any significant disruption in our information technology systems, including events beyond our control, could prevent us from offering our products, thereby reduce the attractiveness of our products and result in a loss of borrowers or institutional funding partners.

In the event of a system outage and physical data loss, our ability to provide credit products would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, user service, reputation and our ability to attract new and retain existing borrowers and institutional funding partners. Our information technology systems infrastructure is currently deployed and our data is currently maintained on customized cloud computing services in China. Our operations depend on the service provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. Since the launch of our business, we had experienced one system outage during the holiday seasons in China due to competition for available cloud computing services provided by our service provider and we cannot assure you that such incidents will not occur in the future. Moreover, if our arrangement with this service provider is terminated or if there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new credit for borrowers.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with borrowers and institutional funding partners and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. We also may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing credit applications and other business operations, damage our brands and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and institutional funding partners to abandon our credit products, any of which could adversely affect our business, financial condition and results of operations.

Misconduct and errors by our employees and parties we collaborate with could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and parties that we collaborate with. Our business depends on our employees and/or business partners to interact with users, process large numbers of transactions, deliver merchandise purchased by borrowers, providing user and after-sale product services and support the collection process, all of which involve the use and disclosure of personal information. We could be materially and adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. It is not always possible to identify and deter misconduct or errors by employees or business partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or business partners take, convert or misuse funds, documents or data or fail to follow our rules and procedures when interacting with users, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow our rules and procedures, and therefore be subject to civil or criminal liability. Any of these occurrences could result in our diminished ability to operate our business, potential liability to users, inability to attract users, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

If we are unable to protect the confidential information of our users and adapt to the relevant regulatory framework as to protection of such information, our business and operations may be adversely affected.

We collect, store and process certain personal and other sensitive data from our users, which makes us an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential user information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which internet service providers and other network operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, and to obtain the consent of users, as well as to establish user information protection system with appropriate remedial measures. We have obtained the consents from our users to use their personal information within the scope of authorization and we have taken technical measures to ensure the security of such personal information and prevent the personal information from being divulged, damaged or lost. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing user information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected. See “Regulations — Regulations Related to Internet Information Security and Privacy Protection” for more details.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending December 31, 2018, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, once we cease to be an “emerging growth company” as the term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures, and we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our ADSs could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. See “Business — Intellectual Property” and “Regulations — Regulations Related to Intellectual Property Rights.” However, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, nor can we assure you that all of our proprietary technologies and similar intellectual property will be patented in a timely or cost-effective manner, or at all. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights held by other parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other parties’ trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights that are infringed by our credit products or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

We may incur liability for merchandise sold on our marketplace that are without or have yet to receive proper authorization, infringe on other parties’ intellectual property rights, or fail to comply with related permits or filing requirements.

We currently collaborate with more than 480 merchandise suppliers, including leading brands and their authorized distributors for our merchandise credit product business. Although we have adopted measures to verify the authenticity and authorization of merchandise offered on our marketplace and avoid potential infringement of any rights of other parties in the course of sourcing these merchandise, we may not always be successful. In the event that counterfeit, unauthorized or infringing merchandise is sold on our mobile apps or infringing content is posted on our websites, we could face claims that we should be held liable. We had in the past received a few claims alleging that merchandise sold on our marketplace infringed on other parties’ rights and had worked with the relevant merchandise suppliers for product return and exchange of such merchandise. Although these claims have been immaterial to our business, results of operations and financial condition, if any material claim occurs in the future, irrespective of the validity of such claims, we may incur significant costs and efforts in either defending against or settling such claims. If there is a successful claim against us, we might be required to pay substantial damages or refrain from further sale of the relevant merchandise. Potential liability under PRC law if we negligently participated or assisted in infringement activities associated with counterfeit goods includes injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability. Moreover, such claims or administrative penalties could result in negative publicity and our reputation could be severely damaged. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

We may be required to segregate our own assets from those assets of the institutional funding partners and borrowers.

Pursuant to the Internet Finance Guidelines and the Implementing Scheme of Special Rectification of Risks in the Internet Finance Sector adopted in April 2016, online finance institutions are required to segregate assets of the institutional funding partners and borrowers in a custodian bank from their own assets. However, there is uncertainty as to the implementation of such regulations, and the scope of online finance institutions which are subject to such assets segregation liabilities remains unclear. In addition, commercial banks in the PRC currently only provide custodian services to online lending information intermediary institutions as defined under the Interim Online Lending Information Intermediary Measures. We do not consider ourselves as an online lending information intermediary institution as defined under the Interim Online Lending Information Intermediary Measures, and we currently do not engage commercial banks in the PRC to provide such custodian services to us. We use our best efforts to separate our own assets from those assets of the institutional funding partners to whom we transfer credit drawdowns by setting up separate bank accounts to monitor the assets of such institutional funding partners. However, since such bank accounts are still under our names and all the assets are therefore considered be owned by us from a PRC legal perspective, if any person enforces a judgment against our assets, the assets of the institutional funding partners and borrowers will be enforced against as well. In addition, if we are deemed as an online lending information intermediary institution by the applicable regulatory authorities under the Interim Online Lending Information Intermediary Measures in the future, we may be subject to regulatory measures, such as warnings, fines and other measures permitted under the law, for our current practices.

Any failure by us, institutional funding partners or payment processors to comply with applicable anti-money laundering and anti-terrorist financing laws and regulations could damage our reputation, expose us to significant penalties, and decrease our revenues and profitability.

We have implemented various policies and procedures in compliance with all applicable anti-money laundering and anti-terrorist financing laws and regulations, including internal controls and “know-your-customer” procedures, for preventing money laundering and terrorist financing. In addition, we rely on our institutional funding partners and payment processors, in particular online payment companies that handle the transfer of funds from institutional funding partners to us and the borrowers, to have their own appropriate anti-money laundering policies and procedures. Certain of our institutional funding partners and online payment companies are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the PBOC. We have adopted commercially reasonable procedures for monitoring our institutional funding partners and payment processors.

We have not been subject to fines or other penalties, or suffered business or other reputational harm, as a result of actual or alleged money laundering or terrorist financing activities in the past. However, our policies and procedures may not be completely effective in preventing other parties from using us, any of our institutional funding partners, or payment processors as a conduit for money laundering (including illegal cash operations) or terrorist financing without our knowledge. If we were to be associated with money laundering (including illegal cash operations) or terrorist financing, our reputation could suffer and we could become subject to regulatory fines, sanctions, or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with us, all of which could have a material adverse effect on our financial condition and results of operations. Even if we, our institutional funding partners and payment processors comply with the applicable anti-money laundering laws and regulations, we, institutional funding partners and payment processors may not be able to fully eliminate money laundering and other illegal or improper activities in light of the complexity and the secrecy of these activities. Any negative perception of the industry, such as that arises from any failure of other online consumer finance service providers to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established, and negatively impact our financial condition and results of operation.

The Internet Finance Guidelines purport, among other things, to require internet finance service providers to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of Internet finance service providers. We cannot assure you that the anti-money laundering policies and procedures we have adopted will be deemed to be in compliance with applicable anti-money laundering implementing rules if and when adopted.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our credit products and better serve borrowers and enhance our competitive position. For example, to further enhance user engagement efforts, in October 2016 we formed a joint venture with Ant Financial. The joint venture provides services covering various aspects of the daily life of college students, including those related to academia, social connection, networking and other campus life related services.

These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction, which may result in investment losses.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

•	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits including the failure to successfully further develop the acquired technology;

•	difficulties in retaining, training, motivating and integrating key personnel;

•	diversion of management’s time and resources from our normal daily operations and potential disruptions to our ongoing businesses;

•	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•	difficulties in retaining relationships with borrowers, institutional funding partners, merchandise suppliers, employees and other partners of the acquired business;

•	risks of entering markets in which we have limited or no prior experience;

•	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. In particular, Mr. Min Luo, our founder, chairman and chief executive officer, is critical to the management of our business and operations and the development of our strategic direction. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including technology and product development, risk management, operation management and finance personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management, operation management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

We have identified a material weakness in our internal controls as of December 31, 2016, and if we fail to maintain an effective system of internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of the ADSs may be adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls. In the course of auditing our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness in our internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. One material weakness relates to our lack of sufficient number of financial reporting personnel with appropriate level of knowledge and experience in application of U.S. GAAP and SEC rules and regulations commensurate with our reporting requirements. Although we have begun to implement measures to address the material weakness, implementation of those measures may not fully remediate the material weakness in a timely manner. In the future we may determine that we have additional material weaknesses, or our independent registered public accounting firm may disagree with our management assessment of the effectiveness of our internal controls.

If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal controls could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions. We could also be required to restate our historical financial statements.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs, our financial condition and results of operations may be adversely affected.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the merchandise and services offered on our marketplace.

Our marketplace allows consumers to buy merchandise from third-party merchandise suppliers, and some of such merchandise may be defectively designed or manufactured. Operators of online marketplaces in the PRC are subject to certain provisions of consumer protection laws even where the operator is not the supplier of the product or service purchased by the consumer. As a result, sales of defective merchandise could expose us to product liability claims relating to personal injury or property damage or other actions. In addition, if we do not take appropriate remedial action against merchandise suppliers for actions they engage in that we know, or should have known, would infringe upon the rights and interests of consumers, we may be held jointly liable with the merchandise suppliers for such infringement. Moreover, applicable consumer protection laws in China provide that trading platforms will be held liable for failing to meet any undertakings that the platforms make to consumers with regard to merchandise listed on their websites or mobile apps. Furthermore, we are required to report to the State Administration of Industry and Commerce, or the SAIC, or its local branches any violation of applicable laws, regulations or SAIC rules by merchandise suppliers or service providers, such as sales of goods without proper license or authorization, and to take appropriate remedial measures, including ceasing to provide services to the relevant merchandise suppliers. We may also be held jointly liable with merchandise suppliers who do not possess the proper licenses or authorizations to sell goods or sell goods that do not meet product standards. In addition, we may face activist litigation in China by plaintiffs claiming damages based on consumer protection laws, which may result in increased costs in defending such suits and damages should we not prevail, which could materially and adversely affect our reputation and brands and our results of operations. We do not maintain product liability insurance for merchandise offered on our marketplace, and our rights of indemnity from our merchandise suppliers may not adequately cover us for any liability we may incur. Even unsuccessful claims could result in the expenditure of funds and management time and resources and could materially reduce our net income and profitability.

Under our standard form agreements, we require merchandise suppliers to indemnify us for any losses we suffer or any costs that we incur due to any merchandise offered by these merchandise suppliers. However, not all of our agreements with merchandise suppliers include such terms, and for those agreements that include such terms, we may not be able to successfully enforce our contractual rights and may need to initiate costly and lengthy legal proceedings in China to protect our rights.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to the success of our business.

We believe that a critical component of our success is our corporate culture, which we believe cultivates efficiency, fosters innovation, encourages teamwork and embraces changes and development. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrowers’ willingness to seek credit and institutional funding partners’ ability and desire to fund credit drawdowns facilitated by us. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of China’s economic growth since 2012, which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns over the expected withdrawal of the United Kingdom from the European Union as well as the outcome of the United States presidential election in November 2016. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, we may have difficulty in obtaining funding sources to fund the credit utilized by borrowers. Adverse economic conditions could also reduce the number of quality borrowers seeking credit from us, as well as their ability to make payments. Should any of these situations occur, the amount of transactions facilitated to borrowers and our revenue will decline, and our business and financial condition will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Borrower growth and activity on mobile devices depends upon effective use of mobile operating system, networks and standards, which we do not control.

Our credit products are offered through mobile apps. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these new devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future in integrating our credit products into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile app stores, or if we face increased costs to distribute or have users utilize our credit products on mobile devices. We are further dependent on the interoperability of providing our credit products on popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the accessibility of our credit products or give preferential treatment to competing products could adversely affect the usability of our credit products on mobile devices. In the event that it is more difficult for our users to access and utilize our credit products on their mobile devices, or if our users choose not to access or utilize our credit products on their mobile devices or to use mobile operating systems that do not offer access to our credit products, our user growth could be harmed and our business, financial condition and operating results may be adversely affected.

Our operations depend on the performance of the Internet infrastructure and fixed telecommunications networks in China.

Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. Our systems infrastructure is currently deployed and our data is currently maintained on customized cloud computing services. Our cloud computing service provider may rely on a limited number of telecommunication service providers to provide it with data communications capacity through local telecommunications lines and Internet data centers to host its servers. Such service provider may have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s Internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with increasing traffic. We cannot assure you that our cloud computing service provider and the underlying Internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers which in turn, may affect our costs of utilizing customized cloud computing services. If the prices we pay for customized cloud computing services rise significantly, our results of operations may be adversely affected. Furthermore, if Internet access fees or other charges to Internet users increase, our user traffic may decline and our business may be harmed.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our credit products.

Our business could also be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Relating to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications businesses, with certain exceptions relating to online retail and mobile commerce which does not apply to us. The primary foreign investor must also have experience and a good track record in providing value-added telecommunications services, or VATS, overseas.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiary, Ganzhou Qufenqi, is a foreign-invested enterprise, or an FIE. To comply with PRC laws and regulations, we conduct our business in China through our consolidated VIEs and their affiliates. Ganzhou Qufenqi has entered into a series of contractual arrangements with our consolidated VIEs and their shareholders. In addition, pursuant to the resolutions of all shareholders of Qudian Inc. and the resolutions of the board of directors of Qudian Inc., the board of directors of Qudian Inc. or any officer authorized by such board shall cause Ganzhou Qufenqi to exercise Ganzhou Qufenqi’s rights under the power of attorney agreements entered into among Ganzhou Qufenqi, Beijing Happy Time and the nominee shareholders of Beijing Happy Time and Ganzhou Qufenqi’s rights under the exclusive call option agreement between Ganzhou Qufenqi and Beijing Happy Time. As a result of these resolutions and the provision of unlimited financial support from the Company to Beijing Happy Time, Qudian Inc. has been determined to be most closely associated with Beijing Happy Time within the group of related parties and was considered to be the primary beneficiary of Beijing Happy Time and its subsidiaries. For a description of these contractual arrangements, see “Our History and Corporate Structure — Contractual Arrangements with Consolidated VIEs and Their Shareholders.”

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among our wholly-owned PRC subsidiary, our consolidated VIEs and their shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules and the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the Ministry of Commerce, or the MOFCOM, or the MIIT, or other authorities that regulate online consumer finance platforms and other participants in the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down our services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our PRC consolidated VIEs’ business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “— Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the draft PRC Foreign Investment Law, and its enactment may materially and adversely affect our business and financial condition.” Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiaries in China or our consolidated VIEs or their subsidiaries. See “Our History and Corporate Structure — Contractual Arrangements with Consolidated VIEs and Their Shareholders.”

Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our consolidated VIEs were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our consolidated VIEs without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our consolidated VIEs for underpaid taxes; or (ii) limiting the ability of our consolidated VIEs to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business. For a description of these contractual arrangements, see “Our History and Corporate Structure — Contractual Arrangements with Consolidated VIEs and Their Shareholders.” All of our revenue are attributed to our consolidated VIEs. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “— Risks Relating to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

Ganzhou Qudian, Hunan Qudian and Xiamen Qudian became our consolidated VIEs in 2017. Mr. Min Luo, our founder, chairman and chief executive officer, and Mr. Lianzhu Lv, our director and head of user experience department, are the only shareholders of Ganzhou Qudian, and Mr. Min Luo and Mr. Hongjia He, our vice president, are the only shareholders of Hunan Qudian. Mr. Min Luo is the only shareholder of Xiamen Qudian. We believe such shareholding structure will enhance our administrative efficiency and reduce uncertainties associated with the enforcement of the relevant contractual arrangements entered into with the new consolidated VIEs and their respective shareholder(s). Instead of relying on several shareholders’ compliance with their respective contractual obligations, we will only rely on one or two shareholders’ compliance for each new consolidated VIE and would only need to enforce against such shareholder(s) in the event of a breach. However, there can be no assurance that the shareholding structure of the new consolidated VIEs will deliver the expected benefits. If any of the shareholders of the new consolidated VIEs breaches his obligations under the applicable contractual arrangements, our business, financial condition and results and operations could be materially and adversely affected.

The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

In connection with our operations in China, we rely on the shareholders of our consolidated VIEs to abide by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as the shareholders of our consolidated VIEs may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our consolidated VIEs may encounter, on one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive call option agreement to cause them to transfer all of their equity ownership in our consolidated VIEs to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIEs as provided under the power of attorney agreements, directly appoint new directors of our consolidated VIEs. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our corporate actions will be substantially controlled by our founder, chairman and chief executive officer, Mr. Min Luo, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

Our second amended and restated memorandum and articles of association provide that in respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Upon the completion of this offering, Mr. Min Luo, our founder, chairman of the board and chief executive officer, will beneficially own all the Class B ordinary shares issued and outstanding, representing             % of our aggregate voting power. As a result, Mr. Min Luo will have the ability to control or exert significant influence over important corporate matters, investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

•	the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our disposition of substantially all of our assets; and

•	any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAIC. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We have three major types of chops — corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial contracts. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiaries and consolidated VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and consolidated VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and consolidated VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and consolidated VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the draft PRC Foreign Investment Law, and its enactment may materially and adversely affect our business and financial condition.

The MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the major existing laws and regulations governing foreign investment in China. While the MOFCOM solicited comments on this draft, substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the proposed legislation and the extent of revision to the currently proposed draft. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating foreign investments in China.

Among other things, the draft Foreign Investment Law purports to introduce the principle of “actual control” in determining whether a company is considered a foreign invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity organized in a foreign jurisdiction, but cleared by the MOFCOM as “controlled” by PRC entities and/or citizens, would nonetheless be treated as a PRC domestic entity for investment in the “restriction category” that could appear on any such “negative list.” In this connection, “control” is broadly defined in the draft law to cover any of the following summarized categories:

•	holding 50% or more of the voting rights or similar rights and interests of the subject entity;

•	holding less than 50% of the voting rights or similar rights and interests of the subject entity but having the power to directly or indirectly appoint or otherwise secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the shareholders’ meeting or other equivalent decision making bodies; or

•	having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial, staffing and technology matters.

Once an entity is determined to be an FIE, and its investment amount exceeds certain thresholds or its business operation falls within a “negative list” purported to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts would be required.

The VIE structure has been adopted by many PRC-based companies, including us, to conduct business in the industries that are currently subject to foreign investment restrictions in China. Under the draft Foreign Investment Law, VIEs that are controlled via contractual arrangements would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. For any companies with a VIE structure in an industry category that is in the “restriction category” that could appear on any such “negative list,” the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the VIEs will be treated as FIEs, in which case, the existing VIE structures will likely to be scrutinized and subject to foreign investment restrictions and approval from the MOFCOM and other supervising authorities such as MIIT. Any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

However, there are significant uncertainties as to how the control status of our consolidated VIEs would be determined under the enacted version of the Foreign Investment Law. In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our consolidated VIEs would be on the to-be-issued “negative list” and therefore be subject to any foreign investment restrictions or prohibitions. If our consolidated VIEs were deemed as an FIE under the enacted version of the Foreign Investment Law, and any of the businesses that we operate were in the “restricted” category on the to-be-issued “negative list,” such determination would materially and adversely affect the value of our ADSs. We also face uncertainties as to whether the enacted version of the Foreign Investment Law and the final “negative list” would mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure and whether such clearance can be timely obtained, or at all. If we were not considered as ultimately controlled by PRC domestic investors under the enacted version of the Foreign Investment Law, further actions required to be taken by us under the enacted Foreign Investment Law may materially and adversely affect our business and financial condition.

In addition, our corporate governance practice may be materially impacted and our compliance costs could increase if we were not considered as ultimately controlled by PRC domestic investors under the Foreign Investment Law, if enacted as currently proposed. For instance, the draft Foreign Investment Law as proposed purports to impose stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that would be required for each investment and alteration of investment specifics, an annual report would be mandatory, and large foreign investors meeting certain criteria would be required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible could be subject to criminal liabilities.

Risks Relating to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and consolidated VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Fangda Partners, that the CSRC approval is not required in the context of this offering given that (i) the PRC subsidiary was established by means of direct investment rather than by merge with or acquisition of any PRC domestic companies as defined under the M&A Rules, and was not a PRC domestic company as defined under the M&A Rules, so the acquisition by QD Data Limited of all the equity interest in the PRC Subsidiary was not subject to the M&A Rules, and (ii) no explicit provision in the M&A Rules classifies the respective contractual arrangements among our PRC subsidiary, the VIEs and their shareholders as a type of acquisition transaction falling under the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirements could have a material adverse effect on the trading price of our ADSs.

The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Regulations — Regulations Related to M&A and Overseas Listings.”

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

Mr. Min Luo has completed the SAFE registration pursuant to SAFE Circular 75 in 2014. We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding our employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are PRC residents and who have been granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We will make efforts to comply with these requirements upon completion of our initial public offering. However, there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from the consolidated VIEs, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries or the consolidated VIEs incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. Certain of our subsidiaries did not have any retained earnings available for distribution in the form of dividends as of June 30, 2017. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

Limitations on the ability of our consolidated VIEs to make remittance to the wholly-foreign owned enterprise and on the ability of our subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends payable to our foreign investors and gains on the sale of our ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of Bulletin 7, or previous rules under Circular 698. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Circular 698 and Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Circular 698 and Bulletin 7. As a result, we may be required to expend valuable resources to comply with Circular 698 and Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our net income is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the

“capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or consolidated VIEs. Currently, certain of our PRC subsidiaries, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future net income and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries and consolidated VIEs.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has started to appreciate slowly against the U.S. dollar, though there have been periods when the U.S. dollar has appreciated against the RMB. On August 11, 2015, the PBOC allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. Since then and until the end of 2016, the Renminbi has depreciated against the U.S. dollar by approximately 10%. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

All of our revenue and substantially all of our costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the People’s Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our consolidated financial statements, our consolidated financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of our ADSs from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Relating to This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our shares or ADSs. We have applied to list our ADSs on the NYSE. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters determined the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. There can be no assurance that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of our ADSs may be volatile, which could result in substantial losses to you.

The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including Internet companies, online retail and mobile commerce platforms and consumer finance service providers, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material and adverse effect on the trading price of our ADSs.

In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our credit offerings or those of our competitors;

•	changes in the economic performance or market valuations of other consumer finance service providers;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the market for consumer finance services;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs; and

•	sales or perceived potential sales of additional Class A ordinary shares or ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS (assuming no exercise of outstanding options to acquire ordinary shares and no exercise of the underwriters’ option to purchase additional ADSs), representing the difference between our pro forma as adjusted net tangible book value per ADS of US$            , as of             , 2017, after giving effect to this offering, and the assumed public offering price of US$             per ADS, the mid-point of the estimated price range set forth on the cover of this prospectus. In addition, you will experience further dilution to the extent that our Class A ordinary shares are issued upon the vesting of restrictive shares or exercise of share options under our then share incentive plans. All of the Class A ordinary shares issuable under our then share incentive plans will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering, we will have

             Class A ordinary shares and 63,491,172 Class B ordinary shares outstanding, including              Class A ordinary shares represented by ADSs newly issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. All ADSs representing our Class A ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. All of the other ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the applicable lock-up period at the discretion of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our ADSs could decline significantly. See “Shares Eligible for Future Sale — Lock-up Agreements.”

Certain major holders of our ordinary shares after completion of this offering will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

You, as holders of ADSs, may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our second amended and restated articles of association, the minimum notice period required to convene a general meeting will be 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but there can be no assurance that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See “Dividend Policy.” To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the second amended and restated memorandum and articles of association expected to be effective immediately prior to completion of this offering, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Our second amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including Class A ordinary shares represented by our ADSs, at a premium.

We have adopted the second amended and restated memorandum and articles of association to be effective immediately prior to the completion of this offering that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected. In addition, our second amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control, including a provision that entitles each Class B ordinary share to 10 votes in respect of all matters subject to a shareholders’ vote.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a Cayman Islands company listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, the NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.

For instance, we are not required to:

•	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•	have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or

•	have regularly scheduled executive sessions with only independent directors each year.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

There is a significant risk that we will be classified as a passive foreign investment company, or PFIC, which could result in adverse United States tax consequences to United States investors.

The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year, we will be classified as a PFIC for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce, or are held for the production of, passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See “Taxation — Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the stock of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the stock of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

We consider ourselves as a service provider with the primary business purpose of focusing on our data technology. We aim to facilitate credit to borrowers that are funded by institutional funding partners rather than by using our own capital. As such, fees received from borrowers are recorded as financing income or loan facilitation income and others on our consolidated statements of operations. However, we have historically funded, and may continue to fund, credit drawdowns with our own capital. In such case, the fees received from borrowers may be treated as interest for purposes of the PFIC rules. Given the foregoing and based on the projected composition and classification of our income and assets, we believe that there is a significant risk that we will be classified as a PFIC for United States federal income tax purposes for 2017, and we may be classified as a PFIC in future taxable years. If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, our PFIC status could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under “Taxation — Certain United States Federal Income Tax Considerations.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Taxation — Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company.” There can be no assurance that we will not be a PFIC for 2017 or any future taxable year.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, imposes various requirements on the corporate governance practices of public companies. As a company with less than US$1,070,000,000 in total revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of the provision that allow us to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goal and strategies;

•	our expansion plans;

•	our future business development, financial condition and results of operations;

•	our expectations regarding demand for, and market acceptance of, our credit products;

•	our expectations regarding keeping and strengthening our relationships with borrowers, institutional funding partners, merchandise suppliers and other parties we collaborate with; and

•	general economic and business conditions.

This prospectus also contains market data relating to the online consumer finance industry in China, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by Oliver Wyman Consulting (Shanghai) Ltd, or Oliver Wyman, including a report which we commissioned Oliver Wyman to prepare and for which we paid a fee. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The online consumer finance industry in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             , or approximately US$            if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$            per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds to us from this offering by US$            , after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering for:

•	marketing and borrower engagement activities;

•	strategic acquisitions; and

•	general corporate purposes.

The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated VIEs only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. For further information, see “Risk Factors — Risks Relating to Our Business and Industry — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and our consolidated VIEs, or to make additional capital contributions to our PRC subsidiaries.”

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our shares. We do not have any present plan to pay any dividends on our Class A ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

We are an exempted company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017 presented on:

•	an actual basis;

•	a pro forma basis to reflect (i) the designation of all ordinary shares beneficially owned by Mr. Min Luo, our founder, chairman of the board and chief executive officer, into 63,491,172 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all our outstanding convertible redeemable preferred shares into 230,746,898 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and

•	a pro forma as adjusted basis to give effect to (i) the designation of all ordinary shares beneficially owned by Mr. Min Luo, our founder, chairman of the board and chief executive officer, into 63,491,172 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all our outstanding convertible redeemable preferred shares into 230,746,898 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (iii) the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$ per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2017
	Actual		Pro Forma		Pro Forma as Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
	(unaudited)
Long-term borrowings and interest payables	11,823	1,744	11,823	1,744
Convertible preferred shares	5,943,978	876,783	—	—
Shareholders’ (deficit) equity:
Ordinary shares	50	7	—	—
Class A ordinary shares	—	—	157	23
Class B ordinary shares	—	—	44	6
Additional paid-in capital	112,635	16,615	2,242,520	330,789
Accumulated (deficit) equity	(2,537,234)	(374,263)	1,276,704	188,324

Total shareholders’ (deficit) equity	(2,424,549)	(357,640)	3,519,424	519,143
Total	3,531,252	520,887	3,531,247	520,887

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares and holders of our convertible redeemable preferred shares which will automatically convert into our Class A ordinary shares upon the completion of this offering.

Our net tangible book value as of June 30, 2017 was approximately US$518.4 million, or US$             per ordinary share as of that date, and US$             per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share from our consolidated total assets, after giving effect to (i) the automatic conversion of all of our outstanding convertible redeemable preferred shares into Class A ordinary shares immediately upon the completion of this offering and (ii) the issuance and sale by us of shares in the form of ADSs in this offering at an assumed initial public offering price of US$             per ADS (the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2017, other than to give effect to (i) the automatic conversion of all of our outstanding convertible redeemable preferred shares into Class A ordinary shares immediately upon the completion of this offering and (ii) the issuance and sale by us of              Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$             per ADS (the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2017 would have been US$             million, or US$             per outstanding ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering.

The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Actual net tangible book value per share as of June 30, 2017
Pro forma net tangible book value per share after giving effect to the automatic conversion of all of our outstanding convertible redeemable preferred shares into Class A ordinary shares

Pro forma as adjusted net tangible book value per share after giving effect to (i) the automatic conversion of all of our outstanding convertible redeemable preferred shares into Class A ordinary shares and (ii) this offering

Assumed initial public offering price
Dilution in net tangible book value per share to new investors in the offering

The amount of dilution in net tangible book value to new investors in this offering set forth above is calculated by deducting (i) the pro forma net tangible book value after giving effect to the automatic conversion of our outstanding convertible redeemable preferred shares from (ii) the pro forma net tangible book value after giving effect to the automatic conversion of our convertible redeemable preferred shares and this offering.

The following table summarizes, on a pro forma basis as of June 30, 2017, the differences between existing shareholders, including holders of our convertible redeemable preferred shares, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Total			Total Consideration			US$ Average Price per Ordinary Share Equivalent	Average Price per ADS Equivalent

	Number	Percent		Amount	Percent
Existing shareholders			%	US$		%	US$	US$
New investors			%	US$		%	US$	US$

Total			%	US$		%

If the underwriters were to fully exercise the over-allotment option to purchase              additional shares of our Class A ordinary shares from us, the percentage of shares of our ordinary shares held by existing shareholders who are directors, officers or affiliated persons would be         %, and the percentage of shares of our ordinary shares held by new investors would be         %.

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS (the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus) would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADS offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above take into consideration the automatic conversions of all of our outstanding convertible preferred shares immediately upon the completion of this offering, and they do not take into consideration of any outstanding share options. As of the date of this prospectus, there are also (i)              Class A ordinary shares issuable upon exercise of outstanding share options at an exercise price that ranges from US$             to US$             per share and (ii)              Class A ordinary shares available for future issuance upon the exercise of future grants under our share incentive plan. If any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and all of our revenues is denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.7793 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On September 8, 2017, the noon buying rate for Renminbi was RMB6.4773 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods presented. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. For all dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9430	6.4480
2017
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8098	6.8843	6.9060	6.8098
June	6.7793	6.8066	6.8382	6.7793
July	6.7240	6.7694	6.8039	6.7240
August	6.5888	6.6670	6.7272	6.5888
September (through September 8, 2017)	6.4773	6.5144	6.5552	6.4773

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Conyers Dill & Pearman has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

OUR HISTORY AND CORPORATE STRUCTURE

We were founded in April 2014 and operated our business through Beijing Happy Time. We initially operated our business by facilitating merchandise credit and cash credit to college students on campuses across China. Such efforts have empowered us to gain significant insights into behavioral patterns of young consumers in China, as well as obtain a large amount of data that has empowered us to refine our credit assessment model and risk management system. Based on the data that we have aggregated and analyzed and the enhancement of our credit assessment model and risk management system, we subsequently shifted our focus to a broader base of young consumers in China starting from November 2015. As a result, we have terminated our initial business of facilitating credit to college students on campuses across China. In addition, our borrower engagement efforts have shifted from offline to online since November 2015. Since July 2016, all of our borrowers were engaged through online channels.

In September 2016, Ganzhou Qufenqi was incorporated as a wholly foreign owned entity in China. In November 2016, we incorporated Qudian Inc. under the laws of the Cayman Islands as our offshore holding company, and subsequently, we established a wholly-owned subsidiary in the British Virgin Islands, QD Technologies Limited, in November 2016, and a wholly-owned subsidiary in Hong Kong, QD Data Limited, to be our intermediate holding company in December 2016, to facilitate our initial public offering in the United States. The entire equity interest of Ganzhou Qufenqi was transferred from its former holding company to QD Data Limited. As a result of the restructuring in 2016, we hold equity interest in Ganzhou Qufenqi through our current offshore structure. At the same time, Ganzhou Qufenqi entered into a series of contractual arrangements with Beijing Happy Time and its shareholders. In addition, pursuant to the resolutions of all shareholders of Qudian Inc. and the resolutions of the board of directors of Qudian Inc., the board of directors of Qudian Inc. or any officer authorized by such board shall cause Ganzhou Qufenqi to exercise Ganzhou Qufenqi’s rights under the power of attorney agreements entered into among Ganzhou Qufenqi, Beijing Happy Time and the nominee shareholders of Beijing Happy Time and Ganzhou Qufenqi’s rights under the exclusive call option agreement between Ganzhou Qufenqi and Beijing Happy Time. As a result of these resolutions and the provision of unlimited financial support from the Company to Beijing Happy Time, Qudian Inc. has been determined to be most closely associated with Beijing Happy Time within the group of related parties and was considered to be the primary beneficiary of Beijing Happy Time and its subsidiaries.

We currently conduct our business in China mainly through our consolidated VIE Beijing Happy Time and its subsidiaries. Beijing Happy Time operates our website www.qufenqi.com and holds the ICP license as an Internet content provider. Tianjin Qufenqi operates our website www.laifenqi.com. Qufenqi (Beijing) Information Technology Co., Ltd., a wholly owned subsidiary of Beijing Happy Time, or Qufenqi Beijing, operates our website www.qudian.com and holds the ICP license as an Internet content provider. Currently, our website www.qudian.com redirects visitor traffic to our website www.qufenqi.com. www.qufenqi.com and www.laifenqi.com serve as portals to redirect visitor traffic to our mobile apps. Our credit products are offered through mobile apps. We fund credit directly to our borrowers through Fuzhou Microcredit and Ganzhou Microcredit, both of which have obtained approval of the relevant competent local authorities to provide credit.

Ganzhou Qudian, Hunan Qudian and Xiamen Qudian became our consolidated VIEs in 2017. We have entered into a series of contractual arrangements with each new consolidated VIE and its shareholders, which allows us to exercise effective control over each new consolidated VIE and realize substantially all of the economic risks and benefits arising from such new consolidated VIE. Such contractual arrangements are comprised of equity pledge agreements, power of attorney agreements, exclusive business cooperation agreements, exclusive call option agreements and financial support undertaking letters. The contractual arrangements for each consolidated VIE, including those as to the new consolidated VIEs, contain substantively identical provisions that afford us, through our wholly-owned subsidiary Ganzhou Qufenqi, the right to control all consolidated VIEs in the same manner and degree. Mr. Min Luo, our founder, chairman and chief executive officer, and Mr. Lianzhu Lv, our director and head of user experience department, are the only shareholders of

Ganzhou Qudian, and Mr. Min Luo and Mr. Hongjia He, our vice president, are the only shareholders of Hunan Qudian. Mr. Min Luo is the only shareholder of Xiamen Qudian. We believe such shareholding structure will enhance our administrative efficiency and reduce uncertainties associated with the enforcement of the relevant contractual arrangements entered into with the new consolidated VIEs and their respective shareholder(s). Instead of relying on several shareholders’ compliance with their respective contractual obligations, we will only rely on one or two shareholders’ compliance for each new consolidated VIE and would only need to enforce against such shareholder(s) in the event of a breach. The establishment of any of these new consolidated VIEs is not intended to, and will not, have an adverse impact on the rights of our ADS holders. In addition, Beijing Happy Time’s shareholders support our entry into the relevant contractual arrangements with the new consolidated VIEs and their respective shareholders. By written resolutions, our shareholders have unanimously approved such contractual arrangements. All of Beijing Happy Time’s shareholders are affiliates of our shareholders, except for Tianjin Happy Share, a limited partnership established in connection with the share incentive plan of Beijing Happy Time, which has been terminated. For more information, see “Risk Factors — Risks Relating to Our Corporate Structure — We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.” We intend to utilize our new consolidated VIEs to continue to conduct our existing business of providing small cash and merchandise credit products and to also undertake new business opportunities, including leveraging our risk management model to help other financial services providers assess the credit profiles of their own customers according to their credit standards. We plan to transfer our credit business under the Laifenqi brand to Ganzhou Qudian and our credit business under the Qudian brand to Xiamen Qudian over the next five years. As of the date of this prospectus, Ganzhou Qudian and Xiamen Qudian have both commenced operations. We do not expect to transfer any existing business to Hunan Qudian, but we may conduct new businesses through such entity in the future. Such plans may be changed due to future developments, including the availability of government incentives in the cities where the new consolidated VIEs are located.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus. It omits certain entities that are immaterial to our results of operations, business and financial condition. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%. The relationships between each of Ganzhou Qudian, Hunan Qudian, Xiamen Qudian and Beijing Happy Time and Ganzhou Qufenqi as illustrated in this diagram are governed by contractual arrangements and do not constitute equity ownership.

(1)	The following table sets forth the shareholders of Qudian Inc. and their respective equity interests in Qudian Inc. as of the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 294,238,070, assuming conversion of all convertible redeemable preferred shares into ordinary shares and excluding 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding and held by Ark Trust in its capacity as trustee of the Equity Incentive Trust.

Shareholders	Shares	Percentage of Equity Interests
Qufenqi Holding Limited	63,491,172 ordinary shares	21.6

Phoenix Entities	58,072,514 Series C-5 preferred shares	19.7

Kunlun Group Limited	38,487,004 Series B-1 preferred shares and 19,469,603 Series C-2 preferred shares	19.7

Shareholders	Shares	Percentage of Equity Interests

Source Code Accelerate L.P.	4,779,796 Series A-2 preferred shares, 31,865,304 Series B-3 preferred shares and 10,823,841 Series C-4 preferred shares	16.1

API (Hong Kong) Investment Limited	37,720,709 Series C-1 preferred shares	12.8

Zhu Entities	2,616,641 Series A-1 preferred shares, 5,233,281 Series B-2 preferred shares and 13,391,793 Series C-3 preferred shares	7.2

Ark Trust	8,286,412 ordinary shares (comprised of ordinary shares underlying vested options as of the date of this prospectus)	2.8

(2)	Mr. Min Luo, our founder, chairman and chief executive officer, and Mr. Lianzhu Lv, our director and head of user experience department, respectively hold 99.0% and 1.0% of equity interests in Ganzhou Qudian.
(3)	Mr. Min Luo and Mr. Hongjia He, our vice president, respectively hold 99.0% and 1.0% of equity interests in Hunan Qudian.
(4)	The following table sets forth the shareholders of Beijing Happy Time, their respective equity interests in Beijing Happy Time and their respective relationships with shareholders of Qudian Inc. as of the date of this prospectus.

Shareholders	Relationship with shareholders of Qudian Inc.	Amount of Registered Capital	Percentage of Equity Interests
		RMB

Mr. Min Luo	Holds 100% equity interests in Qufenqi Holding Limited	5,025,579	21.0

Phoenix Auspicious Internet Investment L.P. and Shenzhen Huasheng Qianhai Investment Co., Ltd.	Affiliates of Phoenix Entities	4,596,670	19.2

Beijing Kunlun Tech Co., Ltd.	Affiliate of Kunlun Group Limited	4,587,496	19.2

Ningbo Yuanfeng Venture Capital L.P.	Affiliate of Source Code Accelerate L.P.	3,757,355	15.7

Shanghai Yunxin Venture Capital Co., Ltd.	Affiliate of API (Hong Kong) Investment Limited	2,985,744	12.5

Jiaxing Blue Run Quchuan Investment L.P. and Tianjin Blue Run Xinhe Investment Center L.P.	Affiliates of Zhu Entities	1,681,366	7.0

Tianjin Happy Share(a)	Not applicable	1,251,742	5.2

(a)	Tianjin Happy Share was established in connection with the share incentive plan of Beijing Happy Time. For more information, see “Management — Share Incentive Plans — 2015 Share Incentive Plan.”

(5)	We plan to transfer our credit business under the Qudian brand to Xiamen Qudian.

(6)	We plan to transfer our credit business under the Laifenqi brand to a subsidiary of Ganzhou Qudian.
(7)	QuCampus is owned approximately 45.9% by us, 44.1% by Ant Financial and 10.0% by Ganzhou Happy Share, a limited partnership established in connection with the share incentive plan to be established by QuCampus. Mr. Min Luo, our founder, chairman and chief executive officer, is the general partner of Ganzhou Happy Share. We do not consolidate the financial results of QuCampus in our consolidated financial statements.

The following diagram illustrates the subsidiaries of Beijing Happy Time. It omits certain entities that are immaterial to our business, financial condition and results of operations.

(1)	Operate our websites and mobile apps under the Qudian brand and engage in all aspects of our businesses other than funding of credit drawdowns to borrowers, which is provided by our online small credit companies, including facilitating transactions, credit approval and servicing, risk management, marketing and borrower engagement, facilitating funding with institutional funding partners and managing merchandise suppliers.
(2)	Operate our websites and mobile apps under the Laifenqi brand and engage in all aspects of our businesses other than funding of credit drawdowns to borrowers, which is provided by our online small credit companies, including facilitating transactions, credit approval and servicing, risk management, marketing and borrower engagement, facilitating funding with institutional funding partners and managing merchandise suppliers.
(3)	Online small credit companies, each of which has obtained the approval to operate online small credit businesses.

The following diagram illustrates the subsidiaries of Ganzhou Qudian.

(1)	We expect to utilize such subsidiaries to explore new business opportunities.
(2)	We plan to transfer our credit business under the Laifenqi brand to such subsidiaries.

Contractual Arrangements with Consolidated VIEs and Their Shareholders

Due to PRC legal restrictions on foreign ownership and investment in, among other areas, VATS, which include the operations of Internet content providers, or ICPs, we, similar to all other entities with foreign-incorporated holding company structures operating in our industry in China, currently conduct these activities mainly through Beijing Happy Time and its subsidiaries. We established three new consolidated VIEs, Ganzhou Qudian, Hunan Qudian and Ganzhou Qudian, in 2017. We effectively control each consolidated VIE through a series of contractual arrangements with such VIE, its shareholders and Ganzhou Qufenqi, as described in more detail below, which collectively enables us to:

•	exercise effective control over each of our consolidated VIEs and its subsidiaries;

•	receive substantially all the economic benefits of each of our consolidated VIEs; and

•	have an exclusive option to purchase all or part of the equity interests in the equity interest in or all or part of the assets of each of our consolidated VIEs when and to the extent permitted by PRC law.

In addition, pursuant to the resolutions of all shareholders of Qudian Inc. and the resolutions of the board of directors of Qudian Inc., the board of directors of Qudian Inc. or any officer authorized by such board shall cause Ganzhou Qufenqi to exercise Ganzhou Qufenqi’s rights under the power of attorney agreements entered into among Ganzhou Qufenqi, each of our consolidated VIEs and the nominee shareholders of each of our consolidated VIEs and Ganzhou Qufenqi’s rights under the exclusive call option agreement between Ganzhou Qufenqi and each of our consolidated VIEs. As a result of these resolutions and the provision of unlimited financial support from the Company to each of our consolidated VIEs, Qudian Inc. has been determined to be most closely associated with each of our consolidated VIEs within the group of related parties and was considered to be the primary beneficiary of each of our consolidated VIEs. We have consolidated their financial results in our consolidated financial statements in accordance with U.S. GAAP.

In the opinion of Fangda Partners, our PRC legal counsel:

•	the ownership structures of Ganzhou Qufenqi and our consolidated VIEs in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation, or rule currently in effect; and

•	the contractual arrangements among Ganzhou Qufenqi, each of our consolidated VIEs and its shareholders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect, except that the pledge on Mr. Hongjia He’s equity interest in Hunan Qudian would not be deemed validly created until they are registered with the competent administration of industry and commerce.

However, we have been further advised by our PRC legal counsel, Fangda Partners, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. In particular, in January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, VIEs would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not arrived at a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft may be signed into law, if at all, and whether any final version would have substantial changes from the draft. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Relating to Our Corporate Structure.”

The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Ganzhou Qufenqi, each of our consolidated VIEs, and its shareholders.

Agreements that Provide Us with Effective Control over Our Consolidated VIEs and Their Subsidiaries

Equity Interest Pledge Agreements. Pursuant to the equity interest pledge agreements, the shareholders of our consolidated VIEs have pledged all of their equity interest in our consolidated VIEs as a continuing first priority security interest, as applicable, to respectively guarantee our consolidated VIEs and their shareholders’ performance of their obligations under the relevant contractual arrangements, which include the exclusive business cooperation agreements, exclusive call option agreements and power of attorney agreements. If our consolidated VIEs or any of their shareholders breach their contractual obligations under these agreements, Ganzhou Qufenqi, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, Ganzhou Qufenqi’s rights include forcing the auction or sale of all or part of the pledged equity interests of the applicable consolidated VIE and receiving proceeds from such auction or sale in accordance with PRC law. Upon purchase of equity interests in the applicable consolidated VIE by other persons, Ganzhou Qufenqi and such persons will need to enter into contractual arrangements that are similar to existing ones in order for Ganzhou Qufenqi to effectively control such consolidated VIE. Each of the shareholders of our consolidated VIEs agrees that, during the term of the applicable equity interest pledge agreement, such shareholder will not dispose of the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of Ganzhou Qufenqi. Ganzhou Qufenqi is entitled to all dividends and other distributions declared by our consolidated VIEs except as it agrees otherwise in writing. Each equity interest pledge agreement will remain effective until the applicable consolidated VIE and its shareholders discharge all their obligations under the contractual arrangements. We have registered pledges of equity interest in Beijing Happy Time, Ganzhou Qudian and Mr. Min Luo’s equity interest in Hunan Qudian with the relevant offices of the administration for industry and commerce in accordance with the PRC Property Rights Law, and are in the process of registering pledge of Mr. Hongjia He’s equity interest in Hunan Qudian.

Power of Attorney Agreements. Pursuant to the power of attorney agreements, each shareholder of our consolidated VIEs has irrevocably appointed the Ganzhou Qufenqi to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholder’s meetings and appoint directors and executive officers. In the absence of contrary written instructions of Ganzhou Qufenqi, each power of attorney agreement will remain in force for so long as the shareholder remains a shareholder of the applicable consolidated VIE.

Agreements that Allow Us to Receive Economic Benefits from our Consolidated VIEs and Their Subsidiaries

Exclusive Business Cooperation Agreements. Under the exclusive business cooperation agreements, Ganzhou Qufenqi has the exclusive right to provide the consolidated VIEs and their subsidiaries that generate substantial income, including Ganzhou Happy Fenqi, Ganzhou Network, and Fuzhou Microcredit, or the profitable consolidated VIEs and their subsidiaries, with technical support, consulting services and other services. In exchange, Ganzhou Qufenqi is entitled to receive a service fee from each of the profitable consolidated VIEs on a monthly basis and at an amount equivalent to all of its net income as confirmed by Ganzhou Qufenqi. Ganzhou Qufenqi owns the intellectual property rights arising out of the performance of the exclusive business cooperation agreement. In addition, each of the consolidated VIEs and their subsidiaries has granted Ganzhou Qufenqi an exclusive right to purchase any or all of the business or assets of each of the profitable consolidated VIEs and their subsidiaries at the lowest price permitted under PRC law. Unless otherwise agreed by the parties, this agreement will continue remaining effective.

Agreements that Provide Us with the Option to Purchase the Equity Interest in Beijing Happy Time

Exclusive Call Option Agreements. Pursuant to the exclusive call option agreements, our consolidated VIEs and each of their shareholders have irrevocably granted Ganzhou Qufenqi an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion at any time, to the extent permitted under PRC law, all or part of such shareholder’s equity interests in the applicable, or any or all or the assets of such consolidated VIE. For reasons discussed in this section, there may be PRC legal restrictions on Ganzhou Qufenqi’s ability to directly purchase such equity interests or assets. In the event such equity interests or assets are sold to persons designated by Ganzhou Qufenqi, Ganzhou Qufenqi and such persons will need to enter into contractual arrangements that are similar to the existing ones in order for Ganzhou Qufenqi to exercise effective control over and receive substantially all the economic benefits of such equity interests or assets. As for the equity interests in a consolidated VIE, the purchase price should be equal to the minimum price as permitted by PRC law. As for the assets of a consolidated VIE, the purchase price should be equal to the book value of the assets or the minimum price as permitted by applicable PRC law, whichever is higher. Without Ganzhou Qufenqi’s prior written consent, each consolidated VIE and its shareholders have agreed that such consolidated VIE shall not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans or guarantees and etc. Ganzhou Qufenqi is entitled to all dividends and other distributions declared by each consolidated VIE except as it agrees otherwise in writing, and the shareholders of each consolidated VIE have agreed to pay any such dividends or distributions to Ganzhou Qufenqi. Each agreement will remain effective until all equity interests of the applicable consolidated VIE held by its shareholders and all assets of such consolidated VIE have been transferred or assigned to Ganzhou Qufenqi or its designated person(s).

Financial Support Undertaking Letters

We executed a financial support undertaking letter addressed to each consolidated VIE, pursuant to which we irrevocably undertake to provide unlimited financial support to such consolidated VIE to the extent permissible under the applicable PRC laws and regulations, regardless of whether such consolidated VIE has incurred an operational loss. The form of financial support includes but is not limited to cash, entrusted loans and borrowings. We will not request repayment of any outstanding loans or borrowings from a consolidated VIE if it or its shareholders do not have sufficient funds or are unable to repay such loans or borrowings. Each letter is effective from the date of the other agreements entered into among Ganzhou Qufenqi, the applicable consolidated VIE and its shareholders until the earlier of (i) the date on which all of the equity interests of such consolidated VIE have been acquired by or its designated representative(s), and (ii) the date on which we in our sole and absolute discretion unilaterally terminates the applicable financial support undertaking letter.

We expect to provide the financial support if and when required with a portion of the proceeds from this offering and proceeds from the issuance of equity or debt securities in the future.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations in the period from April 9 to December 31, 2014 and the years ended December 31, 2015 and 2016, and selected consolidated balance sheets as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following selected consolidated statements of operations in the six months ended June 30, 2016 and 2017 and the selected consolidated balance sheet as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements.

Our historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
					(unaudited)
Selected Consolidated Statements of Operations:
Revenues:
Financing income	21,094	153,554	1,271,456	187,550	323,964	1,527,426	225,307
Sales commission fees	2,926	62,182	126,693	18,688	27,710	251,169	37,049
Penalty fees	114	19,271	22,943	3,384	19,931	2,836	418
Loan facilitation income and others	—	—	21,754	3,209	—	51,705	7,627

Total revenues	24,133	235,007	1,442,846	212,831	371,605	1,833,135	270,402
Operating cost and expenses(1):
Cost of revenue	(9,014)	(148,417)	(267,862)	(39,512)	(87,751)	(316,565)	(46,696)
Sales and marketing	(46,368)	(192,603)	(182,458)	(26,914)	(75,746)	(149,505)	(22,053)
General and administrative	(3,503)	(42,426)	(108,786)	(16,047)	(11,266)	(68,267)	(10,070)
Research and development	(4,360)	(37,530)	(52,275)	(7,711)	(13,096)	(63,489)	(9,365)
Loss of guarantee liability	—	—	(861)	(127)	—	(7,526)	(1,110)
Provision for loan principal, financing service fee receivables and other receivables	(1,667)	(45,111)	(132,177)	(19,497)	(34,692)	(99,028)	(14,607)

Total operating cost and expenses	64,911	466,086	744,418	(109,808)	(222,550)	(704,381)	(103,902)
Other operating income	—	—	14,646	2,160	2,531	37,523	5,535

(Loss)/income from operations	(40,778)	(231,078)	713,074	105,184	151,586	1,166,277	172,035

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
					(unaudited)
Interest and investment income, net	8	2,889	1,857	274	4,685	(2,070)	(305)
Foreign exchange gain/(loss), net	—	752	(9,651)	(1,424)	(9,651)	—	—
Other income	0	779	47	7	9	309	46
Other expenses	(5)	(6,505)	(1,834)	(271)	(281)	(1)	(0)

Net (loss)/income before income taxes	(40,775)	(233,164)	703,493	103,771	146,348	1,164,516	171,775
Income tax expenses	—	—	(126,840)	(18,710)	(23,913)	(190,854)	(28,152)

Net (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623

Net (loss)/income per share – basic	(0.51)	(2.94)	7.27	1.07	1.54	12.67	1.87
Net (loss)/income per share – diluted	(0.51)	(2.94)	1.90	0.28	0.41	3.23	0.48
Weighted average number of shares outstanding — basic	79,305,191	79,305,191	79,305,191	79,305,191	79,305,191	76,872,235	76,872,235
Weighted average number of shares outstanding — diluted	79,305,191	79,305,191	303,778,745	303,778,745	301,765,677	301,050,872	301,050,872
Pro forma basic income per share attributable to Class A and Class B ordinary shareholders (unaudited)			1.96	0.29		3.25	0.48
Pro forma diluted income per share attributable to Class A and Class B ordinary shareholders (unaudited)			1.95	0.29		3.23	0.48
Class A and Class B ordinary shares used in pro forma basic income per share computation (unaudited)			294,238,070	294,238,070		299,332,721	299,332,721
Class A and Class B ordinary shares used in pro forma diluted income per share computation (unaudited)			296,251,138	296,251,138		301,050,872	301,050,872
Total comprehensive (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623

(1)	Share-based compensation expenses are allocated in operating cost and expenses as follows:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(unaudited)
Sales and marketing	952	23,691	690	102	—	1,581	233
General and administrative	742	11,425	18,986	2,801	—	24,184	3,567
Research and development	1,024	20,492	2,457	362	—	6,412	946

Total share-based compensation expenses	2,717	55,607	22,134	3,265	—	32,177	4,746

	As of December 31,			As of June 30, 2017
	2015	2016
	RMB	RMB	US$	RMB	US$
	(in thousands)
				(unaudited)
Selected Consolidated Balance Sheets:
Cash and cash equivalents	210,114	785,770	115,907	645,034	95,148
Restricted cash	—	—	—	314,134	46,337
Short-term amounts due from related parties(1)	34,930	585,906	86,426	478,402	70,568
Short-term loan principal and financing service fee receivables	2,060,768	4,826,791	711,990	9,434,431	1,391,653
Long-term loan principal and financing service fee receivables	177,582	87,822	12,954	15,566	2,296
Total assets	2,675,596	7,117,599	1,049,902	11,371,640	1,677,406
Short-term borrowings and interest payables	1,562,883	4,183,231	617,059	6,466,502	953,860
Long-term borrowings and interest payables	89,358	76,052	11,218	11,823	1,744
Total liabilities	3,306,965	4,604,010	679,128	7,852,211	1,158,263
Total mezzanine equity	5,943,978	5,943,978	876,783	5,943,978	876,783
Total shareholders’ deficit	(6,575,347)	(3,430,389)	(506,009)	(2,424,549)	(357,640)

(1)	Includes RMB33.8 million and RMB404.6 million (US$59.7 million) and RMB473.2 million (US$69.8 million) deposited in our Alipay accounts as of December 31, 2015 and 2016 and June 30, 2017, respectively. Such amount is unrestricted as to withdrawal and use and readily available to us on demand.

Non-GAAP Measure

Adjusted Net (Loss)/Income

We use adjusted net (loss)/income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted net (loss)/income help identify underlying trends in our business by excluding the impact of share-based compensation expenses, which are non-cash charges. We believe that adjusted net (loss)/income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Adjusted net (loss)/income(1)	(38,058)	(177,557)	598,786	88,326	122,435	1,005,840	148,369

(1)	Adjusted net (loss)/income is defined as net (loss)/income excluding share-based compensation expenses.

Adjusted net (loss)/income is not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. This non-GAAP financial measure has limitations as analytical tools, and when assessing our operating performance, cash flows or our liquidity, investors should not consider them in isolation, or as a substitute for net (loss)/income, cash flows provided by operating activities or other consolidated statements of operation and cash flow data prepared in accordance with U.S. GAAP.

We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable U.S. GAAP performance measure, all of which should be considered when evaluating our performance.

The following table reconciles our adjusted net (loss)/income in the years presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net (loss)/income:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,

		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623
Add: share-based compensation expenses	2,717	55,607	22,134	3,265	—	32,177	4,746

Adjusted net (loss)/income	(38,058)	(177,557)	598,786	88,326	122,435	1,005,840	148,369

Our Key Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
	(in thousands)
Number of average MAU	214	2,492	14,332	10,682	26,089
Number of active borrowers	166	1,230	6,115	2,488	7,023
Number of new borrowers	166	1,138	5,451	1,893	3,354
Number of transactions	199	2,687	40,599	11,128	40,509

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Amount of transactions	578,241	4,253,846	32,230,638	4,754,272	9,382,735	38,206,484	5,635,757
On-balance sheet transactions	578,241	4,253,846	30,221,678	4,457,935	9,382,735	35,391,699	5,220,554
Off-balance sheet transactions	—	—	2,008,961	296,337	—	2,814,785	415,203

	As of December 31,				As of June 30, 2017
	2014	2015	2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Outstanding principal	513,283	2,262,602	6,331,739	933,981	10,670,804	1,574,027
On-balance sheet transactions	513,283	2,262,602	4,971,119	733,279	9,457,246	1,395,018
Off-balance sheet transactions	—	—	1,360,620	200,702	1,213,558	179,009

	As of December 31,				As of June 30, 2017
	2014	2015	2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Amount of approved credit	4,865,435	11,000,469	43,335,881	6,392,383	68,988,739	10,176,381
Amount (outstanding) available for drawdown	4,352,152	8,725,845	36,946,167	5,449,850	58,194,789	8,584,189

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in this prospectus, particularly in the section titled “Risk Factors.”

Overview

As a provider of online credit products, we use big data-enabled technologies, such as artificial intelligence and machine learning, to transform the consumer finance experience in China. We target hundreds of millions of quality, unserved or underserved consumers in China. They are young, mobile-active consumers who need access to small credit for their discretionary spending but are underserved by traditional financial institutions due to their lack of traditional credit data and the operational inefficiency of traditional financial institutions. We believe our operating efficiency and big data analytics capability to understand our prospective borrowers from different behavioral and transactional perspectives, assess their credit profiles and offer them instantaneous and affordable credit products with customized terms distinguishes our business and offerings.

We are the largest online provider of small cash credit products in China in terms of the number of active borrowers and the amount of transactions in the six months ended June 30, 2017, according to the Oliver Wyman Report. In the six months ended June 30, 2017, we facilitated approximately RMB38.2 billion (US$5.6 billion) in transactions to 7.0 million active borrowers.

We operate a pure online platform, with nearly all of the credit facilitated through mobile devices, providing consumers with a convenient experience. Prospective borrowers can apply for credit drawdowns on their mobile phones and receive approval within a few seconds. Approved borrowers are then able to draw down on their cash credit with cash disbursed immediately into their Alipay accounts in digital form. Borrowers also repay the credit drawdowns through their Alipay accounts. To complement our cash credit products, we offer merchandise credit products to finance borrowers’ direct purchase of merchandise offered on our marketplace on installment basis. Through collaborating with more than 480 merchandise suppliers, we offer an expanding range of product categories ranging from consumer electronics products to watches and sports and outdoor products to capture approved borrowers’ growing consumption demand and enhance their online shopping experience.

We currently offer cash credit products, which provide funds in digital form, and merchandise credit products. In the six months ended June 30, 2017, our cash credit products had an average size of approximately RMB920 (US$136) and weighted average term of approximately two months, and our merchandise credit products had an average size of approximately RMB1,250 (US$184) and weighted average term of approximately eight months. Small credit products typically have short durations, enabling us to quickly understand a borrower’s behavior and further refine our data analytics and credit assessment model upon the completion of transaction cycles. Small credit products also enjoy favorable risk characteristics compared to larger credit products.

We aggregate our borrowers’ behavioral data with data and credit analyses from various partners as inputs for our credit assessment model. As an innovator in the application of artificial intelligence to financial services, we utilize machine learning to accurately assess borrowers’ credit profiles. We focus on data analyses that not only reflect borrowers’ ability to repay but also their willingness to do so. These analyses are based on the prospective borrowers’ social and shopping behavioral data, among others, in addition to the characteristic metrics such as locations and demographics. As borrowers repay, they build credit histories with us. Based on the credit histories, our artificial intelligence-based credit assessment model enables us to continually re-evaluate borrowers’ credit profiles and provide more personalized credit limits. We offer borrowers with stronger credit profiles higher credit limits and longer repayment durations, thereby driving higher engagement with them.

On average, an active borrower drew down credit approximately six times in the six months ended June 30, 2017. As of June 30, 2017, borrowers with outstanding credit drawdowns utilized approximately 51.3% of their credit limits on average. We believe borrowers who did not utilize the maximum amounts available for drawdowns under their respective credit limits tend to be those who utilize credit responsibly. As we accumulate more data and enhance the capability of our model, we strive to better engage, re-evaluate and serve prospective borrowers who had applied for credits in the past. As of June 30, 2017, only approximately 17.6 million out of our approximately 47.9 million registered users had been approved with credit.

We have experienced robust credit performance. Our M1+ Delinquency Rate by Vintage for transactions in 2016 and the first quarter in 2017 has remained at a level of 0.5% or less up to June 30, 2017. M1+ Delinquency Rate by Vintage is defined as the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal of the credit drawdowns in such vintage.

We have established a strategic partnership with Ant Financial and have in-depth cooperation in multiple areas of our business. We engage the majority of our active borrowers through the Alipay consumer interface. Zhima Credit provides us with credit analysis information of prospective borrowers, which enhances our credit analysis capabilities. We also provide Zhima Credit with our credit analysis of borrowers to reflect repayment and other credit attributes and work with Zhima Credit to further develop more robust credit analysis capabilities. In addition, we are in ongoing discussions with Ant Financial to explore other collaboration opportunities, including various approaches to engage and serve prospective borrowers.

To provide a good user experience, we have technology and funding arrangements in place to enable instant drawdown of credit by consumers. We collaborate with a variety of institutional funding partners such as banks, a consumer finance company and other institutions, to secure sufficient amounts of funding for credit drawdowns. Institutional funding partners are interested in working with us because of the short duration of our credit products, our technology-driven credit assessment capabilities and the diversified credit portfolio with attractive risk-adjusted returns. Our strong technological capabilities enable us to seamlessly integrate our system with those of our institutional funding partners, rapidly facilitate transactions and repayment settlements at a massive scale and forecast our funding needs on a real-time basis. We do not directly source funding from retail investors. Currently, we retain most of the credit risk with respect to the cooperation with institutional funding partners. We also utilize our own capital to fund the credit drawdowns to enhance user experience so that they can instantly receive funds after drawdown requests. Our historical funding arrangements involve the transfer of such credit drawdowns to institutional funding partners. We have established new funding arrangements as we diversify our funding sources. Such new arrangements include indirect funding of credit drawdowns by institutional funding partners through trusts that we established with trust companies as well as direct funding of credit drawdowns by institutional funding partners. Our longer-term objectives are to primarily leverage external institutional funding and to transfer credit risk to or share it with a diversified group of institutional funding partners.

Since inception in 2014, our business has witnessed significant growth and increased borrower activities, as illustrated by the charts below:

We mainly generate financing income from cash credit products and both financing income and sales commission fees from merchandise credit products.

We have achieved significant scale and experienced strong growth in our results of operations. Our total revenues increased from RMB24.1 million in the period from April 9 to December 31, 2014 to RMB235.0 million in 2015. Our total revenues further reached RMB1,442.8 million (US$212.8 million) in 2016, which was 514.0% higher than our total revenues in 2015. Our total revenues increased by 393.3% from RMB371.6 million in the six months ended June 30, 2016 to RMB1,833.1 million (US$270.4 million) in the same period in 2017. Our net losses were RMB40.8 million in the period from April 9 to December 31, 2014 and RMB233.2 million in 2015. In 2016, we recorded net income of RMB576.7 million (US$85.1 million). Our net income increased by 695.2% from RMB122.4 million in the six months ended June 30, 2016 to RMB973.7 million (US$143.6 million) in the same period in 2017.

Key Factors Affecting Our Results of Operations

Number and Engagement of Borrowers

We engage the majority of our active borrowers through different channels on the Alipay consumer interface. Our ability to continue to engage borrowers efficiently is significantly affected by our relationships and the terms of our collaborations with Ant Financial. Detailed arrangements with Ant Financial, including borrower engagement fees, may change from time to time, which affects our results of operations. As we seek to broaden our borrower base, our success in collaborating with other leading Internet companies and other marketing efforts will affect the size and credit quality of our borrower base. In addition, our brand, reputation, user experience and the pricing of our credit products will affect our borrower retention capability and repeat transactions by borrowers.

Our Partnership with Ant Financial

We have established a strategic partnership with Ant Financial. Our collaboration with Ant Financial has an important effect on our results of operations. We benefit from Alipay’s strong brand recognition and wide adoption in China. In particular, we are able to promote our products and launch campaigns through the public service window on the Alipay consumer interface, a borrower engagement channel which is free of charge and generally available to third parties. We have been able to engage the majority of our active borrowers, particularly repeat borrowers, through such channel since 2016. Such collaboration with Alipay has been an important factor in expanding our borrower base while controlling our sales and marketing expenses. We have also utilized borrower engagement channels on the Alipay consumer interface in which we pay a fee. To the extent we rely more heavily on paid channels, our costs for borrower engagement would increase. We also collaborate with Zhima Credit to enhance the credit analysis capabilities of our business. Given that the online consumer finance market in China continues to evolve, we are in ongoing discussions with Ant Financial to explore other collaboration opportunities, including various approaches to engage and serve prospective borrowers. Changes to our arrangement with Ant Financial in borrower engagement and other aspects of our business could affect our borrower engagement efficiency, the growth of our business and our profitability.

Risk Management

Our ability to effectively evaluate a borrower’s credit profile affects our ability to offer attractive borrowing terms. The quality of our risk management system affects the delinquency rates of the transactions we facilitate. We periodically adjust our allowance for loan principal and financing service fee receivables when we believe that the future collection of the principal of on-balance sheet transactions is unlikely. We base the allowance for loan principal and financing service fee receivables primarily on historical loss experience using a roll rate-based model applied to our principal and financing service fee receivables portfolios and, to a lesser extent, macroeconomic factors. As such, an increase in delinquency rates of on-balance sheet transactions will result in a higher allowance for loan principal and financing service fee receivables. We recognize any increase in allowance for loan principal and financing service fee receivables as provision for loan principal and financing service fee receivables for the relevant period. We charge off loan principal and financing service fee receivables as a reduction to the allowance for loan principal and financing service fee receivables when the principal and financing service fee receivables are deemed to be uncollectible. Our Provision Ratio, calculated as the amount of provision for loan principal and financing service fee receivables incurred during a period as a percentage of the total amount of on-balance sheet transactions facilitated during such period, was 0.29%, 1.06%, 0.40% and 0.28% in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. Our Allowance Ratio, calculated as the amount of allowance for loan principal and financing service fee receivables as of a date as a percentage of the total amount of loan principal and financing service fee receivables as of such date, was 0.32%, 1.51%, 2.09% and 1.43% as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively. We do not believe changes in Allowance Ratio accurately reflect the performance of transactions facilitated. For more information, see “— Credit Performance — Allowance Ratio”. For each off-balance sheet transaction, we record the fair value of guarantee liability, which represents the present value of our expected payout based on the estimated delinquency rate and the applicable discount rate for time value. The loan facilitation fees payable to us, net of guarantee liability which was allocated from the consideration in connection with such credit drawdowns, are recognized as loan facilitation income and others. As such, an increase in expected delinquency rates of off-balance sheet transactions will result in an increase in the fair value of guarantee liabilities, which is recognized as loss of guarantee liability in our results of operations.

Funding Sources, Costs and Risk Transfer

The growth of our business is dependent on our ability to secure sufficient funding for the transactions that we facilitate. We primarily work with institutional funding partners to fund the credit we facilitate. We do not directly source funding from retail investors. The availability of funds from the institutional funding partners that we collaborate with affects our liquidity and the amount of transactions that we will be able to facilitate. The cost of capital for funds from institutional funding partners that we collaborate with during any specific period impacts our profitability.

We collaborate with institutional funding partners in several ways. There are credit drawdowns that are initially funded by us and subsequently transferred to or funded indirectly by institutional funding partners through trusts that we established with trust companies. For such arrangements, we recognize financing income from borrowers including interest collected on behalf of our institutional funding partners. We record interest expenses of borrowings on funds provided by such institutional funding partners as cost of revenues. For this type of transactions, we retain full credit risk and record them on our balance sheet. As we incur interest expenses of borrowings on such funding arrangement, an increase in such arrangement may adversely affect our profit margin. We also collaborate with certain institutional funding partners that provide funds directly to borrowers for credit drawdowns that we facilitate, which enables us to facilitate additional transactions without utilizing our capital resources. Such institutional funding partners deduct the principal and service fees due to them from borrowers’ repayments and remit the remainder to us as our loan facilitation fees. Such loan facilitation fees, net of the fair value of guarantee liabilities which was deducted from the consideration, are recognized as loan facilitation income and others. We do not incur interest expenses of borrowings on their funding. As such, an increase in such arrangement may enhance our profit margin. We record the credit drawdowns funded under such arrangements off-balance sheet. Depending on the arrangement with the specific institutional funding partner, we either assume full credit risk or share credit risk with the institutional funding partner. The fair value of guarantee liabilities, which represents the present value of our expected payouts due to defaults under off-balance sheet transactions, is recorded on our balance sheet.

While we intend to focus on leveraging technology, rather than capital, to serve the broad consumer base in China, we also fund certain credit drawdowns by our borrowers ourselves. We have established online small credit companies and utilized trusts funded by us for such purpose. Increasing utilization of our own capital during any specific period in order to enhance user experience and funding flexibility would also enhance our profit margin.

For additional information as to the details of our collaboration with institutional funding partners, see “Business — Funding.”

Product Offerings

We primarily offer small cash and merchandise credit products that typically have short durations. Our revenue and profitability are subject to the amount of financing service fees charged and the number of transactions we facilitate. Amount of financing service fees per transaction is a function of the size and duration of credit products. Credit products of larger size and longer duration generally correspond to higher financing service fees. In addition, borrowers with strong credit profiles may be offered discounts as to financing service fees. In April 2017, we lowered the financing service fee levels for certain cash credit products. We may further lower the financing service fee levels in the future in response to customer characteristics, market demand, competition and regulations, which would impact our revenue and profitability. The relative contribution in amount of transactions facilitated under our cash credit products and merchandise credit products also affect revenue and profitability. In particular, merchandise credit products generate both financing income and sales commission fees, while cash credit products generate only financing income. A higher proportion of merchandise credit products in our product mix tends to enhance our profitability.

In addition, we are in ongoing discussions with Ant Financial to explore other collaboration opportunities. Such cooperation may affect our range of product offerings. Furthermore, we may also leverage our credit assessment model to help other financial services providers assess the credit profiles of their own customers according to their credit standards, and our ability to execute such plan may affect the growth of our business and profitability. We expect to charge fees for such credit assessment services.

Economic Conditions and Regulatory Environment in China

The demand for credit from borrowers is dependent upon overall economic conditions in China. General economic factors, including the interest rate environment and unemployment rates, may affect borrowers’ willingness to seek credit. For example, significant increases in interest rates could cause prospective borrowers to defer obtaining credit as they wait for interest rates to decrease. Additionally, a slowdown in the economy, resulting in a rise in the unemployment rate and/or a decrease in real income, may affect individuals’ level of disposable income. This may affect borrowers’ repayment capability and their willingness to seek credit, which may potentially affect credit drawdowns and/or delinquency rates.

The regulatory environment for the online consumer finance industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. Due to the relatively short history of online consumer finance industry in China, the PRC government has not adopted a clear regulatory framework governing our industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make facilitating credit to borrowers more difficult or expensive, or making such credit products more difficult for borrowers or institutional funding partners to accept or on terms favorable to us, these events could also provide new product and market opportunities.

Credit Performance

The credit performance of the transactions we facilitate affects our financial condition and results of operations. If one payment for a credit drawdown facilitated by us is past due, the remaining payments that are not yet due are also considered past due for the purpose of evaluating the performance of the credit drawdown. Based on our experience, credit drawdowns past due 1 to 30 calendar days would be largely recovered by collection, therefore our focus on credit performance are those transactions for which any installment payment was more than 30 calendar days (“M1+”) past due. We closely monitor the credit performance measured by the M1+ Delinquency Rates by Vintage, which track the lifetime performance of the credit drawdowns originated in a certain vintage.

M1+ Delinquency Rate by Vintage

We define “M1+ Delinquency Rate by Vintage” as the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal in such vintage.

We separate the vintages from 2014 to 2015 when we were mainly engaged in the offline market, and the vintages since the first quarter of 2016 after the transition of our business to the current model.

The following chart displays the historical lifetime cumulative M1+ Delinquency Rate by Vintage from the second month after credit drawdowns up to the twelfth month after such transactions for all transactions for 2014 and each of the quarters in 2015, without taking into account charge-offs:

The following chart displays the historical lifetime cumulative M1+ Delinquency Rate by Vintage from the second month after credit drawdowns up to the twelfth month after such transactions for all transactions for each of the quarters in 2016 and the first quarter in 2017, without taking into account charge-offs:

M1+ Delinquency Rate by Vintage for vintages in 2016 and the first quarter in 2017 have remained at a level of 0.5% or less up to June 30, 2017 as a result of our effective credit assessment model and risk management system despite serving a more diverse customer group. After we started to engage borrowers online in November 2015, we have fully automated our data collection and risk management process and placed increasing emphasis on big data analytics. M1+ Delinquency Rate by Vintage for the fourth quarter of 2016 is higher than other vintages in 2016 primarily due to a significant increase in the amount of transactions within a concentrated short period during the quarter, as we aimed to satisfy the increased borrower demand during November 11 and December 12 shopping seasons. The amount of transactions further increased in the first quarter of 2017, while M1+ Delinquency Rate by Vintage for such quarter slightly decreased compared to the fourth quarter of 2016, which demonstrates the strength of our credit assessment model.

Credit Performance Data

The following table provides the total balance of outstanding principal for on-balance sheet transactions where the longest past due period of an installment payment was 1 to 30, 31 to 60, 61 to 90 and more than 90 calendar days as of the dates presented:

	Delinquent for
As of	1-30 calendar days	31-60 calendar days	61-90 calendar days	More than 90 calendar days	Total
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
December 31, 2014	954	144	29	77	1,203	175
December 31, 2015	10,582	4,791	4,345	11,615	31,333	4,622
December 31, 2016	74,833	19,549	14,678	29,770	138,830	20,479
June 30, 2017	71,135	28,831	23,009	55,745	178,720	26,363

The following table provides the balance of outstanding financing service fees for on-balance sheet transactions where the longest past due period of an installment payment was 1 to 30, 31 to 60 and 61 to 90 calendar days as of the dates presented(1):

	Delinquent for
As of	1-30 calendar days	31-60 calendar days	61-90 calendar days	Total
	RMB	RMB	RMB	RMB	US$
	(in thousands)
December 31, 2014	26	7	2	34	5
December 31, 2015	157	98	132	387	56
December 31, 2016	1,851	757	680	3,288	485
June 30, 2017	4,792	1,867	1,085	7,743	1,142

(1)	Financing service fees are reversed post 90 calender days.

We actively service and collect principal and financing service fees that are past due. The following table sets forth the amount of principal and financing service fees for on-balance sheet transactions that were recovered for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,

		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(thousands)
Amount recovered past due payments for principal	58	9,739	102,353	15,098	21,770	152,611	22,511
Amount recovered past due payments for financing service fees	17	1,294	6,099	900	1,270	8,489	1,252

The following table sets forth the amount we charged off for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,

		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(thousands)
Amount charged off	—	12,591	49,427	7,291	16,488	67,165	9,907

We charge off loan principal and financing service fee receivables if any of the conditions specified in our charge-off policy is satisfied, including the amount remain outstanding 180 calendar days past due and therefore deemed uncollectible.

We actively detect and prevent fraud utilizing our proprietary risk management system and fraud prevention system. The following table sets forth the amount of losses due to borrower fraud identified by us for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,

		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(thousands)
Amount of losses due to identified borrower fraud	—	537	3,473	512	0	1,946	287

The amount of transactions has increased significantly since inception, which is accompanied by an increase in the amount of losses due to identified borrower fraud.

Provision Ratio

We define “Provision Ratio” as the amount of provision for loan principal and financing service fee receivables incurred during a period as a percentage of the total amount of on-balance sheet transactions during such period. The following table sets forth our Provision Ratio for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
Provision Ratio	0.29%	1.06%	0.40%	0.37%	0.28%

We periodically adjust our allowance for loan principal and financing service fee receivables when we believe that the future collection of principal is unlikely. We base the allowance for loan principal and financing service fee receivables primarily on historical loss experience using a roll rate-based model applied to our principal and financing service fee receivables portfolios and, to a lesser extent, macroeconomic factors. We recognize any increase in allowance for loan principal and financing service fee receivables as provision for loan principal and financing service fee receivables for the relevant period. Our Provision Ratio increased from 0.29% in 2014 to 1.06% in 2015. The increase in Provision Ratio was primarily due to the increase in the delinquency, as we were still at an early stage of our business and establishing our credit assessment model in 2014 and 2015. Our Provision Ratio decreased to 0.40% in 2016 and further to 0.28% in the six months ended June 30, 2017 primarily due to the fact that we enhanced our credit assessment model and risk management system, as we have fully automated our data collection and risk management process and placed increasing emphasis on big data analytics.

Allowance Ratio

We define “Allowance Ratio” as the amount of allowance for loan principal and financing service fee receivables as of a date as a percentage of the total amount of loan principal and financing service fee receivables as of such date. The following table sets forth our Allowance Ratio and principal turnover ratio as of the dates presented:

	As of or for the year ended December 31,				As of or for the six months ended June 30, 2017
	2014	2015	2016
Allowance Ratio	0.32%	1.51%	2.09%		1.43%
Principal turnover ratio(1)	1.1x	1.9x	6.1	x	3.7x

(1)	Represents amount of transactions in 2014, 2015 and 2016 and in the six months ended June 30, 2017, divided by outstanding principal at the respective period end.
(2)	In comparison, the principal turnover ratio for the six months ended June 30, 2016 was 2.7x.

Allowance Ratio increased from 0.32% as of December 31, 2014 to 1.51% as of December 31, 2015, which was in line with the increase in Provision Ratio from 2014 to 2015. Allowance Ratio further increased to 2.09% as of December 31, 2016, which was primarily due to the fact that we started facilitating credit products with shorter durations in late 2015. As a result, many of such credit drawdowns were repaid within the same period in which they were facilitated, resulting in a lower period-end outstanding principal that did not reflect the increase in total amount of transactions during such periods. Our principal turnover ratio increased from 1.1x for the year ended December 31, 2014 to 6.1x for the year ended December 31, 2016. Given the short-term nature of our credit products, the amount of on-balance sheet transactions during 2016 was 6.1 times the outstanding on-balance sheet principal as of December 31, 2016. As such, the performance of transactions is more accurately reflected when assessed based on the amount of transactions facilitated during a period than based on the outstanding principal as of the period end. For a more accurate indication as to our enhanced risk management capability, please refer to the Provision Ratio as elaborated above.

The following tables present the aging of Allowance Ratio as of December 31, 2014, 2015 and 2016 and June 30, 2017.

As of December 31, 2014

	Non- delinquent	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total	Over 180 days(1)
Loan principal and financing service fee receivables (RMB)	514,019,098	980,045	150,446	30,171	25,858	27,618	23,151	515,256,387	—
Allowance for loan principal and financing service fee receivables (RMB)	989,283	428,415	142,969	30,171	25,858	27,618	23,151	1,667,465	—
Allowance Ratio	0.19%	43.71%	95.03%	100.00%	100.00%	100.00%	100.00%	0.32%	NA

(1)	Amounts remain outstanding 180 days past due and therefore deemed uncollectible are charged off.

As of December 31, 2015

	Non-delinquent	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total	Over 180 days(1)
Loan principal and financing service fee receivables (RMB)	2,229,430,652	10,739,279	4,888,898	4,477,012	3,434,317	4,141,727	4,039,424	2,261,151,309	12,021,790
Allowance for loan principal and financing service fee receivables (RMB)	11,555,203	5,031,202	3,706,368	3,684,859	2,948,420	3,627,111	3,634,322	34,187,485	12,021,790
Allowance Ratio	0.52%	46.85%	75.81%	82.31%	85.85%	87.57%	89.97%	1.51%	100.00%

(1)	Amounts remain outstanding 180 days past due and therefore deemed uncollectible are charged off.

As of December 31, 2016

	Non-delinquent	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total	Over 180 days(1)
Loan principal and financing service fee receivables (RMB)	4,877,508,261	76,684,251	20,305,480	15,357,740	11,429,365	9,186,682	9,154,380	5,019,626,159	57,974,297
Allowance for loan principal and financing service fee receivables (RMB)	18,891,416	33,849,595	14,780,233	12,280,005	9,382,617	7,857,448	8,072,425	105,113,739	57,974,297
Allowance Ratio	0.39%	44.14%	72.79%	79.96%	82.09%	85.53%	88.18%	2.09%	100.00%

(1)	Amounts remain outstanding 180 days past due and therefore deemed uncollectible are charged off.

As of June 30, 2017

	Non-delinquent	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total	Over 180 days(1)
Loan principal and financing service fee receivables (RMB)	9,400,478,659	75,926,491	30,697,751	24,093,573	18,425,344	16,930,050	20,390,018	9,586,941,886	123,145,997
Allowance for loan principal and financing service fee receivables (RMB)	30,757,271	26,710,940	18,612,046	16,949,829	13,666,078	13,486,478	16,762,633	136,945,275	123,145,997
Allowance Ratio	0.33%	35.18%	60.63%	70.35%	74.17%	79.66%	82.21%	1.43%	100.00%

(1)	Amounts remain outstanding 180 days past due and therefore deemed uncollectible are charged off.

We base the allowance for loan principal and financing service fee receivables primarily on historical loss experience using a roll rate-based model, and as indicated in the tables above, we record such allowance even with respect to loans that are non-delinquent. The Allowance Ratio for loan principal more than 180 days past due is 100%. We also charge off such loan principal in accordance with our charge-off policy.

M1+ Delinquency Coverage Ratio

We define “M1+ Delinquency Coverage Ratio” as the balance of allowance for principal and financing service fee receivables at the end of a period, divided by the total balance of outstanding principal for on-balance sheet transactions for which any installment payment was more than 30 calendar days past due as of the end of such period.

	As of December 31,			As of June 30, 2017
	2014	2015	2016
M1+ Delinquency Coverage Ratio	6.7x	1.6x	1.6x	1.3x

M1+ Delinquency Coverage Ratio was above 1.0x as of December 31, 2014, 2015, 2016 and June 30, 2017, indicating that our allowance for principal and financing service fee receivables was adequate to cover delinquency balance. M1+ Delinquency Coverage Ratio was 6.7x as of December 31, 2014, as we were still at an early stage of our business. M1+ Delinquency Coverage Ratio was 1.6x, 1.6x and 1.3x as of December 31, 2015 and 2016 and June 30, 2017, respectively.

Charge-Off Ratio

We define “Charge-Off Ratio” as the amount of loan principal receivables we charged off during a period, divided by the total amount of on-balance sheet transactions during such period.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
	%
Charge-Off Ratio	—	0.30%	0.16%	0.18%	0.19%

Off-Balance Sheet Transactions

We started to facilitate off-balance sheet transactions in September 2016. As of June 30, 2017, the total balance of outstanding principal for off-balance sheet transactions where an installment payment was past due was RMB50.0 million (US$6.9 million), representing 3.9% of the total balance of outstanding principal for off-balance sheet transactions. Based on the present value of our expected payouts in connection with borrowers’ defaults on the off-balance sheet transactions, we recorded guarantee liabilities of RMB9.7 million (US$1.4 million) as of June 30, 2017. For more information, see “— Critical Accounting Policies, Judgments and Estimates — Guarantee Liabilities.”

Funding

The table below sets forth a breakdown by funding sources, as a percentage of the total amount of transactions facilitated, in the periods presented:

	Year Ended December 31,			Six Months Ended June 30, 2017
	2014	2015	2016
	%
On-balance sheet transactions
Credit drawdowns that were funded by institutional funding partners	88.6	74.3	33.2	48.1
Credit drawdowns transferred to institutional funding partners	88.6	74.3	27.9	33.5
Credit drawdowns funded through trusts(1)	—	—	5.3	14.6

Credit drawdowns that were funded by our own capital	11.4	25.7	60.6	44.6

Total on-balance sheet transactions	100.0	100.0	93.8	92.6
Off-balance sheet transactions	—	—	6.2	7.4

Total	100.0	100.0	100.0	100.0

(1)	Excludes credit drawdowns funded by our own capital through trusts.

Our longer-term objectives are to primarily leverage external institutional funding and to transfer credit risk to or share it with a diversified group of institutional funding partners. We will continue to broaden and deepen our institutional fund partnerships. We have recently entered into cooperation agreements with banks to fund credit to our borrowers. We are seeking to increasingly attract external funding to be provided directly to our borrowers.

We also aim to enter into credit risk sharing arrangement with an increasing portion of our institutional funding partners. Given the reduced risk exposure from such type of arrangement, the transactions may be recorded off-balance sheet. An increase in such arrangement may enhance our profitability where the credit risk shared is less than the provision needed if the transactions were on-balance sheet.

For additional information as to the details of our collaboration with institutional funding partners, see “Business — Funding.”

Components of Results of Operations

Total Revenues

Our total revenues comprise financing income, sales commission fees, penalty fees and loan facilitation income and others. Our total revenues are presented net of origination costs, VAT and related surcharges. Financing income represents financing service fees that we collect from borrowers for on-balance sheet transactions, which we have facilitated since inception in April 2014. Sales commission fees represent fees earned from merchandise suppliers in connection with merchandise credit products. Penalty fees represent fees we charge borrowers for late repayment. Loan facilitation income and others represent loan facilitation fees earned from certain institutional funding partners in connection with off-balance sheet transactions, a type of funding arrangement that started in September 2016. For more information, see “— Critical Accounting Policies, Judgments and Estimates — Revenue Recognition.” The following table sets forth the breakdown of our total revenues, both in absolute amount and as a percentage of our total revenues, for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014		Year Ended December 31,					Six Months Ended June 30,
			2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues
Financing income	21,094	87.4	153,554	65.3	1,271,456	187,550	88.1	323,964	87.2	1,527,426	225,307	83.3
Sales commission fees	2,926	12.1	62,182	26.5	126,693	18,688	8.8	27,710	7.5	251,169	37,049	13.7
Penalty fees	114	0.5	19,271	8.2	22,943	3,384	1.6	19,931	5.4	2,836	418	0.2
Loan facilitation income and others	—	—	—	—	21,754	3,209	1.5	—	—	51,705	7,627	2.8

Total revenues	24,133	100.0	235,007	100.0	1,442,846	212,831	100.0	371,605	100.0	1,833,135	270,402	100.0

Financing Income

Financing income represents financing service fees that we collect from borrowers for on-balance sheet transactions, which we have facilitated since inception in April 2014. Financing income is net of origination costs, VAT and related surcharges. The amount of financing income for each transaction is primarily based upon the amount and duration of such credit product. Financing income for merchandise credit products is recorded at the time when the merchandise suppliers confirm the order and have shipped the relevant merchandise to borrowers. The aspects of our operations that give rise to interest income include, among others, the time value of money associated with the funds lent to borrowers and the credit risk that we undertake. Therefore, we recognize financing income using the effective interest method.

For borrowers with strong credit profiles, we may offer them discounts as to financing service fees. When a borrower applies a discount to a specific installment, such discount reduces the amount that the borrower is obligated to repay for such installment. Therefore, the discount represents a reduction in the future cash flows from the credit drawdown and is recorded as a reduction to financing income utilizing the effective interest rate method.

Sales Commission Fees

Sales commission fees represent fees earned from merchandise suppliers when borrowers purchase their merchandise on our marketplace and comprise (i) the difference between the retail prices of the merchandise sold to borrowers and the prices of the merchandise that we pay to the merchandise suppliers and (ii) rebates earned from merchandise suppliers.

Penalty Fees

Penalty fees represent fees we charge borrowers for late repayment. As collectability is not reasonably assured, the penalty fee is recorded on a cash basis.

Loan Facilitation Income and Others

Loan facilitation income and others represent loan facilitation fees earned from certain institutional funding partners for credit directly funded by them, a type of funding arrangement that started in September 2016. The relevant institutional funding partners deduct the principal and fees due to them from borrowers’ repayments and remit the remainder to us as our loan facilitation fees. Such loan facilitation fees, net of the fair value of guarantee liabilities which was deducted from the consideration, are recognized as loan facilitation income and others. Loan facilitation income and others represent (i) an initial intermediary fee earned from the institutional funding partners on the origination date in consideration of our loan facilitation services and (ii) a recurring fee earned from such institutional funding partners in consideration of our post-origination services.

Operating Cost and Expenses

Our operating cost and expenses consist of cost of revenue, sales and marketing expenses, general and administrative expenses, research and development expenses, loss of guarantee liability and provision for loan principal, financing service fee receivables and other receivables. The following table sets forth our operating cost and expenses, both in absolute amount and as a percentage of our total revenues, for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014		Year Ended December 31,					Six Months Ended June 30,
			2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating cost and expenses:
Cost of revenue	9,014	37.4	148,417	63.2	267,862	39,512	18.6	87,751	23.6	316,565	46,696	17.3
Sales and marketing	46,368	192.1	192,603	82.0	182,458	26,914	12.6	75,746	20.4	149,505	22,053	8.2
General and administrative	3,503	14.5	42,426	18.1	108,786	16,047	7.5	11,266	3.0	68,267	10,070	3.7
Research and development	4,360	18.1	37,530	16.0	52,275	7,711	3.6	13,096	3.5	63,489	9,365	3.5
Loss of guarantee liability	—	—	—	—	861	127	0.1	—	—	7,526	1,110	0.4
Provision for loan principal, financing service fee receivables and other receivables	1,667	6.9	45,111	19.2	132,177	19,497	9.2	34,692	9.3	99,028	14,607	5.4

Total	64,911	269.0	466,086	198.3	744,418	109,808	51.6	222,550	59.9	704,381	103,902	38.4

The following table sets forth our operating cost and expenses paid to related parties for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Operating cost and expenses paid to related parties:
Cost of revenue(1)	—	8,185	47,337	6,983	14,521	76,383	11,267
Sales and marketing(2)	—	—	36,150	5,332	—	75,555	11,145

Total	—	8,185	83,486	12,315	—	151,938	22,412

(1)	Includes (i) payment processing and settlement fees to Alipay, (ii) fees related to credit analysis information provided by Zhima Credit and (iii) interest expenses of borrowings from Guosheng Financial Holding Inc. in connection with its investment in one of our trusts.
(2)	Includes borrower engagement fees to Ant Financial.

No general and administrative or research and development expenses were paid to related parties during the periods presented.

Cost of Revenue

Our cost of revenue represents interest expenses of borrowings, which are fees paid or payable to institutional funding partners and other lending related costs, which include payment processing and settlement fees, including those paid to Alipay. The following table sets forth components of our cost of revenue, both in absolute amount and as a percentage of our total revenues, for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014		Year Ended December 31,					Six Months Ended June 30,
			2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue:
Interest expenses of borrowings	7,807	32.4	122,706	52.2	210,950	31,117	14.6	68,288	18.4	238,536	35,186	13.0
Other lending related costs	1,207	5.0	25,711	10.9	56,912	8,395	3.9	19,462	5.2	78,030	11,510	4.3

Total	9,014	37.4	148,417	63.2	267,862	39,512	18.6	87,751	23.6	316,565	46,696	17.3

Interest expenses of borrowings depend on the institutional funding partners which we work with to provide funding to credit we facilitate. Historically, we typically group credit drawdowns into portfolios and transfer them to institutional funding partners. Such institutional funding partners then provide us with funding for the credit drawdowns transferred, which are recorded as short-term borrowings and long-term borrowings on our consolidated balance sheet. After collecting principals and financing service fees from borrowers, we remit to these institutional funding partners all principals and fees payable. If borrowers default on their payment obligations, we are generally obligated to repay these institutional funding partners all principals and fees payable in respect of credit drawdowns funded by them. We have ceased transferring credit drawdowns to P2P platforms in April 2017. We recognize fees paid to such institutional funding partners as interest expenses of borrowing in our cost of revenue. Starting in December 2016, we also collaborate with trust companies to enable certain institutional funding partners to provide funding to borrowers through trusts. Such trust arrangements provide a specified rate of return to the institutional funding partners. The amount accrued that reflects such pre-agreed rate of return payable to the institutional funding partners is also recognized as interest expenses of borrowings. Fee rates vary among institutional funding partners. As of June 30, 2017, the annual rates for short-term borrowings and long-term borrowings from institutional funding partners that are P2P platforms ranged from 6.0% to 12.0%. As of the same date, the annual rates for short-term borrowings from banks and other institutional funding partners ranged from 7.5% to 8.5% and 6.0% to 12.0%, respectively. The interests payable to institutional funding partners are lower than financing service fees we collect from borrowers on the credit drawdowns transferred. As of June 30, 2017, we do not have any long-term borrowings from other institutional funding partners. Certain institutional funding partners provide funds directly to borrowers for credit that we facilitate, and we do not recognize interest expenses of borrowings relating to such credit drawdowns. In addition, when utilizing our own capital to fund credit, we also do not incur interest expenses of borrowings.

Sales and Marketing

Sales and marketing expenses consist primarily of expenses related to borrower engagement and retention, such as fees paid to Ant Financial and general brand awareness building. Sales and marketing expenses also include salaries, benefits and share-based compensation related to our sales and marketing staff.

General and Administrative

General and administrative expenses consist primarily of share-based compensation, salaries and benefits related to accounting and finance, business development, legal, human resources and other personnel, as well as professional service fees related to various corporate activities.

Research and Development

Research and development expenses consist primarily of share-based compensation, salaries and benefits related to technology and product development personnel, as well as rental expenses related to offices for our technology and product development personnel.

Loss of Guarantee Liability

For each off-balance sheet transaction, we record the fair value of guarantee liability, which represents the present value of our expected payout based on the estimated delinquency rate and the applicable discount rate for time value. The financing service fees payable to us, net of guarantee liability which was deducted from the consideration in connection with such transaction, are recognized as loan facilitation income and others. Any increase in the fair value of guarantee liabilities of off-balance sheet transactions is recognized as loss of guarantee liability in our results of operations. We started to facilitate off-balance sheet transactions in September 2016 and recognized RMB0.9 million (US$0.1 million) and RMB7.5 million (US$1.1 million) of loss of guarantee liability in 2016 and the six months ended June 30, 2017, respectively.

Provision for Loan Principal, Financing Service Fee Receivables and Other Receivables

We periodically adjust our allowance for loan principal and financing service fee receivables when we believe that the future collection of principal is unlikely. We base this allowance primarily on historical loss experience using a roll rate-based model applied to our principal and financing service fees receivables portfolios and, to a lesser extent, macroeconomic factors. For information regarding our accounting policy related to allowance for loan principal and financing service fee receivables, see “—Critical Accounting Policies, Judgments and Estimates — Loan Principal and Financing Service Fee Receivables.” We periodically adjust our allowance for other receivables when we believe that the future collection of receivables from merchandise suppliers is unlikely. Each merchandise supplier is obligated to refund us the amount we have paid, if the relevant borrower returns previously purchased merchandise in accordance with the product return policies of our marketplace. We recognize any increase in allowance for loan principal, financing service fee receivables and other receivables as provision for loan principal, financing service fee receivables and other receivables for the relevant period. The following table sets forth the provision for loan principal, financing service fee receivables and other receivables, both in an absolute amount and as a percentage of total revenues, for the periods presented.

	Period from April 9, 2014 (inception) through December 31, 2014		Year Ended December 31,					Six Months Ended June 30,

			2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Provision for loan principal, financing service fee receivables and other receivables	1,667	6.9	45,111	19.2	132,177	19,497	9.2	34,692	9.3	99,028	14,607	5.4

The amounts payable to institutional funding partners due to borrower defaults were RMB0.1 million, RMB18.3 million, RMB32.6 million (US$4.8 million) and RMB10.5 million (US$1.6 million) in the period from April 9, 2014 to December 31, 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. Such amounts were included in provision for loan principal, financing service fee receivables and other receivables.

Share-based Compensation

The following table sets forth the effect of share-based compensation expenses on our operating cost and expenses line items, both in an absolute amount and as a percentage of total revenues, for the periods presented.

	Period from April 9, 2014 (inception) through December 31, 2014		Year Ended December 31,					Six Months Ended June 30,
			2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing	952	3.9	23,691	10.1	690	102	0.0	—	—	1,581	233	0.1
General and administrative	742	3.1	11,425	4.9	18,986	2,801	1.3	—	—	24,184	3,567	1.3
Research and development	1,024	4.2	20,492	8.7	2,457	362	0.2	—	—	6,412	946	0.3

Total	2,717	11.3	55,607	23.7	22,133	3,265	1.5	—	—	32,177	4,746	1.8

See “— Critical Accounting Policies, Judgments and Estimates — Measurement of Share-based Compensation” for a description of what we account for the compensation cost from share-based payment transactions.

Taxation

Cayman Islands

We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. In addition, upon payment of dividends by us to our shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax at a rate of 16.5%. No Hong Kong profit tax has been levied as we did not have assessable profit that was earned in or derived from the Hong Kong subsidiary during the periods presented. Hong Kong does not impose a withholding tax on dividends.

China

Generally, our subsidiary and consolidated VIEs in China are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6% on the services we provide to borrowers, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. During the periods presented, we were not subject to business tax on the services we provide.

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Results of Operations

The following tables set forth a summary of our consolidated results of operations for the periods presented, in absolute amount and as a percentage of our total revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We were founded in April 2014, and 2015 was the first year in which we generated revenues for the entire fiscal year. Due to our limited operating history, period-to-period comparisons discussed below may not be meaningful and are not indicative of our future trends. See “Risk Factors — Risks Relating to Our Business and Industry — We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.”

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenues:
Financing income	21,094	153,554	1,271,456	187,550	323,964	1,527,426	225,307
Sales commission fees	2,926	62,182	126,693	18,688	27,710	251,169	37,049
Penalty fees	114	19,271	22,943	3,384	19,931	2,836	418
Loan facilitation income and others	—	—	21,754	3,209	—	51,705	7,627

Total revenues	24,133	235,007	1,442,846	212,831	371,605	1,833,135	270,402
Operating cost and expenses:
Cost of revenue	(9,014)	(148,417)	(267,862)	(39,512)	(87,751)	(316,565)	(46,696)
Sales and marketing	(46,368)	(192,603)	(182,458)	(26,914)	(75,746)	(149,505)	(22,053)
General and administrative	(3,503)	(42,426)	(108,786)	(16,047)	(11,266)	(68,267)	(10,070)
Research and development	(4,360)	(37,530)	(52,275)	(7,711)	(13,096)	(63,489)	(9,365)
Loss of guarantee liability	—	—	(861)	(127)	—	(7,526)	(1,110)
Provision for loan principal, financing service fee receivables and other receivables	(1,667)	(45,111)	(132,177)	(19,497)	(34,692)	(99,028)	(14,607)
Total operating cost and expenses	(64,911)	(466,086)	(744,418)	(109,808)	(222,550)	(704,381)	(103,902)
Other operating income	—	—	14,646	2,160	2,531	37,523	5,535

(Loss)/income from operations	(40,778)	(231,078)	713,074	105,184	151,586	1,166,277	172,035
Interest and investment income, net	8	2,889	1,857	274	4,685	(2,070)	(305)
Foreign exchange gain/(loss), net	—	752	(9,651)	(1,424)	(9,651)	—	—
Other income	0	779	47	7	9	309	46
Other expenses	(5)	(6,505)	(1,834)	(271)	(281)	(1)	(0)

Net (loss)/income before income taxes	(40,775)	(233,164)	703,493	103,771	146,348	1,164,516	171,775
Income tax expenses	—	—	(126,840)	(18,710)	(23,913)	(190,854)	(28,152)

Net (loss)/income	(40,775)	(233,164)	576,653	85,061	122,435	973,662	143,623

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,		Six Months Ended June 30,
		2015	2016	2016	2017
	(%)
Revenues:
Financing income	87.4	65.3	88.1	87.2	83.3
Sales commission fees	12.1	26.5	8.8	7.5	13.7
Penalty fees	0.5	8.2	1.6	5.4	0.2
Loan facilitation income and others	—	—	1.5	—	2.8

Total revenues	100.0	100.0	100.0	100.0	100.0
Operating cost and expenses:
Cost of revenue	(37.4)	(63.2)	(18.6)	(23.6)	(17.3)
Sales and marketing	(192.1)	(82.0)	(12.6)	(20.4)	(8.2)
General and administrative	(14.5)	(18.1)	(7.5)	(3.0)	(3.7)
Research and development	(18.1)	(16.0)	(3.6)	(3.5)	(3.5)
Loss of guarantee liability	—	—	(0.1)	—	(0.4)
Provision for loan principal, financing service fee receivables and other receivables	(6.9)	(19.2)	(9.2)	(9.3)	(5.4)

Total operating cost and expenses	(269.0)	(198.3)	(50.6)	(59.9)	(38.4)
Other operating income	—	—	1.0	0.7	2.0

(Loss)/income from operations	(169.0)	(98.3)	49.4	40.8	63.6
Interest and investment income, net	(0.0)	1.2	0.1	1.3	(0.1)
Foreign exchange gain/(loss), net	—	0.3	(0.7)	(2.6)	—
Other income	0.0	0.3	0.0	0.0	0.0
Other expense	(0.0)	(2.8)	(0.1)	(0.1)	(0.0)

Net (loss)/income before income taxes	(169.0)	(99.2)	48.7	39.4	63.5
Income tax expenses	—	—	(8.8)	(6.4)	(10.4)

Net (loss)/income	(169.0)	(99.2)	40.0	32.9	53.1

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Total revenues. Our total revenues increased from RMB371.6 million in the six months ended June 30, 2016 to RMB1,833.1 million (US$270.4 million) in the same period in 2017 primarily due to increase in financing income from RMB324.0 million in the six months ended June 30, 2016 to RMB1,527.4 million (US$225.3 million) in the same period in 2017 as a result of the substantial increase in amount of transactions from approximately RMB9.4 billion in the six months ended June 30, 2016 to RMB35.4 billion (US$5.2 billion) in the same period in 2017. The increase in amount of transactions was due to the substantial increase in the number of active borrowers from 2.5 million in the six months ended June 30, 2016 to 7.0 million in the same period in 2017. Such increase in the number of active borrowers was primarily the result of (i) the shift of our target borrower base from college students to young consumers in general and (ii) increase in borrower engagement efficiency. The attractiveness of our products and our brand value also led to an increase in drawdowns by borrowers of their credit. The number of transactions per active borrower increased to 5.8 in the six months ended June 30, 2017 from 4.5 in the same period in 2016. Such short-term credit drawdowns generated lower revenue per transaction, partially offsetting the higher revenue driven by increasing number of transactions.

Increase in total revenues was also due to increase in sales commissions fees from RMB27.7 million in the six months ended June 30, 2016 to RMB251.2 million (US$37.0 million) in the six months ended June 30, 2017. This was a result of (i) increase in merchandise credit utilized by borrowers to purchase merchandise on our marketplace due to the expansion of merchandise offerings, (ii) improvement in the mix of merchandise sold on our marketplace and (iii) to a lesser extent, the increase in sales commissions fee rate.

Loan facilitation income and others increased from nil in the six months ended June 30, 2016 to RMB51.7 million (US$7.6 million) in the same period in 2017. We generate loan facilitation income and others in connection with off-balance sheet transactions, which we started to facilitate in September 2016.

Increase in total revenues was partially offset by decrease in penalty fees from RMB19.9 million in the six months ended June 30, 2016 to RMB2.8 million (US$0.4 million) in the six months ended June 30, 2017. The decrease was a result of a lower delinquency rate of recent vintage transactions.

Operating cost and expenses. Our total operating cost and expenses increased from RMB222.6 million in the six months ended June 30, 2016 to RMB704.4 million (US$103.9 million) in the same period in 2017, primarily attributable to the increase in cost of revenue, sales and marketing expenses and provision for loan principal, financing service fee receivables and other receivables.

•	Cost of revenue. Our cost of revenue increased from RMB87.8 million in the six months ended June 30, 2016 to RMB316.6 million (US$46.7 million) in the same period in 2017 primarily in connection with the increase in interest expenses of borrowings due to increase in funds provided by institutional funding partners and the increase in payment processing and settlement fees to Alipay and fees related to credit analysis information for Zhima Credit.

Our cost of revenue as a percentage of our total revenues decreased from 23.6% to 17.3% during the same period, primarily due to increased turnover of transactions on our balance sheet, which results in more efficient utilization of our borrowings.

•	Sales and marketing expenses. Our sales and marketing expenses increased from RMB75.7 million in the six months ended June 30, 2016 to RMB149.5 million (US$22.1 million) in the same period in 2017. This was primarily due to an increase in borrower engagement fees to Ant Financial from nil million in the six months ended June 30, 2016 to RMB75.6 million (US$11.1 million) in the same period in 2017. In addition, share-based compensation expenses for sales and marketing personnel increased from nil in the six months ended June 30, 2016 to RMB1.6 million (US$0.2 million) in the six months ended June 30, 2017. Our sales and marketing expenses as a percentage of our total revenues decreased from 20.4% to 8.2% during the same period, primarily due to the significant increase in our total revenues that has resulted in economies of scale.

•	General and administrative expenses. Our general and administrative expenses increased from RMB11.3 million in the six months ended June 30, 2016 to RMB68.3 million (US$10.1 million) in the same period in 2017, primarily due to (i) an increase in rent expenses from RMB0.5 million to RMB3.1 million (US$0.5 million), (ii) an increase in share-based compensation expenses for general and administrative personnel from nil in the six months ended June 30, 2016 to RMB24.2 million (US$3.6 million) in the same period in 2017, and (iii) an increase in salaries and benefits paid from RMB7.0 million to RMB17.3 (US$2.5 million) primarily as a result of increase in the number and average salary of general and administrative personnel. Our general and administrative expenses as a percentage of our total revenues increased from 3.0% to 3.7% during the same period.

•

Research and development expenses. Our research and development expenses increased from RMB13.1 million in the six months ended June 30, 2016 to RMB63.5 million (US$9.4 million) in the same period in 2017, primarily due to (i) an increase in salaries and benefits paid as a result of increase in the number and average salary of research and development personnel to focus on enhancing our data analytics and risk management capabilities and (ii) an increase in service fee paid to a third party service provider as to customized cloud computing services from RMB0.9 million to RMB8.4 million (US$1.2 million). In addition, share-based compensation expenses for research and development personnel increased from nil in the six months ended June 30, 2016 to RMB6.4 million (US$0.9 million) in the six months ended June 30, 2017. Our research and development expenses as a percentage of our total revenues remained stable at 3.5% during the same period.

•	Loss of guarantee liability. We recognized loss of guarantee liability of RMB7.5 million (US$1.1 million) in the six months ended June 30, 2017 based on the present value of the expected payouts in connection with borrowers defaults on the off-balance sheet transactions we facilitated.

•	Provision for loan principal, financing service fee receivables and other receivables. Our provision for loan principal, financing service fee receivables and other receivables increased from RMB34.7 million in the six months ended June 30, 2016 to RMB99.0 million (US$14.6 million) in the same period in 2017, primarily due to increase in amount of transactions. Our Provision Ratio, which is the amount of provision for loan principal and financing service fee receivables incurred during a period as a percentage of the total amount of on-balance sheet transactions during such period, decreased from 0.37% in the six months ended June 30, 2016 to 0.28% in the same period in 2017, primarily due to a lower delinquency rate of recent vintage transactions, which is used as one of the inputs for estimating the provision amount. Such lower delinquency rate of recent vintage transactions was due to our enhanced credit assessment model and risk management system capabilities.

Other operating income. We recognized other operating income of RMB37.5 million (US$5.5 million) in the six months ended June 30, 2017 in connection with VAT and individual income tax refunds received from the relevant tax authorities.

Interest and investment income, net. We recorded an interest and investment income of RMB4.7 million in the six months ended June 30, 2016, primarily due to interest income of short-term investments made, while we recorded a interest and investment loss of RMB2.1 million (US$0.3 million) in the same period in 2017, primarily due to an investment loss of RMB5.9 million (US$0.9 million) in connection with our investment in QuCampus, which was partially offset by interest income of RMB3.8 million (US$0.6 million) in connection with interest income of bank deposits and short-term investments made.

Foreign exchange loss. We recognized foreign exchange loss of RMB9.7 million in the six months ended June 30, 2016. We did not recognize any foreign exchange gains or losses in the same period in 2017.

Other income. Our other income was RMB9,223 in the six months ended June 30, 2016 and RMB0.3 million (US$45,633) in the same period in 2017.

Other expenses. Our other expenses were RMB0.3 million in the six months ended June 30, 2016 and RMB578 (US$85) in the same period in 2017.

Income tax expenses. Our income tax expense increased from RMB23.9 million in the six months ended June 30, 2016 to RMB190.9 million (US$28.2 million) in the same period in 2017, primarily due to the increase in our taxable income.

Net income. As a result of the foregoing, our net income increased significantly from RMB122.4 million in the six months ended June 30, 2016 to RMB973.7 million (US$143.6 million) in the same period in 2017.

Adjusted net (loss)/income. Our adjusted net income, which is defined as net income excluding share-based compensation expenses, increased from RMB122.4 million in the six months ended June 30, 2016 to RMB1,005.8 million (US$148.4 million) in the same period in 2017. Adjusted net (loss)/income is not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. For additional information as to such non-GAAP financial measure, see “Selected Consolidated Financial and Operating Data — Non-GAAP Measure — Adjusted Net (Loss)/Income.”

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total revenues. Our total revenues increased from RMB235.0 million in 2015 to RMB1,442.8 million (US$212.8 million) in 2016 primarily due to increase in financing income from RMB153.6 million in 2015 to RMB1,271.5 million (US$187.5 million) in 2016 as a result of the substantial increase in amount of on-balance sheet transactions facilitated from approximately RMB4,253.8 million in 2015 to RMB30,221.7 million (US$4,457.9 million) in 2016. The increase in amount of on-balance sheet transactions facilitated was due to the substantial increase in the number of active borrowers from 1.2 million in 2015 to 6.1 million in 2016. Such increase in the number of active borrowers was primarily the result of (i) the shift of our target borrower base from college students to young consumers in general and (ii) increase in borrower engagement efficiency. The introduction of an increasing number of short-term credit products offered in the fourth quarter of 2015, the attractiveness of our products and our brand value also led to an increase in drawdowns by borrowers of their credit. The number of transactions per active borrower increased from 2.2 in 2015 to 6.6 in 2016. Such short-term credit drawdowns generated lower revenue per transaction, partially offsetting the higher revenue driven by increasing number of transactions.

Loan facilitation income and others increased from nil in 2015 to RMB21.8 million (US$3.2 million) in the same period in 2016. We generate loan facilitation income and others in connection with off-balance sheet transactions, which we started to facilitate in September 2016.

Operating cost and expenses. Our total operating cost and expenses increased from RMB466.1 million in 2015 to RMB744.4 million (US$109.8 million) in 2016, primarily attributable to the increase in cost of revenue, provision for loan principal and financing service fees and general and administrative expenses, partially offset by a decrease in sales and marketing expenses.

•	Cost of revenue. Our cost of revenue increased from RMB148.4 million in 2015 to RMB267.9 million (US$39.5 million) in 2016 in connection with the increase in interest expenses of borrowings due to increase in funds provided by institutional funding partners.

Our cost of revenue as a percentage of our total revenues decreased from 63.2% to 18.6% during the same period, primarily due to a decrease in cost of funding offered by institutional funding partners and an increase in the portion of our own capital utilized to fund credit drawdowns facilitated in 2016 which does not incur interest expenses of borrowings.

•	Sales and marketing expenses. Our sales and marketing expenses decreased from RMB192.6 million in 2015 to RMB182.5 million (US$26.9 million) in 2016. This was primarily due to (i) an increase in borrower engagement efficiency through the Alipay consumer interface and (ii) our ability to engage prospective borrowers through a free channel on the Alipay consumer interface generally available to third parties, which was partially offset by the increase in salaries and benefits paid to sales and marketing personnel. Such expenses increased from RMB79.4 million in 2015 to RMB96.4 million (US$14.2 million) in 2016 due to an increase in sales and marketing personnel from January 2016 to July 2016, partially offset by the phase-out of our offline sales and marketing team after July 2016, since which time all of our borrowers were engaged through online channels. Our sales and marketing expenses as a percentage of our total revenues decreased from 82.0% to 12.6% during the same period.

•	General and administrative expenses. Our general and administrative expenses increased from RMB42.4 million in 2015 to RMB108.8 million (US$16.0 million) in 2016, primarily due to an increase in salaries and benefits paid primarily as a result of increase in the number of general and administrative personnel. Our general and administrative expenses as a percentage of our total revenues decreased from 18.1% to 7.5% during the same period, primarily due to the significant increase in our total revenues that has resulted in economies of scale.

•

Research and development expenses. Our research and development expenses increased from RMB37.5 million in 2015 to RMB52.3 million (US$7.7 million) in 2016, primarily due to an increase in salaries and benefits paid as a result of the increase in the number of research and development personnel to focus on enhancing our data analytics and risk management capabilities. Our research and development expenses as a percentage of our total revenues decreased from 16.0% in 2015 to 3.6% in 2016, primarily due to the significant increase in our total revenues that has resulted in economies of scale.

•	Loss of guarantee liability. We recognized loss of guarantee liability of RMB0.9 million (US$0.1 million) in 2016 based on the present value of the expected payouts in connection with borrowers defaults on the off-balance sheet transactions we facilitated.

•	Provision for loan principal, financing service fee receivables and other receivables. Our provision for loan principal, financing service fee receivables and other receivables increased from RMB45.1 million in the 2015 to RMB132.2 million (US$19.5 million) in 2016, primarily due to increase in credit drawdowns. Our Provision Ratio, which is the amount of provision for loan principal and financing service fee receivables incurred during a period as a percentage of the total amount of on-balance sheet transactions during such period, decreased from 1.06% in 2015 to 0.40% in 2016, primarily due to a lower delinquency rate of recent vintages, which is used as one of the inputs for estimating the provision amount. Such lower delinquency rate of recent vintages was due to our enhanced credit assessment model and risk management system capabilities.

Other operating income. We recognized other operating income of RMB14.6 million (US$2.2 million) in 2016 in connection with VAT refunds received from the relevant tax authorities.

Interest and investment income, net. Our interest and investment income decreased from RMB2.9 million in 2015 to RMB1.9 million (US$0.3 million) in 2016, primarily due to our share of the loss of QuCampus recognized in the amount of RMB4.8 million (US$0.7 million) in 2016, which was partially offset by (i) an increase in investment income of short-term investments from RMB0.8 million in 2015 to RMB3.4 million (US$0.5 million) in 2016, and (ii) the increase in interest income from RMB2.1 million in 2015 to RMB3.3 million (US$0.5 million) in 2016.

Foreign exchange gain, net. We recognized foreign exchange gain, net, of RMB0.8 million in 2015. We recognized foreign exchange loss, net, of RMB9.7 million (US$1.4 million) in 2016.

Other income. Our other income was RMB0.8 million in 2015 primarily due to the government grants received. Our other income was RMB47,186 (US$6,960) in 2016.

Other expenses. Our other expenses were RMB6.5 million in 2015, primarily due to donation of RMB6.5 million. Our other expenses were RMB1.8 million (US$0.3 million) in 2016, primarily due to donation of RMB1.0 million (US$0.1 million).

Income tax expenses. We incurred income tax expense of RMB126.8 million (US$18.7 million) in 2016. We did not incur any income tax expense in 2015 as we incurred net loss during the period.

Net (loss)/income. As a result of the foregoing, we incurred a net loss of RMB233.2 million in 2015 as compared to net income of RMB576.7 million (US$85.1 million) in 2016.

Adjusted net (loss)/income. We incurred adjusted net loss, which is defined as net loss excluding share-based compensation expenses, of RMB177.6 million in 2015 as compared to adjusted net income, which is defined as net income excluding share-based compensation expenses, of RMB598.8 million (US$88.3 million) in 2016. Adjusted net (loss)/income is not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. For additional information as to such non-GAAP financial measure, see “Selected Consolidated Financial and Operating Data — Non-GAAP Measure — Adjusted Net (Loss)/Income.”

Year Ended December 31, 2015 Compared to the Period From April 9 to December 31, 2014

Total revenues. Our total revenues increased from RMB24.1 million in the period from April 9 to December 31, 2014 to RMB235.0 million in 2015, primarily due to an increase in financing income from RMB21.1 million in the period from April 9 to December 31, 2014 to RMB153.6 million in 2015 as a result of the substantial increase in amount of transactions from approximately RMB578.2 million in 2014 to RMB4,253.8 million in 2015. The increase in amount of transactions was due to the substantial increase in the number of active borrowers from 0.2 million in 2014 to 1.2 million in 2015. Such increase in active borrowers was primarily the result of our efforts to broaden our reach of college students across China in 2015, as well as our efforts to then shift our focus to young consumers in general starting in November 2015. The introduction of an increasing number of short-term credit products offered in the fourth quarter of 2015, the attractiveness of our products and our brand value also led to an increase in the number of transactions per active borrower, partially offset by the lower revenue per transaction due to the increasing number of small-sized transactions we facilitated.

Increase in total revenues was also due to increase in sales commission fees from RMB2.9 million in the period from April 9 to December 31, 2014 to RMB62.2 million in 2015. This was a result of (i) increase in merchandise credit utilized by borrowers to purchase merchandise on our marketplace due to the expansion of merchandise offerings and (ii) our increasing bargaining power when negotiating sales commission fees that we earned from merchandise suppliers due to the scale and strong growth of our user base and business.

Operating cost and expenses. Our total operating cost and expenses increased from RMB64.9 million in the period from April 9 to December 31, 2014 to RMB466.1 million in 2015.

•	Cost of revenue. Our cost of revenue increased from RMB9.0 million in the period from April 9 to December 31, 2014 to RMB148.4 million in 2015 in connection with an increase in amount of transactions.

Our cost of revenue as a percentage of our total revenues increased from 37.4% to 63.2% during the same period.

•	Sales and marketing expenses. Our sales and marketing expenses increased from RMB46.4 million in the period from April 9 to December 31, 2014 to RMB192.6 million in 2015. The increase was primarily due to the increase in salaries and benefits paid, mainly to our offline sales and marketing personnel, which increased from RMB15.3 million for the period from April 9 to December 31, 2014 to RMB79.4 million in 2015, and the increase in share-based compensation recognized. Our sales and marketing expenses as a percentage of our total revenues decreased from 192.1% to 82.0% during the same period, primarily due to improved efficiency of our sales and marketing efforts as a result of economies of scale.

•	General and administrative expenses. Our general and administrative expenses increased from RMB3.5 million in the period from April 9 to December 31, 2014 to RMB42.4 million in 2015, primarily due to the increases in salaries and benefits paid and share-based compensation recognized. Our general and administrative expenses as a percentage of our total revenues increased from 14.5% to 18.1% during the same period, primarily due to the expansion of general and administrative personnel that support and supervise our offline sales and marketing network.

•	Research and development expenses. Our research and development expenses increased from RMB4.4 million in the period from April 9 to December 31, 2014 to RMB37.5 million in 2015, primarily due to the increases in salaries and benefits paid and share-based compensation recognized. Our research and development expenses as a percentage of our total revenues decreased from 18.1% to 16.0% during the same period, primarily due to economies of scale.

•

Provision for loan principal, financing service fee receivables and other receivables. Our allowance for loan principal, financing service fee receivables and other receivables increased from RMB1.7 million in the period from April 9 to December 31, 2014 to RMB34.2 million in 2015, primarily due to increase in the amount of transactions. Our Provision Ratio increased from 0.29% in 2014 to 1.06% in 2015. The increase in Provision Ratio was primarily due to the increase in the delinquency, as we were still at an early stage of our business and establishing our credit assessment model in 2014 and 2015.

Interest and Investment Income, net. Our interest and investment income increased from RMB8,146 in the period from April 9 to December 31, 2014 to RMB2.9 million in 2015, primarily due to increase in the amount of short-term investments made.

Foreign exchange gain, net. We recognized foreign exchange gain, net, of RMB0.8 million in 2015. We did not recognize any foreign exchange gains or losses in the period from April 9 to December 31, 2014.

Other income. Our other income was RMB98 in the period from April 9 to December 31, 2014. Our other income was RMB0.8 million in 2015 primarily as a result of government subsidies received.

Other expesnses. Our other expenses were RMB5,186 in the period from April 9 to December 31, 2014. Our other expenses were RMB6.5 million in 2015 primarily due to charitable donations we made.

Net loss. As a result of the foregoing, our net loss increased from RMB40.8 million in the period from April 9 to December 31, 2014 to RMB233.2 million in 2015.

Adjusted net loss. Our adjusted net loss, which is defined as net loss excluding share-based compensation expenses, increased from RMB38.1 million in the period from April 9 to December 31, 2014 to RMB177.6 million in 2015. Adjusted net loss is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. For additional information as to such non-GAAP financial measure, see “Selected Consolidated Financial and Operating Data — Non-GAAP Measure — Adjusted Net (Loss)/Income.”

Selected Quarterly Results of Operations

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated.

	For the Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
	(in RMB thousands)
Revenue:
Financing income	29,559	36,792	45,522	41,681	109,848	214,116	335,655	611,837	696,893	830,532
Sales commission fee	9,159	19,225	7,310	26,488	6,959	20,751	18,532	80,451	100,020	151,149
Penalty fees	2,314	2,548	6,803	7,606	12,042	7,889	1,456	1,556	1,344	1,492
Loan facilitation income and others	—	—	—	—	—	—	—	21,754	36,481	15,223

Total revenues	41,032	58,565	59,635	75,775	128,849	242,756	355,644	715,598	834,739	998,397
Operating cost and expenses:
Cost of revenue	(20,469)	(33,860)	(40,113)	(53,974)	(42,770)	(44,981)	(68,406)	(111,706)	(122,270)	(194,295)
Sales and marketing	(26,135)	(75,132)	(26,320)	(65,015)	(30,905)	(44,840)	(38,756)	(67,955)	(54,207)	(95,298)
General and administrative	(3,779)	(8,211)	(10,180)	(20,256)	(4,284)	(6,982)	(11,704)	(85,816)	(41,150)	(27,118)
Research and development	(3,048)	(4,925)	(7,115)	(22,441)	(4,280)	(8,817)	(11,897)	(27,282)	(25,041)	(38,448)
Loss of guarantee liability	—	—	—	—	—	—	—	(861)	(6,232)	(1,294)
Provision for loan principal, financing service fee receivables and other receivables	(6,584)	(13,458)	(10,889)	(14,180)	(16,780)	(17,911)	(34,360)	(63,125)	(50,489)	(48,539)

Total operating cost and expenses	(60,016)	(135,586)	(94,617)	(175,866)	(99,019)	(123,531)	(165,123)	(356,745)	(299,390)	(404,991)
Other operating income	—	—	—	—	—	2,531	3,167	8,949	23,008	14,514

(Loss)/income from operations	(18,984)	(77,021)	(34,982)	(100,091)	29,830	121,756	193,688	367,801	558,358	607,919
Interest and investment income	86	879	443	1,481	4,215	469	(750)	(2,078)	(1,345)	(725)
Foreign exchange gain/(loss), net	40	177	—	535	(9,651)	—	—	—	—	—
Other income	1	1	50	727	2	7	10	28	—	309
Other expenses	(7)	(269)	(164)	(6,065)	(68)	(213)	(45)	(1,508)	(0)	(0)

Net (loss)/income before income taxes	(18,863)	(76,234)	(34,653)	(103,414)	24,328	122,020	192,903	364,243	557,013	607,504
Income tax expenses	—	—	—	—	(4,999)	(18,914)	(38,616)	(64,312)	(91,880)	(98,974)

Net (loss)/income	(18,863)	(76,234)	(34,653)	(103,414)	19,329	103,106	154,286	299,931	465,133	508,529

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of total revenues.

	For the Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
	(%)
Revenue:
Financing income	72.0	62.8	76.3	55.0	85.3	88.2	94.4	85.5	83.5	83.2
Sales commission fee	22.3	32.8	12.3	35.0	5.4	8.5	5.2	11.2	12.0	15.1
Penalty fees	5.6	4.4	11.4	10.0	9.3	3.2	0.4	0.2	0.2	0.1
Loan facilitation income and others	—	—	—	—	—	—	—	3.0	4.4	1.5

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Operating cost and expenses:
Cost of revenue	(46.2)	(53.7)	(77.4)	(71.2)	(33.2)	(18.5)	(19.2)	(15.6)	(14.6)	(19.5)
Sales and marketing	(59.0)	(119.1)	(50.8)	(85.8)	(24.0)	(18.5)	(10.9)	(9.5)	(6.5)	(9.5)
General and administrative	(8.5)	(13.0)	(19.6)	(26.7)	(3.3)	(2.9)	(3.3)	(12.0)	(4.9)	(2.7)
Research and development	(6.9)	(7.8)	(13.7)	(29.6)	(3.3)	(3.6)	(3.3)	(3.8)	(3.0)	(3.9)
Loss of guarantee liability	—	—	—	—	—	—	—	(0.1)	(0.7)	(0.1)
Provision for loan principal, financing service fee receivables and other receivables	(14.9)	(21.3)	(21.0)	(18.7)	(13.0)	(7.4)	(9.7)	(8.8)	(6.0)	(4.9)

Total operating cost and expenses	(135.6)	(214.9)	(182.5)	(232.1)	(76.8)	(50.9)	(46.4)	(49.9)	(35.9)	(40.6)
Other operating income	—	—	—	—	—	1.0	0.9	1.3	2.8	1.5

(Loss)/income from operations	(46.3)	(131.5)	(58.7)	(132.1)	23.2	50.2	54.5	51.4	66.9	60.9
Interest and investment income	0.2	1.4	0.9	2.0	3.3	0.2	(0.2)	(0.3)	(0.2)	(0.1)
Foreign exchange gain/(loss), net	0.1	0.3	—	0.7	(7.5)	—	—	—	—	—
Other income	0.0	0.0	0.1	1.0	0.0	0.0	0.0	0.0	—	0.0
Other expenses	(0.0)	(0.4)	(0.3)	(8.0)	(0.7)	(0.1)	(0.0)	(0.2)	(0.0)	(0.0)

Net (loss)/income before income taxes	(46.0)	(130.2)	(58.1)	(136.5)	18.9	50.3	54.2	50.9	66.7	60.8
Income tax expenses	—	—	—	—	(3.9)	(7.8)	(10.9)	(9.0)	(11.0)	(9.9)

Net (loss)/income	(46.0)	(130.2)	(58.1)	(136.5)	15.0	42.5	43.4	41.9	55.7	50.9

Cost of revenue as a percentage of total revenues increased from 14.6% in the three months ended March 31, 2017 to 19.5% in the three months ended June 30, 2017 primarily due to (i) an increase in the proportion of transactions funded by institutional funding partners and (ii) an increase in the cost of funding offered by institutional funding partners.

Sales and marketing expenses as a percentage of total revenues increased from 6.5% in the three months ended March 31, 2017 to 9.5% in the three months ended June 30, 2017 primarily due to higher cost associated with borrower engagement through the Alipay’s dedicated channel for third-party service providers, an arrangement that started in March 2017.

The following table sets forth the amount of transactions facilitated by us for the periods indicated.

	For the Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
	(in RMB thousands)
Amount of transactions facilitated	383,475	820,925	703,520	2,345,925	3,164,022	6,218,713	8,028,174	14,819,730	16,681,829	21,524,655
On-balance sheet transactions	383,475	820,925	703,520	2,345,925	3,164,022	6,218,713	8,012,390	12,826,554	15,098,171	20,296,528
Off-balance sheet transactions	—	—	—	—	—	—	15,784	1,993,177	1,586,658	1,228,127

The following table sets forth the amount of loan principal, financing service fee receivables and other receivables and allowance for loan principal, financing service fee receivables and other receivables for the dates indicated.

	As of
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
	(in RMB thousands)
Loan principal, financing service fee receivables and other receivables	755,985	1,607,017	1,470,364	2,261,151	2,612,771	3,481,572	4,146,313	5,019,626	5,837,301	9,586,942
Allowance for loan principal, financing service fee receivables and other receivables	8,198	21,031	28,046	34,187	42,727	52,391	67,434	105,114	128,512	136,945

The following table sets forth the average number of credit drawdowns per hour and the average number of repayments per hour for the periods indicated.

	For the Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Average number of credit drawdowns per hour	86	192	166	777	1,684	3,411	5,007	8,341	9,127	9,521
Average number of repayments per hour	327	642	895	2,180	4,039	7,635	13,128	23,574	29,714	21,482

Total	413	834	1,061	2,957	5,723	11,046	18,135	31,915	38,841	31,003

The average number of credit drawdowns per hour is calculated based on the total number of credit drawdowns during the relevant three months period divided by the total number of calendar days during such period and then divided by 24 hours. The number of repayments per hour is calculated based on the total number of repayments during the relevant three months period divided by the total number of calendar days during such period and then divided by 24 hours. Our management uses these measures to monitor our business volume as well as our systems’ capacity to process credit drawdowns and repayments.

We experience seasonality in our business, reflecting a combination of seasonality patterns of the retail market and our promotional activities. In recent years, many online and offline retailers in China hold promotions on November 11 and December 12 of each year, which drives significant increase in retail sales. Higher retail sales during the shopping seasons may generate greater demand for our credit products. As a result, we typically record higher total revenues during the fourth quarter of each year compared to other quarters. On the other hand, our total revenues for the first quarter tend to be lower due to the Chinese New Year holiday that generally reduces borrowing activities. In addition, we hold promotional campaigns on March 21 (our anniversary), November 11 and December 12 by charging lower financing service fees, which may also increase the number of borrowers who utilize our credit products and thus increase our total revenues for the relevant periods.

Overall, the historical seasonality of our business has been mild due to our rapid growth but may increase further in the future. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Components of Statements of Cash Flows Relating to Funding and Repayment of Credit Drawdowns

The funding and repayment of credit drawdowns and our collaboration with institutional funding partners affect our cash flows in various ways.

When borrowers draw down on their credit and we facilitate transactions to borrowers with our own funds, the funding of such credit drawdowns is recorded as payments to originate loan principal under cash flows from investing activities. When such credit drawdowns funded by our own funds are transferred to institutional funding partners, funding received from such institutional funding partners are recorded as proceeds from borrowing under cash flows from financing activities.

We collaborate with trust companies to enable certain institutional funding partners and us to provide funding to borrowers through trusts. Such trusts are funded by funds from institutional funding partners and our own capital. As we are considered the primary beneficiary of these trusts, the trusts are consolidated into our consolidate financial statements. Credit disbursed to borrowers from the trusts funded by our own capital are recorded as payments to originate loan principal under cash flows from investing activities.

When borrowers repay the foregoing on-balance sheet credit drawdowns to us, we generally record their payments as proceeds from collection of loan principal under cash flows from investing activities. We record our payment to institutional funding partners as repayments of borrowings under cash flows from financing activities.

Funds in the trusts funded by institutional funding partners, including trusts that are partially funded by our own capital, are recorded as restricted cash on our consolidated balance sheets. As such, funding of credit drawdowns by such trusts and repayments by borrowers to such trusts are not recorded in our consolidated statements of cash flows. In addition, funds received from institutional funding partners who invest in our trusts and repayments of such funds are also not recorded in our consolidated statements of cash flows.

We also facilitate credit to certain of our key management and their immediate families, and we record the initial funding and repayments of such credit drawdowns as payments to originate loan principal due from related parties and proceeds from collection of loan principal due from related parties, respectively. For more information, see “Related Party Transactions — Transactions with Certain Other Members of Our Key Management and Their Immediate Families.”

We deposit funds with certain of our institutional funding partners as collateral for our obligations. When such funds are deposited with institutional funding partners, we record payment of guarantee deposits to funding partners under cash flows from financing activities. When such funds are released and refunded to us, we record refund of deposits from funding partners under cash flows from financing activities.

The following sets forth our cash flows related to the funding and repayment of credit for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Funding and Repayment Related to Borrowers
Proceeds from collection of loan principal	60,100	2,437,827	27,075,216	3,993,807	8,070,606	23,044,709	3,399,276
Proceeds from collection of loan principal due from related parties	—	810	4,133	610	3,309	272	40
Payments to originate loan principal	(578,241)	(4,250,330)	(30,218,978)	(4,457,537)	(9,396,051)	(25,771,786)	(3,801,541)
Payments to originate loan principal due from related parties	—	(3,515)	(2,700)	(398)	(2,700)	—	—
Funding and Repayment Related to Institutional Funding Partners
Proceeds from borrowings	512,253	3,162,153	9,487,195	1,399,436	2,897,499	4,958,712	731,449
Repayment of borrowings	(45,952)	(1,983,951)	(6,897,752)	(1,017,473)	(2,547,662)	(5,072,932)	(748,297)
Refund of guarantee deposits from funding partners	—	62,308	90,375	13,331	64,057	99,775	14,718
Payment of guarantee deposits to funding partners	(16,927)	(153,051)	(230,051)	(33,934)	(181,556)	(167,172)	(24,659)

We have also used cash provided by our operating activities and also historically funds provided by our shareholders to fund certain credit drawdowns to borrowers.

For additional information as to the details of our collaboration with institutional funding partners, see “Business — Funding.”

Liquidity and Capital Resources

Our primary sources of liquidity have been cash provided by operating activities and funds provided by our shareholders, including through the issuance of equity securities, which have historically been sufficient to meet our working capital and substantially all of our capital expenditure requirements.

In the period from April 9 to December 31, 2014 and 2015, net cash used in operating activities was RMB30.5 million and RMB102.3 million, respectively, and in 2016 and the six months ended June 30, 2017, we had net cash provided by operating activities of RMB794.1 million (US$117.1 million) and RMB1,445.0 million (US$213.1 million), respectively.

As of June 30, 2017, we had cash and cash equivalents of RMB645.0 million (US$95.1 million), as compared to cash and cash equivalents of RMB785.8 million (US$115.9 million) as of December 31, 2016.

As of June 30, 2017, we had short-term amounts due from Alipay of RMB473.2 million (US$69.8 million), as compared to short-term amounts due from Alipay of RMB404.6 million (US$59.7 million) as of December 31, 2016. These represent amounts deposited in our Alipay accounts, and are unrestricted as to withdrawal and use and readily available to us on demand.

In March and April 2017, Beijing Happy Time, our consolidated VIE, entered into two term loans with Sichuan Xinwang Bank Co., Ltd. with an aggregate maximum amount of RMB300.0 million (US$44.3 million).

Each term loan has a fixed interest rate of 7.5% per annum and a term of twelve months. As of June 30, 2017, RMB240.0 million (US$35.4 million) remained outstanding. We utilize the proceeds from the drawdown to satisfy our working capital needs.

Our online small credit company, Fuzhou Microcredit, has obtained approval of the relevant competent local authorities to provide up to RMB3.0 billion in credit drawdowns. Similarly, Ganzhou Microcredit, our newly established online small credit company, has obtained approval of the relevant competent local authorities to provide up to RMB2.7 billion in credit drawdowns.

The following table sets forth our total assets, total liabilities and total net assets/(liabilities) as of the dates indicated.

	As of December 31,			As of June 30, 2017
	2015	2016
	RMB	RMB	US$	RMB	US$
	(in thousands)
Total assets	2,675,596	7,117,599	1,049,902	11,371,640	1,677,406
Total liabilities	3,306,965	4,604,010	679,128	7,852,211	1,158,263

Total net assets/(liabilities)(1)	(631,369)	2,513,589	370,774	3,519,429	519,143

(1)	Defined as total assets minus total liabilities.

We recorded total net liabilities of RMB631.4 million as of December 31, 2015 and total net assets of RMB2,513.6 million (US$370.8 million) as of December 31, 2016. The change was primarily due to (i) a decrease in short-term amounts due to related parties from RMB1,606.1 million to RMB20.5 million (US$3.0 million) due to settlement of such amounts and (ii) as we achieved profitability in 2016 with net income of RMB576.7 million (US$85.1 million). Our total net assets increased from RMB2,513.6 million (US$370.8 million) as of December 31, 2016 to RMB3,519.4 million (US$519.1 million) as of June 30, 2017. The increase was primarily due to our net income of RMB973.7 million (US$143.6 million) in the six months ended June 30, 2017.

The table below sets forth certain balance sheet items related to credit facilitation. The increase in such line items since December 31, 2015 is in line with our business growth.

	As of December 31,			As of June 30, 2017
	2015	2016
	RMB	RMB	US$	RMB	US$
	(in thousands)
Short-term loan principal and financing service fee receivables	2,060,768	4,826,791	711,990	9,434,431	1,391,653
Long-term loan principal and financing service fee receivables	177,582	87,822	12,954	15,566	2,296
Short-term borrowings and interest payables	1,562,883	4,183,231	617,059	6,466,502	953,860
Long-term borrowings and interest payables	89,358	76,052	11,218	11,823	1,744

We believe that our anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. See “Risk Factors — Risks Relating to Our Business and Industry — We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.”

Our ability to manage our working capital, including receivables and other assets and accrued expenses and other liabilities, may materially affect our financial condition and results of operations.

The following table sets forth a summary of our cash flows for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30,
		2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(30,521)	(102,320)	794,063	117,131	187,675	1,444,971	213,145
Net cash used in investing activities	(519,278)	(1,864,955)	(3,598,137)	(530,753)	(1,276,634)	(2,303,791)	(339,827)
Net cash provided by/(used in) financing activities	551,727	2,175,460	3,379,730	498,537	982,753	718,084	105,923
Cash and cash equivalents at beginning of period	—	1,929	210,114	30,993	210,114	785,770	115,907
Cash and cash equivalents at end of period	1,929	210,114	785,770	115,907	103,907	645,034	95,148

Operating Activities

Net cash provided by operating activities was RMB1,445.0 million (US$213.1 million) in the six months ended June 30, 2017, primarily due to net income of RMB973.7 million (US$143.6 million), adjusted for (i) provision for loan principal, financing service fee receivables and other receivables of RMB99.0 million (US$14.6 million), (ii) share-based compensation expenses of RMB32.2 million (US$4.7 million), (iii) share of loss from equity method investment of RMB5.9 million (US$0.9 million), and (iv) changes in working capital. Adjustment for changes in working capital primarily consisted of (i) an increase in other current and non-current liabilities of RMB218.6 million (US$32.2 million), which was primarily the result of an increase in income tax payables of RMB117.7 million (US$17.4 million) and an increase in payable to suppliers of RMB102.3 million (US$15.1 million) due to an increase in amount of merchandise credit facilitated in the six months ended June 30, 2017 and better credit terms offered by merchandise suppliers as a results of our increasing bargaining power, and (ii) an increase in restricted cash of RMB96.1 million (US$14.2 million), which was partially offset by (i) an increase in financing service fee receivables of RMB80.9 million (US$11.9 million), which was primarily due to the increase in amount of transactions we facilitated and (ii) an increase in payables to related parties of RMB53.9 million (US$8.0 million).

Net cash provided by operating activities was RMB794.1 million (US$117.1 million) in 2016, primarily due to net income of RMB576.7 million (US$85.1 million), adjusted for (i) provision for loan principal, financing service fee receivables and other receivables of RMB132.2 million (US$19.5 million), (ii) share-based compensation expense of RMB22.1 million (US$3.3 million), (iii) amortization of deferred origination costs of RMB24.6 million (US$3.6 million), and (iv) changes in working capital. Adjustments for changes in working capital primarily consisted of an increase in other current and non-current liabilities of RMB264.4 million (US$39.0 million), which was primarily the result of (i) an increase in other tax payables of RMB79.6 million (US$11.7 million) and (ii) an increase in payable to suppliers of RMB59.0 million (US$8.7 million), which was primarily due to better credit terms offered by merchandise suppliers as a result of our increasing bargaining power, which was partially offset by (i) an increase in financing service fee receivables of RMB48.5 million (US$7.2 million), which was primarily due to the increase in amount of transactions we facilitated and (ii) an increase in other current and non-current assets of RMB39.0 million (US$5.8 million), which primarily consisted of guarantee deposits held by our institutional funding partners.

Net cash used in operating activities was RMB102.3 million in 2015, primarily due to a net loss of RMB233.2 million, adjusted for (i) provision for loan principal, financing service fee receivables and other receivables of RMB45.1 million, (ii) amortization of deferred origination costs of RMB17.6 million, (iii) share-based compensation expense of RMB55.6 million, and (iv) changes in working capital. Adjustments for changes in working capital primarily consisted of (i) an increase in other current and non-current liabilities of RMB31.9 million, which was primarily the result of an increase in payable to suppliers of RMB16.1 million in connection with the increase in the amount of merchandise credit facilitated in 2015 and (ii) an increase in interest payables of RMB6.2 million due to an increase in the amount of funding provided by institutional funding partners for loan drawdowns we facilitated, which was partially offset by an increase in other current and non-current assets of RMB28.2 million due primarily to increase in the guarantee deposits held by institutional funding partners and an increase in the amounts receivable from merchandise suppliers.

Net cash used in operating activities was RMB30.5 million in the period from April 9 to December 31, 2014, primarily due to a net loss of RMB40.8 million, adjusted for (i) provision for loan principal, financing service fee receivables and other receivables of RMB1.7 million, (ii) share-based compensation expense of RMB2.7 million, and (iii) changes in working capital. Adjustments for changes in working capital primarily consisted of an increase in other current and non-current liabilities of RMB11.7 million, which was partially offset by (i) an increase in other current and non-current assets of RMB3.4 million and (ii) an increase in receivables from related parties of RMB2.1 million.

Investing Activities

Net cash used in investing activities was RMB2,303.8 million (US$339.8 million) in the six months ended June 30, 2017, which was attributable to (i) RMB25,771.8 million (US$3,801.5 million) in payments to originate loan principal, and (ii) RMB850.2 million (US$125.4 million) in purchase of short-term investments, which was partially offset by RMB23,044.7 million (US$3,399.3 million) in proceeds from collection of loan principal.

Net cash used in investing activities was RMB3,598 million (US$530.8 million) in 2016, which was attributable to (i) RMB30,219.0 million (US$4,457.5 million) in payments to originate loan principal, and (ii) RMB4,910.3 million (US$724.3 million) in purchase of short-term investments, which was partially offset by (i) RMB27,075.2 million (US$3,993.8 million) in proceeds from collection of loan principal. We also paid RMB70.0 million (US$10.3 million) related to our investment in QuCampus in 2016.

Net cash used in investing activities was RMB1,865.0 million in 2015, which was attributable to (i) RMB4,250.3 million in payments to originate loan principal and (ii) RMB877.2 million in purchase of short-term trading investments, which was partially offset by (i) RMB2,437.8 million in proceeds from collection of loan principal and (ii) RMB828.2 million in proceeds from redemption of short term investments.

Net cash used in investing activities was RMB519.3 million in the period from April 9 to December 31, 2014, which was attributable to (i) RMB578.2 million in payments to originate loan principal and (ii) RMB 1.1 million in purchase of equipment, property and intangible, which was partially offset by RMB60.1 million in proceeds from collection of loan principal.

Financing Activities

Net cash provided by financing activities was RMB718.1 million (US$105.9 million) in the six months ended June 30, 2017, which was primarily attributable to (i) proceeds from borrowings of RMB4,958.7 million (US$731.4 million), representing remittance of funds from institutional funding partners to us, and (ii) proceeds from related parties of RMB900.0 million (US$132.8 million), representing financing from Guosheng Financing Holding Inc. in connection with its investment in one of our trusts, partially offset by (i) repayment of borrowings of RMB5,072.9 million (US$748.3 million), representing repayment to the institutional funding partners, and (ii) payment of guarantee deposits to institutional funding partners of RMB167.2 million (US$24.7 million).

Net cash provided by financing activities was RMB3,379.7 million (US$498.5 million) in 2016, which was primarily attributable to proceeds from borrowings of RMB9,487.2 million (US$1,399.4 million), representing the remittance of funds from institutional funding partners to us, and capital contribution from shareholders of RMB2,546.2 million (US$375.6 million), partially offset by repayment of borrowings of RMB6,897.8 million (US$1,017.5 million), representing repayment to the institutional funding partners.

Net cash provided by financing activities was RMB2,175.5 million in 2015, which was primarily attributable to (i) proceeds from borrowings of RMB3,162.2 million representing the remittance of funds from institutional funding partners to us and (ii) proceeds from related parties of RMB665.3 million, representing non-interest bearing loan from Qufenqi Inc., the former holding company of Beijing Happy Time, partially offset by repayment of borrowings of RMB1,984.0 million, representing repayment to the institutional funding partners.

Net cash provided by financing activities was RMB551.7 million in the period from April 9 to December 31, 2014, which was primarily attributable to (i) proceeds from borrowings of RMB512.3 million, representing the remittance of funds from institutional funding partners to us, and (ii) proceeds from related parties of RMB102.4 million, representing non-interest bearing loan that Beijing Happy Time received from Mr. Min Luo.

Capital Expenditures

We made capital expenditures of RMB1.1 million, RMB1.5 million, RMB4.6 million (US$0.7 million) and RMB7.2 million (US$1.1 million) in the period from April 9 to December 31, 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. In these periods, our capital expenditures were mainly used for purchases of equipment and intangible assets and leasehold improvements. We will continue to make capital expenditures to meet the expected growth of our business.

Commitments

The following table set forth our contractual obligations as of June 30, 2017:

	Payment due by period
	Total		Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	RMB	US$	RMB
	(in thousands)
Operating lease commitments	28,362	4,184	14,652	13,710	—	—
Long-term borrowings and interest payable	57,471	8,477	45,350	12,121	—	—

Off-Balance Sheet Arrangements

Since September 2016, we have entered into several arrangements with financial institutions that provides funding directly to borrowers for transactions that we facilitate. As of June 30, 2017, guarantee liabilities related to such arrangement were RMB9.7 million (US$1.4 million). As of June 30, 2017, the maximum potential undiscounted future payment we would be required to make was RMB1,231.7 million (US$181.7 million).

Holding Company Structure

Qudian Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiary, consolidated VIEs and their subsidiaries in China. As a result, Qudian Inc.’s ability to pay dividends depends upon dividends paid by our PRC subsidiary. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiary, our consolidated VIEs and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our wholly foreign-owned subsidiary in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated VIEs and their subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiary has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

Since inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2014, December 2015 and December 2016 were increases of 1.5%, 1.6% and 1.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in Renminbi. The functional currency of our company, QD Technologies Limited and QD Data Limited is the U.S. dollar. The functional currency of our subsidiary in the PRC, the VIEs and the VIEs’ subsidiaries is the Renminbi. We use Renminbi as our reporting currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations. Due to foreign currency translation adjustments, we had a foreign exchange loss, net, of RMB9.7 million (US$1.4 million) in 2016. We did not recognize any foreign exchange gains or losses in the six months ended June 30, 2017.

We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the Renminbi has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. Since then and until the end of 2016, the Renminbi has depreciated against the U.S. dollar by approximately 10%. It is difficult to predict how long the current situation may last and when and how the relationship between the Renminbi and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$                million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$                 per ADS, the mid-point of the estimated range of the initial public offering price. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.7793 for US$1.00 as of June 30, 2017 to a rate of RMB7.4572 to US$1.00, will result in an increase of RMB                 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.7793 for US$1.00 as of June 30, 2017 to a rate of RMB6.1014 to US$1.00, will result in a decrease of RMB                 million in our net proceeds from this offering.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

After the completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Critical Accounting Policies, Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

Borrowers can withdraw cash or purchase products (e.g. personal consumer electronics) ( or merchandise installment credit services) up to their approved credit limits and elect the installment repayment period, mainly ranging from 1 to 36 installments (either weekly or monthly) through our applications (collectively “financing platform”) or via borrowers’ Alipay accounts. We charge service fees for facilitating the financing, managing the financing platform and for acting as a guarantor for the financing. The service fees are recorded as financing income in the statement of comprehensive (loss)/income in accordance with ASC 310. We may subsequently transfer the credit drawdowns to institutional funding partners.

The sales commission fee is fixed based on the retail sales price without considering the financing terms chosen by the borrower. Sales commission fee is recorded net of the related cost on delivery date, as we do not assume inventory risk for the products and is considered to be an agent in accordance with ASC 605. Accordingly, we recognize the sales commission fees when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable.

In September 2016, we entered into an arrangement with a consumer finance company. We match borrowers with the consumer finance company which directly funds credit to borrowers and provides post-origination services, for example, short messaging reminder services throughout the term of the loans. For each successful match, we earn an initial intermediary fee and a recurring service fee throughout the term of the credit products from the consumer finance company. Borrowers make repayments directly to the consumer finance company and the consumer finance company will then remit the initial intermediary fees and recurring service fees to us on a periodic basis. The two deliverables provided by us are loan facilitation services and post origination services. In addition, we provide a guarantee to the consumer finance company which requires us to make payments to the consumer finance company based on the overdue rate of the credit portfolio under this arrangement. We consider the loan facilitation services and the post origination services as a multiple element revenue arrangement, and the consumer finance company as the sole customer in the arrangement. We first allocate the consideration to the guarantee liability equaling to the fair value of the guarantee liability. The remaining consideration is allocated to the loan facilitation services and post origination services on a relative selling price method. We do not have vendor specific objective evidence, or VSOE, of selling price for the loan facilitation services and post origination services because we do not provide loan facilitation services or post origination services on a standalone basis. There is also no third-party evidence of the prices charged by third-party service providers when such services are sold separately as the basis of revenue allocation. As a result, we use our best estimate of selling prices of loan facilitation services and post origination services as the basis of revenue allocation. Nevertheless, the amount allocated to the delivered loan facilitation services is limited to the amount that is not contingent on the delivery of the undelivered post-origination services in accordance with ASC 605-25. The loan facilitation services and post origination services are recorded as loan facilitation income and others in the consolidated statements of comprehensive (loss)/income.

For loan facilitation services, post-origination services and sales commission fees, we recognize revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists,

(ii) services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured, in accordance with ASC 605, Revenue Recognition, or ASC 605. As collectability is uncertain in relation to the remaining loan facilitation income due to the potential default by borrowers such that they are not considered to be fixed or determinable, the remaining loan facilitation income is recorded on a cash basis.

Loan Principal and Financing Service Fee Receivables

Loan principal and financing service fee receivables represent receivables derived from the credit product business. Loan principal and financing service fee receivables are recorded at amortized cost, reduced by an allowance estimated as of the balance sheet dates. The amortized cost of loan principal and financing service fee receivable is equal to the unpaid principal balance, plus deferred origination costs which is amortized over the loan term using the effective interest method.

Our loan origination costs primarily consisted of commission fees paid to our campus representatives for the successful facilitation of loans to borrowers from college campuses. We recorded nil, RMB17.6 million, RMB24.6 million (US$3.6 million) and RMB0.1 million (US$14,839) in loan origination costs during the period from April 9 to December 31, 2014, the years ended December 31, 2015 and 2016 and the six months ended June 30, 2017, respectively.

Allowance for Loan Principal and Financing Service Fee Receivables

An allowance for loan principal and financing service fee receivables is established through periodic adjustment, and such adjustment is recognized as provision for loan principal and financing service fee receivables in the consolidated statements of comprehensive income or loss when we believe that the future collection of principal is unlikely. Our uncollectible loan principal and financing service fee receivables are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when we have determined the balance will not be collected. Management considers numerous internal and external factors in estimating probable incurred losses in our principal and financing service fee receivables portfolio, including the following:

•	prior principal and financing service fee receivables loss and delinquency experience;

•	the composition of our principal and financing service fee receivables portfolio; and

•	current economic conditions, including levels of per capital disposable income, and market interest rate etc.

We base the allowance for loan principal and financing service fee receivables losses primarily on historical loss experience using a roll rate-based model applied to our loan principal and financing service fee receivables portfolios. In our roll rate-based model, our loan principal and financing service fee receivables types are stratified by delinquency stages (i.e., current, 1-30 calendar days past due, 31-60 calendar days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our loan principal and financing service fee receivables types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a loan principal and financing service fee receivables and our recording of the charge-off) for our loan principal and financing service fee receivables types. As delinquency is a primary input into our roll rate-based model, we inherently consider all loans in our estimate of the allowance for loan principal and financing service fee receivables losses.

We exercise our judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for loan principal and financing service fee receivables losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, and current economic conditions. We charge this adjustment to the allowance for loan principal and financing service fee receivables, and such adjustment is recognized as provision for loan principal and financing service fee receivables on the consolidated statements of comprehensive income or (loss).

Charge-Off

We charge-off loan principal and financing service fee receivables as a reduction to the allowance for loan principal and financing service fee receivables when the loan principal and financing service fee receivables are deemed to be uncollectible. In general, loan principal and financing service fee receivables are identified as uncollectible if any of the following conditions are met:

•	death of the borrower;

•	identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments; or

•	the amount remained outstanding 180 calendar days past due and therefore deemed uncollectible.

Based on the criteria set out above and our judgment on the possibility of collecting the delinquent principal and financing service fee receivables, we determine the amount of loan principal and financing service fee receivables charge-off.

Nonaccrual Loan Principal and Financing Service Fee Receivables

Financing service fees are calculated based on the contractual rate of the loan and recorded as financing service fees over the life of the loan using the effective interest method. Loan principal and financing service fee receivables are placed on non-accrual status upon reaching 90 calendar days past due or when reasonable doubt exists as to the full, timely collection of the loan principal and financing service fee receivables. When a loan principal and financing service fee receivable is placed on non-accrual status, we stop accruing financing service fees. Loan principal and financing service fee receivables is returned to accrual status if the borrower has performed in accordance with the contractual terms for a reasonable period of time and, in our judgment, will continue to make periodic loan principals and relevant service and other fees payments as scheduled.

Guarantee Liabilities

As part of our cooperation with the consumer finance company, we provide loan facilitation services to the consumer finance company, so that it can establish a lending relationship with individual borrowers. If a loan originated under such agreement becomes delinquent, we guarantee a portion of the principal and accrued interest repayment of the defaulted loan based on the prescribed overdue rate on the portfolio of loans.

As we are obligated to assume guarantee liabilities based on the change in the overdue rate on the portfolio of loans, as opposed to making repayments to the consumer finance company on an individual loan basis upon default, the financial guarantee essentially represents a credit derivative which should be accounted for under ASC 815. The guarantee liabilities are remeasured at each reporting period. The change in fair value of the guarantee liabilities is recorded in the change in fair value of the guarantee liabilities in the consolidated statements of comprehensive (loss)/income. We track our guarantee liabilities on a portfolio basis. We track the respective expiration dates and delinquency stage on a loan by loan basis. When we settle a guarantee liability through performance of the guarantee (i.e., by making requisite payments on the respective defaulted loan), we record a corresponding deduction to guarantee liabilities. Subsequent collections from the borrower through the consumer finance company will be recognized as a reversal of deduction to guarantee liabilities.

Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred tax assets and liabilities are recognized on the basis of the temporary differences that exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in earnings. Deferred tax assets are reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The components of the deferred tax assets and liabilities are classified as non-current on the consolidated balance sheets.

We account for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of the benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained (defined as a likelihood of more than fifty percent of being sustained upon an audit, based on the technical merits of the tax position). The tax position is then assessed to determine the amount of benefits to recognize in the consolidated financial statements. The amount of the benefits that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. We did not recognize any income tax due to uncertain tax position or incur any interest and penalties related to potential underpaid income tax expenses in the period from April 9, 2014 (inception) through December 31, 2014, in the year ended December 31, 2015 and 2016 and in the three months ended June 30, 2017.

Measurement of Share-based Compensation

In August 2014, Qufenqi Inc., a former holding company of Beijing Happy Time, adopted a share incentive plan, or the 2014 Share Incentive Plan. For information regarding the 2014 Share Incentive Plan, see “Management — Share Incentive Plans — 2014 Share Incentive Plan.” On various dates from August 2014 to December 2014, 18,373,219 share options were granted to certain of our employees and a third-party consultant. On various dates in 2015, 2,449,800 share options were granted to certain of our employees.

On December 26, 2015, Beijing Happy Time adopted a share incentive plan, or the 2015 Share Incentive Plan. For information regarding the 2015 Share Incentive Plan, see “Management — Share Incentive Plans — 2015 Share Incentive Plan.” On December 26, 2015, options to purchase 15,814,019 virtual shares pursuant to the 2015 Share Incentive Plan were issued to certain of our employees and a third-party consultant to replace the 15,814,019 share options granted to such individuals under the 2014 Share Incentive Plan.

On December 9, 2016, Qudian Inc. adopted an equity incentive plan, or the 2016 Equity Incentive Plan. For information regarding the 2016 Equity Incentive Plan, see “Management — Share Incentive Plans — 2016 Equity Incentive Plan.” The maximum number of ordinary shares subject to equity awards pursuant to the 2016 Equity Incentive Plan is 15,814,019 initially. On January 1, 2018, and on every January 1 thereafter for eight years, the aggregate number of ordinary shares reserved and available for issuance pursuant to awards granted under the 2016 Equity Incentive Plan will be increased by 1.0% of the total number of ordinary shares outstanding on December 31 of preceding calendar year. Unless terminated earlier, the 2016 Equity Incentive Plan will terminate automatically in 2026.

On December 9, 2016, we granted 15,299,019 options to purchase our ordinary shares to certain of our employees and a third-party consultant pursuant to the 2016 Equity Incentive Plan to replace all awards under the 2015 Share Incentive Plan. On May 3, 2017, we granted 494,904 options to purchase our ordinary shares to certain of our employees pursuant to the 2016 Equity Incentive Plan.

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. We recognize the compensation costs net of estimated forfeitures using the straight-line method, over the applicable vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods. Share options granted to employees with market conditions attached are measured at fair value on the grant date and are recognized as the compensation costs over the estimated requisite service period, regardless of whether the market condition has been met.

A change in any of the terms or conditions of share options or a replacement of a share option plan is accounted for as a modification of share options. We calculate the incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. For vested options, we recognize incremental compensation cost in the period the modification occurred. For unvested options, we recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

Excluding the options containing market and service vesting conditions, we calculated the estimated fair value of the options on the respective grant dates using a binomial option pricing model with assistance from independent valuation firms, with the following assumptions:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,		Six Months Ended June 30, 2017
		2015	2016
Risk-free interest rate	2.35%	2.00% – 2.43%	2.47%	2.33%
Volatility	44.9% – 48.7%	46.6% – 50.3%	49.8% – 49.9%	52.4%
Expected exercise multiple	2.2 – 2.8	2.2 – 2.8	2.2 – 2.8	2.2 – 2.8
Dividend yield	0%	0%	0%	0%
Expected term (in years)	10	10	10	10
Exercise price	US$0.0	US$0.0	US$0.0	US$0.0
Fair value of share options	US$0.11 – US$0.36	US$0.61 – US$1.95	US$3.75	US$11.88

Determining the fair value of the share options required us to make complex and subjective judgments, assumptions and estimates, which involved inherent uncertainty. Had we used different assumptions and estimates, the resulting fair value of the share options and the resulting share-based compensation expenses could have been different.

The following table sets forth the fair value of options and ordinary shares estimated at the dates of option grants indicated below with the assistance from an independent valuation firm:

Date of Options Grant(1)	Options Granted	Exercise Price		Intrinsic Value		Fair Value of Option		Fair Value of Ordinary Shares		Discount for Lack of Marketability	Discount Rate	Type of Valuations
August 29, 2014	10,900,000	US$	0.00	US$	0.11	US$	0.11	US$	0.11	20.0%	25.5%	Retrospective
November 1, 2014	7,473,219	US$	0.00	US$	0.36	US$	0.36	US$	0.36	20.0%	25.0%	Retrospective
March 1, 2015	2,042,500	US$	0.00	US$	0.61	US$	0.61	US$	0.61	20.0%	24.5%	Retrospective
June 4, 2015	407,300	US$	0.00	US$	0.79	US$	0.79	US$	0.79	20.0%	23.0%	Retrospective
December 26, 2015	15,814,019	US$	0.00	US$	1.95	US$	1.95	US$	1.95	20.0%	21.0%	Retrospective
December 9, 2016	1,433,800	US$	0.00	US$	3.75	US$	3.75	US$	3.75	5.0%	20.5%	Retrospective
December 30, 2016	13,865,219	US$	0.00	US$	3.75	US$	3.75	US$	3.75	5.0%	20.5%	Retrospective
May 3, 2017	494,904	US$	0.00	US$	11.88	US$	11.88	US$	11.88	5.0%	20.0%	Retrospective

(1)	Include options that are issued close to the valuation dates indicated, and such options are valued at the nearest valuation date.

The following table sets forth share-based compensation expenses recognized for the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,			Six Months Ended June 30, 2017
		2015	2016
Date of Options Grant(1)	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
August 29, 2014	1,282	1,157	—	—	—	—
November 1, 2014	1,435	15,111	—	—	—	—
March 1, 2015	—	7,015	—	—	—	—
June 4, 2015	—	1,528	—	—	—	—
December 26, 2015	—	30,797	—	—	—	—
December 9, 2016	—	—	343	49	—	—
December 30, 2016	—	—	21,790	3,139	—	—
May 3, 2017	—	—	—	—	32,177	4,746

Total	2,717	55,607	22,133	3,188	32,177	4,746

(1)	Include options that are issued close to the valuation dates indicated.

In determining the fair value of our ordinary shares, we applied the income approach / discounted cash flow, or DCF, analysis based on our projected cash flow using management’s best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The major assumptions used in calculating the fair value of ordinary shares include:

•	Weighted average cost of capital, or WACC: The discount rates we listed in the table above were based on the WACCs determined based on a consideration of the factors, including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

•	Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, nine publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) online retail and mobile commerce companies or companies that provide financial lending services and (ii) China-based companies that are publicly listed in the United States, publicly listed companies in China and United States-based publicly listed companies.

•	Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty’s Average-Strike put options model. Under this option-pricing model, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing model is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares. DLOM remained 20% in the period from inception to 2015.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. The growth rates of our total revenues, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares from US$0.11 to US$1.95. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates.

Valuation of Preferred Shares

The valuations of our preferred shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

In December 2016, our equity interest comprised of both common shares and preference shares with different rights and preferences. According to the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we adopted the equity allocation method, specifically the Option-Pricing Method, to determine the fair value of the preferred shares and we have considered the different probability for three scenarios: conversion, redemption and liquidation.

We considered objective and subjective factors and key assumptions to determine our best estimate of the fair value of our preferred shares, including the following:

•	exit values of recent issuances of preferred shares adjusted by the specific rights, preferences, and privileges of our preferred shares;

•	our performance and market position relative to our competitors or similar publicly traded companies;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given internal company and external market conditions;

•	expected date of liquidation event;

•	probability of different scenarios;

•	risk free rate and volatility; and

•	our developments and milestones.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of auditing our consolidated financial statements as of December 31, 2016, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness relates to our lack of sufficient number of financial reporting personnel with appropriate level of knowledge and experience in application of U.S. GAAP and SEC rules and regulations commensurate with our reporting requirements.

We have taken initiatives to improve our internal control over financial reporting to address the material weakness that have been identified, including: hired a chief financial officer and an additional senior financial reporting manager with experience in U.S. GAAP accounting and SEC reporting to lead accounting and financial reporting matters; designated more resources to improve the period-end closing procedures for financial statements and relevant disclosures preparation; and took steps to establish an audit committee prior to completion of this offering with members who have an appropriate level of financial expertise to oversee our accounting and financial reporting processes as well as our external and internal audits.

We have also taken other steps to strengthen our internal control over financial reporting, including preparing a contracts tracking database, formalizing a set of comprehensive U.S. GAAP accounting manuals, establishing an internal audit function, continuing to hire qualified professionals with sufficient U.S. GAAP accounting and SEC reporting experience, providing relevant training to our accounting personnel and upgrading our financial reporting system to streamline monthly and year-end closings and integrate financial and operating reporting systems.

However, we cannot assure you that we will complete implementation of these measures in a timely manner. See “Risk Factors — Risks Relating to Our Business and Industry — We have identified a material weakness in our internal controls as of December 31, 2016, and if we fail to maintain an effective system of internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of the ADSs may be adversely affected.”

As a company with less than US$1,070,000,000 in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, FASB issued its final standard formally amending the effective date of the new revenue recognition guidance. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10) (“ASU 2016-01”). The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement for to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This updated guidance is effective for the annual period beginning after December 15, 2017, including interim periods within the year. Early adoption is permitted. We are in the process of evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet. This standard also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. The updated guidance is effective for interim and annual periods beginning after December 15, 2018, and early adoption is permitted. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815), which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this ASU is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. For public business entities, the amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. An entity should apply the amendments in this ASU on a modified retrospective basis to existing debt instruments as of the beginning of the fiscal year for which the amendments are effective. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU do not provide a definition of restricted cash or restricted cash equivalents. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We are in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

INDUSTRY OVERVIEW

China’s Shift Toward a Consumption-driven Economy and the Internet Economy

China’s private consumption level has been growing rapidly at a compound annual growth rate, or CAGR, of 9.5% from 2010 to 2015, according to the Oliver Wyman Report. Despite the significant growth, the relative size of China’s consumption as a percentage of total GDP is still low compared to other developed economies according to the Oliver Wyman Report, indicating considerable room for further expansion. With the increases in China’s per capita disposable income, household wealth and consumers’ growing willingness to spend, China’s private consumption is expected to continue to be a key driver for the Chinese economy going forward, growing at a CAGR of 6.8% from 2015 to 2021 and outpacing that of the GDP growth as the Oliver Wyman Report indicates.

Source: Oliver Wyman Report.

The penetration of Internet and mobile Internet in China has continued to expand, with increasing variety of applications to consumers’ daily life, evidenced by the following statistics in the Oliver Wyman Report:

•	Internet users and mobile Internet users in China reached 731 million and 695 million, respectively, in 2016;

•	the number of mobile payment users is expected to increase from 469 million in 2016 to 697 million in 2021;

•	online and mobile banking volume is forecasted to reach RMB6,770 trillion by 2021, growing at a CAGR of 24.7% from 2016; and

•	gross merchandise value, or GMV, of online retail and mobile commerce market in China have amounted to RMB4.8 trillion and RMB3.6 trillion in 2016, respectively, and are expected to grow to RMB11.4 trillion and RMB9.4 trillion, respectively, in 2021.

Online Consumer Finance Market

The increasingly consumption-driven economy in China has created a significant demand for consumer finance. The traditional banking system primarily serves consumers with established credit histories with PBOC’s credit bureau and typically underserves a large number of consumers who are financially active but do not have a credit history. According to the Oliver Wyman Report, consumers in China between the ages of 18 and 35, amounting to approximately 367 million in 2016, constitute the core target segment for the online consumer finance market. Many of these individuals are active shoppers, but are only gradually building up their wealth and credit profile. According to the Oliver Wyman Report, the average online consumer spent approximately RMB835 per month in total online purchases in 2016, while consumers between the ages of 20 to 24, 25 to 29 and 30 to 34 in China had an average monthly income of approximately RMB3,767, RMB4,500 and RMB4,717, respectively, in 2016. The sizable portion of borrowers from such segment who are believed to be of emerging prime credit quality, their current financial status, credit profile and their general lack of access to consumer financing solutions offered by traditional financial institutions have created massive opportunities for innovative consumer finance products. Powered by the proliferation of mobile apps, online consumer finance service providers that provide easily accessible and affordable credit to borrowers have gained substantial traction.

A number of key factors are critical to the growth of China’s online consumer finance sector:

•	Growing consumer finance demand underserved by traditional financial institutions.

Chinese consumers are becoming increasingly receptive to adopting consumer finance products, but many are lacking access to suitable solutions. According to an Oliver Wyman survey conducted in 2016, 81.0% of respondents indicated that it is either extremely acceptable or quite acceptable to take out personal loans to finance consumption. Yet, traditional banks possess limited risk pricing capabilities and only target consumers with credit histories. According to the Oliver Wyman Report, 55.1% of the Chinese population was financially active but did not have credit histories in the national credit bureau in 2015. Only approximately 200 million, which represented 17.4% of China’s financially active population, comprised of individuals aged 15 and above, in 2015, held one or more credit cards, compared to 68.5% in the U.S. during the same period, according to the Oliver Wyman Report. There remain significant market opportunities for companies with capabilities to identify emerging prime borrowers and address the unmet consumer finance demand with innovative consumer financing products.

•	Improving and increasingly data- and technology-driven credit infrastructure in China.

In 2015, PBOC introduced initiatives in which certain privately-owned companies are allowed to make preparations for providing consumer credit information services in order to strengthen the national credit infrastructure. It is expected that the credit infrastructure in China will become more established with such services, which will entail proprietary databases based on a combination of data, including online retail and mobile commerce, social media and mobile payment data, and data from both banking and non-banking financial institutions. Online consumer finance service providers are also expanding their risk assessment and risk analytics capabilities with growing volume of online credit transactions.

•	Increasingly diversified funding sources.

An increasing number of financial institutions have recognized the scalability of online platforms. Such financial institutions have also recognized the quality of loan assets that online consumer finance companies potentially have access to. In addition to third-party wealth management and P2P platforms, traditional financial institutions such as banks, insurance companies, trust companies, licensed consumer finance service providers are becoming sources of funding for online consumer finance through structured products or contractual arrangements. The recent growth of the asset-backed security market also presents an alternative funding source, where relatively high-yield non-standard online consumption loans are securitized. The outstanding volume of consumer-loan-backed asset securitization is expected to rapidly grow from RMB190 billion in 2016 to RMB3,271 billion in 2021 at a CAGR of 76.5%, according to the Oliver Wyman Report.

China’s Online Consumer Finance Market

China’s online consumer finance market is expected to experience rapid growth with outstanding online consumer loan balance growing to RMB4,025 billion by 2021, representing 31.4% of all outstanding consumer loan balance (online and offline), according to the Oliver Wyman Report. The transaction volume of online consumption loans is expected to grow from RMB1,144 billion in 2016 to RMB10,021 billion in 2021 at a CAGR of 54.3%, and active borrowers for such loans are expected to reach 256 million in 2021, according to the Oliver Wyman Report.

Source:	Oliver Wyman Report.

Online consumer finance products can be further segmented into cash credit products and merchandise credit products. Cash credit products are granted for general consumption purposes in the form of cash provided directly to borrowers. Merchandise credit products are granted specifically for the purchase of certain merchandise.

Credit products vary in average loan size. Loans of less than RMB5,000 in size and shorter than three months in duration have rapidly gained popularity and scale. Smaller size online credit products are taken out in large volume and relatively high frequency by borrowers. As a result, companies providing or facilitating small credit are able to accumulate significant amount of credit data from a large borrower base and through the frequent repayment cycles. These data in turn can be used to refine the risk pricing models and improve the accuracy of pricing risks.

Key Success Factors for China Online Consumer Finance Service Providers

Data Analytics Capabilities

Data analytics capabilities represent a core competitive strength for online consumer finance players. Successful data-driven online consumer finance service providers accumulate and analyze multi-dimensional data such as transaction records, payment history and online social footprints. Such analysis allows them to assess the credit risks of borrowers and price the risks appropriately. Online consumer finance players that offer loans in large numbers and with shorter durations are more likely to accumulate more comprehensive data quickly and gain the competitive advantage in developing data analytics capabilities.

Cost Effective Borrower Engagement

Due to the small loan size, a sufficiently large borrower base is critical for online consumer finance players to gain scale. Leading players in the segment tend to differentiate themselves with their ability to efficiently engage prospective borrowers.

Strong Funding Capabilities

Lack of funding sources has become one of the key constraints for the growth of certain online consumer finance service providers. Access to diversified, stable and cost efficient funding sources is essential. Leading players tend to employ a wide range of funding sources, including funding from banks, insurance companies, licensed consumer finance companies as well as securitization products. Companies with strong balance sheet and capital, including those that can provide a large amount of loans through small loan companies, will possess significant advantages.

Serving Borrowers’ Personalized and Long-term Needs

The long-term success of online consumer finance players depends on the ability to provide borrowers with personalized solutions in a wide variety of context, which translates into higher lifetime value of borrowers. Consumers’ spending patterns and financing needs evolve over time. Successful online consumer finance players tend to be able to attract and retain quality borrowers and offer services and products to cater to their evolving financing demands.

BUSINESS

OUR MISSION

Our mission is to use technology to make personalized credit accessible.

OVERVIEW

As a provider of online credit products, we use big data-enabled technologies, such as artificial intelligence and machine learning, to transform the consumer finance experience in China. We target hundreds of millions of quality, unserved or underserved consumers in China. They are young, mobile-active consumers who need access to small credit for their discretionary spending but are underserved by traditional financial institutions due to their lack of traditional credit data and the operational inefficiency of traditional financial institutions. We believe our operating efficiency and big data analytics capability to understand our prospective borrowers from different behavioral and transactional perspectives, assess their credit profiles and offer them instantaneous and affordable credit products with customized terms distinguishes our business and offerings.

We currently offer cash credit products, which provide funds in digital form, and merchandise credit products. We mainly generate financing income from cash credit products and both financing income and sales commission fees from merchandise credit products.

We are the largest online provider of small cash credit products in China in terms of the number of active borrowers and the amount of transactions in the six months ended June 30, 2017, according to the Oliver Wyman Report. In the six months ended June 30, 2017, we facilitated approximately RMB38.2 billion (US$5.6 billion) in transactions to 7.0 million active borrowers. Small credit products serve consumers’ immediate needs for discretionary consumption. They typically have short durations, enabling us to quickly understand a borrower’s behavior and further refine our data analytics and credit assessment model upon the completion of transaction cycles. On average, an active borrower drew down credit approximately six times in the six months ended June 30, 2017. As of June 30, 2017, borrowers with outstanding credit drawdowns utilized approximately 51.3% of their credit limits on average. We believe borrowers who did not utilize the maximum amounts available for drawdowns under their respective credit limits tend to be those who utilize credit responsibly.

We operate a pure online platform, with nearly all of the transactions facilitated through mobile devices, providing consumers with a convenient experience. Prospective borrowers can apply for credit on their mobile phones and receive approval within a few seconds. Approved borrowers are then able to draw down on their cash credit with cash disbursed immediately into their Alipay accounts in digital form. Borrowers also repay the credit drawdowns through their Alipay accounts. To complement our cash credit products, we offer merchandise credit products to finance borrowers’ direct purchase of merchandise offered on our marketplace on installment basis. Through collaborating with more than 480 merchandise suppliers, we offer an expanding range of product categories ranging from consumer electronics products to watches and sports and outdoor products to capture approved borrowers’ growing consumption demand and enhance their online shopping experience.

We aggregate our borrowers’ behavioral data with data and credit analyses from various partners as inputs for our credit assessment model. As an innovator in the application of artificial intelligence to financial services, we utilize machine learning to accurately assess borrowers’ credit profiles. We focus on data analyses that not only reflect borrowers’ ability to repay but also their willingness to do so. These analyses are based on the prospective borrowers’ social and shopping behavioral data, among others, in addition to the characteristic metrics such as locations and demographics. We have increased the number of variables analyzed by our credit assessment system from a few to several hundred for each transaction, and we assign each borrower a personalized credit limit based on his or her credit profile. As borrowers repay, they build credit histories with us. Based on the credit histories, our artificial intelligence-based credit assessment model enables us to continually re-evaluate borrowers’ credit profiles and provide more personalized credit limits. We offer borrowers with stronger credit profiles higher credit limits and longer repayment durations, thereby driving higher engagement with them.

We offer small-sized cash credit products and merchandise credit products. In the six months ended June 30, 2017, our cash credit products had an average size of approximately RMB920 (US$136) and weighted average term of approximately two months, and our merchandise credit products had an average size of approximately RMB1,250 (US$184) and weighted average term of approximately eight months. Small credit products enjoy favorable risk characteristics compared to larger credit products. A borrower is more likely to repay a smaller amount timely to maintain the quality of his or her credit profile, which may impact future borrowing activities. Benefits to fraudulent borrowers are also limited given the small amount of money borrowed. The short-term nature of our credit products contributes to frequent repayments and repeat borrowing activities, which drive the volume and comprehensiveness of the data we collect and analyze. During the three months ended June 30, 2017, we processed an average of 9,521 credit drawdowns and 21,482 repayments per hour. Our machine learning-based approach enables us to continuously refine our credit assessment model based on insights from the high volume of transaction data that we collect.

We have experienced robust credit performance. Our M1+ Delinquency Rate by Vintage for transactions in 2016 and the first quarter in 2017 has remained at a level of 0.5% or less up to June 30, 2017. M1+ Delinquency Rate by Vintage is defined as the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal in such vintage.

We have established a strategic partnership with Ant Financial, one of our principal shareholders, and have in-depth cooperation in multiple areas of our business. Alipay, operated by Ant Financial, is a leading online and mobile third-party payment service provider in China. We engage the majority of our active borrowers through the Alipay consumer interface, which has significantly contributed to our rapid growth. We also collaborate with Zhima Credit, a credit assessment service provider operated by Ant Financial. Zhima Credit provides us with credit analysis information of prospective borrowers, which enhances our credit analysis capabilities. We also provide Zhima Credit with our credit analysis of borrowers to reflect repayment and other credit attributes and work with Zhima Credit to further develop more robust credit analysis capabilities. In addition, we are in ongoing discussions with Ant Financial to explore other collaboration opportunities, including various approaches to engage and serve prospective borrowers.

To provide a good user experience, we have technology and funding arrangements in place to enable instant drawdown of credit by consumers. We collaborate with a variety of institutional funding partners such as banks, a consumer finance company and other institutions, to secure sufficient amounts of funding for credit drawdowns. Institutional funding partners are interested in working with us because of the short duration of our credit products, our technology-driven credit assessment capabilities and the diversified credit portfolio with attractive risk-adjusted returns. Our strong technological capabilities enable us to seamlessly integrate our system with those of our institutional funding partners, rapidly facilitate transactions and repayment settlements at a massive scale and forecast our funding needs on a real-time basis. We do not directly source funding from retail investors. Currently, we retain most of the credit risk with respect to the cooperation with institutional funding partners. We also utilize our own capital to fund the credit drawdowns to enhance user experience so that they can instantly receive funds after drawdown requests. Our longer-term objectives are to primarily leverage external institutional funding and to transfer credit risk to or share it with a diversified group of institutional funding partners.

Since inception in 2014, our business has witnessed significant growth and increased borrower activities, as illustrated by the charts below:

As we accumulate more data and enhance the capability of our model, we strive to better engage, re-evaluate and serve prospective borrowers who had applied for credits in the past. As of June 30, 2017, only approximately 17.6 million out of our approximately 47.9 million registered users had been approved with credit.

We have achieved significant scale and experienced strong growth in our results of operations. Our total revenues increased from RMB24.1 million in the period from April 9 to December 31, 2014 to RMB235.0 million in 2015. Our total revenues further reached RMB1,442.8 million (US$212.8 million) in 2016, which was 514.0% higher than our total revenues in 2015. Our total revenues increased by 393.3% from RMB371.6 million in the six months ended June 30, 2016 to RMB1,833.1 million (US$270.4 million) in the same period in 2017. Our net losses were RMB40.8 million in the period from April 9 to December 31, 2014 and RMB233.2 million in 2015. In 2016, we recorded net income of RMB576.7 million (US$85.1 million). Our net income increased by 695.2% from RMB122.4 million in the six months ended June 30, 2016 to RMB973.7 million (US$143.6 million) in the same period in 2017.

STRENGTHS AND STRATEGIES

Our Strengths

We believe the following strengths contribute to our success and reinforce our market leading position.

Our Market Leadership

We are the largest online provider of small cash credit products in China in terms of the number of active borrowers and the amount of transactions in the six months ended June 30, 2017, according to the Oliver Wyman Report. We focus on the small credit segment with short duration and high transaction frequency. We served 7.0 million active borrowers during the six months ended June 30, 2017, and as of June 30, 2017, the amount of transactions we facilitated was RMB75.3 billion (US$11.1 billion) since we were founded in April 2014. The scale of our business in terms of user base, number of transactions and credit volume provides us with the economies of scale to maintain a low unit cost and enable the affordability of credit while collecting data and refining our risk management model through more user engagements and transactions. As of June 30, 2017, the total number of transactions since inception was 84.0 million, which enables us to collect a massive amount of borrower behavior data and develop strong capabilities in credit assessment.

Small Credit, Big Data

Our mission is to use technology to make personalized credit accessible. To accomplish this, we employ big data-enabled technologies, such as artificial intelligence and machine learning, to assess credit quality, and then offer small credit products to quality, unserved or underserved consumers in China. We believe there is a large unmet demand of small credit from the young, mobile-active consumers in China for their frequent discretionary spending, which can only be served with the power of big data and technologies in a cost efficient way. Our big data analytics utilizes distributed computing and machine learning to analyze correlations between users’ behavior and their willingness and ability to repay. For such analysis, we leverage our online model to aggregate a broad range of data, including users’ behavior in filling out applications, repayment performances from completed borrowing cycles, social activity information, online retail and mobile commerce transaction activity information, credit analysis from other parties such as Zhima Credit and other leading anti-fraud institutions in China. Such analysis constitutes the core input of our credit assessment model and risk management system and also helps us make decisions regarding product design and business focus. The results of such analysis drive constant improvements to our credit decisioning process, as well as adaptations of attributes of merchandises most attractive to borrowers, thereby enhancing the desirability of our credit products.

Effective Data-Driven Analytics and Credit Assessment Model

We developed a rigorous credit assessment model and robust risk management system. Our model and system allow us to innovate the way user credit profile is assessed by analyzing a variety of behavioral data typically ignored by traditional financial institutions. Machine learning enables us to draw insights from the high volume of transaction data that we collect. We continuously test, validate and optimize this model and system by changing the types of data we analyze. In particular, as we identify creditworthy borrowers whom our model previously regarded as risky and raise the credit limits for quality borrowers, we are able to increase the amount of transactions without undertaking significantly more risk. Since inception, we have been able to expand the granularity of our credit assessment model to further refine the risk levels of prospective borrowers in a continuous self-reinforcing manner. We have increased the number of variables analyzed by our credit assessment system from a few to several hundred for each transaction, and we assign each borrower a personalized credit limit based on his or her credit profile. For example, prospective borrowers with the same Zhima Credit Score may receive different credit limits that carry different repayment terms and financing service fees. As borrowers repay they build credit histories with us. Based on the credit histories, our artificial intelligence-based credit assessment model enables us to continually re-evaluate borrowers’ credit profiles and provide more personalized credit limits. We offer borrowers with stronger credit profiles higher credit limits and longer repayment durations, thereby driving higher engagement with them.

We have experienced robust credit performance. Our M1+ Delinquency Rate by Vintage, which is defined as the total balance of outstanding principal of a vintage for which any installment payment is over 30 calendar days past due as of a particular date (adjusted to reflect total amount of recovered past due payments for principal and without taking into account charge-offs), divided by the total initial principal in such vintage, for transactions in 2016 and the first quarter in 2017 has remained at a level of 0.5% or less up to June 30, 2017.

Ant Financial Partnership

We have established a strategic partnership with Ant Financial and have in-depth cooperation in multiple areas of our business. Alipay, operated by Ant Financial, is a leading online and mobile payment service provider in China. We engage the majority of our active borrowers through different channels on the Alipay consumer interface, which has significantly contributed to our rapid growth. We collaborate with Zhima Credit, which provides us with credit analysis information of prospective borrowers, to enhance our credit analysis capabilities. We also provide Zhima Credit with our credit analysis of borrowers to reflect repayment and other credit attributes.

Collaboration with Institutional Funding Partners

We work with institutional funding partners such as banks, a consumer finance company and other institutions to fund credit drawdowns we facilitate while maintaining competitive overall funding costs. Working with institutional funding partners enables us to efficiently secure a large amount of funding to support our growth while maintaining competitive overall funding costs. Institutions are also generally more established and sophisticated, which provide funding stability. By taking advantage of our big data analytics and risk management capabilities, our institutional funding partners are able to achieve attractive returns on small, short-duration credit products without significant exposure to any individual borrower. Our collaboration with institutional funding partners is further enhanced by our sophisticated systems infrastructure, including a highly automated transaction clearing system that rapidly facilitates a massive number of transactions under a diverse array of funding arrangements, an efficient repayment settlement system that separates repayments into different categories on a real-time basis and settles with the relevant parties accordingly and a liquidity forecast system that provides real-time forecasts on our funding needs.

Highly Competitive Operating Efficiency

Leveraging our online model, we have achieved highly competitive operating efficiency while expanding business rapidly. As we engage borrowers online, we have reached a large target borrower base without deploying an expensive offline sales and marketing team. We have fully automated data collection and risk management process and therefore do not rely on in-person meetings for such purposes. As a result, we are able to operate a nationwide business with a nimble workforce of 1,014 employees as of June 30, 2017, and 484, or approximately 47.7%, of our employees are dedicated to risk management or technology and product development. Besides streamlining the headcount, we have implemented other cost-saving measures. We have utilized the public service window on the Alipay consumer interface, which is free of charge and generally available to third parties, to engage the majority of our active borrowers since 2016. Furthermore, our collaboration with institutional funding partners allows us to avoid costly marketing initiatives to individual investors.

Visionary and Experienced Management Team

Our founder, chairman and chief executive officer, Mr. Min Luo, has over ten years of entrepreneurial experience in China’s Internet industry. Our senior management team members have also on average more than ten years of experience in their respective business functions, with our chief financial officer having previously served as the chief financial officer of three public companies. Our management prudently operates our business with determined focus on risk awareness and has developed significant risk management execution capability. In addition, we have also been able to attract talents from large global financial institutions and technology companies.

We have a result-driven corporate culture that fosters collaboration, encourages teamwork and cultivates creativity and professionalism.

Our Strategies

We seek to continue to transform consumer finance experience in China by using big data analytics to make credit accessible and personalized. We plan to pursue the following strategies to achieve our goal:

Invest in Technology

As of June 30, 2017, only approximately 17.6 million out of our approximately 47.9 million registered users had been approved with credit, indicating a significant growth potential. We continue to make investments in our data analytics and machine learning, which will enable us to refine risk assessment and better assign credit limits additional registered users, increase conversion of registered users into quality borrowers, and provide increasingly personalized products. Increasing amount of transactions will enable us to more effectively analyze user data, assess risks and enhance our credit products. In addition, we intend to further collaborate with various other parties to aggregate and analyze a wider variety of data. For example, we will incorporate credit related data from additional reputable parties, particularly leading Internet companies, enabling us to further evaluate and facilitate credit to more users while reducing fraud and delinquency. Furthermore, as we diversify our user engagement efforts, we plan to tailor our credit assessment model for the different channels to ensure accurate risk assessment.

Increase the Diversity and Depth of Funding Sources

Our longer-term objective is to become a leading consumer credit facilitator with funding flexibility and limited credit exposure. Currently, we fund credit through both on balance sheet and off balance sheet arrangements with external funding partners as well as our own capital. We will further optimize and diversify our institutional funding sources by cooperating with additional institutions, including banks, consumer finance companies, trust companies, asset management companies, and insurance companies. For example, we entered into off-balance sheet arrangements with banks to directly provide funding to borrowers for credit that we facilitate. We assume full credit risk for the credit drawdowns funded under such arrangements and record the fair value of guarantee liabilities, which represents the present value of our expected payouts, on our balance sheet. In addition to working with increasing number and diversity of funding partners, we intend to secure more fixed and longer-term commitment from our institutional funding partners to ensure the availability of our funding sources. We will also seek to increase the limits as to the amount of transactions that our existing online small credit companies are able to provide or to establish additional online small credit companies as needed in order to facilitate the funding of certain credit drawdowns to borrowers. In addition, we may pursue potential strategic investments and acquisitions of licensed financial institutions to gain access to select licenses for the long-term growth of our business.

Broaden User Reach

According to the Oliver Wyman Report, there were approximately 367 million consumers in China in 2016 between the ages of 18 and 35, and such group constitutes a core target segment for the online consumer finance market. We will continue to focus on growing our reach of users from our existing registered user base of approximately 47.9 million as of June 30, 2017. We have established a strong partnership with Ant Financial and will continue to work with them. We also intend to work closely with other leading Internet companies in China to promote our credit products to their large user bases.

To further enhance user engagement efforts, in October 2016 we formed QuCampus, a joint venture with Ant Financial. Accessible through the Alipay consumer interface, QuCampus’ services cover various aspects of the daily life of college students, including those related to academia, social connection, networking and other campus life related services. We believe our extensive historical on-the-ground operational experiences and understanding of the behavior and social needs of college students across China enable the joint venture to better design and introduce relevant services. We view the joint venture as a valuable opportunity to cultivate long-term relationships with prospective borrowers. We are in ongoing discussions with Ant Financial to explore other collaboration opportunities, including various approaches to engage and serve prospective borrowers.

Expand and Enhance Our Product Offerings

As of June 30, 2017, out of approximately 17.6 million users that we have approved credit for, only 10.1 million had drawn down on their credit. We will continue to focus on offering credit products and merchandise that are attractive to our approved users, including those that have not utilized our credit products. We will further optimize the combination of pricing, duration and size of our credit products, including offering more personalized credit products. We will explore opportunities to allow certain users to utilize our credit for consumption directly on our partners’ platforms, including those for local services and online travel platforms. Under our merchandise credit products, we will continually seek to identify merchandise that resonate with consumers to maintain the popularity of our marketplace. We also intend to broaden offerings in certain categories to attract a broader range of prospective borrowers. We believe our borrowers are of emerging prime credit quality and will continue to have stable credit needs driven by their discretionary spending. We will continuously monitor our active borrowers’ credit behavior and proactively retain them on our platform through offering them with more personalized credit products at affordable rate based on their credit histories with us. We also plan to promote and increase our brand awareness and visibility through a variety of marketing initiatives.

In addition, we may selectively expand into other credit products that are in strong demand by targeted prospective borrowers and potentially offer higher returns, such as secured credit products and auto loans.

We may also leverage our risk management model to help other financial services providers assess the credit profiles of their own customers according to their credit standards.

Attract and Retain Exceptional Employees

Since inception, we have devoted and will continue to devote substantial efforts to establish a talented employee base in the areas such as big data analytics, risk management and operation management. We believe that versatile and experienced management and employees will provide significant advantages in the rapidly evolving market in which we compete and continue to drive innovation and growth.

Our Credit Products

Our credit products are designed to address and serve the needs of creditworthy borrowers who we believe are of emerging prime credit quality but have limited credit history and access to traditional consumer credit from banks or other lenders in China. We primarily offer small cash and merchandise credit products. Small credit products typically have short durations, enabling us to quickly understand a borrower’s behavior and further refine our data analytics and credit assessment model. Small credit products also enjoy favorable risk characteristics compared to larger credit products. A borrower is more likely to repay a smaller amount on time to maintain the quality of his or her credit profile, which may impact future borrowing activities. Benefits to fraudulent borrowers are also limited given the small amount of money borrowed.

Our credit products can be accessed through the Alipay mobile app or our Laifenqi and Qudian mobile apps, and cash is disbursed into borrowers’ Alipay accounts in digital form.

Our cash credit products comprise short-term, unsecured lines of credit that can be drawn down at any time, subject to our approval at the time of each drawdown request. Prospective borrowers complete an application and receive a decision on their application in as quick as a few seconds. When a credit is drawn, the money is deposited directly into the borrower’s Alipay account and can be used anywhere Alipay is accepted. Borrowers are typically charged financing service fees for cash credit drawdowns. In the six months ended June 30, 2017, our cash credit products had an average size of approximately RMB920 (US$136) and weighted average term of approximately two months.

To complement our cash credit products, we offer merchandise credit products to finance borrowers’ direct purchase of merchandise offered on our marketplace on installment basis. We operate a marketplace that connects consumers with merchandise suppliers. As the operator of the marketplace, we neither sell merchandise nor hold inventory. Customers access our marketplace through mobile apps. Only customers with approved merchandise credit limits can make purchases, and we require a minimum amount of each purchase to be funded by utilizing our credit product. In the event the credit drawdown were insufficient to purchase the relevant merchandise, borrowers will need to pay for the portion that was not covered by the credit products using their own funds. A borrower may also voluntarily pay a portion of the purchase price with his or her own funds. We currently collaborate with more than 480 merchandise suppliers, including leading consumer brands and their authorized distributors, to offer 14 categories of merchandise from over 1,000 brands covering primarily consumer electronics, home appliances, watches and accessories, sports and outdoor merchandise and luggage. Borrowers are typically charged financing service fees for merchandise credit drawdowns. We also earn sales commission fees from our merchandise suppliers for our intermediary services rendered. Sales commission fees represent fees earned from merchandise suppliers when borrowers purchase their merchandise on our marketplace and comprise (i) the difference between the retail prices of the merchandise sold to borrowers and the prices of the merchandise that we pay to the merchandise suppliers and (ii) rebates earned from merchandise suppliers. Such fees are determined based on our negotiation with the relevant merchandise suppliers. Merchandise suppliers do not receive any other amounts from us or borrowers.

Merchandise credit products are typically larger in credit size and longer in duration compared to cash credit products. In the six months ended June 30, 2017, our merchandise credit products had an average size of approximately RMB1,250 (US$184) and weighted average term of approximately eight months.

We utilize our proprietary data analytics and credit assessment model to determine the amount of credit available for each borrower. For information regarding credit assessment, see “— Credit Approval and Servicing Process — Stage 3: Credit Assessment.” The full amount of such credit represents such borrower’s credit limit for merchandise credit products. A portion of the full amount represents the borrower’s credit limit for cash credit products. Nonetheless, while borrower may utilize funds received under cash credit products for any purpose, merchandise credit products can only be used to fund purchases on our marketplace. Borrowers’ credit limits are not the same as revolving lines of credit which can be utilized and paid down and utilized again because we have the right to not approve any additional draw downs. Upon receipt of a drawdown request, our credit assessment model and risk management system normally review the application and re-evaluate the creditworthiness of such borrower to ensure that he or she is qualified for the requested drawdown.

When borrowers draw down on their cash credit or utilize their merchandise credit to purchase merchandise on our marketplace, they may choose between several installment plans of different durations and financing service fees. The terms of the credit products are clearly stated in the electronic borrowing agreements borrowers enter into with us upon drawdowns:

•	Installments. Borrowers are generally required to make fixed weekly or monthly payments. The combined total represents the loan principal and financing service fees charged to borrowers.

•

Durations. Durations of credit products facilitated typically range from one to six weeks or from one to six months for cash credit products and from one to 12 months for merchandise credit products as of the date of this prospectus. Historically, we also offered merchandise credit products that require monthly payments ranging up to 24 months. In the six months ended June 30, 2017, the average duration of credit products under our cash credit products was approximately two months, and under our merchandise credit products was approximately eight months.

•	Prepayments. Borrowers may pay off their account balance in full at any time, although the total amount of repayment, including the financing service fees, will remain the same as a full duration credit product.

•	Penalty fee. A penalty fee for late payment is clearly disclosed in the agreement and will be imposed as a daily penalty rate of the amount past due.

•	Repayment method. Repayments are made through the borrower’s Alipay account.

The borrower may continue to utilize his or her credit as long as the borrower has made the requisite payments in a timely manner, and there are unused credit remaining, subject to our approval at the time of each drawdown request. Borrowers are not allowed to roll over cash credit products or merchandise credit products upon maturity or otherwise change the terms of the transactions.

Risk Management

To maintain healthy credit performance, we developed a rigorous credit assessment model and robust risk management system. As an innovator in the application of artificial intelligence to financial services, we analyze a variety of behavioral data typically ignored by traditional financial institutions. Leveraging machine learning, we measure prospective borrowers’ willingness and ability to repay based on behavioral data, along with data and credit analyses from various partners. Our machine learning-based approach also enables us to continuously refine our credit assessment model based on insights from the high volume of transaction data that we collect. The short-term nature of our credit products contributes to frequent repayments and repeat borrowing activities, which drive the volume and comprehensiveness of the data we collect and analyze. During the three months ended June 30, 2017, we processed an average of 9,521 credit drawdowns and 21,482 repayments per hour. We continuously test, validate and optimize our model by changing the types of data we analyze. In particular, as we identify creditworthy borrowers whom our model previously regarded as risky and raise the credit limits for quality borrowers, we are able to increase the amount of transactions without undertaking significantly more risk.

Our risk management system has undergone significant evolutions since our inception in April 2014. Prior to November 2015, we primarily engaged borrowers offline and utilized traditional risk management methodologies such as in-person collection of borrower information as well in-person interviews. Our borrower engagement efforts shifted from offline to online since November 2015, and we have fully automated data collection and risk management methodologies accordingly. In January 2017, we rolled out a major upgrade of our risk management system, which improved our fraud prevention and credit assessment capabilities.

Fraud Prevention

Our fraud prevention system identifies suspicious activities efficiently with a low false positive rate and minimum friction in user experience. Machine learning enables us to analyze prospective borrowers’ behavioral patterns and address different types of fraud risks, including known fraud types, new fraud types as well as organized frauds. We aggregate data from both internal and external sources and undertake multiple steps to identify frauds:

•	Information Authentication. We use information from external databases to match the information provided by the prospective borrower. If the relevant information does not match, such application will be declined.

•	Restricted List Search. We collaborate with other institutions to screen prospective borrowers who are on restricted lists maintained by such institutions. We utilize more than 30 such lists, which contain individuals whose records indicate higher risk of fraud.

•	Anti-fraud Models. For those potential borrowers without hits from restricted list searches, we will employ machine learning algorithms to screen for suspicious behavioral patterns. We utilize supervised machine learning to identify known fraud types, including those with highly complex patterns, and our system becomes more effective as it collects more data. We utilize unsupervised machine learning to develop an abnormal user labeling system, which enables us to identify new fraud types. By analyzing relationships among prospective borrowers, we are also able to identify those displaying attributes of organized frauds and deny their credit applications.

Every applicant who passes our fraud prevention system is assigned a credit limit, the size of which is determined by our credit assessment system.

Credit Assessment

Building on the experience and data we have gained since our inception, we have developed two distinct credit assessment systems for new borrowers and borrowers who have established certain credit histories with us, and we have started to apply such systems since January 2017. Continuously refined by machine learning algorithms and the high volume of transaction data we collect, these credit assessment systems analyze a large number of variables for each transaction and enable us to better differentiate between creditworthy borrowers and lower quality borrowers. While over 80% of borrowers are currently assigned credit limits between RMB2,000 and RMB7,000, we offer those with stronger credit profiles progressively higher credit limits, up to RMB10,000. With higher credit limits, these borrowers tend to draw down larger size credit products while presenting lower default risk. As a result, we are able to increase the amount of transactions facilitated and maintain low delinquency rate in the meantime.

A Score

We refer to our credit assessment system for new borrowers as A score. A score incorporates variables including internal data, such as the historical delinquency rates we experience in the province where a prospective borrower resides, and data from external parties, such as Zhima Credit Score, stability of online social network, average liquid asset index, online consumption level and credit repayment index. The main assumption used in determining A score is that behavioral data collected from external parties reflects the credit quality of prospective borrowers. The following table illustrates the impact of various factors on a borrower’s A score.

Factors	Effect on A Score
• Historical delinquency rates we experience in the province where a prospective borrower resides	• Negative correlation

• Zhima Credit Score	• Positive correlation

• Stability of online social network(1)	• Positive correlation

• Average liquid asset index(2)	• Positive correlation

• Online consumption level	• Positive correlation

• Credit repayment index(3)	• Positive correlation

(1)	A borrower with few contacts in his or her social network account or a relatively new account at the time of credit application presents a higher default risk.
(2)	An index that estimates the amount of liquid asset owned by a person. Such index is developed by Ant Financial based on transaction records on its platform and other types of data available to it.
(3)	An index that estimates the amount of credit repayments by a person. Such index is developed by Ant Financial based on transaction records on its platform and other types of data available to it.

A score correlates positively with credit quality and ranges from 500 to 800. Credit limits assigned to eligible borrowers currently range from RMB2,000 to RMB10,000. The size of credit limit is based on a borrower’s A score, our assessment of the borrower’s ability to repay and our funding capacity at the time of credit assignment. Over 80% of borrowers with A scores are currently assigned credit limits between RMB2,000 and RMB5,000. By taking into account a large number of variables, A score enables us to better distinguish the credit quality of prospective borrowers. By way of illustration, borrowers X and Y have the same Zhima Credit Score, but they are assigned different A scores because of the other factors that our risk assessment system considers. Based on the data we receive from third parties, borrower X has a good repayment history and stable online consumption level and therefore receives an A score of 660 and a credit limit of RMB4,600. Borrower Y does not have a stable mobile phone number and shipping address and therefore receives an A score of 630 and a credit limit of RMB3,100.

B Score

We refer to our credit assessment system for borrowers who have established certain histories with us as B score. Once a borrower’s B score is available, his or her A score will be replaced by B score for future credit assessment and re-evaluation purposes. Given repeat borrowers made up approximately 82.7% of our total active borrowers in the six months ended June 30, 2017, we expect B score to play a prominent role in our overall risk management efforts. B score places a strong focus on a borrower’s behavior during his or her credit history with us. Variables taken into account by such score include behavioral data, such as number and amount of repayment in the past three months, amount payable in the next three months, average collection period, the time interval between credit approval and drawdown, comparison of historical and proposed drawdown sizes, the time of day when a borrower applies for drawdown and past repayment and delinquency record, and other types of data, such as the historical delinquency rates we experience in the province where a prospective borrower resides.

B score correlates positively with credit quality and ranges from 300 to 900. Each borrower with a B score above 530 and no delinquency history is eligible for an increase in credit limit ranging from RMB500 to RMB7,000, subject to a cap of RMB10,000 on the size of credit limit. The size of credit limit increase is based on a borrower’s B score, our assessment of the borrower’s ability to repay and our funding capacity at the time of credit assignment. Over 80% of borrowers with B scores have been granted credit limit increases between RMB500 and RMB2,000. For borrowers who have been delinquent on their repayments, we may reduce their credit limits or even decline their drawdown requests, depending on the length and severity of their delinquencies. The main assumptions used in determining B score include:

•	The credit quality of borrowers with or without delinquency record is different; we therefore utilize two different algorithms in determining the B score for borrowers with and without delinquency record, respectively; and

•	The minimum amount of credit history for meaningful credit assessment is two months; we therefore only assign B scores to borrowers with more than two months of credit histories with us.

Similar to A score, B score enables us to better distinguish the credit quality of borrowers. By way of illustration, borrowers X and Y mentioned above are assigned different B scores based on their credit histories with us. Within the three months since they first established credit histories with us, borrower X has good repayment record, while borrower Y has two short-term delinquencies. Based on their credit histories with us, borrower X receives a B score of 680 and borrower Y receives a B score of 600. As a result, borrower X’s credit limit is increased. On the other hand, we may limit further drawdowns by borrower Y on our platform if such borrower experiences additional delinquencies.

Historical Practices

Our credit assessment system has undergone significant changes since our inception in April 2014. Prior to November 2015, we primarily engaged borrowers offline and utilized traditional risk management methodologies such as in-person interviews and in-person collection of borrower information, which included education background, PRC identity card and student identification card. We assessed borrowers’ risk profiles based on the completeness of their information, and we divided them into multiple segments, each corresponding to a different credit limit. The credit limits offered during this period ranged from RMB2,000 to RMB10,000.

Our borrower engagement efforts shifted from offline to online in November 2015, and we have started to automate our data collection process and credit assessment system. During the period from November 2015 to January 2017, we assessed borrowers’ credit profiles based on a large number of inputs, such as Zhima Credit Score, the borrower’s delinquency record, the number of credit applications submitted by the borrower to other financial services providers and delinquency rates in the region where a prospective borrower resides. The inputs also include an internally generated anti-fraud score, which measures the level of fraud risk based on data provided by a third-party credit information provider. For example, a borrower who has submitted credit applications on multiple platforms within a week or provides a mobile phone number associated with several other names poses a higher level of fraud risk that are then taken into account by our anti-fraud score. None of the inputs by itself alone is determinative in our analysis. We assigned borrowers highly differentiated credit limits based on their credit profiles. The credit limits offered during this period ranged from RMB2,300 to RMB6,500.

The results generated by our historical credit assessment systems are not comparable to the results generated by the current A score and B score systems because the A score and B score systems take into account significantly more factors. In addition, since we did not collect all the relevant data required for A score and B score systems prior to January 2017, we are unable to produce comparable A scores and B scores for borrowers engaged prior to January 2017. We expect to continually refine A score and B score by, among others, including additional inputs into these systems. Due to their evolving nature, A scores and B scores only reflect our assessment of borrowers’ credit profiles at a particular point of time, and we do not view them as absolute benchmarks that are comparable among different periods.

Our Risk Management Team

We have established a dedicated risk management team comprising of 291 employees as of June 30, 2017. Our risk management team meets regularly to examine the credit and enterprise risks of our company, and is intimately involved in portfolio management, credit model development, validation and optimization. Tasks performed by our risk management team includes reporting on origination trends, monitoring of portfolio performance and stability, risk concentrations, building and maintaining credit models, performing economic stress tests on our portfolio, optimizing credit decisioning processes and conducting peer benchmarking and exogenous risk assessments.

A majority of our risk management team members are responsible for credit management and collection. We have implemented payment and collection policies and practices, included through automated repayment process in which borrowers authorize deduction from their Alipay accounts for the amount of scheduled repayments. These policies and practices are designed to optimize regulatory compliant repayment, while also providing superior borrower experience. We operate centralized collection teams within our two call centers. Our collections teams are trained to help borrowers to understand the value of their credit profile, explore available payment alternatives and make reasonable arrangements to repay outstanding balances. Call center employees contact borrowers following the first missed payment and periodically thereafter. Our primary methods of contacting past due borrowers are to send reminders through text, voice and instant messages, phone calls, letters and emails.

We have developed a machine learning algorithm to better allocate collection resources based on more detailed grouping of larger delinquency risk, which we rolled out in the second quarter of 2017. The algorithm places delinquent borrowers into different groups based on internal blacklist check, credit history, A score and B score. Higher risk groups are allocated with more collection resources as the likelihood of their outstanding balance becoming longer-term delinquent or even uncollectable is generally higher. We expect to both improve our collection efficiency and reduce delinquency under this algorithm.

Borrowers

We target the large and growing number of creditworthy borrowers in China who we believe are of emerging prime credit quality but have limited credit history and access to traditional consumer credit from banks or other lenders. As we have been focused on providing credit products to young consumers across China, we have gained extensive experience and understanding into the behavior and consumption preference of such demographic of users since our inception. In the six months ended June 30, 2017, approximately 90.8% of active borrowers are between 18 and 35 years of age. Zhima Credit Score serves as one of the many inputs for our credit assessment model. Borrowers with approved amounts of credit from us typically have Zhima Credit Scores of at least 620. Zhima Credit Scores are limited by the amount of information available to Zhima Credit and therefore may not be fully reflective of borrowers’ creditworthiness. Based on our analysis of such borrowers’ behavioral data, we may determine some of the borrowers with low Zhima Credit Scores to be creditworthy and approve credit to such borrowers. As one of our strategies to broaden our borrower base, we have started to engage borrowers whose Zhima Credit Scores are below 620. To explore the feasibility of this strategy, we have started to approve credit for a relatively small number of such borrowers with Zhima Credit Scores between 600 and 620, which enables us to collect behavioral data and optimize our credit assessment model. If such efforts turn out to be successful, we believe we would be able to convert a considerable portion of our target users into borrowers. We have also approved credit to selective borrowers with Zhima Credit Scores below 600.

We engage the majority of our active borrowers through different channels on the Alipay consumer interface, which has significantly contributed to our rapid growth. We promote our products and launch campaigns through the public service window on the Alipay consumer interface, which is free of charge and generally available to third parties. We have been able to engage the majority of our active borrowers, particularly repeat borrowers, through such channel since 2016. In the meantime, we also seek to diversify our borrower engagement channels by collaborating with other leading Internet companies.

We have experienced significant growth in the number of borrowers since inception. As of December 31, 2014, 2015 and 2016 and June 30, 2017, approximately 0.2 million, 1.5 million, 11.2 million and 17.6 million registered users were approved with credit, respectively. In 2014, 2015 and 2016 and the six months ended June 30, 2017, we arranged credit for approximately 0.2 million, 1.2 million, 6.1 million and 7.0 million active borrowers, respectively. Out of the total active borrowers in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively, repeat borrowers, made up approximately 14.7%, 40.4%, 68.4% and 82.7% of our total active borrowers, respectively. We believe the increase in repeat borrowers reflects borrower loyalty and our credit products’ ability to address borrower consumption needs. On average, an active borrower drew down approximately six times in the six months ended June 30, 2017.

As of June 30, 2017, borrowers with outstanding credit drawdowns utilized 51.3% of their credit limits on average. We believe borrowers who did not utilize the maximum amounts available for drawdowns under their respective credit limits tend to be those who utilize credit responsibly.

Pricing

Our credit limits are determined based on assessments performed by our proprietary credit assessment model and risk management system. Our credit assessment model takes into account factors such as identity characteristics, credit history, payment overdue history, payment capacity, behavioral characteristics and online social network activity, and assign each borrower a personalized credit limit based on his or her credit profile.

We continually review and assess the credit profiles of borrowers at each drawdown request. If the credit profile of a prospective borrower changes, the amount and duration of credit that such borrower may be able to draw down under the credit limit would also change. As borrowers repay, they build credit histories with us. Based on the credit histories, our artificial intelligence-based credit assessment model enables us to continually re-evaluate borrowers’ credit profiles and provide more personalized credit limits. We offer borrowers with stronger credit profiles higher credit limits and longer repayment durations, thereby driving higher engagement with them. In addition to personalized credit limits, we plan to offer personalized financing service fees that reflect borrowers’ credit profiles.

Pricing for credit drawdowns borrowed under cash credit and merchandise credit products are quoted in the form of the size of each installment payment and the number of installments required. For cash credit and merchandise credit products, the combined total represents the loan principal and financing service fees charged to borrowers. A credit product with duration of one week only requires a one-time payment upon maturity. A penalty fee for late payment is imposed as a daily penalty rate of the amount past due. All fees are clearly disclosed to the borrower upfront when the transaction is facilitated.

The financing service fee of a credit product is determined by its size and duration. Credit products of larger size and longer duration generally correspond to higher amount of financing service fees. The below table illustrates typical fee range of five of our most representative credit products with the highest number of transactions facilitated during the six months ended June 30, 2017 as well as the maximum fee for each of such products according to our pricing policy as of June 30, 2017.

Product Duration	Credit Product Type	Principal Per Transaction	Financing Service Fee Range Per Transaction	Maximum Fee as of June 30, 2017
		(RMB)	(RMB)	(RMB)
1 week	Cash	100 ~ 1,000	0.7 ~ 30.0	6.9
1 month	Cash	100 ~ 1,000	3.0 ~ 50.0	30.0
1 month	Cash	1000 ~ 2000	20.0 ~ 100.0	60.0
3 months	Cash	100 ~ 1,000	6.1 ~ 87.9	60.6
6 months	Cash	100 ~ 1000	10.8~113.7	107.6

For borrowers with strong credit profiles, we may offer them discounts as to financing service fees. In addition, we hold promotional campaigns from time to time and charge lower financing service fees during such campaigns. Such discounts were RMB0.1 million, RMB6.4 million, RMB10.2 million (US$1.5 million) and RMB0.9 million (US$0.1 million) for the period from April 9, 2014 to December 31, 2014, for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2017, respectively. The fee ranges presented in the above table take into account such discounts and campaigns. As a result, a transaction with principal at the low end of a principal range may not be charged with financing service fee at the low end of the corresponding financing service fee range, and a transaction with principal at the high end of a principal range may not be charged with financing service fee at the high end of the corresponding financing service fee range.

Funding

We collaborate with institutional funding partners and, in certain cases, utilize our own capital to fund the credit we facilitate. We believe institutions provide us with an efficient way to secure a large amount of funding, while being generally more stable than retail investors by nature. In addition, while we intend to focus on leveraging technology, rather than capital, to serve the broad consumer base in China, we fund certain credit drawdowns to our borrowers to provide ourselves with funding flexibility. We have established online small credit companies and utilized trusts funded by us for such purpose. The table below sets forth a breakdown by funding sources for total amount of transactions in the periods presented:

	Year Ended December 31,				Six Months Ended June 30, 2017
	2014	2015	2016
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
On-balance sheet transactions:
Credit drawdowns that were funded by institutional funding partners	512,253	3,162,153	10,698,269	1,578,079	18,366,797	2,709,247
Credit drawdowns transferred to institutional funding partners	512,253	3,162,153	8,987,195	1,325,682	12,791,959	1,886,914
Credit drawdowns funded through trusts(1)	—	—	1,711,074	252,397	5,574,838	822,332

Credit drawdowns that were funded by our own capital	65,988	1,091,693	19,523,408	2,879,856	17,024,902	2,511,307

Total on-balance sheet transactions	578,241	4,253,846	30,221,677	4,457,935	35,391,699	5,220,554
Off-balance sheet transactions	—	—	2,008,961	296,337	2,814,785	415,203

Total	578,241	4,253,846	32,230,638	4,754,272	38,206,484	5,635,757

(1)	Excludes credit drawdowns funded by our own capital through trusts.

The table below sets forth a breakdown by funding sources, as a percentage of the amount of transactions, in the periods presented:

	Year Ended December 31,			Six Months Ended June 30, 2017
	2014	2015	2016
	%
On-balance sheet transactions
Credit drawdowns that were funded by institutional funding partners	88.6	74.3	33.2	48.1
Credit drawdowns transferred to institutional funding partners	88.6	74.3	27.9	33.5
Credit drawdowns funded through trusts(1)	—	—	5.3	14.6

Credit drawdowns that were funded by our own capital	11.4	25.7	60.6	44.6

Total on-balance sheet transactions	100.0	100.0	93.8	92.6
Off-balance sheet transactions	0.0	0.0	6.2	7.4

Total	100.0	100.0	100.0	100.0

(1)	Excludes credit drawdowns funded by our own capital through trusts.

We select funding sources to fund credit facilitated by us based on various factors, including the fees charged by such funding sources, amount of the credit drawdowns to be funded, the credit drawdown requirement of the funding sources at that time and the timing of the availability of fund from the funding sources. The financing service fee of a credit product is determined by its size and duration, instead of the funding arrangement related to the transaction. For more information, see “— Pricing.”

Funding Provided Directly by Institutional Funding Partners

We have entered into cooperative agreements with banks in China and started to fund credit drawdowns to borrowers under such arrangements in April 2017. The banks are able to utilize our data-driven credit assessment model to screen potential borrowers who are traditionally underserved by banks due to the lack of credit data. Under such agreements, we refer to such banks qualified credit applications from borrowers, including our assessment of their credit profiles and our suggested credit limits. They will then review the credit applications and approve credit for drawdown. It typically takes a few seconds to a minute and half for a prospective borrower to receive a decision. Once a credit limit is approved and funding is requested, the banks will fund the credit to the borrower directly. A borrower typically receives funds in his or her Alipay account within a few seconds after making a request for drawdown. The relevant bank is identified as the lender under the borrowing agreement. The borrower is required to repay the principal and financing service fees directly to the relevant bank. Such bank will in turn deduct the principal and fees due to it from the repayment and remit the remainder to us as our loan facilitation fees. When the borrower defaults, we are obligated to repay the full overdue amount to the relevant banks. Pursuant to the agreements, the banks have agreed in the aggregate to provide up to RMB2.0 billion to fund the credit facilitated by us. The below chart illustrates the arrangement with banks:

We have also in September 2016 entered into a cooperative agreement with a consumer finance company for a term of one year in which the consumer finance company will fund the credit we facilitated to the borrower directly. Such arrangement with the consumer finance company is similar to those entered into with banks. The borrower is required to repay the principal and financing service fees directly to the consumer finance company, which will in turn deduct the principal and fees due to it from the repayment and remit the remainder to us as our loan facilitation fees. In addition, pursuant to our agreement with the consumer finance company, we will make cash payments to the consumer finance company based on the delinquency rate on the portfolio of loans that we have facilitated in which the consumer finance company originates pursuant to a pre-agreed formula.

In the six months ended June 30, 2017, the amount of transactions facilitated under these arrangements with banks and the consumer finance company were RMB2,814.8 million (US$415.2 million). We recognize loan facilitation fees earned from banks and the consumer finance company as loan facilitation income and others, which were RMB51.7 million (US$7.6 million) in the six months ended June 30, 2017. For each credit drawdown directly funded by banks and the consumer finance company, we record the fair value of guarantee liability, which represents the present value of our expected payout based on the estimated delinquency rate and the applicable discount rate for time value. As of June 30, 2017, guarantee liabilities under our arrangement with banks and the consumer finance company was RMB9.6 million (US$1.4 million). In the six months ended June 30, 2017, we paid the consumer finance company RMB5.5 million (US$0.8 million) for borrower defaults. As of June 30, 2017, the amount of accrued payment to the consumer finance company for borrower defaults was RMB5.9 million (US$0.9 million), which we expect to settle during the fourth quarter of 2017. We did not pay the banks for borrower defaults in the six months ended June 30, 2017, as such amounts did not become due during the period.

Funding Provided through Trusts

Institutional funding partners, including banks, asset management companies and other institutions, also currently provide credit indirectly to borrowers through trusts we established in collaboration with trust companies. Each trust has a specified term. We consolidate the trusts’ financial results in our consolidated financial statements in accordance with U.S. GAAP. Institutional funding partners invests in our trusts in the form of trust units, which entitle the institutional funding partner to a fixed rate of return on the investment. Pursuant to the cooperative agreement with the trust company, we are designated as the service provider for the trusts. If a credit application is approved by us, the credit drawdown will be funded from the trusts to the borrower directly. The trust is identified as the lender under the borrowing agreement. The borrower is required to repay the principal and financing service fees directly to the trust. The trust remits to the institutional funding partners pursuant to the terms of the trust that reflect (i) the pre-agreed rate of return and (ii) funds initially provided by the institutional funding partners. In the event payments made by borrowers are less than the amount that would reflect the pre-agreed rate of return and funds initially provided by the institutional funding partners, we are obligated to make up for the deficit so that the institutional funding partners still receive such total amount. Any remaining amount in the trust is retained by us. The trust company is responsible for administering the trust and is paid a service fee. The below chart sets forth the typical arrangements with an institutional funding partner and the trust company.

We also fund certain trusts with our own capital. In the six months ended June 30, 2017, the amount of transactions facilitated through trusts was RMB13,763.1 million (US$2,030.2 million), of which RMB5,574.8 million (US$822.3 million) was funded by institutional funding partners and RMB8,188.3 million (US$1,207.8 million) was funded with our own capital. We recognized financing income of RMB183.2 million (US$27.0 million) for transactions facilitated through trusts in the six months ended June 30, 2017. The deficit, if any, caused by borrowers’ defaults did not become payable in the six months ended June 30, 2017. The amount of service fee accrued was RMB5.6 million (US$0.8 million) in the six months ended June 30, 2017.

While the amount of transactions that a trust can provide is limited by the applicable trust agreement, we may establish additional trusts as necessary. In addition, each of the trusts has its own funding criteria, including sizes and durations of credit products, borrowers’ ages, type of products (i.e., cash credit or merchandise credit) and minimum annualized fee rate. The funding criteria of a trust are in part based on the relevant funding criteria of the institutional funding partners that provided funds into such trust. Following such criteria, we have facilitated a significant amount of transactions through our trusts. Since the trust company administering such trusts has been licensed by financial regulatory authorities to lend, credit drawdowns funded under such arrangement are not private lending transactions within the meaning of the Private Lending Judicial Interpretation issued by the Supreme People’s Court of the PRC in August 2015. As a result, under such arrangement, we will not be deemed as a lender or a provider of financial services by the PRC regulatory authorities or becoming subject to supervision and restrictions on lending under the applicable laws and regulations. For more information, see “Risk Factors — Risk Relating to Our Business and Industry — We may be deemed as a lender or a provider of financial services by the PRC regulatory authorities.”

The following table sets forth certain information with respect to our trusts as of June 30, 2017.

Trust	Funding source	Amount of investment in the trust( in RMB millions)	Time established	Term of trust	Term of investment by institutional funding partners	Timing for paying investment returns	Timing for paying deficits to the trust
Trust 1	Our own capital(1)	20.0	November 2016	One year	N/A	Upon maturity	N/A
Trust 2	Our own capital	600.0	December 2016	Two years	N/A	Upon maturity	N/A
Trust 3	Our own capital	500.0	December 2016	Two years	N/A	Upon maturity	N/A
Trust 4	Mixed(2)	375.0	March 2017	Two years	One year(3)	Every three months and upon maturity of the term of investment	Upon maturity
Trust 5	Institutional funding partner	200.0	March 2017	One year	Six months*	Every six months	Every six months
Trust 6	Institutional funding partner	500.0	March 2017	One year	One year	Upon maturity	Upon maturity
Trust 7	Mixed(2)	500.0	April 2017	Five years	One year*	Every six months and upon maturity of the term of investment	Every six months and upon maturity of the term of investment
Trust 8	Institutional funding partner	480.0	May 2017	One year	One year	Upon maturity	Upon maturity
Trust 9	Mixed(2)	300.0	May 2017	One year	One year	Every three months and upon maturity of the term of investment	Upon maturity of the term of investment
Trust 10	Mixed(4)	590.0	June 2017	One to five years	One year	Every three months and upon maturity of the term of investment	Every three months and upon maturity of the term of investment

*	Upon maturity of the term of investment, the current institutional funding partner will be substituted by other institutional funding partner(s) and another term of investment will commence.
(1)	Trust 1 was funded by an institutional funding partner, which transferred its entire interest in the trust to us in February 2017.
(2)	Funding from the institutional funding partner and us represents 80% and 20% of the total investment in each of Trusts 4, 7 and 9, respectively.
(3)	The trust units held by the institutional funding partner have a term of one year, and the trust units held by us have a term of two years.

(4)	Funding from the institutional funding partner and us represents approximately 85% and 15% of the total investment in Trust 10, respectively.

Credit Drawdowns Transferred to Institutional Funding Partners

We have started cooperating with private financial assets trading platforms in December 2016. We transfer our rights to receive payments under certain credit drawdowns to the private financial assets trading platforms, which offer investment products backed by such payment rights to investors. The payment arrangement is similar to those entered into historically with P2P platforms and certain other institutions, whereby we collect payments from borrowers and remit to the private financial assets trading platforms all loan principals and fees payable.

Our historical arrangements with institutional funding partners involve us first disbursing credit to borrowers with our own funds before we aim to transfer such credit drawdowns to institutional funding partners. We have ceased transferring credit drawdowns to P2P platforms and certain other institutional funding partners in April 2017. We made such decision due to the relatively high cost of funds provided by P2P platforms. As of June 30, 2017, the annual rates for borrowings from P2P platforms were up to 12.0%. We also took into account the regulatory uncertainties faced by P2P platforms. The change in funding arrangements did not have any impact on existing credit drawdown outstanding, as we continued to pay P2P platforms fees on credit drawdowns previously transferred to them in accordance with the relevant agreements. We do not expect the change in funding arrangements will have any negative impact on total revenues or liquidity requirements, as we have started to cooperate with other institutional funding partners. The other institutional funding partners provide cheaper funding sources compared to P2P platforms, helping us to maintain low funding costs.

The steps involved in the funding arrangements are set forth below.

Step 1: credit drawdown

We first disburse credit to borrowers with our own funds when borrowers draw down on their credit. Borrowers are required to make fixed weekly or monthly payments to us. The combined total represents the principal and financing service fees charged to borrowers.

Step 2: transfer

(1)	Credit drawdowns are grouped into portfolios based on the criteria specified by our institutional funding partners. Our institutional funding partners reject credit drawdowns that are not approved by their risk management systems or matched with their funding sources.
(2)	The institutional funding partners pay us the principal amounts of credit drawdowns that are approved by them.

After credit drawdown, we aim to transfer certain credit drawdowns to institutional funding partners. Members of our funding team periodically communicate with our institutional funding partners to understand their investing needs. Typically, an institutional funding partner specifies a quota for the amount of transactions that it is willing to fund for a specified period, which was non-binding. To meet such quota, our automated selection system groups credit drawdowns into portfolios based on the criteria specified by our institutional funding partners, such as sizes and durations of credit drawdowns and borrowers’ ages. Following such criteria, we have transferred a significant amount of transactions to institutional funding partners. We seek to refer each portfolio to the institutional funding partner that offers the lowest funding cost. Certain credit drawdowns in a portfolio may be rejected by an institutional funding partner for the following reasons.

•	Many of our institutional funding partners operate their own risk management systems and assess the credit information of prospective borrowers. As such, the credit drawdowns referred by us may be rejected by our institutional funding partners’ risk management systems.

•	Several of our institutional funding partners under such arrangements were P2P platforms historically. With borrowers’ consents, credit drawdowns referred to P2P platforms were posted on such platforms for matching with retail investors of the respective P2P platforms. Certain credit drawdowns referred to P2P platforms were not matched with retail investors, and such credit drawdowns were rejected by P2P platforms. With their consents, borrowers were identified as such on the P2P platforms, and payment obligations remain with borrowers upon transfer.

For credit drawdowns that are approved, the institutional funding partners pay us the principal amounts of such credit drawdowns.

Step 3: repayments to institutional funding partners

After transfers, borrowers continue to make all payments of principal and financing service fees to us. We then remit to the institutional funding partners all loan principals and fees payable. If borrowers default on their payment obligations, we are generally still obligated to repay our institutional funding partners all loan principals and fees payable in respect of credit drawdowns funded by them. Under our historical arrangements with P2P platforms, we made payments to P2P platforms, instead of retail investors of such platforms. In addition, we guaranteed the repayment of the credit drawdowns to P2P platforms, instead of retail investors of such platforms.

To meet the investment requirements of a certain institutional funding partner under our historical arrangement, credit drawdowns transferred to such institutional funding partner were made under arrangements with Zhong’an, an online insurance company. Under these arrangements, which have been ceased since February 2016, when credit drawdowns were transferred to the institutional funding partner, the institutional funding partner concurrently purchased insurance from Zhong’an. In 2015 and 2016, the amount of transactions that were covered under the insurance program with Zhong’an was RMB363.1 million and RMB183.0 million (US$27.0 million), respectively. We also paid a set amount to Zhong’an as deposit, which Zhong’an may use to make payouts under the insurance arrangement. As of December 31, 2015, 2016 and June 30, 2017, the outstanding balance of deposit we paid to Zhong’an was RMB56.1 million, RMB52.3 million (US$7.7 million) and RMB20.5 million (US$3.0 million), respectively. Such deposits are to be returned to us when credit drawdowns transferred to the relevant institutional funding partner are fully repaid. The amount of deposits returned to us was RMB44.5 million (US6.5 million) and RMB32.5 million (US$4.8 million) in 2016 and the six months ended June 30, 2017, respectively. Zhong’an did not return any deposits in 2015. As part of such arrangement, Zhong’an will, under certain limited circumstances, cover the outstanding principals and fees owed if the borrowers default up to an amount equivalent to our deposits. Beyond such threshold, we are generally obligated to repay the remainder of the outstanding principals and fees owed. Since the establishment of these arrangements, Zhong’an has not made any payment as the amount of relevant borrower default has not reached the amount of our deposits.

In the six months ended June 30, 2017, the amount of credit drawdowns transferred to institutional funding partners was 33.5% of total amount of transactions. This was due to the significant growth in our business and the amount of transactions during the period. Furthermore, given the short-term nature of credit products that we facilitate, a number of these credit drawdowns may have matured before we were able to transfer them to our institutional funding partners.

We segregated our assets from those assets of the institutional funding partners through separate bank accounts designated for institutional funding partners to whom we transfer credit drawdowns. Upon the transfer of a portfolio of credit drawdowns, the relevant institutional funding partner deposited into such bank account an amount equivalent to the aggregate principal amount of the credit drawdowns transferred. We subsequently transferred such amount to our Alipay accounts. When borrowers make repayments, such repayments are deposited into our Alipay accounts. We then transfer amounts payable to the institutional funding partners to the separate bank accounts from which we remit such amounts to the institutional funding partners.

Our Online Small Credit Companies

In May 2016, we established an online small credit company, Fuzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB3.0 billion in credit drawdowns, and in December 2016, we established an online small credit company, Ganzhou Microcredit, which has obtained approval of the relevant competent local authorities to provide up to RMB2.7 billion in credit drawdowns. In the six months ended June 30, 2017, RMB8,832.7 million (US$1,302.9 million) of credit drawdowns initially funded by us were funded through our online small credit companies, representing approximately 23.1% of the total amount of transactions facilitated during such period.

Our Partnership with Ant Financial

In 2015, we approached Ant Financial for a potential partnership of business cooperation. We have established a rapidly expanding business as a provider of online credit products and demonstrated strong capabilities in data technology and risk management. Ant Financial, which operates Alipay, offers us valuable channels to engage Alipay’s large number of users. Furthermore, Alipay requires its users to provide personal identification information and verifies such information, which differentiates Alipay from its competitors and contributes to our risk management efforts. Furthermore, Ant Financial and us agreed to strengthen the strategic partnership through an equity investment by Ant Financial. In September 2015, Ant Financial’s wholly owned subsidiary API (Hong Kong) Investment Limited became a shareholder of Qufenqi Inc., a former holding company of Beijing Happy Time. We started to engage prospective borrowers through the Alipay consumer interface in November 2015. Since then, we have established in-depth cooperation with Ant Financial in multiple areas of our business. In connection with our restructuring in 2016, API (Hong Kong) Investment Limited became one of the principal shareholders of Qudian Inc. For more information regarding our restructuring in 2016, see “Our History and Corporate Structure.”

Borrower Engagement. We engage the majority of our active borrowers through different channels on the Alipay consumer interface, which has significantly contributed to our rapid growth. We promote our products and launch campaigns through the public service window on the Alipay consumer interface, which is free of charge and generally available to third parties. We also actively promote the public service window to our existing borrowers by showing them instructions on how to access our products through this channel. As a result, we have been able to engage the majority of our active borrowers, particularly repeat borrowers, through such channel since 2016. New users who learn about us through word-of-mouth recommendations or our marketing efforts can search for our brands, Laifenqi or Qudian, by using the search function of this channel. In addition, when an Alipay user in China uses the search function in the public service window, a list of top searches based on popularity is displayed on the interface, and both of our Laifenqi and Qudian brands are currently among the top ten searches. A link to our Laifenqi or Qudian interface is displayed in the search results, and the user can submit a credit application through such interface. In addition, we historically engaged Alipay users through Alipay’s dedicated channel for online consumer credit products, for which we paid a fee. Such arrangement was terminated in February 2017. We then entered into an agreement, which we amended and restated in August 2017, to engage Alipay users through Alipay’s dedicated channel for online third-party service providers, for which we pay a fee consistent with fees that Alipay would charge other similar third-party service providers on this channel as determined by Alipay from time to time. Compared to the dedicated channel for online consumer credit products, this channel provides our brand more prominence in the Alipay consumer interface. When an Alipay user opens the Alipay mobile app, the interface displays links to various services available. By clicking on the icon for “more”, the interface displays links to additional services. Our Laifenqi logo is displayed in the section for third-party services, and the Alipay users can access our Laifenqi interface by clicking such logo. Such agreement, as amended and restated, has an initial term of one year that will expire in August 2018. Thereafter, the agreement will be automatically renewed for successive one-year periods unless otherwise terminated prior to the expiration of each term by either party. The agreement allows Alipay to adjust or terminate our access to the channel at any time based on Alipay’s campus life business strategy and QuCampus meeting the relevant performance targets as set forth by Alipay. The agreement may also be terminated by either party for cause, such as breach of contract. Alipay is a leading online and mobile payment service provider in China, which we believe is a highly efficient channel in enabling us to engage prospective borrowers. At the same time, we believe our credit products enhance user awareness and engagement of Alipay, thereby creating a mutually beneficial relationship. We also entered into joint marketing agreements to promote our brands in Zhima Credit events as well as through other offline initiatives, such as collaborating with Zhima Credit to advocate the virtue of having good credit and the value of credit products on college campuses.

In March 2017, we entered into an online personal loan cooperation agreement with Chongqing Alibaba Small Loans Co., Ltd., or Chongqing Small Loans, a subsidiary of Ant Financial that operates the Jiebei consumer credit business. The Jiebei platform can be accessed through the Alipay consumer interface. Pursuant to such agreement, we have started to engage borrowers through the Jiebei platform. Prospective borrowers can submit credit applications through the Jiebei platform. Chongqing Small Loans will refer us credit applications from specific geographic areas and ranges in size. Chongqing Small Loans also provides us with relevant information of such prospective borrowers pursuant to the relevant authorizations from them. We assess prospective borrowers’ credit profiles and inform Chongqing Small Loans of our decisions. Chongqing Small Loans will in turn notify the applicants who have been approved with credit. We will fund the credit to borrowers, who will repay principals and financing service fees to us. Pursuant to the agreement, we pay certain fees to Chongqing Small Loans based on a percentage of financing service fees we receive from borrowers. The term of the agreement is one year and can be terminated by either party with 30 days’ notice.

Credit Service. Beijing Happy Time and several of its subsidiaries have each entered into credit service agreements with Zhima Credit. Pursuant to these credit service agreements, Zhima Credit provides us with credit analysis information of prospective borrowers, including Zhima Credit Scores, which serves as one of the many inputs for our credit assessment model. We pay Zhima Credit fees for such credit analysis. Zhima Credit has waived fees for certain credit services for one year starting from March 2017. We also provide Zhima Credit with our credit analysis of borrowers to reflect repayment and other credit attributes. Such credit analysis is provided by or to Zhima Credit only with the relevant authorization of prospective borrowers during the credit application process.

The credit service agreements typically provide for an initial term of one year, and can be automatically renewed unless either party provides notice to the other of its decision not to renew 30 days prior to the expiration of the relevant agreement. The credit service agreement between Ganzhou Microcredit and Zhima Credit can be renewed for no more than three times. The credit service agreement between Ganzhou Happy Fenqi and Zhima Credit and the credit service agreement between Ganzhou Network and Zhima Credit are not subject to any limitation in the number of times they can be renewed. Each credit service agreement may be terminated for cause, such as due to uncured material breach by a party or a party’s bankruptcy, liquidation or dissolution.

Credit Analysis Collaboration. We collaborate with Zhima Credit to share insights into the application of data technology that further enhance the effectiveness of our own credit analysis models. The collaboration facilitates our efforts in developing innovative algorithms that dynamically and accurately categorizes individuals and assesses potential credit risk. The algorithms are designed specifically for small credit targeting young consumers and are incorporated into our credit assessment model to further optimize our risk assessment capabilities. While we have engaged in such collaborations with Zhima Credit, we retain control over and authority to make changes to our proprietary credit assessment model and risk management system.

Payment Processing and Settlement. Borrowers receive proceeds from credit drawdowns as well as make repayments through their Alipay accounts. For on-balance sheet transactions, we disburse funds to, and collect repayments from, borrowers through our Alipay accounts. For off-balance sheet transactions, our institutional funding partners utilize their own Alipay accounts and transact with borrowers directly. We have entered into agreements with Ant Financial for payment processing and settlement services in connection with our Alipay accounts. Pursuant to such agreements, we are charged a fixed amount for each credit drawdown funded by our Alipay accounts as well as a percentage of each repayment made to our Alipay accounts. The payment processing and settlement agreements typically provide for an initial term of one year, which can be automatically renewed unless either party provides notice to the other of its decision not to renew 30 days prior to the expiration of the relevant agreement.

QuCampus. To further enhance user engagement efforts, in October 2016 we formed a joint venture with Ant Financial, QuCampus, a company organized under the laws of the PRC. As of the date of this prospectus, QuCampus is owned approximately 45.9% by us, 44.1% by Ant Financial and 10.0% by Ganzhou Happy Share, a limited partnership established in connection with the share incentive plan to be established by QuCampus. Mr. Min Luo, our founder, chairman and chief executive officer, is the general partner of Ganzhou Happy Share. We do not expect Mr. Min Luo to be a participant in the share incentive plan to be established by QuCampus. Pursuant to our framework agreement with Ant Financial, we have committed to invest an aggregate of RMB190 million in QuCampus. We have invested RMB70.0 million (US$10.3 million) as of June 30, 2017. The book value of our equity interests in QuCampus as of June 30, 2017 was RMB61.4 million (US$8.9 million), which equals to our investment of RMB70.0 million (US$10.3 million) for such equity interests after deducting our share of QuCampus’ loss. Ant Financial has committed to invest an aggregate of RMB100 million in QuCampus, and it has invested RMB35.0 million (US$5.2 million) as of June 30, 2017. We and Ant Financial will each pay the remainder of the respective committed amount if the board of directors of QuCampus determines that such investment is warranted by QuCampus’ operational and financial needs. Ganzhou Happy Share has committed to invest an aggregate of RMB10 million in QuCampus, and such amount is expected to be paid when participants in the equity incentive plan pay exercise prices in connection with the exercise of their equity awards.

We have entered into a shareholders’ agreement with QuCampus, Ant Financial, Ganzhou Happy Share and Mr. Min Luo. Such shareholders’ agreement provided that:

•	Board representation. The board of directors of QuCampus consists of four directors. We and Ant Financial are entitled to nominate two directors each. We and Ant Financial have also agreed to vote in favor of the nominees of the other party.

•	Preemptive rights. We and Ant Financial enjoy preemptive rights with respect to all or part of any increase in registered capital of QuCampus.

•	Right of first refusal. We and Ant Financial enjoy the right of first refusal as to any proposed sale of equity interests by a shareholder.

•	Transfer restrictions. We and Ganzhou Happy Share are prohibited from, directly or indirectly, transferring or pledging equity interests in QuCampus without Ant Financial’s approval.

•	Non-compete. QuCampus may not issue any equity interests to, or purchase any equity interests of, a competitor of us or Ant Financial.

We have provided operational support by, among others, transferring our offline campus borrower engagement team to the joint venture. Accessible through the Alipay consumer interface, QuCampus’ services cover various aspects of the daily life of college students, including those related to academia, social connection, networking and other campus life related services. Through their mobile devices, users of QuCampus are able to carry out activities such as paying their tuition and living expenses, searching for part-time jobs, finding deals and coupons for restaurants and merchandises, selling second-hand goods and raising funds for student organizations. Alipay will provide the joint venture with points of user traffic under the campus life channel on the Alipay consumer interface. We believe our extensive historical on-the-ground operational experiences and understandings as to the behavior, social needs and consumption preferences of college students across China enable the joint venture to better design and introduce relevant services. QuCampus earned a small amount of advertising fees during the six months ended June 30, 2017. Going forward, we expect QuCampus will also earn service fees from businesses that engage users through the QuCampus platform. Given its focus on college students, QuCampus offers a valuable user engagement channel for businesses that provide career services, professional trainings or other services targeting students. QuCampus’ cost consists primarily of salaries and benefits for its employees, and such cost is recognized on an accrual basis. We view the joint venture as a valuable opportunity to connect with young consumers outside of the context of credit facilitation, thereby gaining further insights as to the behavior, social needs and consumption preferences of such consumers. We believe such insights will enable us to improve terms of our credit products, identify attractive merchandise for our marketplace, refine our credit assessment model and risk management system and cultivate long-term customer relationships.

Our Merchandise Suppliers

We operate an online marketplace where consumers purchase merchandise offered by third-party merchandise suppliers with our merchandise credit products. We currently collaborated with more than 480 merchandise suppliers, including leading consumer brands and their authorized distributors to offer in demand merchandise from over 1,000 brands with relatively high price points, such as iPhones and other mobile phones, tablets and computers, on our marketplace. Our product offerings also include consumer electronics, home appliances, watches and accessories, sports and outdoor merchandise and luggage. We believe we enable leading consumer brands and their authorized distributors/retailers to reach a large customer base who previously may not have sufficient resources to purchase products from these brands and their authorized distributors/retailers, thereby increasing demand for their merchandise. As of June 30, 2017, there had been over 140,000 SKUs offered on our marketplace.

We have implemented a strict and systematic selection process for merchandise and suppliers. We have established a dedicated merchandising team responsible for identifying potential merchandise and suppliers. We select merchandise on the basis of brands that we expect will resonate with our users. Once a potential product is identified, we conduct due diligence reviews on potential merchandise suppliers’ qualifications based on our selection criteria, including performing background checks and examining relevant government permits and brand authorization and qualification certificates for their merchandise. We also evaluate their abilities to meet borrowers’ demands for timely supply of merchandise and to provide high-quality after-sales customer service, as well as their product offering prices and scale of business.

We generally enter into framework supply agreements with merchandise suppliers annually based on our standard form contract. Such contracts set forth the price that we will remit to merchandise suppliers when borrowers purchase merchandise. Our standard form contract requires merchandise suppliers to represent that their merchandise are authentic and from lawful sources and do not infringe upon lawful rights of third parties and to pay us liquidated damages for any breach. As we serve as a sales and marketing channel that connects borrowers, as customers, and consumer brands and their distributors, as merchandise suppliers, our merchandise suppliers are responsible for order fulfillment. After sales services are also provided by merchandise suppliers, although our user service personnel handle initial customer queries and connect such customers with the respective merchandise suppliers. We typically request our merchandise suppliers to guarantee a minimum amount of inventory to ensure the supply of merchandise to borrowers. We constantly communicate with our merchandise suppliers to keep them informed of any changes to demand and to understand inventory level for merchandise offered on our marketplace. We do not carry any inventory.

We typically earn sales commission fees from merchandise suppliers when a borrower purchases their merchandise, and such fees comprise (i) the difference between the retail prices of the merchandise sold to borrowers and the prices of the merchandise that we pay to the merchandise suppliers and (ii) rebates earned from merchandise suppliers. The sales commission fees we collect from our merchandise suppliers typically range up to 20% of the price of the relevant merchandise that we pay to the merchandise suppliers. Our merchandise suppliers currently grant us a credit period of three to 30 days after the date that a borrower purchases the relevant merchandise on our marketplace. We may also earn rebates from merchandise suppliers.

Credit Approval and Servicing Process

We believe that we provide a convenient and user-friendly credit application process, a credit assessment mechanism that accurately determines an applicant’s creditworthiness and a superior overall user experience. Our proprietary credit assessment model and risk management system enables us to provide an automated online application process that aims to provide a simple, seamless and efficient experience to users. Prospective borrowers may complete the application and receive a decision on their application as quick as a few seconds. Once approved, we generally provide such prospective borrowers with both cash credit products and merchandise credit products. Approved borrowers are then able to draw down on their cash credit with funds available in their Alipay accounts within a few minutes or complete the purchase of merchandise on our marketplace utilizing their merchandise credit products.

We have created a simple and quick process for users to apply for credit as illustrated below.

Stage 1: Online Credit Application

Our online credit application process begins with the submission of a credit application by a prospective borrower. A typical prospective borrower is a user who has already registered on Alipay, which requires the input of his or her real name, PRC identity card information and most frequently used mobile phone number for authentication. Given the significant coverage of Alipay in China, we believe most of the targeted borrowers have completed this part of registration process before applying for credit from us.

A registered Alipay user can apply for credit through mobile apps. As part of the credit application process, the prospective borrower is asked to provide basic personal information that typically includes their name, PRC identity card information, mobile phone number and their authorization for us to run a credit background check, including access to their record on Zhima Credit.

Stage 2: Data Aggregation and Verification

Upon receiving a completed application by a prospective borrower, our proprietary risk management system and fraud prevention system are populated with information from the submitted credit application, including, with authorization of the relevant users, credit analysis for such prospective borrower provided by third parties. For borrowers who have established certain credit histories with us, our credit assessment model places a strong focus on data from internal sources, such as such borrowers’ repayment and delinquency record, than external data. Data analyzed by our risk management system include:

Internal Sources	External Sources

•    behavioral data that we collect from applicants as they complete their applications, such as the time spent in completing the application form, number of times PRC identity card or birthday entry was corrected; and

•    credit analysis and data accumulated through credit facilitated.

•    personal identity information maintained by an organization operated under the Ministry of Public Security of China;

•    online data maintained by industry anti-fraud service providers for cross-checking with each other;

•    online data from Internet or wireless service providers, including social network information; and

•    online shopping and payment behaviors on certain popular Chinese online retail and mobile commerce platforms.

This data is then used to verify applicants’ identity and for fraud detection. We utilize restricted list searches provided by third-parties as well as our proprietary machine learning algorithms to screen for fraudulent applications. Applicants identified to present higher risk of fraud are declined by our fraud prevention system.

Stage 3: Credit Assessment

After completion of the data aggregation and verification process, the prospective borrower’s application either proceeds to the next phase of the application process or the prospective borrower is notified of the decision that the application is declined.

Our proprietary credit assessment model has been powered by our massive database, including data from approximately 36.2 million applicants and approximately 10.1 million borrowers that have accounted for approximately 84.0 million cumulative credit drawdowns facilitated as of June 30, 2017. Approximately 72.6 million of such credit drawdowns have had been repaid as of June 30, 2017, allowing us to accumulate valuable data with respect to credit performance. As testimony to the flexibility and scalability of our technology infrastructure, in connection with and prior to the Singles Day promotional campaign on November 11, 2016, we were able to facilitate in one day over 365,000 transactions. Our proprietary data analytics and credit assessment model is optimized to fit the realities of the Chinese market and tailored for each channel through which we engage prospective borrowers, using big data and fast data from sources that target borrowers in China. Our credit assessment model uses our own scoring criteria, and is routinely monitored, tested, updated and validated by our risk management team. Following credit evaluation, our credit determination system makes a determination as to whether the applicant is qualified, and a qualified borrower receives short-term, unsecured amount of credit. The full amount of such credit represents such borrower’s credit limit for merchandise credit products. A portion of the full amount represents the borrower’s credit limit for cash credit products.

Nonetheless, while borrower may utilize funds received under cash credit products for any purpose, merchandise credit products can only be used to fund purchases on our marketplace. Unqualified applicants are notified of the decision of their applications being declined, although such applicants are not prohibited from applying again in the future.

We have developed two distinct credit assessment systems for new borrowers, namely, A score, and borrowers who have established certain credit histories with us, namely, B score. A score incorporates variables including internal data, such as the historical delinquency rates we experience in the province where a prospective borrower resides, and data from external parties, such as Zhima Credit Score, stability of online social network, average liquid asset index, online consumption level and credit repayment index. By taking into account a large number of variables, A score enables us to better distinguish the credit quality of prospective borrowers. Borrowers with the same Zhima Credit Score are often determined to present different levels of credit risk by our credit assessment model and therefore receive different A scores. Borrowers with stronger credit profiles are assigned higher A scores, which correspond to higher credit limits. With higher credit limits, these borrowers tend to draw down in larger size while presenting lower default risk.

We utilize B score to re-evaluate the creditworthiness of borrowers who have established certain credit histories with us. Once a borrower’s B score is available, his or her A score will be replaced by B score for future risk assessment and re-evaluation purposes. B score places a strong focus on a borrower’s behavior during his or her credit history with us, which reveals powerful insights into such borrower’s creditworthiness. Variables taken into account by such score include behavioral data, such as number and amount of repayment in the past three months, amount payable in the next three months, average collection period, the time interval between credit approval and drawdown, comparison of historical and proposed drawdown sizes, the time of day when a borrower applies for drawdown and past repayment and delinquency record, and other types of data, such as the historical delinquency rates we experience in the province where a prospective borrower resides. Borrowers who demonstrated good repayment records are assigned higher B scores, which correspond with increases in their credit limits. For borrowers who have been delinquent on their repayments, we may reduce their credit limits or even decline their drawdown requests, depending on the length and severity of their delinquencies. Similar to A score, borrowers with higher credit limits under B score tend to utilize larger size credit products while presenting lower default risk.

Stage 4: Credit Utilization

Once the credit application is approved, borrowers can request drawdowns under their respective credit. Upon receipt of a drawdown request, our credit assessment model and risk management system normally review the application and re-evaluate the creditworthiness of such borrower to ensure that he or she is qualified for the requested drawdown. If the credit profile of a prospective borrower changes, the credit limits for such borrower may vary. If the borrower has made the requisite payments in a timely manner, and there are unused credit remaining, the borrower may continue to utilize his or her credit, subject to our approval at the time of each drawdown request. Once the drawdown request is approved, we or our institutional funding partners, as applicable, will then fund credit to borrowers. Funding typically occurs in as quickly as a few seconds after a request for drawdown is made and approved. In the event we do not approve a drawdown request, we aim to notify the relevant customer of such decision within ten minutes after the request is made.

Stage 5: Servicing and Collection

We utilize an automated process to help borrowers to make their scheduled payments. Upon origination, we establish a payment schedule with payment occurring on a set business day each month or week. Borrowers then make scheduled repayments online, or authorize deduction from their Alipay accounts the amount of scheduled repayments. In the six months ended June 30, 2017, most of the scheduled repayments were made automatically from the borrowers’ Alipay accounts.

For borrowers who do not use the automated repayment process, we provide payment reminder services, such as sending reminders through text and instant messages on the day a repayment is due. Once a repayment is past due, we also send additional reminder text and instant messages during the first two calendar days of delinquency.

Our collection efforts extend to every delinquent borrower. Our collection process is divided into distinct stages based on the severity of delinquency, which dictates the level of collection steps taken. For example, automatic reminders through text and instant messages are sent to a delinquent borrower as soon as the collections process commences, and we take such measures to address delinquencies typically caused by borrowers’ oversight. If the payment is still outstanding after these reminders, our collection system will initiate automated voice calls, which we believe are more difficult for borrowers to ignore compared to text and instant messages. In the event such efforts remain unsuccessful, our collection team will make phone calls and disclose such delinquency to Zhima Credit if a payment is more than 20 calendar days past due. We inform the relevant borrowers of our intention to make such reports and the adverse impact of delinquencies on their credit histories, which may convince such borrowers to pay the amounts past due. For larger amounts past due, we may also conduct in-person visits. We may stop collection efforts when credit drawdowns are 180 calendar days overdue and collection attempts have reached a certain number. In the event of (i) death of the borrower, (ii) identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments or (iii) the amount remained outstanding 180 calendar days past due and therefore deemed uncollectible, we will charge off the relevant outstanding amount.

The following table sets forth the amount of delinquent principal and financing service fees for on-balance sheet transactions we successfully recovered through our collection efforts during the periods presented, as a percentage of the balance of outstanding principal and financing service fees past due for on-balance sheet transactions as of the end of the periods presented:

	Period from April 9, 2014 (inception) through December 31, 2014	Year Ended December 31,		Six Months Ended June 30, 2017

		2015	2016
Percentage of delinquent principal and services fees for on-balance sheet transactions recovered	5.7%	20.1%	35.1%	52.1%

In addition to our own collection efforts, we have engaged other parties to conduct debt collection for us from June 2016 to October 2016, as we explored various methods of collection. Such parties have collected a total of approximately RMB150 thousand for us during the period. As we viewed cooperation with such parties to be ineffective, we have since terminated such cooperation.

As part of the major upgrade of our risk management system in January 2017, we have developed a machine learning algorithm to better allocate collection resources based on more detailed grouping of larger delinquency risk, which we rolled out in the second quarter of 2017. The algorithm places delinquent borrowers into different groups based on internal blacklist check, credit history, A score and B score. Higher risk groups are allocated with more collection resources as the likelihood of their outstanding balance becoming longer-term delinquent or even uncollectable is generally higher. We expect to both improve our collection efficiency and reduce delinquency under this algorithm.

Our Information Technology and Security

Overview

Our network is configured with multiple layers of security modules to isolate our databases from unauthorized access. We use sophisticated security protocols for communication among applications and we encrypt private information, such as an applicant’s identification number.

Our systems infrastructure is currently deployed and our data is currently maintained on customized cloud computing services. We believe by utilizing cloud computing we are able to quickly scale capacity and ensure there is sufficient bandwidth to meet the significant growth of our business and the increase in the number of our users, while reducing capital expenditure obligations. We have multiple layers of redundancy to ensure reliability of our systems and services. We also have a working data redundancy model with comprehensive backups of our databases and software.

Our technology and product development department, which comprised 193 employees as of June 30, 2017, including core team members with extensive experiences with leading Internet, online retail and mobile commerce and fintech companies in China, focuses on the following that support our long-term business growth:

•	maintaining and strengthening our proprietary data and analytics systems, including our decisioning engine, proprietary risk management system and fraud prevention system; and

•	ensuring our technology system, including front-end and back-end management systems, call center and collection systems, financial systems, security protocols and business continuity plans are well established, reviewed, tested and continuously strengthened.

Technology System

Our proprietary technology system, which supports all key aspects of our online platform, is designed to optimize for scalability and flexibility. The system is designed to handle the large volume of data required to evaluate a large number of prospective borrower applications quickly and accurately and to manage a large number of borrowers yet flexible enough to capitalize on changing user preferences, market trends and technological advances. As testimony to the flexibility and scalability of our technology system, we successfully handled the surge in user demands during the Singles Day promotional campaign on November 11, 2016 and facilitated over 365,000 transactions on that day. Our software development life cycle is rapid and iterative to increase the efficiency and capacity of our system. We are able to implement software updates while maintaining our system stability. We continually employ technological innovations to improve our technology system, which performs a variety of integrated and core functions, including:

•	Front-end systems. Include external interfaces and mobile apps that users use when applying for credit and managing their accounts.

•	Back-end management systems. Systems that maintain user-level data and are used by our call center employees to provide real-time information for all inquiries. Our back-end systems include, among other things, our user credit and repayment management system, merchandise procurement system, merchandise management system and user information management system.

•	Call center system and collection systems. Primarily include contract management system, operational and marketing management system, automated phone system and call center performance management system.

•	Financial systems. Systems that manage the external interface for funds transfers, including integration of our system with those of the institutional funding partners to ensure a seamless experience for the borrowers and the institutional funding partners, as well as for the management of daily financial and accounting, reconciliation and reporting functions. Such systems include, among others:

•	Transaction clearing system. The system is highly automated and capable of rapidly facilitating a massive number of transactions under a diverse array of funding arrangements. The system has been seamlessly integrated with the systems of various institutional funding partners, including banks and private financial assets trading platforms. It automatically selects the proper funding source for each credit drawdown based on the large number of funding criteria specified by our institutional funding partners. The system adapts to new funding arrangements quickly. For example, it typically takes two days to complete the configuration for a new trust and two weeks to do so for a new off-balance sheet funding arrangement with a bank.

•	Repayment settlement system. Upon receiving borrowers’ repayments, the system separates such cash inflows into principals, financing service fees, fees payable to institutional funding partners and penalty fees on a real-time basis and settles with the relevant parties accordingly.

•	Liquidity forecast system. The system provides real-time forecasts on our funding needs by monitoring the fund inflows and outflows, and such forecasts are valuable information for us to manage liquidity.

•	Security. We collect and store personally identifiable user information, including names, addresses, identification information and financial accounts information for the sole purpose of individual credit assessment. We retrieve this information with user’s consent and have safeguards designed to protect such information, including the application of Advanced Encryption Standard, or AES. We store our data in encrypted form, which offers an additional layer of protection. We also verify data interchange with our institutional funding partners using digital signatures, which enhances the security of such interchange. We also have created controls to limit employee access to such information and to monitor access.

Marketing and Borrower Engagement

Our marketing efforts are designed to attract and retain borrowers and build brand awareness and reputation. Our marketing efforts are primarily online, and we use an array of online marketing channels to attract borrowers, including:

•	Contractual Arrangement with Ant Financial. We engage the majority of our active borrowers through different channels on the Alipay consumer interface, which has significantly contributed to our rapid growth. We promote our products and launch campaigns through the public service window on the Alipay consumer interface, which is free of charge and generally available to third parties. For further information about such arrangement, see “—Our Partnership with Ant Financial.”

•	Arrangement with Other Leading Internet and Mobile Channels. We also utilize other leading Internet and mobile platforms in China, including leading Android app stores in China and Apple App Store, to obtain qualified leads for prospective new borrowers. We do not currently pay any fees to acquire leads through Android app stores and Apple App Store. We employ and continually optimize the relevant key words associated with our apps to enhance users’ ability to find our apps in such stores.

•	Our own sales and marketing efforts. We have a team of 110 specialized sales and marketing employees as of June 30, 2017. Such sales and marketing personnels focus on educating users in which we have provided credit to but have not utilized such credit as to the benefits of establishing a credit history and profile, manners in which our credit can be utilized and also the merchandise available for purchase on our marketplace.

Furthermore, we believe reputation and word-of-mouth referral will also drive continued organic growth in borrowers. We believe once borrowers are satisfied with their experiences, they will continue to utilize our credit for other needs or to make other purchases on our marketplace, or referring their friends and colleagues to our credit products.

We have established two brands through which our credit products are marketed, Laifenqi and Qudian. We leverage and position these brands to better target and engage prospective borrowers. We have historically marketed our Laifenqi brand to focus on offering cash credit products to prospective borrowers. On the other hand, we have historically marketed our Qudian brand as the destination for the purchase of merchandise through merchandise credit products. We believe our cash credit products will continue to help us engage targeted quality borrowers to whom we may offer merchandise credit and other products in the future.

Competition

The online consumer finance industry in China is intensely competitive and we compete with other consumer finance service providers in general. We compete with other financial products and companies that attract borrowers, institutional funding partners or both. For example, with respect to borrowers, we compete with other consumer finance service providers, including online consumer finance services, such as JD Finance, WeBank and Huabei and Jiebei of Ant Financial, as well as traditional financial institutions, such as banks and consumer finance companies. In particular, we and Jiebei both engage borrowers through the Alipay consumer interface and may compete for borrower engagement. Principal methods of competition include enhancing data analytics capabilities, engaging borrowers cost effectively and strengthening funding sources. With respect to institutional funding partners, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts and real estate. We believe that we are able to offer attractive returns with low investment thresholds not available from other asset classes.

As evidenced by our market leadership, we believe that our proprietary risk management system and our ability to offer personalized and affordable credit products make us more attractive and efficient to both borrowers and institutional funding partners, providing us with a competitive advantage. In light of the low barriers to entry in the online consumer finance industry, more players may enter this market and increase the level of competition. We anticipate that more established Internet, technology and financial services companies that possess large, existing user bases, substantial financial resources and established distribution channels may also enter the market in the future. We believe that our brands, scale, network effects, historical data and performance record provide us with competitive advantages over existing and potential competitors.

As the online consumer finance industry in China is new and evolving, publicly available information regarding the industry, our competitors and their respective market share may be unreliable, and such information is based, at least partly, on estimates.

Employees

As of June 30, 2017, we had a total of 1,014 employees. The following table sets forth the breakdown of our employees as of June 30, 2017 by function:

Function	Number of Employees	% of Total
Risk management	291	28.7
Sales and marketing	110	10.8
Technology and product development	193	19.0
User services	141	13.9
Finance	81	8.0
Operation management	111	10.9
General administrative and others	87	8.6

Total	1,014	100

As of June 30, 2017, 425, 222 and 367 of our employees were based in Beijing, Tianjin and Fuzhou in Jiangxi Province, respectively. The remainders of our employees were based in various other locations across China and they were primarily responsible for collections.

Furthermore, we had a total of 1,940 and 1,752 employees as of December 31, 2014 and 2015, respectively. The number of our employees further decreased to 798 as of December 31, 2016, primarily due to the shift in our focus on acquiring and providing credit to prospective borrowers online rather than through offline channels. As such, we reduced the number of employees that were responsible for acquiring and serving prospective borrowers offline. The number of our employees increased to 1,014 as of June 30, 2017 in response to the expansion of our business.

We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We plan to hire additional experienced and talented employees in the areas such as big data analytics, risk management and operation management as we expand our business.

As required by PRC regulations, we participate in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. In addition, we purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. We enter into standard labor, confidentiality and non-compete agreements with our employees. The non-compete restricted period typically expires two years after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

Our corporate headquarters are located in Beijing, China, where we lease approximately 4,133 square meters of office space pursuant to a lease expiring in June 2019. We also maintain leased properties of approximately 3,300 square meters and 6,000 square meters, respectively, in Tianjin and Fuzhou in Jiangxi Province for our call center operations, pursuant to leases expiring in September 2018 and February 2019, respectively. We believe that we will be able to obtain adequate facilities, principally by lease, to accommodate our future expansion plans.

Seasonality

We experience seasonality in our business, reflecting a combination of seasonality patterns of the retail market and our promotional activities. In recent years, many online and offline retailers in China hold promotions on November 11 and December 12 of each year, which drives significant increase in retail sales. Higher retail sales during the shopping seasons may generate greater demand for our credit products. As a result, we typically record higher total revenues during the fourth quarter of each year compared to other quarters. On the other hand, our total revenues for the first quarter tend to be lower due to the Chinese New Year holiday that generally reduces borrowing activities. In addition, we hold promotional campaigns on March 21 (our anniversary), November 11 and December 12 by charging lower financing service fees, which may also increase the number of borrowers who utilize our credit products and thus increase our total revenues for the relevant periods. On the other hand, lower financing service fees may decrease our margin for the relevant periods.

Intellectual Property

We regard our trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have registered 26 trademarks in the PRC for “ ”, “Qufenqi” and other trademarks. We also have 51 trademarks under application in the PRC. We are the registered holder of 24 domain names in the PRC that include qudian.com and laifenqi.com. We were also granted 24 copyrights that corresponding to our proprietary techniques in connection with our systems.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We also purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. We do not maintain property insurance policies covering our equipment and other property that are essential to our business operation to safeguard against risks and unexpected events. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulation Related to Foreign Investment Restrictions

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth “permitted” category and open to foreign investment unless specifically restricted by other PRC regulations. Industries such as VATS (other than online retail and mobile commerce) are restricted to foreign investment.

According to the Administrative Regulations on Foreign-Invested Telecommunications Enterprises issued by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016 respectively, foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture. The regulations restrict the ultimate capital contribution percentage held by foreign investor(s) in a foreign-invested value-added telecommunications enterprise to 50% or less and require the primary foreign investor in a foreign invested value-added telecommunications enterprise to have a good track record and operational experience in the VATS industry.

In July 2006, the predecessor, the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, or the MIIT Circular, according to which, a foreign investor in the telecommunications service industry of China must establish a foreign invested enterprise and apply for a telecommunications businesses operation license. The MIIT Circular further requires that: (i) PRC domestic telecommunications business enterprises must not, through any form, lease, transfer or sell a telecommunications businesses operation license to a foreign investor, or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) all VATS providers are required to maintain network and Internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the MIIT Circular and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business, or the VATS License.

In light of the above restrictions and requirements, we conduct our value-added telecommunications businesses through our consolidated VIEs.

Regulations Related to VATS

Among all of the applicable laws and regulations, the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, promulgated by the PRC State Council in September 25, 2000 and amended on July 29, 2014 and February 6, 2016 respectively, is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguish “basic telecommunications services” from “VATS.” VATS are defined as telecommunications and information services provided through public networks. The Telecom Catalogue was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added. In February 2003 and December 2015, the Telecom Catalogue was updated respectively, categorizing online data and transaction processing, information services, among others, as VATS.

The Administrative Measures on Telecommunications Business Operating Licenses, promulgated by the MIIT in 2009 and most recently amended in July 2017, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License, from the MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to close.

In September 2000, the State Council issued the Administrative Measures on Internet Information Services, which was amended in January 2011. Internet information service is a kind of information service categorized as a VATS in the current Telecom Catalogue attached to the Telecommunications Regulation as most recently updated in December 2015. Pursuant to these measures, “Internet information services” refers to the provision of information through the Internet to online users, and are divided into “commercial Internet information services” and “non-commercial Internet information services.” A commercial Internet information services operator must obtain a VATS license for Internet information services, or the ICP license, from the relevant government authorities before engaging in any commercial Internet information services operations in China, while the ICP license is not required if the operator will only provide Internet information on a non-commercial basis. According to the Administrative Measures on Telecommunications Business Operating Licenses, the ICP license has a term of five years and can be renewed within 90 days before expiration.

Beijing Happy Time, one of our consolidated VIEs, and Qufenqi (Beijing) Information Technology Co., Ltd, a subsidiary of Beijing Happy Time, have both obtained ICP licenses for provision of commercial Internet information services issued by Beijing Telecommunication Administration in September 2015 and March 2017, respectively. As the implementing rules of the Administrative Measures on Telecommunications Business Operating Licenses or the Telecom Catalogue have not been published, it remains uncertain as to how the “commercial Internet information services” and “non-commercial Internet information services” are interpreted and distinguished, and whether online consumer finance service providers like us will be deemed as commercial Internet information service operator, or operators of online data and transaction processing, therefore there is uncertainty as to whether any or all of our consolidated VIEs, or the subsidiaries of our consolidated VIEs need to obtain ICP licenses, or VATS license for online data and transaction processing services, or any other VATS licenses in order to be in full compliance with regulatory requirements with respect to VATS.

In addition to the Telecommunications Regulations of the People’s Republic of China and other regulations above, provision of commercial Internet information services on mobile Internet applications are regulated by the Administrative Provisions on Information Services of Mobile Internet Applications, which was promulgated by the State Internet Information Office on June 28, 2016. The information service providers of mobile internet applications are subject to requirements under the Administrative Provisions on Information Services of Mobile Internet Applications, including acquiring relevant qualifications required by laws and regulations and being responsible for management of information security.

Regulations Related to Internet Information Security and Privacy Protection

PRC government authorities have enacted laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The Standing Committee of the National People’s Congress, China’s national legislative body, enacted the Decisions on Maintaining Internet Security in December 2000, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an Internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011, an Internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user and it must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An Internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An Internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An Internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the Internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

The Internet Finance Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require Internet finance service providers to improve technology security standards, and safeguard customer and transaction information. The Internet Finance Guidelines also prohibit Internet finance service providers from illegally selling or disclosing customers’ personal information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress in August 2015, which became effective in November 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

In November 2016, the Standing Committee of the National People’s Congress promulgated the Network Security Law of the People’s Republic of China, or the Network Security Law, which took effect as of June 1, 2017. The Network Security Law is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, Internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks is required to comply with the PRC Constitution and laws, abide by public order and cannot endanger network security or make use of networks to engage in unlawful activities such as endangering national security, economic order and social order, and infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of other people. The Network Security Law has reaffirmed the basic principles and requirements as specified in other existing laws and regulations on personal information protections, such as the requirements on the collection, use, processing, storage and disclosure of personal information, and internet service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the provisions and requirements under the Network Security Law may subject the Internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

In providing our online consumer finance service, we collect certain personal information from borrowers, and also need to share the information with our business partners such as institutional funding partners for the purpose of facilitating credit to borrowers. We have obtained consent from borrowers to collect and use their personal information, and have also established information security systems to protect the user information and to abide by other network security requirements under such laws and regulations. However, there is uncertainty as to how the network security requirements for maintaining network security and protecting customers’ personal information will be interpreted and implemented. We cannot assure you that our existing policies and procedures will be deemed to be in full compliance with any laws and regulations that are applicable, or may become applicable to us in the future.

Regulations Related to Loans and Intermediation

The PRC Contract Law governs the formation, validity, performance, enforcement and assignment of contracts. The PRC Contract Law requires that the interest rates charged under a loan agreement must not violate the applicable provisions of the PRC laws and regulations. In accordance with the Private Lending Judicial Interpretations issued by the Supreme People’s Court of the PRC on August 6, 2015, which came into effect on September 1, 2015, private lending is defined as financing between individuals, legal entities and other organizations. Loans funded by financial institutions which are licensed by financial regulatory authorities are not private lending transactions. When private loans between individuals are paid by wire transfer, the loan contracts between individuals came into effect upon the deposit of funds to the borrower’s account. If either the lender or the borrower is not a natural person, the loan contracts become applicable effective upon execution of the loan contract, unless otherwise agreed by the parties or otherwise provided by laws and administrative regulations. In the event that the loans are made through an online consumer finance lending platform and the platform only provides intermediary services, the courts will dismiss the claims of the parties concerned against the platform demanding the repayment of loans by the platform as guarantors. However, if the online consumer finance service provider guarantees repayment of the loans as evidenced by its web page, advertisements or other media, or the court is provided with other proof, the lender’s claim alleging that the online consumer service provider assumes the obligations of a guarantor will be upheld by the courts. The Private Lending Judicial Interpretations also provide that agreements between the lender and borrower on loans with interest rates below 24% per annum are valid and enforceable. As to loans with interest rates per annum between 24% and 36%, if the interest on the loans has already been paid to the lender, and so long as such payment has not damaged the interest of the state, the community and any third parties, the courts will turn down the borrower’s request to demand the return of the interest payment. If the annual interest rate of a private loan is higher than 36%, the excess will be void and will not be enforced by the courts.

Pursuant to the PRC Contract Law, a creditor may assign its rights under an agreement to a third party, provided that the debtor is notified. Upon due assignment of the creditor’s rights, the assignee is entitled to the creditor’s rights and the debtor must perform the relevant obligations under the agreement for the benefit of the assignee. In addition, according to the PRC Contract Law, an intermediation contract is a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Our business practice of connecting our institutional funding partners, certain of which are online lending information intermediaries, with individual borrowers may constitute intermediary service, and our service agreements with borrowers and investors may be deemed as intermediation contracts under the PRC Contract Law. Pursuant to the PRC Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and is liable for the damages caused.

Regulations Related to Small Credit Companies

Under the Guiding Opinions of the China Banking Regulatory Commission and the People’s Bank of China on the Pilot Operation of Small Credit Companies which was promulgated by the CBRC and the PBOC on May 4, 2008, or the Guiding Opinions on Small Credit Companies, a small credit company is a company which is specialized in operating a small credit business, established with investments from natural persons, legal-person enterprises or other social organizations, and does not accept any public deposits. Currently there is no regulatory authority at the national level with respect to the administration and supervision of small credit companies in the PRC. Pursuant to the Guiding Opinions on Small Credit Companies, if a provincial government determines a competent department (office of finance or relevant organizations) to be responsible for the supervision and administration of small credit companies and the regulation of risks associated with small credit companies, such provincial government may carry out the pilot operation of small credit companies within such province. The applicant is required to file an application with the competent department of the provincial government to apply for setting up a small credit company. The major sources of funds of a small credit company are required be the capital paid by shareholders, donated capital and the capital borrowed from a maximum of two banking financial institutions. Furthermore, the balance of the capital borrowed from banking financial institutions within the scope as prescribed by applicable laws and regulations cannot exceed 50% of the net capital, and the interest rate and term of the borrowed capital is required to be determined by the company with the banking financial institutions upon consultation, and the interest rate on the borrowed capital is required to be determined by taking the Shanghai Inter-bank Offered Rate as the base rate. When granting credit, small credit companies are required to adhere to the principle of “small sum and decentralization.” They are encouraged to provide credit services for farmers and mini-size enterprises and make greater efforts in increasing their number of clients and enlarging the coverage of services. The outstanding amount of credit granted by a small credit company to a same borrower cannot exceed 5% of the net capital of the company. Small credit companies are required to operate on the market-oriented principle. The interest ceiling is floating but cannot exceed the ceiling prescribed by the judicatory authority, and the interest floor is required to be 0.9 times the base interest rate published by the PBOC. The specific floating range is required to be determined independently according to the market principles. In addition, according to the Guiding Opinions on Small Credit Companies, small credit companies are required to establish and improve the corporate governance structure, the loan management system, the enterprise financial accounting system, a prudent and normative asset classification system and provision system for accurate asset classification and adequate provision of bad debt reserves as well as the information disclosure system and are required to accept public scrutiny and cannot carry out illegal fund-raising in any form.

Government authorities in Jiangxi Province where our online small credit companies Fuzhou Microcredit and Ganzhou Microcredit are incorporated have issued a series of rules on the administration of small credit companies incorporated within Jiangxi Province. Pursuant to the Measures of Jiangxi Province for Supervision on Small Credit Companies (Pilot Scheme) which was promulgated by the Jiangxi Provincial Finance Office on April 1, 2012, the finance offices of the province and various municipalities are responsible for the supervision and administration of small credit companies incorporated in Jiangxi. The small credit companies are required to comply with various requirements including, among others, prohibition from acquiring the public deposits, restrictions that funds obtained from banking financial institutions cannot exceed a specified proportion and the number of cooperating banking financial institutions cannot exceed two, and 100% asset loss reserve adequacy rate.

In particular, as to supervision of online small credit, Jiangxi Provincial Finance Office, as competent supervising authority together with the finance offices in various municipalities and counties in Jiangxi for the supervision and administration of online small credit companies incorporated in Jiangxi, promulgated the Measures of Jiangxi Province for Supervision on Online Small Credit Companies (Pilot Scheme) on September 5, 2016, which allow online small credit companies incorporated in Jiangxi Province to operate online small credit businesses subject to certain requirements including but not limited to: (i) the business scope of an online small credit company is required to be the conduct of online small credit business via online platform and the conduct of offline small credit and equity investment business in the county where it is incorporated and surrounding counties within the corresponding municipality, (ii) the operating capital of such business should not be lower than 70% of the total operation capital, (iii) the total amount of funds raised from third parties by an online small credit companies cannot exceed two times of its net capital, (iv) an online small credit company is prohibited from raising funds from Internet platforms, and (v) the interest rate for loans funded by an online small credit company shall comply with the restrictions on interest rate as specified in applicable laws and regulations, which we understand shall include the restriction on interest rate as specified in the Private Lending Judicial Interpretations, that if the annual interest rate is higher than 36%, the excess will be void and will not be enforced by the courts. On January 3, 2017, Jiangxi Provincial Finance Office promulgated the Notice on Adjusting and Supplementing the Measures of Jiangxi Province for Supervision on Online Small Credit Companies (Pilot Scheme), or the Supplemental Notice, which provides further requirements on online small credit companies incorporated in Jiangxi Province to operate online small credit businesses, including: (i) since the promulgation date of the Supplemental Notice, the establishment and modification of the online small credit companies and the extension of business scope of a small credit company to include online small credit business shall be approved by the Jiangxi Provincial Finance Office, rather than the financial offices in municipalities, and the financial offices in municipalities and counties shall be responsible for the preliminary review for such approval, (ii) the minimum register capital for an online small credit company is RMB500 million, (iii) to conduct strict control over the establishment of, or holding equity of online small credit companies by internet financial companies, (iv) one person or entity may only establish or hold equity of only one online small credit company within Jiangxi Province. We understand that the Supplement Notice shall apply to the small credit companies that to be established after the promulgation of the Supplemental Notice, and should not be applicable to Fuzhou Microcredit and Ganzhou Microcredit, our online small credit companies, which were established before the promulgation of the Supplemental Notice.

Fuzhou Microcredit and Ganzhou Microcredit have obtained the approval to operate small credit businesses as issued by the competent supervising authority, which allows Fuzhou Microcredit and Ganzhou Microcredit to conduct nationwide small credit businesses through the Internet and other kinds of offline small credit business as indicated in the approval to operate small credit business. However, as the regulatory regime and practice with respect to online small credit companies are evolving, there is uncertainty as to how the requirements in the above rules will be interpreted and implemented and whether there will be new rules issued which would establish further requirements and restrictions on online small credit companies. We cannot assure you that our existing practice will be deemed to be in full compliance with any laws and regulations that are applicable, or may become applicable to us in the future.

Regulations Related to Online Peer-to-Peer Lending

On July 18, 2015, ten PRC regulatory agencies, including the PBOC, the MIIT and the CBRC, jointly issued the Guidelines on Promoting the Healthy Development of Internet Finance, or the Internet Finance Guidelines. The Internet Finance Guidelines define “online peer-to-peer lending” as direct loans between parties through an Internet platform, which is under the supervision of CBRC, and governed by the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court. Online peer-to-peer lending institutions are required to specify their nature as information intermediaries, mainly provide information services for the direct lending between borrowers and lenders, and can neither provide credit enhancement services nor engage in illegal fund-raising.

On April 12, 2016, the General Office of the State Council issued the Implementing Scheme of Special Rectification of Risks in the Internet Finance Sector, which emphasizes that P2P platforms shall specify their nature as information intermediaries and can never engage in certain activities, including but not limited to, setting up capital pool, extending loans and illegal fund raising. In addition, without approval from competent regulator, P2P platforms shall not engage in financial business activities such as asset management, debt or equity transfer, and high-risk allocation in security markets. Furthermore, P2P platforms are required to segregate assets of lenders and borrowers in qualified banks as depositary institutions from their own assets.

On August 17, 2016, the CBRC, the MIIT, Ministry of Public Security and State Internet Information Office promulgated The Interim Measures for Administration of the Business Activities of Online Lending Information Intermediary Institutions, or the Interim Online Lending Information Intermediary Measures, to regulate the business activities of online lending information intermediary institutions. The “online lending” as specified in the Interim Online Lending Information Intermediary Measures refers to direct lending between peers, which can be natural persons, legal persons or other organizations, through Internet platforms, which we understand is equivalent to the “online peer-to-peer lending” as defined in the Internet Finance Guidelines. According to the Interim Online Lending Information Intermediary Measures, “online lending information intermediary institution” refer to financial information intermediaries that are engaged in the lending information business and directly provide peers, which can be natural persons, legal persons or other organizations, with lending information services, such as information collection and publication, credit rating, information interaction and loan facilitation between borrowers and lenders for them to form direct peer-to-peer lending relationships. The Interim Online Lending Information Intermediary Measures are only applicable to private lending transactions according to relevant interpretations by the China Banking Regulatory Commission. Loans funded by financial institutions which are licensed by financial regulatory authorities are not private lending transactions within the meaning of the Private Lending Judicial Interpretation issued by the Supreme People’s Court of the PRC in August 2015.

The Interim Online Lending Information Intermediary Measures generally require that online lending information intermediary institutions shall not engage in credit enhancement services, direct or indirect cash concentration or illegal fundraising, and stipulate a supervisory system and list the administrative responsibilities of different supervisory authorities, among others, the banking regulatory authority of the State Council and its dispatching offices are responsible for formulating a regulatory and administrative system for the business activities of online lending information intermediary institutions and to regulate the behaviors thereof, and the provincial-level governments are responsible for institutional regulation of the online lending information intermediary institutions within their respective jurisdictions. Furthermore, an online lending information intermediary institution and its branches are required, within 10 working days after obtaining the business license, to complete record-filing and registration with the local financial regulatory department of the place of the industrial and commercial registration by presenting relevant materials. After completing the record-filing and registration with the local financial regulatory authority, they are required to apply for an appropriate telecommunication business operation permit in accordance with relevant provisions of competent communication departments, and to include serving as an Internet lending information intermediary in its business scope. An intermediary institution that fails to apply for telecommunication business operation permit as required cannot carry out an online lending information intermediary business.

According to these Interim Online Lending Information Intermediary Measures, online lending information intermediary institutions cannot directly or indirectly engage in the following activities: (1) financing their own operations with the funds of lenders; (2) accepting or collecting directly or indirectly the funds of lenders; (3) providing lenders with a guarantee or promise to guarantee principal and interest thereon directly or in disguised form; (4) publicizing or promoting financing projects by themselves or by delegating or authorizing a third party at physical places other than by electronic means such as the Internet, landlines, mobiles etc.; (5) extending loans, except otherwise provided by applicable laws and regulations; (6) splitting the term of any financing project; (7) offering wealth management and other financial products by themselves to raise funds, and selling as agent bank wealth management, securities company asset management, fund, insurance or trust products and other financial products; (8) conducting asset securitization business or transferring of creditors’ rights in the forms of assets packaging, asset securitization, trust asset, fund shares etc.; (9) engaging in any form of mixture, bundling or agency with other institutions in investment, agency in sale, brokerage and other business except as permitted by laws, regulations and relevant regulatory provisions on online lending; (10) falsifying or exaggerating the truthfulness and earnings outlook of financing projects, concealing the defects and risks of financing projects, making false advertising or promotion, etc. by using ambiguous words or other fraudulent means, fabricating or spreading false or incomplete information, impairing the business reputation of others or misleading lender or borrowers; (11) providing information intermediary services for the high-risk financing with the borrowed funds to be used for investment in stocks, over-the-counter fund distribution, futures contracts, structured funds and other derivative products; (12) engaging in a business such as crowd-funding in equity; and (13) other activities prohibited by laws and regulations. The Interim Online Lending Information Intermediary Measures also stipulate the following obligations as the business principles of online lending information intermediary institutions: (1) providing, in accordance with laws, regulations and contracts, lenders and borrowers with collection, arrangement, identification, screening and online publication of direct lending information as well as the relevant services such as credit assessment, matching between borrowing and lending, financing consulting and online dispute resolution; (2) conducting necessary examination of the qualification and eligibility of lenders and borrowers, authenticity of information as well as the authenticity and legitimacy of financing projects; (3) taking reasonable measures to prevent fraudulent behaviors and announcing and terminating relevant network-based lending activities in a timely manner upon discovery of any fraudulent behaviors or any other circumstances impairing the interests of lenders; (4) conducting continuously the activities for popularization of the knowledge and education of the risks of network-based lending, strengthening risk disclosure, guiding lenders to participate in network-based lending in small-amount and scattered manner and ensuring that lenders are fully aware of lending risks; (5) submitting relevant information in accordance with laws, regulations and relevant regulatory provisions on network-based lending, of which the information on creditors’ rights and liabilities in connection with network-based lending shall be submitted to and registered with the relevant data statistical departments in a timely manner; (6) keeping proper custody of the data and transaction information of lenders and borrowers without deleting, tampering with, illegally selling or divulging the basic information and transaction information of lenders and borrowers; (7) performing according to law the anti-money laundering and anti-terrorist financing obligations, such as client identity identification, suspicious transaction reporting, keeping the identity data and transaction records of clients, etc.; (8) cooperating with relevant departments in properly handling the work relating to preventing, investigating and punishing the finance-related illegal activities and crimes; (9) ensuring the work relating to the Internet information content management as well as network and information security pursuant to the relevant requirements; and (10) other obligations prescribed by the banking regulatory authority of the State Council and the provincial people’s governments of the places of industrial and commercial registration. Furthermore, in offline physical locations, online lending information intermediary institutions shall not operate businesses other than risk management and necessary business processes such as information collection and confirmation, post-loan tracking and pledge management in accordance with online-lending regulations. Online lending information intermediary institutions shall, based on their risk management capabilities, set upper limits on the loan balance of a single borrower borrowing both from one online lending intermediary and from all online lending information intermediary institutions. In the case of natural persons, this limit shall not be more than RMB200, 000 for one online lending intermediary and not more than RMB1 million in total from all platforms, while the limit for a legal person or organization shall not be more than RMB1 million for one online lending intermediary and not more than RMB5 million in total from all platforms. For the protection of investors and borrowers, the Interim Online Lending Information Intermediary Measures require that online lending information intermediary institutions (i) separate their own capital from funds received from lenders and borrowers and (ii) select a qualified banking financial institution as their funding depository institution, which shall perform depository and administration responsibilities as required. In addition, the Interim Online Lending Information Intermediary Measures provide for other miscellaneous requirements for online lending information intermediary institutions, including but not limited to, risk assessment and disclosure, auditing and authentication, industry association, reporting obligations, information security and disclosure and legal liabilities. Online lending information intermediary institutions established prior to the effectiveness of the Interim Online Lending Information Intermediary Measures have a transition period of twelve months to rectify any activities that are non-compliant with the Interim Online Lending Information Intermediary Measures, except with respect to criminal activity, which must be terminated immediately.

In February 2017, the CBRC released the Guidance on Depositary Business of Online Lending Funds, or Depositary Guidance, to regulate funds depositories for online lending information intermediary institutions. The Depositary Guidance defines depositories as commercial banks that provide online lending fund depository services, and stipulates that the depositories shall not be engaged in offering any guarantee, including: (i) offering guarantees for lending transaction activities conducted by online lending information intermediary institutions, or undertaking any liability for breach of contract related to such activities; (ii) offering guarantees to lenders, guarantying principal and dividend payments or bearing the risks associated with fund lending operations for lenders. The Depositary Guidance also stipulates certain conditions that must be met before depositories are entitled to develop an online lending fund depository business, including: (i) having a good credit record and not having been included on the List of Enterprises with Abnormal Operations or the List of Enterprises with Serious Illegal and Dishonest Acts; (ii) satisfying various requirements relating to the technological systems of such entity’s depository fund business and general operations, including but not limited to assuming fund administration responsibilities and not outsourcing or assigning such entity’s responsibilities to third parties to set up accounts, process trading information or verify trading passwords; and (iii) setting up special deposit accounts to hold online lending capital and sub-accounts for online lenders and borrowers as well as guarantors, and in order to assure fund security, use separate accounts to hold private capital of online lending information intermediary institutions. In addition, the Depositary Guidance prohibits depositories from outsourcing or assigning their responsibilities to set up capital accounts, deal with transaction information, verify trading passwords and various other services to third parties, provided, however, that certain cooperation regarding payment services with third-party payment companies and depository banks is permitted in accordance with clarifications by the CBRC. Apart from the requirements set forth in the Interim Online Lending Information Intermediary Measures and the Registration Guidance, the Depositary Guidance imposes certain responsibilities on online lending information intermediary institutions, including requiring them to enter into fund depository agreements with only one commercial bank to provide fund depository services, organize independent auditing on funds depository accounts of borrowers and investors and various other services. The Depositary Guidance requires online lending information intermediary institutions to perform various obligations, and prohibits them advertising their services with the information of their depository except for in accordance with necessary exposure requirements. The Guidance also raises other business standards and miscellaneous requirements for depositories and online lending information intermediary institutions as well. Online lending information intermediary institutions and commercial banks conducting the online depository services prior to the effectiveness of the Guidance have a six-month grace period to rectify any activities not in compliance with the Guidance.

We do not engage in direct loan facilitation between peers, which can be natural persons, legal persons or other organizations. While we facilitate loans that are directly funded by certain institutional funding partners such as banks and a consumer finance company, such companies are financial institutions licensed by financial regulatory authorities to lend. Facilitation of loans pursuant to our arrangements with such licensed financial institutions is not subject to the regulation set forth in the Interim Online Lending Information Intermediary

Measures. As such, we do not consider our company as an “online lending information intermediary institution” regulated under the above regulations. However, we cannot assure you that the CBRC or other PRC regulatory authorities would not expand the applicability of the Interim Online Lending Information Intermediary Measures and regard us as an “online lending information intermediary institution.” In the event that we are deemed as an online lending information intermediary institution by the PRC regulatory authorities in the future, we may have to make registration with the local financial regulatory authority and apply for telecommunication business operating licenses if required by the competent authorities, and our current business practice may be considered to be not in compliance with the Interim Online Lending Information Intermediary Measures, and accordingly, our business, results of operations and financial position will be materially and adversely affected.

Regulations Related to Illegal Fund-Raising

Raising funds by entities or individuals from the general public must be conducted in strict compliance with applicable PRC laws and regulations to avoid administrative and criminal liabilities. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations promulgated by the State Council in July 1998, and the Notice on Relevant Issues Concerning the Penalty on Illegal Fund-Raising issued by the General Office of the State Council in July 2007 explicitly prohibit illegal public fund-raising. The main features of illegal public fund-raising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time, and (iii) using a legitimate form to disguise the unlawful purpose.

To further clarify the criminal charges and punishments relating to illegal public fund-raising, the Supreme People’s Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fund-Raising, or the Illegal Fund-Raising Judicial Interpretations, which came into force in January 2011. The Illegal Fund-Raising Judicial Interpretations provide that a public fund-raising will constitute a criminal offense related to “illegally soliciting deposits from the public” under the PRC Criminal Law, if it meets all the following four criteria: (i) the fund-raising has not been approved by the relevant authorities or is concealed under the guise of legitimate acts; (ii) the fund-raising employs general solicitation or advertising such as social media, promotion meetings, leafleting and short message service, or SMS, advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, property in kind and other forms; and (iv) the fund-raising targets the general public as opposed to specific individuals. Pursuant to the Illegal Fund-Raising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities, if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000, (ii) with over 150 fund-raising targets involved, or (iii) with the direct economic loss caused to fund-raising targets exceeding RMB500,000, or (iv) the illegal fund-raising activities have caused baneful influences to the public or have led to other severe consequences. An individual offender is also subject to criminal liabilities but with lower thresholds. In addition, an individual or an entity who has aided in illegal fund-raising from the general public and charges fees, including but not limited to agent fees, rewards, rebates and commission, would constitute an accomplice of the crime of illegal fund-raising. In accordance with the Opinions of the Supreme People’s Court, the Supreme People’s Procurator and the Ministry of Public Security on Several Issues concerning the application of Law in the Illegal Fund-Raising Criminal Cases, administrative proceedings for determining the nature of illegal fund-raising activities is not a prerequisite procedure for the initiation of criminal proceeding concerning the crime of illegal fund-raising, and the administrative departments’ failure in determining the nature of illegal fund-raising activities does not affect the investigation, prosecution and trial of cases concerning the crime of illegal fund-raising.

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated the list of the non-financial institutions with anti-money laundering obligations.

The Internet Finance Guidelines jointly released by ten PRC regulatory agencies in July 2015, purport, among other things, to require Internet finance service providers to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of Internet finance service providers.

We have implemented various policies and procedures, such as internal controls and “know-your-customer” procedures, for anti-money laundering purposes. However, as the implementing rules of the Internet Finance Guidelines have not been published, there is uncertainty as to how the anti-money laundering requirements in the Guidelines will be interpreted and implemented, and whether online consumer finance service providers like us must abide by the rules and procedures set forth in the PRC Anti-money Laundering Law that are applicable to non-financial institutions with anti-money laundering obligations. We cannot assure you that our existing anti-money laundering policies and procedures will be deemed to be in full compliance with any anti-money laundering laws and regulations.

Regulations Related to Intellectual Property Rights

The Standing Committee of the National People’s Congress, or the SCNPC, the State Council and the National Copyright Administration, or the NCAC, have promulgated various rules and regulations relating to the protection of software in China, including without limitation the PRC Copyright Law, adopted in 1997 and revised in 2001, 2010 respectively, with its implementation rules adopted in 1991 and revised in 2002, 2011 and 2013 respectively, and the Regulations for the Protection of Computer Software as promulgated on January 30, 2013. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with the NCAC or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process to enjoy the better protections afforded to registered software rights.

The PRC Trademark Law, adopted in 1982 and revised in 1993, 2001 and 2013 respectively, with its implementation rules adopted in 2002 and revised in 2014, protects registered trademarks. The PRC Trademark Office of the State Administration for Industry and Commerce, or the SAIC, handles trademark registrations and grants a protection term of ten years to registered trademarks.

The MIIT amended its Administrative Measures on China Internet Domain Names in 2004. According to these measures, the MIIT is in charge of the overall administration of domain names in China. The registration of domain names in PRC is on a “first-apply-first-registration” basis. A domain name applicant will become the domain name holder upon the completion of the application procedure.

Regulations Related to Employment

On June 29, 2007, the SCNPC, adopted the Labor Contract Law, or LCL, which became effective as of January 1, 2008 and was revised in 2012. The LCL requires employers to enter into written contracts with their employees, restricts the use of temporary workers and aims to give employees long-term job security.

Pursuant to the LCL, employment contracts lawfully concluded prior to the implementation of the LCL and continuing as of the date of its implementation will continue to be performed. Where an employment relationship was established prior to the implementation of the LCL but no written employment contract was concluded, a contract must be concluded within one month after the LCL’s implementation.

According to the Social Insurance Law promulgated by SCNPC and effective from July 1, 2011, the Regulation of Insurance for Work-Related Injury, the Provisional Measures on Insurance for Maternity of Employees, Regulation of Unemployment Insurance, the Decision of the State Council on Setting Up Basic Medical Insurance System for Staff Members and Workers in Cities and Towns, the Interim Regulation on the Collection and Payment of Social Insurance Premiums and the Interim Provisions on Registration of Social Insurance, an employer is required to contribute the social insurance for its employees in the PRC, including the basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance and injury insurance. Under the Regulations on the Administration of Housing Funds, promulgated by the State Council on April 3, 1999 and as amended on March 24, 2002, an employer is required to make contributions to a housing fund for its employees.

Regulations Related to Foreign Exchange

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both the Circular of the State Administration of Foreign Exchange on Issues Relating to the Improvement of Business Operations with Respect to the Administration of

Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142 and the Circular of the State Administration of Foreign Exchange on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36 on June 1, 2015. Circular 19 allows all foreign-invested enterprises established in the PRC to use their foreign exchange capitals to make equity investment and removes certain other restrictions had been provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective in June 2016, which reiterates some of the rules set forth in Circular 19, but Compared to Circular 19, Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange are not restricted from extending loans to related parties or repaying the inter-company loans (including advances by third parties). However, there exist substantial uncertainties with respect to the interpretation and implementation in practice with respect to the Circular 16. Circular 19 or Circular 16 may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions or loans to our PRC subsidiaries and any violations of these circulars could result in severe monetary or other penalties.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the Circular of the State Administration of Foreign Exchange on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations Related to Stock Incentive Plans

SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

We have adopted a 2016 Equity Incentive Plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See “Management — Share Incentive Plans.” After this offering, we plan to advise the recipients of awards under our 2016 Equity Incentive Plan to handle foreign exchange matters in accordance with the Stock Option Rules. However, we cannot assure you that they can successfully register with SAFE in full compliance with the Stock Option Rules. Any failure to complete their registration pursuant to the Stock Option Rules and other foreign exchange requirements may subject these PRC individuals to fines and legal or administrative sanctions, and may also limit our ability to contribute additional capital to our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to us or otherwise materially adversely affect our business.

Regulations Related to Dividend Distribution

Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from Ganzhou Qufenqi, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign holding companies include the Foreign Investment Enterprise Law, issued in 1986 and amended in 2000 and 2016, and the Implementation Rules under the Foreign Investment Enterprise Law, issued in 1990 and amended in 2001 and 2014 respectively. Under these regulations, foreign investment enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in the PRC are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. A

PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Related to Taxation

Enterprise Income Tax

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law, and in December 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, or the Implementing Rules, both of which became effective on January 1, 2008. The Enterprise Income Tax Law (i) reduces the top rate of enterprise income tax from 33% to a uniform 25% rate applicable to both foreign-invested enterprises and domestic enterprises and eliminates many of the preferential tax policies afforded to foreign investors, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules and (iii) introduces new tax incentives, subject to various qualification criteria.

The Enterprise Income Tax Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounts and properties of an enterprise. If an enterprise organized under the laws of jurisdiction outside China is considered a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, it would be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. Second, a 10% withholding tax would be imposed on dividends it pays to its non-PRC enterprise shareholders and with respect to gains derived by its non-PRC enterprise shareholders from transfer of its shares.

According to the Enterprise Income Tax Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, which was issued on January 29, 2008 and supplemented and revised on February 29, 2008, and the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, which became effective on December 8, 2006 and applies to income derived in any year of assessment commencing on or after April 1, 2007 in Hong Kong and in any year commencing on or after January 1, 2007 in the PRC, such withholding tax rate may be lowered to 5% if a Hong Kong enterprise is deemed the beneficial owner of any dividend paid by a PRC subsidiary by PRC tax authorities and holds at least 25% of the equity interest in that particular PRC subsidiary at all times within the 12-month period immediately before distribution of the dividends. Furthermore, the State Administration of Taxation promulgated the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties in October 2009, which stipulates that non-resident enterprises that cannot provide valid supporting documents as “beneficial owners” may not be approved to enjoy tax treaty benefits. Specifically, it expressly excludes an agent or a “conduit company” from being considered as a “beneficial owner” and a “beneficial owner” analysis is required to be conducted on a case-by-case basis following the “substance-over-the-form” principle.

Value-Added Tax and Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the VATS, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

Regulations Related to M&A and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the SAT, the SAIC, the China Securities Regulatory Commission, or CSRC, and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that (i) PRC entities or individuals obtain MOFCOM approval before they establish or control a SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains MOFCOM’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval before it lists overseas.

The Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Lenders, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Lenders, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our directors and executive officers upon closing of this offering.

Name	Age	Position/Title
Min Luo	34	Chairman and chief executive officer
Chao Zhu	36	Director
Li Du	36	Director
Shilei Li	32	Director
Yi Cao	32	Director
Tianyu Zhu	39	Director
Lianzhu Lv	32	Director and head of user experience department
Yifan Li**	50	Independent director appointee
Rocky Ta-Chen Lee**	44	Independent director appointee
Carl Yeung	37	Chief financial officer

** Has accepted appointment as our independent director, effective upon completion of this offering.

Mr. Min Luo is our founder, chairman of our board of directors, and, since the inception of our company in 2014, has served as our chief executive officer. Prior to founding our company, Mr. Luo served as a vice president of marketing of OkBuy.com, an online marketplace for apparel and shoe products in China, from 2010 to 2013. Mr. Luo was a founder and chief executive officer of Jiyiri.com, an online birthday-related service provider, from 2007 to 2009, and a co-founder of dipian.com, an online social platform for college students, from 2006 to 2007. Mr. Luo received a bachelor’s degree in telecommunication engineering from Jiangxi Normal University in 2004.

Mr. Chao Zhu has been a director of our company since November 2015. He has been a director and later, a senior director of the strategic investment division of Ant Financial since 2014. From 2006 to 2014, he served in the investment banking department of China International Capital Corporation Ltd., an investment bank listed on the Hong Kong Stock Exchange, as an associate, vice president and executive director. Mr. Zhu received a bachelor’s degree in economics from Fudan University in 2002 and a master’s degree in economics from Fudan University in 2006.

Mr. Li Du has been a director of our company since February 2016. Mr. Du has been an executive director and general manager of Beijing Phoenix Wealth Holding Co., Ltd. since 2014. He has also served as the chairman of the board of directors of Guosheng Financial Holding Inc., a financial holding company listed on the Shenzhen Stock Exchange, and its subsidiary, Golden Sun Securities Co., Ltd., a securities company in China since 2016. In addition, Mr. Du has served as the chairman of the board of directors of Guangzhou Tech-Long Wrapping Machinery Inc. since 2016. Mr. Du received a master’s degree in finance from Peking University in 2008.

Mr. Shilei Li has been a director of our company since March 2017. Mr. Li has been the chairman of Beijing Jirui Capital Management Co., Ltd., an asset management company, since 2015. From 2007 to 2015, Mr. Li served as director of investing at Zhongguancun Xingye (Beijing) Investment Management Co., Ltd., which is an asset management company. Mr. Li received a bachelor’s degree in financial management from Jilin University in 2005 and a master’s degree in software engineering from Beijing Institute of Technology in 2007.

Mr. Yi Cao has been a director of our company since February 2016. Mr. Cao is the founding partner of Source Code Capital since its inception in 2014. Prior to founding Source Code Capital, Mr. Cao was a vice president at Sequoia Capital Advisory Consulting (Beijing) Co., Ltd. from 2009 to 2014. From 2007 to 2008,

Mr. Cao worked as an investment manager at Ceyuan Investment Consulting (Beijing) Co., Ltd. From 2006 to 2007, he worked as an analyst at C2 Capital Group, Inc. Mr. Cao received a bachelor’s degree in computer science from Tsinghua University in 2006.

Mr. Tianyu Zhu has been a director of our company since February 2016. Mr. Zhu is a partner at BlueRun Ventures China, which he joined in 2009. Prior to joining BlueRun Ventures China, Mr. Zhu worked at Baidu and Netease and was primarily engaged in strategic investment and business development. Mr. Zhu received a bachelor’s degree in international finance from Shanghai Jiao Tong University in 1999.

Mr. Lianzhu Lv has been our director since November 2015 and has served as the head of our user experience department since 2014. From 2010 to 2013, Mr. Lv served as a product design manager at OkBuy.com, an online marketplace for apparel and shoe products in China. From 2008 to 2009, he worked as a user interface designer of Jiyiri.com, an online birthday-related service provider in China. From 2005 to 2008, he worked as a supervisor of the mobile department of 95 Online Information Technology Co., Ltd. Mr. Lv graduated from Cangzhou Technical College with a major in computer application in 2005.

Mr. Yifan Li will serve as our independent director upon completion of this offering. Mr. Li has served as a board director and a vice president of Geely Holding Group Co., Ltd., an automotive manufacturing company, since October 2014. From May 2014 to September 2014, he was vice president and international chief financial officer of Sanpower Group Co., Ltd., a company in the technology and modern service industries. From December 2010 to February 2014, he served as vice president and chief financial officer of China Zenix Auto International Co., Ltd., a manufacturer of commercial vehicle wheels listed on the NYSE. Mr. Li is also currently a director and a member of the audit committee for a number of companies, including Xinyuan Real Estate Co., Ltd., a real estate developer listed on the NYSE, Shanghai International Port (Group) Co., Ltd., a port management company listed on the Shanghai Stock Exchange, Heilongjiang Interchina Water Co., Ltd., a water supply and treatment company listed on the Shanghai Stock Exchange, and Huaxin Securities Co., Ltd., a securities company in China. Mr. Li received his MBA from the University of Chicago Booth School of Business in 2000, his master’s degree in accounting from University of Texas at Dallas in 1994, and his bachelor’s degree in economics from Fudan University in 1989. Mr. Li is a Certified Public Accountant in the United States and a Chartered Global Management Accountant. His business address is Room 815, 1760 Jiangling Road, Binjiang District, Hangzhou, Zhejiang, PRC, 310051.

Mr. Rocky Ta-Chen Lee will serve as our independent director upon completion of this offering. Mr. Lee has served as an international partner and head of the U.S. corporate practice of King & Wood Mallesons since January 2017. From June 2010 to December 2016, Mr. Lee served as the Asia managing partner and head of Greater China corporate practice of Cadwalader, Wickersham & Taft LLP. From January 2006 to May 2010, Mr. Lee served as a partner of DLA Piper UK LLP. Mr. Lee received a Juris Doctorate degree from University of California, Los Angeles and a bachelor’s degree in arts in legal studies from University of California Berkeley. His business address is 40/F, Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhonglu, Chaoyang District, Beijing, China.

Mr. Carl Yeung has served as our chief financial officer since October 2016. Mr. Yeung also currently serves as a director of Bumps to Babes Limited, a baby and maternity retail store chain in Hong Kong. Prior to joining our company, Mr. Yeung was a co-founder of Bababaobei Ecommerce Limited, a baby and maternity cross-border e-commerce platform in China since 2015. From 2013 to 2016, Mr. Yeung served as a chief financial officer and a chief strategy officer of BAIOO Family Interactive Limited, a children’s web game developer in China listed on the Hong Kong Stock Exchange. From 2010 to 2013, he served as the chief financial officer of Sky-Mobi Limited, a leading mobile app platform in China previously listed on NASDAQ, and he was a director of Sky-Mobi Limited from 2013 to 2016. From 2006 to 2010, Mr. Yeung was the chief financial officer of ATA Inc., a computer-based testing and testing-related service provider based in China and listed on NASDAQ, and he was a director of ATA Inc. from 2006 to 2008. From 2008 to 2010, Mr. Yeung also served as an independent non-executive director of China Natural Gas, Inc., an energy company in China previously listed on NASDAQ. From 2002 to 2006, Mr. Yeung worked as an analyst and later on as an associate at Merrill Lynch (Asia Pacific) Limited. Mr. Yeung received his bachelor’s degree in economics with concentrations in finance and operations management from the Wharton School, University of Pennsylvania, and his bachelor’s degree in applied science with a concentration in systems engineering from the School of Engineering and Applied Sciences, University of Pennsylvania, in 2002.

Board of Directors

Our board of directors will consist of                directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract or any proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director has declared the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first considered if he knows his interest then exists, or in any other case at the first meeting of the board after he knows he is or has become so interested, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our second amended and restated memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	conducting and managing the business of our company;

•	representing our company in contracts and deals;

•	appointing attorneys for our company;

•	select senior management such as managing directors and executive directors;

•	providing employee benefits and pension;

•	managing our company’s finance and bank accounts;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	exercising any other powers conferred by the shareholders meetings or under our second amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to our second amended and restated memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term as provided in the written agreement with our company, if any. A director will cease to be a director if, among other things, the director (i) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Pursuant to our shareholder’s agreement entered into on December 9, 2016 and amended on February 27, 2017 and our amended and restated memorandum and articles of associations dated December 9, 2016 and amended on February 27, 2017, we have granted each of API (Hong Kong) Investment Limited, Phoenix Entities, Source Code Accelerate L.P. and Zhu Entities the right to elect, remove and replace one director on our board of directors, or the board representation rights. The shareholder’s agreement and the board presentation rights are expected to be terminated upon completion of this offering. We also expect to adopt our second memorandum and articles of associations upon the completion of this offering.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will initially consist of Yifan Li, Rocky Ta-Chen Lee, and Li Du. Yifan Li will be the chairperson of our audit committee. Yifan Li satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Yifan Li and Rocky Ta-Chen Lee satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Our audit committee will consist solely of independent directors within one year of this offering.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

•	selecting the independent auditor;

•	pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

•	annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

•	setting clear hiring policies for employees and former employees of the independent auditors;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and, if material, approving all related party transactions on an ongoing basis;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

•	timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, internal auditors and the independent auditor; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee will initially consist of Yifan Li, Rocky Ta-Chen Lee, and Chao Zhu. Yifan Li will be the chairperson of our compensation committee. Each of Yifan Li and Rocky Ta-Chen Lee satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual.

Our compensation committee is responsible for, among other things:

•	reviewing, evaluating and, if necessary, revising our overall compensation policies;

•	reviewing and evaluating the performance of our directors and senior officers and determining the compensation of our senior officers;

•	reviewing and approving our senior officers’ employment agreements with us;

•	setting performance targets for our senior officers with respect to our incentive compensation plan and equity-based compensation plans;

•	administering our equity-based compensation plans in accordance with the terms thereof; and such other matters that are specifically delegated to the remuneration committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will initially consist of Yifan Li, Rocky Ta-Chen Lee, and Min Luo. Rocky Ta-Chen Lee will be the chairperson of our nominating and corporate governance committee. Each of Yifan Li and Rocky Ta-Chen Lee satisfies the “independence” requirements of Section 303A of the NYSE Listed Company Manual. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Compensation of Directors and Executive Officers

In 2016, we and our subsidiaries and consolidated VIEs paid aggregate cash compensation of approximately RMB0.7 million (US$0.1 million) to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and consolidated VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

For information regarding share awards granted to our directors and executive officers, see “— Share Incentive Plans.”

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, willful misconduct or gross negligence to our detriment, or serious breach of duty of loyalty to us. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and within two years after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our business partners, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach borrowers, institutional funding partners, merchandise suppliers or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Share Incentive Plans

2014 Share Incentive Plan

In August 2014, Qufenqi Inc., the former holding company of Beijing Happy Time, adopted the 2014 Share Incentive Plan, which allows us to grant share awards of such company to our employees, officers, directors and individual consultants who render services to us. The maximum number of shares that may be issued pursuant to all awards under the 2014 plan is 20,824,447 ordinary shares of the former holding company of Beijing Happy Time. On various dates from August 2014 to December 2014, 18,373,219 share options were granted to certain of our employees and a third-party consultant at exercise prices of RMB0.0 per share, which have vesting periods of four years. On various dates in 2015, 2,449,800 share options were granted to certain of our employees at exercise prices of RMB0.0 per share, which have vesting periods of four years. The 2014 Share Incentive Plan was subsequently terminated in 2015.

2015 Share Incentive Plan

On December 26, 2015, Beijing Happy Time adopted the 2015 Share Incentive Plan, which allows us to grant equity awards of virtual shares of Tianjin Happy Share to employees, officers, directors and individual consultants. Tianjin Happy Share is a limited partnership established under the laws of PRC, which owns 5.24% of the equity interest in Beijing Happy Time as of the date of this prospectus. We divided the partnership interest in Tianjin Happy Share into 15,814,019 virtual shares and awarded the options to purchase virtual shares to grantees of the 2015 Share Incentive Plan, which enabled the grantees to enjoy beneficial ownership of Beijing Happy Time through their respective virtual shares in Tianjin Happy Share. On December 26, 2015, all options to purchase 15,814,019 virtual shares were issued to certain of our employees and a third-party consultant to replace the 15,814,019 share options granted to such individuals under the 2014 Share Incentive Plan. All share options granted under the 2014 Share Incentive Plan were canceled.

As of the date of this prospectus, the sole general partner of Tianjin Happy Share is Mr. Lianzhu Lv, and the limited partners are certain employees and a third party consultant.

As part of our restructuring in 2016, Tianjin Happy Share, as a shareholder of Beijing Happy Time, entered into the contractual arrangements with Ganzhou Qufenqi and Beijing Happy Time and its other shareholders, according to which Ganzhou Qufenqi will exercise effective control over Beijing Happy Time and realize substantially all of the economic risks and benefits arising from Beijing Happy Time and its subsidiaries in lieu of Tianjin Happy Share and other shareholders of Beijing Happy Time. See “Our History and Corporate Structure — Contractual Arrangements with Consolidated VIEs and Their Shareholders” for more information.

Furthermore, as part of the restructuring in 2016, Tianjin Happy Share entered into a share entrustment agreement with Qufenqi Holding Limited, pursuant to which Qufenqi Holding Limited holds 15,814,019 ordinary shares of Qudian Inc. as the nominal shareholder on behalf of Tianjin Happy Share. Qufenqi Holding Limited is entitled to exercise the voting rights as the nominal shareholder with regard to these 15,814,019 ordinary shares of Qudian Inc., while the pecuniary interests of these shares belong to Tianjin Happy Share. As such, grantees of the 2015 Share Incentive Plan enjoy the pecuniary interests of the 15,814,019 shares, representing 5.24% of the equity interest of Qudian Inc. in proportion to their relevant numbers of options to purchase virtual shares of Tianjin Happy Share.

As of December 2016, the 2015 Share Incentive Plan was terminated. In April 2017, Tianjin Happy Share and Qufenqi Holding Limited terminated the share entrustment agreement, and we canceled the 15,814,019 shares that Qufenqi Holding Limited holds on behalf of Tianjin Happy Share.

2016 Equity Incentive Plan

On December 9, 2016, Qudian Inc. adopted the 2016 Equity Incentive Plan, which allows us to grant share options, restricted shares, restricted share units and other share-based awards to our employees, directors and consultants. The maximum number of ordinary shares may be subject to equity awards pursuant to the 2016 Equity Incentive Plan is 15,814,019 initially. On January 1, 2018, and on every January 1 thereafter for eight years, the aggregate number of ordinary shares reserved and available for issuance pursuant to awards granted under the 2016 Equity Incentive Plan will be increased by 1.0% of the total number of ordinary shares outstanding on December 31 of preceding calendar year. Unless terminated earlier, the 2016 Equity Incentive Plan will terminate automatically in 2026.

Administration

The 2016 Equity Incentive Plan is administered by (i) the compensation committee, (ii) such other committee of the board to which the board delegates the power to administer the 2016 Equity Incentive Plan or (iii) the board. The administrator will determine the provisions and terms and conditions of each equity award.

Change in Control

In the event of a change in control, the administrator may provide for acceleration of equity awards, purchase of equity awards from holders or replacement of equity awards.

Term

Unless terminated earlier, the 2016 Equity Incentive Plan will continue in effect for a term of ten years from the date of its adoption.

Award Agreements

Generally, equity awards granted under the 2016 Equity Incentive Plan are evidenced by an award agreement providing for the number of ordinary shares subject to the award, and the terms and conditions of the award, which must be consistent with the 2016 Equity Incentive Plan.

Vesting Schedule

The administrator determines the vesting schedule of each equity award granted under the 2016 Equity Incentive Plan, which vesting schedule will be set forth in the award agreement for such equity award.

Amendment and Termination

The board of directors may at any time amend or terminate the 2016 Equity Incentive Plan, subject to certain exceptions.

Granted Options

In December 2016, we granted 15,299,019 options to purchase our ordinary shares to certain of our employees and a third-party consultant. As of December 31, 2016, 5,850,808 options were fully vested, and 9,448,211 options were subject to the applicable vesting schedules. In May 2017, we granted 494,904 options to purchase our ordinary shares to certain of our employees, and such options were subject to the applicable vesting schedules. In August 2017, we granted 200,000 options to purchase our ordinary shares to our independent director appointees and certain of our employees, and such options were subject to the applicable vesting schedules. Certain options previously granted were subsequently cancelled. As of the date of the prospectus, there were (i) 13,865,219 ordinary shares issued to Ark Trust pursuant to our 2016 Equity Incentive Plan, of which there were 8,286,412 ordinary shares underlying vested options held by Ark Trust and 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding held by Ark Trust, (ii) 1,504,854 ordinary shares issuable upon the exercise of outstanding options and (iii) 443,946 ordinary shares reserved for future issuance.

The table below summarizes, as of the date of this prospectus, the options we have granted to our directors and executive officers.

Name	Position	Ordinary Shares Underlying Options Awarded	Option Exercise Price	Grant Date	Option Expiration Date
Lianzhu Lv	Director	5,695,219	RMB0.0	December 30, 2016	December 8, 2026
Yifan Li**	Independent director appointee	*	RMB0.0	August 20, 2017	December 8, 2026
Rocky Ta-Chen Lee**	Independent director appointee	*	RMB0.0	August 20, 2017	December 8, 2026
Carl Yeung	CFO	*	RMB0.0	December 9, 2016	December 8, 2026

*	Less than 1% of our outstanding shares, assuming conversion of our preferred shares into ordinary shares.
**	Each of Yifan Li and Rocky Ta-Chen Lee has accepted as our independent director, effective upon completion of this offering.

Equity Incentive Trust

The Qudian Inc. Equity Incentive Trust, or the Equity Incentive Trust, is a trust established by a deed dated December 30, 2016 between us and Ark Trust (Hong Kong) Limited, or Ark Trust, as trustee of the Equity Incentive Trust, through which our ordinary shares, dividends and other rights and interests under awards granted pursuant to our equity incentive plans may be provided to certain of recipients of equity awards granted pursuant to our share incentive plans. As of the date of this prospectus, all participants in the Equity Incentive Trust are our employees.

Participants in the Equity Incentive Trust transfer their equity awards to Ark Trust to be held for their benefit. Upon satisfaction of vesting conditions and request by grant recipients, Ark Trust will exercise the equity awards and transfer the relevant ordinary shares, dividends and other rights and interest under the equity awards to the relevant grant recipients.

In April 2017, we directly issued 13,865,219 ordinary shares pursuant to our 2016 Equity Incentive Plan to Ark Trust in its capacity as trustee of the Equity Incentive Trust. As of the date of this prospectus, 5,578,807 of such ordinary shares are underlying shares of unvested options, and such shares are deemed not outstanding. The trust deed provides that Ark Trust shall not exercise the voting rights attached to such ordinary shares unless otherwise directed by the plan administrator, which is our board of directors as of the date of this prospectus, or its authorized representative.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially 5.0% or more of our ordinary shares.

The total number of ordinary shares outstanding as of the date of this prospectus is 294,238,070, assuming conversion of all convertible redeemable preferred shares into ordinary shares and excluding 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding and held by Ark Trust in its capacity as trustee of the Equity Incentive Trust.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security.

The total number of ordinary shares outstanding after completion of this offering will be             , comprising                  Class A ordinary shares and 63,491,172 Class B ordinary shares, which is based upon (i) the designation of all ordinary shares beneficially owned by Mr. Min Luo, our founder, chairman of the board and chief executive officer, into 63,491,172 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all our outstanding convertible redeemable preferred shares into 230,746,898 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (iii)                ordinary shares issued in connection with this offering (assuming the underwriters do not exercise their option to purchase additional ADSs), but excludes 5,578,807 ordinary shares issued but deemed to be not outstanding, 1,504,854 ordinary shares issuable upon the exercise of outstanding share options and 443,946 ordinary shares reserved for future issuance under our share incentive plans. Upon the completion of this offering, ordinary shares issued but deemed to be not outstanding will be designated into 5,578,807 Class A ordinary shares. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	Percent	Class A ordinary shares	Class B ordinary shares	Percentage of total ordinary shares on an as-converted basis	Percentage of aggregate voting power**
Directors and Executive Officers:
Min Luo(1)	63,491,172	21.6
Chao Zhu	—	—
Li Du(2)	58,072,514	19.7
Shilei Li	—	—
Yi Cao(3)	47,468,941	16.1
Tianyu Zhu(4)	21,241,715	7.2
Lianzhu Lv(5)	4,271,412	1.5
Yifan Li***	—	—
Rocky Ta-Chen Lee***	—	—
Carl Yeung	*	*

Directors and Executive Officers as a Group	194,733,254	66.1

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	Percent	Class A ordinary shares	Class B ordinary shares	Percentage of total ordinary shares on an as-converted basis	Percentage of aggregate voting power**
Principal Shareholders
Qufenqi Holding Limited(1)	63,491,172	21.6
Phoenix Entities(6)	58,072,514	19.7
Kunlun Group Limited(7)	57,956,607	19.7
Source Code Accelerate L.P.(8)	47,468,941	16.1
API (Hong Kong) Investment Limited(9)	37,720,709	12.8
Zhu Entities(10)	21,241,715	7.2

*	Beneficially owns less than 1% of our outstanding shares.
**	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
***	Each of Yifan Li and Rocky Ta-Chen Lee has accepted their appointment to be an independent director of our company, effective upon completion of this offering.
(1)	Represents 63,491,172 ordinary shares held by Qufenqi Holding Limited, a limited liability company established in the British Virgin Islands. All such ordinary shares will be designated into Class B ordinary shares on a one-for-one-basis upon the completion of this offering. Qufenqi Holding Limited is indirectly wholly owned by a trust of which Mr. Min Luo and his wife are the beneficiaries. Mr. Min Luo is our founder, chairman of the board and chief executive officer. The registered address of Qufenqi Holding Limited is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.
(2)	Represents (i) 42,984,230 Class A ordinary shares upon conversion of 42,984,230 Series C-5 preferred shares held by Phoenix Auspicious FinTech Investment L.P.; and (ii) 15,088,284 Class A ordinary shares upon conversion of 15,088,284 Series C-5 preferred shares held by Wa Sung Investment limited. Phoenix Auspicious FinTech Investment L.P. and Wa Sung Investment Limited are collectively referred to in this prospectus as the Phoenix Entities. For a description of the beneficial ownership of our Class A ordinary shares held by the Phoenix Entities, see footnote 6 below. Mr. Du disclaims beneficial ownership of our Class A ordinary shares held by the Phoenix Entities, except to the extent of his pecuniary interest in these shares.
(3)	Represents 4,779,796 Class A ordinary shares upon conversion of 4,779,796 Series A-2 preferred shares, 31,865,304 Class A ordinary shares upon conversion of 31,865,304 Series B-3 preferred shares and 10,823,841 Class A ordinary shares upon conversion of 10,823,841 Series C-4 preferred shares held by Source Code Accelerate L.P. For a description of the beneficial ownership of our Class A ordinary shares held by Source Code Accelerate L.P., see footnote 8 below. Mr. Cao disclaims beneficial ownership of our Class A ordinary shares held by Source Code Accelerate L.P., except to the extent of his pecuniary interest in these shares.
(4)

Represents (i) 247,818 Class A ordinary shares upon conversion of 247,818 Series A-1 preferred shares, 495,636 Class A ordinary shares upon conversion of 495,636 Series B-2 preferred shares and 1,268,317 Class A ordinary shares upon conversion of 1,268,317 Series C-3 preferred shares held by Joyful Bliss Limited; and (ii) 2,368,823 Class A ordinary shares upon conversion of 2,368,823 Series A-1 preferred shares, 4,737,645 Class A ordinary shares upon conversion of 4,737,645 Series B-2 preferred shares and 12,123,476 Class A ordinary shares upon conversion of 12,123,476 Series C-3 preferred shares held by Ever

Bliss Fund, L.P. Joyful Bliss Limited and Ever Bliss Fund, L.P. are collectively referred to in this prospectus as the Zhu Entities. For a description of the beneficial ownership of our Class A ordinary shares held by the Zhu Entities, see footnote 10 below. Mr. Zhu disclaims beneficial ownership of our Class A ordinary shares held by the Zhu Entities, except to the extent of his pecuniary interest in these shares.
(5)	Mr. Lianzhu Lv was granted 5,695,219 share options under the 2016 Equity Incentive Plan. 4,271,412 of such share options have vested or are expected to vest within 60 days from the date of this prospectus, representing 1.5% of our outstanding shares.
(6)	Represents (i) 42,984,230 Class A ordinary shares upon conversion of 42,984,230 Series C-5 preferred shares held by Phoenix Auspicious FinTech Investment L.P.; and (ii) 15,088,284 Class A ordinary shares upon conversion of 15,088,284 Series C-5 preferred shares held by Wa Sung Investment Limited. Phoenix Auspicious FinTech Investment L.P. is a limited partnership incorporated under the laws of the Cayman Islands. The general partner of Phoenix Auspicious FinTech Investment L.P. is Phoenix Wealth (Cayman) Asset Management Limited, a limited liability company incorporated under the laws of the Cayman Islands, which is controlled by Mr. Li Du. The registered address of Phoenix Auspicious FinTech Investment L.P. is P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. Wa Sung Investment Limited is a limited liability company incorporated under the laws of Hong Kong and a subsidiary of Guosheng Financial Holding Inc., or Guosheng, a public company listed on the Shenzhen Stock Exchange. Based on Guosheng’s public filings, Mr. Li Du has control over Guosheng as of the date of this prospectus. The registered address of Wa Sung Investment Limited is Unit 606, 6th Floor, Alliance Building, 133 Connaught Road Central, Hong Kong.
(7)	Represents 38,487,004 Class A ordinary shares upon conversion of 38,487,004 Series B-1 preferred shares and 19,469,603 Class A ordinary shares upon conversion of 19,469,603 Series C-2 preferred shares held by Kunlun Group Limited, a limited liability company incorporated under the laws of Hong Kong, which is wholly owned by Beijing Kunlun Tech Co., Ltd., or Kunlun, a public company listed on the Shenzhen Stock Exchange. The registered address of Kunlun Group Limited is Unit 204, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong.
(8)	Represents 4,779,796 Class A ordinary shares upon conversion of 4,779,796 Series A-2 preferred shares, 31,865,304 Class A ordinary shares upon conversion of 31,865,304 Series B-3 preferred shares and 10,823,841 Class A ordinary shares upon conversion of 10,823,841 Series C-4 preferred shares held by Source Code Accelerate L.P., a limited partnership incorporated under the laws of the Cayman Islands. The general partner of Source Code Accelerate L.P. is Source Code Investment Mercury Co., which is indirectly controlled by Mr. Yi Cao. The registered address of Source Code Accelerate L.P. and Source Code Investment Mercury Co. are Harneys Services (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, George Town, P. O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.
(9)	Represents 37,720,709 Class A ordinary shares upon conversion of 37,720,709 Series C-1 preferred shares held by API (Hong Kong) Investment Limited, a limited liability company incorporated under the laws of Hong Kong. API (Hong Kong) Investment Limited is wholly owned by Ant Financial. The registered address of API (Hong Kong) Investment Limited is 26/F, Tower One, Times Square, 1 Matheson ST, Causeway Bay, Hong Kong.
(10)	Represents 19,229,944 Class A ordinary shares held by Ever Bliss Fund, L.P. and 2,011,771 Class A ordinary shares held by Joyful Bliss Limited issuable upon the conversion of all Series A-1, Series B-2 and Series C-3 preferred shares held by such shareholders. Ever Bliss Fund, L.P. is a limited partnership incorporated under the laws of the Cayman Islands with its registered office at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Joyful Bliss Limited is a limited liability company incorporated under the laws of Hong Kong with its registered office at RM 1501, 15/F SPA CTR 53-55, Lockhart Rd Wanchai, Hong Kong. Each of Ever Bliss Fund, L.P. and Joyful Bliss Limited is ultimately controlled by Mr. Tianyu Zhu.

As of the date of this prospectus, none of our outstanding ordinary shares or convertible redeemable preferred shares is held by record holders in the United States. We are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Transactions and Agreements with Ant Financial

We have established a strategic partnership with Ant Financial, one of our principal shareholders, and have in-depth cooperation in multiple areas of our business. For additional information as to our strategic partnership with Ant Financial, see “Business — Our Partnership with Ant Financial.”

We incurred nil, RMB8.2 million, RMB41.2 million (US$6.1 million) and RMB50.4 million (US$7.4 million) of payment processing and settlement fees to Alipay in the period from April 9, 2014 through December 31, 2014, 2015, 2016 and the six months ended June 30, 2017, respectively.

We incurred RMB6.2 million (US$0.9 million) and RMB11.3 million (US$1.7 million) of fees related to credit analysis information provided by Zhima Credit in 2016 and the six months ended June 30, 2017, respectively. No such fees were paid in the period from April 9, 2014 through December 31, 2014 or in 2015. For more information regarding credit service provided by Zhima Credit, see “Business — Our Partnership with Ant Financial — Credit Service.”

We incurred RMB36.1 million (US$5.3 million) and RMB15.1 million (US$2.2 million) of borrower engagement fees to Zhima Credit in 2016 and the six months ended June 30, 2017, respectively. We incurred RMB60.4 million (US$8.9 million) of borrower engagement fees to Alipay in the six months ended June 30, 2017. No such fees were paid in the period from April 9, 2014 through December 31, 2014 or in 2015. For more information regarding borrower engagement through different channels on the Alipay consumer interface, see “Business — Our Partnership with Ant Financial — Borrower Engagement.”

Amounts due from Alipay were nil, RMB33.8 million, RMB404.6 million (US$59.7 million) and RMB473.2 million (US$69.8 million) as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively. These are amounts deposited in our Alipay accounts and are unrestricted as to withdrawal and use and readily available to us on demand. We use our Alipay accounts to disburse credit to and collect repayments from borrowers.

Amounts due to Zhima Credit were RMB19.6 million (US$2.9 million) and RMB13.1 million (US$1.9 million) as of December 31, 2016 and June 30, 2017, respectively. Such amounts represent fees related to credit analysis information and borrower engagement fees payable to Zhima Credit. Amount due to Alipay was RMB60.4 million (US$8.9 million) as of June 30, 2017. Such amount represents borrower engagement fees payable to Alipay.

Transaction with Mr. Min Luo

As of December 31, 2014 and 2015, we had amounts due to Mr. Min Luo of RMB102.3 million and RMB145.5 million, respectively. Such amounts represented non-interest bearing financing that Beijing Happy Time received from Mr. Min Luo. Amounts due to Mr. Min Luo were settled in 2016.

Transaction with Guosheng

Guosheng Financial Holding Inc., or Guosheng, is controlled by our director Mr. Li Du. Guosheng has invested in one of our trusts, and such investments are recognized as borrowings by us. As of June 30, 2017, amount due to Guosheng was RMB734.7 million (US$108.4 million), of which RMB720.0 million (US$106.2 million) was principal and RMB14.7 million (US$2.2 million) was interest payable.

Transactions with Certain Other Members of Our Key Management and Their Immediate Families

Besides our transactions with Mr. Min Luo and Guosheng, we have engaged in transactions with certain other members of our key management and their immediate families, none of whom are our executive officers or directors.

As of December 31, 2014, 2015 and 2016 and June 30, 2017, we had amounts due from our key management and their immediate families of RMB2.1 million, RMB2.8 million, RMB1.3 million (US$0.2 million) and RMB1.0 million (US$0.1 million), respectively. Such amounts represented (i) principal and financing service fee receivables from certain of our key management and their immediate families who utilized our credit products and (ii) advances to certain of our key management in connection with our daily operations, such as use by the relevant employees to purchase domain names that were subsequently transferred to us.

Transactions with the Former Holding Companies of Beijing Happy Time

As of December 31, 2015, we had amounts due to Qufenqi Inc., a former holding company of Beijing Happy Time, and Qufenqi (HK) Limited, a former holding company of Ganzhou Qufenqi, of RMB368.3 million and RMB1,092.3 million, respectively. As of December 31, 2016, we had amounts due to Qufenqi Inc. of RMB0.9 million (US$0.1 million). Such amounts were settled in April 2017. Of the amounts due to Qufenqi (HK) Limited, RMB838.4 million represented the consideration paid by Beijing Happy Time to acquire Qufenqi Beijing in connection with our restructuring in 2015. The amount due to Qufenqi Inc. and the remainder amount due to Qufenqi (HK) Limited represented non-interest bearing financing that Beijing Happy Time and its subsidiaries received from Qufenqi Inc. and Qufenqi (HK) Limited. Amounts due to Qufenqi (HK) Limited were settled in 2016.

As of December 31, 2016 and June 30, 2017, we had amounts due from Qufenqi Inc. of RMB180.0 million (US$26.6 million) and RMB5,108 (US$753). Such amounts primarily consisted of a financing commitment from a shareholder to acquire equity interests in Qufenqi Inc., which has not been consummated. We have substantially settled such amounts in April 2017.

Contractual Arrangements with Our VIEs and Their Shareholders

PRC laws and regulations currently restrict foreign ownership and foreign investment in VATS in China. As a result, we operate our relevant business through contractual arrangements among Ganzhou Qufenqi, our wholly-owned PRC subsidiary, Beijing Happy Time, our consolidated VIE, and the shareholders of Beijing Happy Time. We established three new consolidated VIEs, Ganzhou Qudian, Hunan Qudian and Xiamen Qudian, in 2017. Ganzhou Qufenqi has entered into a series of contractual arrangements with each new consolidated VIE and its shareholders. For a description of these contractual arrangements, see “Our History and Corporate Structure — Contractual Arrangements with Consolidated VIEs and Their Shareholders.”

Private Placements

See “Description of Share Capital — History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital — Registration Rights.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentive Plans

See “Management — Share Incentive Plans.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$80,000 divided into 577,539,514 ordinary shares of nominal or par value of US$0.0001 each, 2,616,641 Series A-1 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 4,779,796 Series A-2 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 38,487,004 Series B-1 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 5,233,281 Series B-2 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 31,865,304 Series B-3 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 37,720,709 Series C-1 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 19,469,603 Series C-2 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 13,391,793 Series C-3 convertible redeemable preferred shares of nominal or par value of US$0.0001 each, 10,823,841 Series C-4 convertible redeemable preferred shares of nominal or par value of US$0.0001 each and 58,072,514 Series C-5 convertible redeemable preferred shares of nominal or par value of US$0.0001 each.

As of the date of this prospectus, there were 71,965,084 ordinary shares and 222,460,486 convertible redeemable preferred shares issued and outstanding, excluding 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding and held by Ark Trust in its capacity as trustee of the Equity Incentive Trust.

Upon the closing of this offering, we will have              Class A ordinary shares and 63,491,172 Class B ordinary shares issued and outstanding (or              Class A ordinary shares if the underwriters exercise in full the over-allotment option), excluding 5,578,807 Class A ordinary shares issued but deemed to be not outstanding, 1,504,854 Class A ordinary shares issuable upon the exercise of outstanding options and 443,946 ordinary Class A shares reserved for future issuance under our share incentive plan as of the closing of this offering. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Class A ordinary shares to be issued in the offering will be issued as fully paid. Our authorized share capital post-offering will be US$80,000 divided into 656,508,828 Class A ordinary shares with a par value of US$0.0001 each, 63,491,172 Class B ordinary shares with a par value of US$0.0001 each and 80,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as our board of directors may determine in accordance with the second amended and restated memorandum and articles of association.

Our second amended and restated memorandum and articles of association will become effective immediately prior to completion of this offering. The following are summaries of material provisions of our second amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our Class A and Class B ordinary shares.

Ordinary Shares

General. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our second amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the nominal value of the total issued voting shares of our company present in person or by proxy. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our second amended and restated memorandum and articles of association.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares. Subject to the restrictions contained in our second amended and restated articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Law and our second amended and restated articles of association permit us to purchase our own shares. In accordance with our second amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for and throughout a meeting of shareholders consists of at least one shareholder entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third of all voting power of our share capital in issue.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

However, no alteration contemplated above, or otherwise, may be made to the par value of the Class A ordinary shares or Class B ordinary shares unless an identical alteration is made to the par value of the Class B ordinary shares and Class A ordinary shares, as the case may be.

We may by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the NYSE rules in lieu of following home country practice after the closing of this offering. The NYSE rules require that every company listed on the NYSE hold an annual general meeting of shareholders. In addition, our second amended and restated articles of association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our second amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our second amended and restated articles of association allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our second amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law and our second amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

None of transactions set forth below involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following transactions was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Securities Issuances by Qufenqi Inc., a Former Holding Company of Beijing Happy Time

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Issue Price Per Preferred Share in U.S. Dollars		Fair Value Per Preferred Share in U.S. Dollars(1)		Underwriting Discount and Commission
Maricorp Services Ltd.	April 17, 2014	1 ordinary share(2)	0.0001	Not applicable		Not applicable		Not applicable
Qufenqi Holding Limited	August 29, 2014	64,990,000 ordinary shares	6,499	Not applicable		Not applicable		Not applicable
BRV Lotus Fund 2012, L.P.(3)	August 29, 2014	25,000,000 Series A-1 preference shares(4)	2,000,000	0.08		0.16		Not applicable
BRV Lotus Fund 2012, L.P.(3)	August 29, 2014	4,166,667 Series A-2 preference shares(5)	1,000,000	0.24		0.31		Not applicable
BRV Lotus Fund 2012, L.P.(3)	August 29, 2014	1,666,667 Series A-2 preference shares	500,000	0.30		0.31		Not applicable
Cornerstone Venture Limited(6)	August 29, 2014	10,000,000 Series A-2 preference shares	3,000,000	0.30		0.31		Not applicable
Golden Summit International Ltd.	August 29, 2014	3,333,333 Series A-2 preference shares	1,000,000	0.30		0.31		Not applicable
BRV Lotus Fund 2012, L.P.(3)	June 4, 2015	3,227,294 Series B preference shares	3,500,000	1.08		1.29		Not applicable
BRV Aster Fund I, L.P.(3)	June 4, 2015	3,227,294 Series B preference shares	3,500,000	1.08		1.29		Not applicable
Source Code QFQ Linkage L.P.(6)	June 4, 2015	18,441,678 Series B preference shares	20,000,000	1.08		1.29		Not applicable
Koram Games Limited(7)	June 4, 2015	38,726,595 Series B preference shares	50,000,000	1.29		1.29		Not applicable
API (Hong Kong) Investment Limited	September 30, 2015	37,720,709 Series C-1 preference shares	54,708,478	1.45	(8)	3.38	(9)	Not applicable
Koram Games Limited(7)	September 30, 2015	10,177,042 Series C-2 preference shares	25,293,737	2.49		2.49		Not applicable

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Issue Price Per Preferred Share in U.S. Dollars	Fair Value Per Preferred Share in U.S. Dollars(1)	Underwriting Discount and Commission
SCC Lyra Venture Limited(6)	September 30, 2015	2,733,392 Series C-2 preference shares	6,793,496	2.49	2.49	Not applicable
Superb Bliss Limited(3)	September 30, 2015	4,023,542 Series C-2 preference shares	10,000,000	2.49	2.49	Not applicable
BRV Lotus Fund 2012, L.P.(3)	September 30, 2015	1,810,594 Series C-2 preference shares	4,500,000	2.49	2.49	Not applicable
BRV Aster Fund I, L.P.(3)	September 30, 2015	1,373,142 Series C-2 preference shares	3,412,768	2.49	2.49	Not applicable

(1)	Prepared by an independent valuation firm using the income approach/discounted cash flow analysis based on our projected cash flow for the sole purpose of valuation of options granted under the 2014 Share Incentive Plan and the 2015 Share Incentive Plan. Such values do not represent fair values within the meaning of the applicable accounting standards.
(2)	Such shares were transferred to Qufenqi Holding Limited on April 17, 2014, and were subsequently sub-divided into 10,000 ordinary shares on August 29, 2014.
(3)	An affiliate of Zhu Entities.
(4)	Converted from promissory notes dated April 16, 2014 and May 12, 2014, respectively, with a defined conversion price of US$0.08 per share.
(5)	Converted from a promissory note dated May 29, 2014 with a defined conversion price of US$0.24 per share.
(6)	An affiliate of Source Code Accelerate L.P.
(7)	An affiliate of Kunlun Group Limited.
(8)	The price for Series C-1 preferred shares issued to API (Hong Kong) Investment Limited on September 30, 2015 differed from the price for Series C-2 preferred shares issued on the same date primarily due to the difference in the nature of the investments. API (Hong Kong) Investment Limited is a strategic investor affiliated with Ant Financial, and we took into account the long-term value of our strategic cooperation with Ant Financial when determining the issue price for Series C-1 preferred shares. On the other hand, purchasers of Series C-2 preferred shares were financial investors and did not offer similar business opportunities.
(9)	Fair value per Series C-1 preference share differs from fair value per Series C-2 preference share primarily due to different liquidation and redemption terms of such preference shares, as a holder of Series C-1 preferred shares is entitled to receive a premium over the issue price in the event of liquidation or redemption, while no such premium is available to a holder of Series C-2 preferred shares.

Subscription of Registered Capital of Beijing Happy Time

Shareholder	Date of Issuance	Amount of Registered Capital(1)	Consideration	Underwriting Discount and Commission
		RMB	RMB
Min Luo	April 9, 2014	100,000	100,000	Not applicable
Min Luo	May 27, 2014	900,000	900,000	Not applicable
Min Luo	July 26, 2014	9,000,000	9,000,000	Not applicable
Lianzhu Lv	January 21, 2015	99,900	99,900	Not applicable
Shanghai Yunxin Venture Capital Co., Ltd.	October 27, 2015	1,782,336	1,782,336	Not applicable
Min Luo	October 27, 2015	4	4	Not applicable
Tianjin Happy Share	December 17, 2015	1,251,742	1,251,742	Not applicable
Ningbo Yuanfeng Venture Capital L.P.	December 17, 2015	3,757,355	943,823,842	Not applicable
Phoenix Auspicious Internet Investment L.P.	December 17, 2015	4,596,670	1,154,654,463	Not applicable
Tianjin Blue Run Xinhe Investment Center L.P.	December 17, 2015	159,239	40,000,000	Not applicable
Jiaxing Blue Run Quchuan Investment L.P.	December 17, 2015	1,522,126	382,348,521	Not applicable
Beijing Kunlun Tech Co. Ltd.	December 17, 2015	716,578	180,000,000	Not applicable

(1)	In accordance with the Company Law in China, Beijing Happy Time does not issue shares, and shareholders of Beijing Happy Time subscribe to its registered capital, which represents its equity interest.

Securities Issuances by Us

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Sharon Pierson	November 16, 2016	1 ordinary share	0.0001	Not applicable
Qufenqi Holding Limited	December 9, 2016	79,305,190 ordinary shares	7,930	Not applicable
Wa Sung Investment limited	December 9, 2016	15,088,284 Series C-5 preferred shares	1,509	Not applicable
Phoenix Auspicious FinTech Investment L.P.	December 9, 2016	42,984,230 Series C-5 preferred shares	4,299	Not applicable
Kunlun Group Limited	December 9, 2016	38,487,004 Series B-1 preferred shares, 19,469,603 Series C-2 preferred shares	5,796	Not applicable
Source Code Accelerate L.P.	December 9, 2016	4,779,796 Series A-2 preferred shares, 31,865,304 Series B-3 preferred shares, 10,823,841 Series C-4 ordinary shares	4,747	Not applicable
API (Hong Kong) Investment Limited	December 9, 2016	37,720,709 Series C-1 preferred shares	3,772	Not applicable
Ever Bliss Fund, L.P.	December 9, 2016	2,368,823 Series A-1 preferred shares, 4,737,645 Series B-2 preferred shares, 12,123,476 Series C-3 preferred shares	1,923	Not applicable
Joyful Bliss Limited	December 9, 2016	247,818 Series A-1 preferred shares, 495,636 Series B-2 preferred shares, 1,268,317 Series C-3 preferred shares	201	Not applicable
Ark Trust(1)	April 28, 2017	13,865,219 ordinary shares	1,387	Not applicable

(1)	Include 5,578,807 ordinary shares underlying unvested options as of the date of this prospectus, and such shares are deemed not outstanding. The shares were issued to Ark Trust in its capacity as trustee of the Equity Incentive Trust. For more information, see “Management — Share Incentive Plans — Equity Incentive Trust.”

The fair value for our preferred shares estimated at December 9, 2016 was US$3.87. We considered objective and subjective factors to determine our best estimate of the fair value of our preferred shares. For more information regarding the factors considered, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies, Judgments and Estimates — Valuation of Preferred Shares.”

Registration Rights

Pursuant to our shareholders’ agreement entered into in December 9, 2016 and amended on February 27, 2017, we have granted certain registration rights to holders of our registrable securities, which include our convertible redeemable preferred shares and ordinary shares converted from convertible redeemable preferred shares, for a period of up to five years from the closing of the offering. Set forth below is a description of the registration rights under this agreement.

Demand Registration Rights

Under the terms of the shareholders’ agreement among us and our existing shareholders, certain holders of our registrable securities, at any time from after the earlier of (i) six months after this offering and (ii) five years after December 9, 2016, until the earlier of (i) the fifth anniversary of the closing of this offering, and (ii) such time at which all registrable securities held by certain shareholders and proposed to be sold may be sold under Rule 144 of the Securities Act in any three-month period without registration in compliance with Rule 144 of the Securities Act, have the right to demand that we file a registration statement under the Securities Act covering the registration of all or part of their registrable securities. We, however, are not obligated to effect a demand registration if, among other things, we have already effected two demand registrations. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determine in good faith that filing of a registration will be materially detrimental to us, but we cannot exercise the deferral right more than once in any twelve-month period.

Piggyback Registration Rights

If we propose to file a registration statement in connection with a public offering of securities of our company other than relating to an employee benefit plan, corporate reorganization, demand registration, Form S-3/F-3 registration or transaction under Rule 145 of the Securities Act then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement. Such requests for registrations are not counted as demand registrations.

Form S-3/F-3 Registration Rights

When eligible for use of form S-3/F-3, holders of our registrable securities then outstanding may request in writing that we effect a registration on Form S-3/F-3 so long, among other things, the gross proceeds net of any underwriters’ discounts or commission of the securities to be sold under the registration statement equals or exceeds US$1 million. We, however, are not obligated to effect a registration on Form S-3/F-3 if, among other things, we have already effected two registrations within any twelve-month period preceding the date of the registration request. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determine in good faith that filing of a registration will be materially detrimental to us, but we cannot exercise the deferral right more than once in any twelve-month period.

Registration pursuant to Form S-3/F-3 registration rights is not deemed to be a demand registration, and there is no limit on the number of times the holders may exercise their Form S-3/F-3 registration rights.

Expenses of Registration

We will pay all expenses incurred by us relating to any demand, piggyback or Form S-3/F-3 registration, except that the requesting holders shall bear the expense of any underwriting discounts and selling commissions relating to the offering of their securities. We will not be required to pay for any expenses of any registration proceeding begun pursuant to demand registration rights, unless subject to certain exception, if the registration request is subsequently withdrawn at the request of a majority of the holders of the registrable securities to be registered.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of                  shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•

Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper, distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancelation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

•	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sale — Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our second amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our second amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our second amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our second amended and restated memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our second amended and restated memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to our second amended and restated memorandum and articles of association, the requirements of the NYSE, or to any requirements of the DRS, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our second amended and restated memorandum and articles of association, and the requirements of the NYSE, or pursuant to any requirements of the DRS, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NYSE or our second amended and restated memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•    To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

• Up to US$0.05 per ADS issued

• Cancelation of ADSs, including the case of termination of the deposit agreement	• Up to US$0.05 per ADS canceled

• Distribution of cash dividends	• Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	• Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	• Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	• Up to US$0.05 per ADS held

• Depositary services	• Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancelation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancelation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our ordinary shares	• The cash, shares or other securities received by the depositary will become deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	• Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•    The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancelation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to us, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancelation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our second amended and restated memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our second amended and restated memorandum and articles of association or provisions of or governing deposited securities;

•	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code).

SHARES ELIGIBLE FOR FUTURE SALE

Upon closing of this offering, we will have ADSs outstanding representing approximately         % of our ordinary shares (or ADS outstanding representing approximately         % of our ordinary shares if the underwriters exercise in full the over-allotment option). In addition, options to purchase an aggregate of approximately             Class A ordinary shares will be outstanding as of the closing of this offering. Of these options,            will have vested at or prior to the closing of this offering and approximately will vest over the next    years.

All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Pursuant to Rule 144, ordinary shares will be eligible for sale at various times after the date of this prospectus, subject to the lock-up agreements.

Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or ADSs, and while our application has been made to list our ADSs on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

We, our directors, executive officers, existing shareholders and certain of our option holders have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering; and

•	the average weekly trading volume of our ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in “brokers’ transactions” as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon closing of this offering, the holders of                of our ordinary shares or their transferees (or the holders of our ordinary shares or their transferees if the underwriters exercise in full the over-allotment option) will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital — Registration Rights.”

TAXATION

The following is a general summary of the material Cayman Islands, People’s Republic of China and United States federal income tax consequences relevant to an investment in our ADSs and Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and Class A ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and Class A ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of twenty years from November 29, 2016.

People’s Republic of China Taxation

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008. The Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

On April 30, 1984, China and the United States (each a “Contracting State”) entered into an agreement for the avoidance of double taxation and the prevention of tax evasion with respect to taxes on income, or the Sino-US Treaty. The Sino-US Treaty provides that, among others, subject to certain conditions and limitations, dividends paid by a company which is a resident enterprise of one Contracting State, to a resident (an individual citizen or a resident enterprise) of the other Contracting State, or interest arising in one Contracting State and paid to a resident of the other Contracting State, may be taxed in that other Contracting State, such dividend or interest may also be taxed in the Contracting State where the company paying the dividends is a resident, or the interest arises, according to the laws of such Contracting State, but if the recipient of dividend or interest is the beneficial owner of the dividend or interest, the tax so charged shall not exceed 10% of the gross amount of the dividend or the interest. The Sino-US Treaty also provides several methods for the elimination of double taxation: (1) in China, (a) where a resident of China derives income from the United States, the amount of the United States income tax payable in respect of that income in accordance with the provisions of the Sino-US Treaty shall be allowed as a credit against the Chinese tax imposed on that resident. The amount of credit, however, shall not exceed the amount of the Chinese tax computed with respect to that income in accordance with the taxation laws and regulations of China; (b) where the income derived from the United States is a dividend paid by a company which is a resident of the United States to a company which is a resident of China and which owns not less than 10% of the shares of the company paying the dividend, the credit shall take into account the United States income tax payable by the company paying the dividend in respect of the profits out of which the dividends are paid; (2) in the United States, in accordance with the provisions of the law of the United States, the United States shall allow to a resident or citizen of the United States as a credit against the United States tax on income: (a) the income tax paid to China by or on behalf of such resident or citizen; and (b) in the case of a United States company owning at least 10% of the voting rights in a company which is a resident of China and from which the United States company receives dividends, the income tax paid to China by or on behalf of the distributing company with respect to the profits out of which the dividends are paid; and (3) income derived by a resident of a Contracting State which may be taxed in the other Contracting State in accordance with the Sino-US Treaty shall be deemed to arise in that other Contracting State.

Certain United States Federal Income Tax Considerations

The following discussion describes certain United States federal income tax consequences of the purchase, ownership and disposition of our ADSs and Class A ordinary shares as of the date hereof. This discussion deals only with ADSs and Class A ordinary shares that are held as capital assets by a United States Holder (as defined below).

As used herein, the term “United States Holder” means a beneficial owner of our ADSs or Class A ordinary shares that is, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. In addition, this discussion is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs or Class A ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our ADSs or Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or Class A ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our ADSs or Class A ordinary shares, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our ADSs or Class A ordinary shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Class A ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or Class A ordinary shares (including any amounts withheld to reflect potential PRC withholding taxes, as discussed above under “— People’s Republic of China Taxation”) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United

States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ADSs or Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation generally is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which we have applied to list on the NYSE will be readily tradable on an established securities market in the United States once they are so listed. Since we do not expect that our Class A ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our common shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance, however, that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also generally includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, we may be eligible for the benefits of the income tax treaty between the United States and PRC, or the Treaty, and if we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by ADSs, may be eligible for reduced rates of taxation. See “Taxation — People’s Republic of China Taxation.” Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

In addition, notwithstanding the forgoing, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company (a “PFIC”) in the taxable year in which such dividends are paid or in the preceding taxable year. As discussed below under “— Passive Foreign Investment Company,” we believe that there is a significant risk that we will be classified as a PFIC for 2017, and we may be classified as a PFIC in future taxable years.

Subject to certain conditions and limitations (including a minimum holding period requirement), any PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or Class A ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Distributions of ADSs, Class A ordinary shares or rights to subscribe for ADSs or Class A ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

In general, we will be a PFIC for United States federal income tax purposes for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the stock of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the stock of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

We consider ourselves as a service provider with the primary business purpose of focusing on our data technology. We aim to facilitate credit to borrowers that are funded by institutional funding partners rather than by using our own capital. As such, fees received from borrowers are recorded as financing income or loan facilitation income and others on our consolidated statements of operations. However, we have historically funded, and may continue to fund, credit drawdowns with our own capital. In such case, the fees received from borrowers may be treated as interest for purposes of the PFIC rules. Given the foregoing and based on the projected composition and classification of our income and assets, we believe that there is a significant risk that we will be classified as a PFIC for 2017, and we may be classified as a PFIC in future taxable years. However, there are uncertainties in the application of the PFIC rules to a company with our particular business operations, in particular related to the classification of our income as active or passive. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that our PFIC status may change due to changes in our asset or income composition. The calculation of the value of our assets will also be based, in part, on the quarterly market value of our ADSs, which is subject to change. Therefore, a decrease in the price of our ADSs may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or Class A ordinary shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or Class A ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or Class A ordinary shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or Class A ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or Class A ordinary shares provided such ADSs or Class A ordinary shares are treated as “marketable stock.” The ADSs or Class A ordinary shares generally will be treated as marketable stock if the ADSs or Class A ordinary shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs once the ADSs are listed on the NYSE which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the Class A ordinary shares will be listed on the NYSE. Consequently, if you are a holder of Class A ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your ADSs in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. In light of the significant risk that we will be classified as a PFIC for 2017, you are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file Internal Revenue Service Form 8621 if you hold our ADSs or Class A ordinary shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or Class A ordinary shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized for the ADSs or Class A ordinary shares and your tax basis in the ADSs or Class A ordinary shares. Subject to the discussion under “— Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or Class A ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty. If you are not eligible for the benefits of the Treaty or if you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our ADSs or Class A ordinary shares and the proceeds from the sale, exchange or other disposition of our ADSs or Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., China International Capital Corporation Hong Kong Securities Limited, UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc
China International Capital Corporation Hong Kong Securities Limited
UBS Securities LLC
Stifel, Nicolaus and Company, Incorporated
Needham & Company, LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of                per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional                ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                ADSs.

	Per ADS	Total
		No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us:	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$                .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. LLC.

We intend to apply for the listing of our ADSs on the NYSE under the trading symbol “QD.”

[We, our directors, executive officers, existing Shareholders and certain of our option holders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs;

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such swap or other arrangements; or

•	make any demand for or exercise any right with respect to the registration of any ordinary shares,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.]

The restrictions described in the preceding paragraph are subject to certain exceptions.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010, United States of America. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013, United States of America. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York, New York 10019, United States of America. The address of Stifel, Nicolaus and Company, Incorporated is One Montgomery Street, 37th Floor, San Francisco, California 94104, United States of America. The address of Needham & Company LLC is 445 Park Avenue, New York, New York 10022, United States of America.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 10% of the ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Any ADSs sold in the directed share program to our directors, executive officers shall be subject to the lock-up agreements described elsewhere in this prospectus.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii) “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) person associated with the company under section 708(12) of the Corporations Act; or

(iv) “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

(b) you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No offer or invitation may be made to the public in the Cayman Islands to subscribe for or purchase the ADSs. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Mexico

None of the ADSs or the ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores).

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates.

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$
NYSE listing fee
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	US$

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us, respectively.

LEGAL MATTERS

We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York state law. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Tian Yuan Law Firm. Simpson Thacher & Bartlett LLP and Conyers Dill & Pearman may rely upon Fangda Partners with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements at December 31, 2015 and 2016 and in the period from April 9 to December 31, 2014 and the years ended December 31, 2015 and 2016, appearing in this registration statement, have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein are included in reliance on their report given on their authority as experts in accounting and auditing.

The office of Ernst & Young Hua Ming LLP is located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s web site at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

QUDIAN INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

PAGE(S)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2015 AND 2016	F-3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/ INCOME FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016	F-7

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/ (DEFICIT) FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016	F-9

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016	F-10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016	F-12

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016 AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2017	F-66

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017	F-72

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017	F-74

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Qudian Inc.,

We have audited the accompanying consolidated balance sheets of Qudian Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive (loss)/ income, changes in shareholders’ equity/ (deficit), and cash flows for the period from April 9, 2014 (date of inception) through December 31, 2014 and the years ended December 31, 2015 and 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the period from April 9, 2014 (date of inception) through December 31, 2014 and the years ended December 31, 2015 and 2016, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

May 31, 2017

QUDIAN INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		As of December 31,
	Note	2015	2016
		RMB	RMB	US$
ASSETS:

Current assets:
Cash and cash equivalents (including RMB nil and RMB 431,482,823 (US$ 63,647,106) from consolidated trusts as of December 31, 2015 and 2016, respectively)		210,114,007	785,769,977	115,907,244
Short-term investments	3	49,000,000	430,200,000	63,457,879
Short-term loan principal and financing service fee receivables (net of allowance of RMB 32,381,754 and RMB 103,624,704 (US$ 15,285,458); including net deferred origination costs of RMB 11,386,922 and RMB 100,598 (US$ 14,839) as of December 31, 2015 and 2016, respectively; including RMB nil and RMB 1,003,015,844 (US$ 147,952,715) from consolidated trusts as of December 31, 2015 and 2016, respectively)	4	2,060,768,476	4,826,790,951	711,989,578
Short-term amounts due from related parties (including RMB nil and RMB 122,572,747 (US$ 18,080,443) from consolidated trusts as of December 31, 2015 and 2016, respectively)	21	34,930,175	585,905,707	86,425,694
Other current assets (net of allowance of RMB nil and RMB 11,822,819 (US$ 1,743,959) as of December 31, 2015 and 2016, respectively; including RMB nil and RMB 826,849 (US$ 121,967) from consolidated trusts as of December 31, 2015 and 2016, respectively)	5	89,734,221	300,276,624	44,293,162

Total current assets		2,444,546,879	6,928,943,259	1,022,073,557

Non-current assets:
Long-term loan principal and financing service fee receivables (net of allowances of RMB 1,805,731 and RMB 1,489,035 (US$ 219,644) as of December 31 2015 and 2016, respectively)	4	177,582,270	87,822,067	12,954,445
Investment in equity method investee	6	—	65,194,817	9,616,748
Property and equipment, net	7	1,881,544	4,885,886	720,707
Intangible assets	8	28,812	128,299	18,925
Deferred tax assets	17	—	17,787,699	2,623,825
Long-term amounts due from related parties	21	1,622,318	1,000,000	147,508
Other non-current assets	9	49,933,831	11,836,980	1,746,048

Total non-current assets		231,048,775	188,655,748	27,828,206

TOTAL ASSETS		2,675,595,654	7,117,599,007	1,049,901,763

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED BALANCE SHEETS — continued

AS OF DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		As of December 31,
	Note	2015	2016
		RMB	RMB	US$
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY/ (DEFICIT)

Current liabilities:
Short-term borrowings and interest payables (including short-term borrowings of the consolidated VIE without recourse to the Company of RMB 1,562,883,429 and RMB 4,183,230,858 (US$ 617,059,410) as of December 31, 2015 and 2016, respectively)	10	1,562,883,429	4,183,230,858	617,059,410
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE without recourse to the Company of RMB 48,613,878 and RMB 158,764,424 (US$ 23,419,000) as of December 31, 2015 and 2016, respectively)	11	48,613,878	215,664,919	31,812,270
Short-term amounts due to related parties (including short-term amounts due to related parties of the consolidated VIE without recourse to the Company of RMB 1,606,109,547 and RMB 19,605,313 (US$ 2,891,938) as of December 31, 2015 and 2016, respectively)	21	1,606,109,547	20,473,187	3,019,956
Guarantee liabilities (including guarantee liabilities of the consolidated VIE without recourse to the Company of RMB nil and RMB 6,207,812 (US$ 915,701) as of December 31, 2015 and 2016, respectively)	12	—	6,207,812	915,701
Income tax payable (including income tax payable of the consolidated VIE without recourse to the Company of RMB nil and RMB 102,380,663 (US$ 15,101,952) as of December 31, 2015 and 2016, respectively)		—	102,380,663	15,101,952

Total current liabilities		3,217,606,854	4,527,957,439	667,909,289

Non-current liabilities:
Long-term borrowings and interest payables (including long-term borrowings of the consolidated VIE without recourse to the Company of RMB 89,357,959 and RMB 76,052,124 (US$ 11,218,286) as of December 31, 2015 and 2016, respectively)	10	89,357,959	76,052,124	11,218,286

Total non-current liabilities		89,357,959	76,052,124	11,218,286

Total liabilities		3,306,964,813	4,604,009,563	679,127,575

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED BALANCE SHEETS — continued

AS OF DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		As of December 31,
	Note	2015	2016
		RMB	RMB	US$
Commitments and contingencies	23

Mezzanine equity
Convertible Preferred Shares	24
Series A-1 (US$0.0001 par value; 2,616,641 shares authorized, and outstanding as of December 31, 2015 and 2016)		69,914,696	69,914,696	10,312,967
Series A-2 (US$0.0001 par value; 4,779,796 shares authorized, and outstanding as of December 31, 2015 and 2016)		127,712,583	127,712,583	18,838,609
Series B-1 (US$0.0001 par value; 38,487,004 shares authorized, and outstanding as of December 31, 2015 and 2016)		1,028,344,036	1,028,344,036	151,688,823
Series B-2 (US$0.0001 par value; 5,233,281 shares authorized, and outstanding as of December 31, 2015 and 2016)		139,829,364	139,829,364	20,625,930
Series B-3 (US$0.0001 par value; 31,865,304 shares authorized, and outstanding as of December 31, 2015 and 2016)		851,417,151	851,417,151	125,590,717
Series C-1 (US$0.0001 par value; 37,720,709 shares authorized, and outstanding as of December 31, 2015 and 2016)		1,007,869,205	1,007,869,205	148,668,624
Series C-2 (US$0.0001 par value; 19,469,603 shares authorized, and outstanding as of December 31, 2015 and 2016)		520,213,268	520,213,268	76,735,543
Series C-3 (US$0.0001 par value; 13,391,793 shares authorized, and outstanding as of December 31, 2015 and 2016)		357,818,719	357,818,719	52,781,072
Series C-4 (US$0.0001 par value; 10,823,841 shares authorized, and outstanding as of December 31, 2015 and 2016)		289,204,957	289,204,957	42,660,003
Series C-5 (US$0.0001 par value; 58,072,514 shares authorized, and outstanding as of December 31, 2015 and 2016)		1,551,654,251	1,551,654,251	228,881,190

Total mezzanine equity		5,943,978,230	5,943,978,230	876,783,478

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED BALANCE SHEETS — continued

AS OF DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2015	2016		2016
					(Unaudited)	(Unaudited)
		RMB	RMB	US$	RMB	US$
Shareholders’ equity/ (deficit):
Ordinary shares (US$0.0001 par value; 577,539,514 shares authorized, and 79,305,191 shares issued outstanding as of December 31, 2015 and 2016)		—	54,754	8,077	—	—
Class A voting ordinary shares (US$0.0001 par value; No share authorized, issued, and outstanding at December 31, 2015 and 2016, 656,508,828 shares authorized, 230,746,898 shares issued and outstanding, unaudited, pro forma)		—	—	—	164,065	24,201
Class B voting ordinary shares (US$0.0001 par value; No share authorized, issued, and outstanding at December 31, 2015 and 2016, 63,491,172 shares authorized, issued and outstanding, unaudited, pro forma)		—	—	—	45,143	6,659
Additional paid-in capital		58,324,589	80,458,209	11,868,218	2,210,284,197	326,034,280
Accumulated (deficit)/ retained earnings		(6,633,671,978)	(3,510,901,749)	(517,885,585)	303,096,039	44,709,048

Total shareholders’ equity/ (deficit)		(6,575,347,389)	(3,430,388,786)	(506,009,290)	2,513,589,444	370,774,188

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY/ (DEFICIT)		2,675,595,654	7,117,599,007	1,049,901,763

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/ INCOME

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
	Note		2015	2016
		RMB	RMB	RMB	US$
Revenues:
Financing income (including related party amounts of RMB nil, RMB 133,380 and RMB 90,539 (US$ 13,355) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively)		21,093,779	153,554,326	1,271,455,857	187,549,725
Sales commission fee		2,925,952	62,181,657	126,693,335	18,688,262
Penalty fees		113,591	19,271,448	22,943,166	3,384,297
Loan facilitation income and others		—	—	21,753,981	3,208,883

Total revenues		24,133,322	235,007,431	1,442,846,339	212,831,167

Operating cost and expenses:
Cost of revenue (including related party amounts of RMB nil, RMB 8,185,069 and RMB 47,336,686 (US$ 6,982,533) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively)	13	(9,013,805)	(148,416,681)	(267,862,006)	(39,511,749)
Sales and marketing (including related party amounts of RMB nil, RMB nil and RMB 36,149,807 (US$ 5,332,380) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively)		(46,367,532)	(192,602,650)	(182,457,597)	(26,913,929)
General and administrative		(3,502,752)	(42,425,953)	(108,786,166)	(16,046,812)
Research and development		(4,359,858)	(37,529,908)	(52,275,077)	(7,710,984)
Loss of guarantee liability		—	—	(860,989)	(127,003)
Provision for loan principal, financing service fee receivables and other receivables		(1,667,465)	(45,110,717)	(132,176,545)	(19,497,079)

Total operation cost and expense		(64,911,412)	(466,085,909)	(744,418,380)	(109,807,556)
Other operating income		—	—	14,646,251	2,160,437

(Loss)/income from operations		(40,778,090)	(231,078,478)	713,074,210	105,184,048
Interest and investment income, net	14	8,146	2,888,911	1,857,328	273,970
Foreign exchange gain/(loss), net		—	752,253	(9,651,304)	(1,423,643)
Other income	15	98	778,777	47,186	6,960
Other expenses	16	(5,186)	(6,505,207)	(1,834,352)	(270,581)

Net (loss)/income before income taxes		(40,775,032)	(233,163,744)	703,493,068	103,770,754
Income tax expenses	17	—	—	(126,840,450)	(18,709,963)

Net (loss)/income		(40,775,032)	(233,163,744)	576,652,618	85,060,791

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/ INCOME — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
	Note		2015	2016
		RMB	RMB	RMB	US$
Net (loss)/income attributable to Qudian Inc.’s shareholders		(40,775,032)	(233,163,744)	576,652,618	85,060,791

Net (loss)/income per share — basic	18	(0.51)	(2.94)	7.27	1.07

Net (loss)/income per share — diluted	18	(0.51)	(2.94)	1.90	0.28

Weighted average shares outstanding — basic		79,305,191	79,305,191	79,305,191	79,305,191

Weighted average shares outstanding — diluted		79,305,191	79,305,191	303,778,745	303,778,745

Pro forma basic income per share attributable to Class A and Class B common shareholders (unaudited)	18			1.96	0.29

Pro forma diluted income per share attributable to Class A and Class B common shareholders (unaudited)	18			1.95	0.29

Class A and Class B shares used in pro forma basic income per share computation (unaudited)				294,238,070	294,238,070

Class A and Class B shares used in pro forma diluted income per share computation (unaudited)				296,251,138	296,251,138

Total comprehensive/(loss) income		(40,775,032)	(233,163,744)	576,652,618	85,060,791

Total comprehensive/(loss) income attributable to Qudian Inc.’s shareholders		(40,775,032)	(233,163,744)	576,652,618	85,060,791

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/ (DEFICIT)

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total equity/ (deficit)
	Number of shares	Amount
		RMB	RMB	RMB	RMB
Balance at April 9, 2014 (date of inception)	79,305,191	—	—	(5,943,978,230)	(5,943,978,230)
Share-based compensation (Note 22)	—	—	2,717,419	—	2,717,419
Net loss	—	—	—	(40,775,032)	(40,775,032)

Balance at December 31, 2014	79,305,191	—	2,717,419	(5,984,753,262)	(5,982,035,843)
Capital contribution by shareholders	—	—	422,679,605	—	422,679,605
Stock-based compensation (Note 22)	—	—	55,607,170	—	55,607,170
Shareholder distribution (Note 20)	—	—	(422,679,605)	(415,754,972)	(838,434,577)
Net loss	—	—	—	(233,163,744)	(233,163,744)

Balance at December 31, 2015	79,305,191	—	58,324,589	(6,633,671,978)	(6,575,347,389)

Capital contribution by shareholders	—	—	2,546,172,365	—	2,546,172,365
Stock-based compensation (Note 22)	—	—	22,133,620	—	22,133,620
Change in capital contribution	—	54,754	(2,546,172,365)	2,546,117,611	—
Net income	—	—	—	576,652,618	576,652,618

Balance at December 31, 2016	79,305,191	54,754	80,458,209	(3,510,901,749)	(3,430,388,786)

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,

		2015	2016
	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net (loss)/income	(40,775,032)	(233,163,744)	576,652,618	85,060,791
Adjustments to reconcile net (loss)/ income to net cash used in operating activities:
Provision for loan principal, financing service fee receivables and other receivables	1,667,465	45,110,717	132,176,545	19,497,079
Depreciation and amortization	56,861	681,004	1,503,467	221,773
Amortization of deferred origination costs	—	17,559,933	24,602,131	3,629,008
Share-based compensation expense	2,717,419	55,607,170	22,133,620	3,264,883
Share of loss from equity method investment	—	—	4,805,183	708,802
Investment income on short-term investments	—	(764,538)	—	—
Foreign exchange (loss) gain, net	—	—	9,651,304	1,423,643
Changes in operating assets and liabilities:
Financing service fee receivables	(1,973,141)	718,823	(48,525,142)	(7,157,840)
Receivables from related parties	(2,092,490)	2,017,359	(180,927,010)	(26,688,155)
Deferred tax assets	—	—	(17,787,699)	(2,623,825)
Other current and non-current assets	(3,416,958)	(28,177,699)	(39,046,338)	(5,759,642)
Interest payables	1,564,919	6,174,213	17,598,338	2,595,893
Payables to related parties	—	—	20,473,187	3,019,956
Guarantee liabilities	—	—	6,357,074	937,718
Other current and non-current liabilities	11,730,432	31,917,006	264,395,861	39,000,467

Net cash (used in)/ provided by operating activities	(30,520,525)	(102,319,756)	794,063,139	117,130,551

Cash flows from investing activities:
Proceeds from redemption of short-term investments	—	828,237,006	4,529,102,112	668,078,137
Proceeds from collection of loan principal	60,100,410	2,437,826,998	27,075,216,252	3,993,807,067
Proceeds from collection of loan principal due from related parties	—	810,234	4,132,735	609,611
Realized investment income of short-term investments	—	764,538	—	—
Purchase of short-term investments	—	(877,237,006)	(4,910,302,112)	(724,308,131)
Purchases of property and equipment and intangible assets	(1,137,545)	(1,510,676)	(4,607,296)	(679,612)
Purchase of equity method investment	—	—	(70,000,000)	(10,325,550)
Payments to originate loan principal	(578,240,854)	(4,250,330,419)	(30,218,978,369)	(4,457,536,673)
Payments to originate loan principal due from related parties	—	(3,515,287)	(2,700,000)	(398,271)

Net cash used in investing activities	(519,277,989)	(1,864,954,612)	(3,598,136,678)	(530,753,422)

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,

		2015	2016
	RMB	RMB	RMB	US$
Cash flows from financing activities:
Contribution from shareholders	—	422,679,605	2,546,172,365	375,580,423
Proceeds from borrowings	512,253,279	3,162,152,632	9,487,194,896	1,399,435,767
Proceeds from related parties	102,353,346	665,321,624	—	—
Refund of guarantee deposits from Funding Partners	—	62,307,707	90,375,383	13,331,079
Payments to related parties	—	—	(777,326,275)	(114,661,731)
Repayment of borrowings	(45,952,285)	(1,983,951,370)	(6,897,751,640)	(1,017,472,547)
Distribution to shareholders	—	—	(838,434,577)	(123,675,686)
Payments for IPO expenditure	—	—	(450,000)	(66,379)
Payment of guarantee deposits to Funding Partners	(16,926,996)	(153,050,653)	(230,050,643)	(33,934,277)

Net cash provided by financing activities	551,727,344	2,175,459,545	3,379,729,509	498,536,649

Net increase in cash and cash equivalents	1,928,830	208,185,177	575,655,970	84,913,778
Cash and cash equivalents at beginning of the year	—	1,928,830	210,114,007	30,993,466

Cash and cash equivalents at end of period	1,928,830	210,114,007	785,769,977	115,907,244

Supplemental disclosures of cash flow information:
Income taxes paid	—	—	54,370,824	8,020,123
Interest expense paid	6,242,324	116,668,440	193,351,692	28,520,893

The accompanying notes are an integral part of these consolidated financial statements.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization

Qudian Inc. (the “Company”, and where appropriate, the term “Company” also refers to its subsidiaries, variable interest entity and subsidiaries of the variable interest entity as a whole) is a limited company incorporated in the Cayman Islands under the laws of the Cayman Islands on November 16, 2016. The Company, through its subsidiaries, variable interest entity (“VIE”) and subsidiaries of the VIE, are principally engaged in the operation of online platforms to provide small cash credit products in the People’s Republic of China (the “PRC”). The Company does not conduct any substantive operations of its own. As PRC law and regulations prohibit foreign control of companies involved in internet value-added business, the Company conducts its primary business operations through its VIE and the subsidiaries of the VIE.

In preparation of its initial public offering in the United States, the Company was restructured on December 9, 2016 (the “Restructuring date”) in order to establish the Company as the parent company. As part of the restructuring, the business operations of the VIE were transferred to the Company. In return, the Company issued 79,305,191 of ordinary shares to Qufenqi Holding Limited, a company wholly owned by Mr. Luo Min (“the Founder”), as well as 2,616,641 of Series A-1 preferred shares, 4,779,796 of Series A-2 preferred shares (collectively “Series A”), 38,487,004 of Series B-1 preferred shares, 5,233,281 of Series B-2 preferred shares, 31,865,304 of Series B-3 preferred shares (collectively “Series B”), 37,720,709 of Series C-1 preferred shares, 19,469,603 of Series C-2 preferred shares, 13,391,793 of Series C-3 preferred shares, 10,823,841 of Series C-4 preferred shares and 58,072,514 of Series C-5 preferred shares (collectively “Series C”) to the same group of third party shareholders of the VIE.

As the shareholdings in the Company and the VIE were identical immediately before and after the restructuring, the transaction was accounted for under common ownership, in a manner similar to a pooling of interests. Therefore, the accompanying consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented. Furthermore, the Series A, B and C preferred shares were recorded at fair value on the Restructuring date and presented on a retroactive basis.

As of December 31, 2016, the Company’s subsidiaries, VIE and subsidiaries of the VIE are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of legal ownership by the Company	Principal activities
Subsidiaries
QD Data Limited (“Qudian HK”)	December 2, 2016	Hong Kong (“HK”)	100%	Investment holding
QD Technologies Limited (“Qudian BVI”)	November 23, 2016	British Virgin Islands (“BVI”)	100%	Investment holding
Qufenqi (Ganzhou) Information Technology Co., Ltd. (“Qufenqi Ganzhou”)	September 5, 2016	PRC	100%	Investment holding, research and development
Qudian Inc. Equity Incentive Trust (“Share Based Payment Trust”)	December 30, 2016	HK	Nil	Employee benefits

VIE
Beijing Happy Time Technology Co., Ltd. (“Beijing Happy Time”)	April 9, 2014	PRC	Nil	Technology development and service, sale of products

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

Entity	Date of incorporation	Place of incorporation	Percentage of legal ownership by the Company	Principal activities
Subsidiaries of the VIE
Qufenqi (Beijing) Information Technology Co., Ltd. (“Qufenqi Beijing”)	August 15, 2014	PRC	Nil	Technology development and service
Beijing Happy Fenqi Technology Development Co., Ltd. (“Beijing Happy Fenqi”)	November 19, 2014	PRC	Nil	Technology development and service
Tianjin Happy Time Technology Development Co., Ltd. (“Tianjin Happy Time”)	March 20, 2015	PRC	Nil	Technology development and service, sale of products
Tianjin Qufenqi Technology Co., Ltd. (“Tianjin Qufenqi”)	June 5, 2015	PRC	Nil	Technology development and service, sale of products
Tianjin Happy Fenqi Technology Development Co., Ltd. (“Tianjin Happy Fenqi”)	September 6, 2015	PRC	Nil	Technology development and service
Tianjin Happy Share Asset Management LLP (“Tianjin Happy Share”)	December 15, 2015	PRC	Nil	Investment holding
Ganzhou Happy Fenqi Technology Development Co., Ltd. (“Ganzhou Happy Fenqi”)	March 21, 2016	PRC	Nil	Technology development and service, sale of products
Ganzhou Happy Fenqi Network Service Co., Ltd. (“Ganzhou Happy Fenqi Network”)	March 21, 2016	PRC	Nil	Technology development and service, sale of products
Fuzhou Happy Time Technology Development Co., Ltd. (“Fuzhou Happy Time”)	March 30, 2016	PRC	Nil	Technology development and service, sale of products
Fuzhou High-tech Zone Microcredit Co., Ltd. (“Fuzhou Microcredit”)	May 19, 2016	PRC	Nil	Credit service
Ganzhou Happy Time E-commerce Co., Ltd. (“Ganzhou E-commerce”)	September 12, 2016	PRC	Nil	Technology development and service, sale of products
Hunan Happy Time Technology Development Co., Ltd. (“Hunan Happy Time”)	November 24, 2016	PRC	Nil	Technology development and service, sale of products
Ganzhou Happy Life Network Microcredit Co., Ltd. (“Ganzhou Microcredit”)	December 14, 2016	PRC	Nil	Credit service
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust I”)	November 7, 2016	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust II”)	December 20, 2016	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust III”)	December 29, 2016	PRC	Nil	Loan issuance

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

On November 23, 2016, the Company set up a wholly-owned subsidiary, Qudian BVI in the BVI. On December 2, 2016, the Company set up another wholly-owned subsidiary, Qudian HK in Hong Kong. On December 5, 2016, the Company transferred all of its shares of Qudian HK to Qudian BVI. On December 9, 2016, Qudian HK acquired all the equity interests of Qufenqi Ganzhou from Qufenqi (HK) Limited (an entity controlled by the Founder, “Qufenqi HK”), for a consideration of US$100,000. On December 9, 2016, Beijing Happy Time signed a series of contractual agreements with Qufenqi Ganzhou and its shareholders (the “VIE Agreements”)

As PRC laws and regulations prohibit and restrict foreign ownership of internet value-added businesses, the Company operates its business, primarily through the VIE and the subsidiaries of the VIE. The Company, through Qufenqi Ganzhou entered into power of attorney and an exclusive call option agreement with the nominee shareholders of the VIE, that gave Qufenqi Ganzhou the power to direct the activities that most significantly affect the economic performance of the VIE and to acquire the equity interests in the VIE when permitted by the PRC laws, respectively. Certain exclusive agreements have been entered into with the VIE through Qufenqi Ganzhou, which obligate Qufenqi Ganzhou to absorb a majority of the risk of loss from the VIE’s activities and entitles Qufenqi Ganzhou to receive a majority of their residual returns. In addition, the Company has entered into a share pledge agreement for the equity interests in the VIE held by the nominee shareholders of the VIE. On February 15, 2017, Qudian Inc. agreed to provide unlimited financial support to the VIE for its operations. In addition, pursuant to the resolution of all shareholders of the Company and the resolution of the board of directors of the Company (the “Resolutions”), the board of directors of the Company (the “Board”) or any officer authorized by the Board (the “Authorized Officer”) shall cause Qufenqi Ganzhou to exercise the rights under the power of attorney entered into among Qufenqi Ganzhou, the VIE and the nominee shareholders of the VIE and Qufenqi Ganzhou’s rights under the exclusive call option agreement between Qufenqi Ganzhou and the VIE on December 9, 2016. As a result of the Resolutions and the provision of unlimited financial support from the Company to the VIE, Qudian Inc. has been determined to be most closely associated with the VIE within the group of related parties and was considered to be the Primary Beneficiary.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between Qufenqi Ganzhou and the VIE through the aforementioned agreements with the nominee shareholders of the VIE. The nominee shareholders of the VIE effectively assigned all of their voting rights underlying their equity interest in the VIE to Qufenzi Ganzhou. In addition, through the exclusive business operations agreement and financial support undertaking letter, Qufenzi Ganzhou demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the profits and all of the expected losses of the VIE. The VIE is subject to operating risks, which determine the variability of the Company’s interest in those entities. Based on these contractual arrangements, the Company consolidates the VIE in accordance with SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation, because the Company holds all the variable interests of the VIE through Qufenzi Ganzhou.

The following is a summary of the VIE Agreements:

(1) Power of Attorney Agreements:

Pursuant to the power of attorney signed between Beijing Happy Time’s nominee shareholders and Qufenqi Ganzhou, each nominee shareholder irrevocably appointed Qufenqi Ganzhou as its attorney-in-fact to exercise on

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

each shareholder’s behalf any and all rights that each shareholder has in respect of its equity interest in Beijing Happy Time (including but not limited to executing the exclusive right to purchase agreements, the voting rights and the right to appoint directors and executive officers of Beijing Happy Time). This agreement is effective and irrevocable as long as the nominee shareholder remains a shareholder of Beijing Happy Time.

(2) Exclusive Call Option Agreement:

Pursuant to the exclusive call option agreement entered into between Beijing Happy Time’s nominee shareholders and Qufenqi Ganzhou, the nominee shareholders irrevocably granted Qufenqi Ganzhou a call option to request the nominee shareholders to transfer or sell any part or all of its equity interests in the VIE, or any or all of the assets of VIE, to Qufenqi Ganzhou, or their designees. The purchase price of the equity interests in the VIE shall be equal to the minimum price required by PRC law. As for the assets of VIE, the purchase price should be equal to the book value of the assets or the minimum price as permitted by applicable PRC law, whichever is higher. Without Qufenqi Ganzhou’s prior written consent, the VIE and its nominee shareholders shall not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests and provide any loans or guarantees, etc. The nominee shareholders cannot request any dividends or other form of assets. If dividends or other form of assets were distributed, the nominee shareholders shall transfer all received distribution to Qufenqi Ganzhou or their designees. This agreement is not terminated until all of the equity interest of the VIE has been transferred to Qufenqi Ganzhou or the person(s) designated by Qufenqi Ganzhou. None of the nominee shareholders have the right to terminate or revoke the agreement under any circumstance unless otherwise regulated by law.

(3) Exclusive Business Cooperation Agreement:

Pursuant to the exclusive business cooperation agreement entered into by Qufenqi Ganzhou and Beijing Happy Time and its subsidiaries, Qufenqi Ganzhou provides exclusive technical support and consulting services in return for fees based on 100% of Beijing Happy Time’s profit before tax, which is adjustable at the sole discretion of Qufenqi Ganzhou. Without Qufenqi Ganzhou’s consent, the VIE and its subsidiaries cannot procure services from any third party or enter into similar service arrangements with any other third party, except for those from Qufenqi Ganzhou. In addition, the profitable consolidated VIE and its subsidiaries has granted Qufenqi Ganzhou an exclusive right to purchase any or all of the business or assets of each of the profitable consolidated VIE and its subsidiaries at the lowest price permitted under PRC law. This agreement is irrevocable or can only be unilaterally revoked/amended by Qufenqi Ganzhou.

(4) Equity Pledge Agreement:

Pursuant to the equity interest pledge agreements, each nominee shareholder of the VIE has pledged all of their respective equity interests in the VIE to Qufenqi Ganzhou as continuing first priority security interest to guarantee the performance of their and the VIE’s obligations under the power of attorney agreement, the exclusive call option agreement and the exclusive business cooperation agreement. Qufenqi Ganzhou is entitled to all dividends during the effective period of the share pledge except as it agrees otherwise in writing. If Beijing Happy Time or any of the nominee shareholder breaches its contractual obligations, Qufenqi Ganzhou will be entitled to certain rights regarding the pledged equity interests, including receiving proceeds from the auction or

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

sale of all or part of the pledged equity interests of Beijing Happy Time in accordance with PRC law. None of the nominee shareholders shall, without the prior written consent of Qufenqi Ganzhou, assign or transfer to any third party, distribute dividends and create or cause any security interest and any liability in whatsoever form to be created on, all or any part of the equity interests it holds in the VIE. This agreement is not terminated until all of the technical support and consulting and service fees have been fully paid under the exclusive business cooperation agreement and all of Beijing Happy Time’s obligations have been terminated under the other controlling agreements. On February 23, 2017, the Company registered the equity pledge with the relevant office of the administration for industry and commerce in accordance with the PRC Property Rights Law.

Subsequently, in February 2017, the following agreements were entered into:

(1) Financial support undertaking letter

Pursuant to the financial support undertaking letter, the Company is obligated and hereby undertakes to provide unlimited financial support to the VIE, to the extent permissible under the applicable PRC laws and regulations, whether or not any such operational loss is actually incurred. The Company will not request repayment of the loans or borrowings if the VIE Entity or its shareholders do not have sufficient funds or are unable to repay.

(2) Resolutions of all shareholders and resolution of the board of directors of Qudian Inc. (the “Resolutions”)

The shareholders and the Board of Directors resolved that the Board of Directors or any officer authorized by the Board of Directors shall cause Qufenqi Ganzhou to exercise its rights under the power of attorney agreements and the exclusive call option agreement when the Board of Directors or the Authorized Officer determines that such exercise is in the best interests of the Company and Qufenqi Ganzhou to do so.

In the opinion of the Company’s legal counsel, (i) the ownership structure of the PRC subsidiaries and the VIE, both currently and immediately after giving effect to the initial public offering, does not and will not violate applicable PRC laws and regulations; (ii) each of the VIE Agreements is valid, binding and enforceable in accordance with its terms and applicable PRC laws or regulations and will not violate applicable PRC laws or regulations; (iii) the financial support letter issued by the PRC subsidiaries to the VIE, dated as of December 9, 2016, does not violate the PRC laws and regulations (iv) the resolutions contained in the Resolutions are valid in accordance with the articles of association of the Company and Cayman Island Law.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found in violation of existing and/or future PRC laws or regulations and could limit the Company’s ability to enforce its rights under these contractual arrangements. Furthermore, the nominee shareholders of the VIE may have interests that are different than those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the contractual agreements with the VIE.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC laws or regulations, the Company could be subject to penalties, which could include, but not be limited to, revocation of business and operating licenses, discontinuing or restricting business operations, restricting the Company’s right to collect revenues, temporary or permanent blocking of the Company’s internet

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

financial services platforms, restructuring of the Company’s operations, imposition of additional conditions or requirements with which the Company may not be able to comply, or other regulatory or enforcement actions against the Company that could be harmful to its business. The imposition of any of these or other penalties could have a material adverse effect on the Company’s ability to conduct its business.

Except for all assets of the consolidated trusts and the deposits that were held by Peer-to-Peer lending platforms (“P2P platforms”), banks and other institutions, which including private financial assets trading platform, trust investors and other funding partners, (collectively referred as the “Funding Partners”) as guarantee deposits, there was no other pledge or collateralization of the VIE’s assets. Creditors of the VIE have no recourse to the general credit of the Company, who is the primary beneficiary of the VIE, through its 100% controlled subsidiary Qufenqi Ganzhou. The Company has not provided any financial or other support that it was not previously contractually required to provide to the VIE during the periods presented. The table sets forth the assets and liabilities of the VIEs included in the Company’s consolidated balance sheets:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Loan principal and financing service fee receivables	2,060,768,476	4,826,790,951	711,989,578
Other current assets	383,778,403	2,096,813,435	309,296,453

Total current assets	2,444,546,879	6,923,604,386	1,021,286,031

Total non-current assets	231,048,775	188,655,748	27,828,206

Total assets	2,675,595,654	7,112,260,134	1,049,114,237

Total current liabilities	3,217,606,854	4,470,189,070	659,388,001
Total non-current liabilities	89,357,959	76,052,124	11,218,286

Total liabilities	3,306,964,813	4,546,241,194	670,606,287

The table sets forth the results of operations of the VIE included in the Company’s consolidated statements of comprehensive (loss)/income:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Revenues	24,133,322	235,007,431	1,442,846,339	212,831,167
Net (loss)/ income	(40,775,032)	(233,163,744)	650,872,408	96,008,793

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

1.	Organization — continued

The table sets forth the cash flows of the VIE included in the Company’s consolidated statements of cash flows:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Net cash (used in)/ provided by operating activities	(30,520,525)	(102,319,756)	793,604,997	117,062,971
Net cash used in investing activities	(519,277,989)	(1,864,954,612)	(3,598,136,678)	(530,753,423)
Net cash provided by financing activities	551,727,344	2,175,459,545	3,380,179,509	498,603,028

As of December 31, 2015 and 2016, except for all assets of the consolidated trusts, the deposits that were held by the Funding Partners as guarantee deposits, there was no pledge or collateralization of the VIE’s assets. The amount of the net liability of the VIE was RMB 631 million as of December 31, 2015. The amount of the net asset of the VIE was RMB 2,566 million (US$379 million) as of December 31, 2016. The creditors of the VIE’s third-party liabilities did not have recourse to the general credit of the Primary Beneficiary in the normal course of business. The Company did not provide or intend to provide financial or other supports not previously contractually required to the VIE during the periods presented.

Consolidated trusts

Since November 2016, the Company established several trusts to invest in loans through the Company’s platform using both funds from third party and the Company. Such trusts are administered by a third party trust company as the trustee. The Company provides loan facilitating and financial guarantee to the trusts.

All assets of the consolidated trusts are collateral for the trusts’ obligations and can only be used to settle the trusts’ obligations.

On December 30, 2016, the board of the Company approved and set up the Share Based Payment Trust for the purpose of holding options awarded to certain employees and the underlying shares before they are exercised as instructed by the employees. Upon the options are exercised, the shares will be transferred to the relevant employees. As the Company has the power to govern the financial and operating policies of the Share Based Payment Trust and derives benefits from the contributions of the employees who have been awarded the options of the Company through their continued employment with the Company, the assets and liabilities of the Share Based Payment Trust are included in the consolidated balance sheets.

2.	Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and the subsidiaries of the VIE. All inter-company transactions and balances have been eliminated.

Pro forma information (unaudited)

The unaudited pro forma balance sheet information as of December 31, 2016 assumes (i) the automatic conversion of all of the outstanding Convertible Preferred Shares into 222,460,486 ordinary shares on a 1:1 basis upon the completion of the Qualified IPO, (ii) the cancellation of 15,814,019 ordinary shares held by Qufenqi Holding Limited owned by Tianjin Happy Share under the entrustment arrangement in April 2017, (iii) the issuance of 13,865,219 ordinary shares to a trustee for the benefit of certain employees in April 2017 related to share options granted to such employees, net of 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding as of May 31, 2017, (iv) the designation of all ordinary shares owned by Mr. Min Luo into 63,491,172 Class B ordinary shares on a 1:1 basis upon the completion of the Qualified IPO, (v) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all outstanding Convertible Preferred Shares into 230,746,898 Class A ordinary shares on a 1:1 basis upon the completion of the Qualified IPO.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, allowance for loan principal and financing service fee receivables, allowance for the receivables from suppliers, share-based compensation, valuation allowance for deferred tax assets, goodwill, uncertain tax positions and fair value of investments and guarantee liabilities. Actual results could differ from these estimates.

Revenue recognition

Credit services

The Company generates revenues primarily by providing borrowers with merchandise and cash installment credit financing. The Company records financing service fee relating to loan principal derived from these credit services over the life of the underlying loan principal using the effective interest method on unpaid principal amounts. Incentives provided to certain borrowers and deferred origination costs are recorded as a reduction in financing service fees using the effective interest method. Such financing service fees are recorded as financing income in the consolidated statements of comprehensive (loss)/income.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Revenue recognition — continued

Credit services — continued

The incentives are provided to certain borrowers and can only be applied as a reduction to the borrower’s repayments and cannot be withdrawn by the borrowers in cash.

The loan origination costs primarily include payments to vendors for individual credit assessments and commissions to individuals directly involved in the successful loan origination.

Financing income

Borrowers can withdraw cash (“cash installment credit services”) or purchase products (e.g. personal consumer electronics) (“merchandise installment credit services”) up to their approved credit limit and elect the installment repayment period, mainly ranging from 1 to 36 installments (either weekly or monthly) through the Company’s online website and application (collectively “financing platform”) or via borrowers’ Alipay accounts. The Company charges financing service fees for facilitating the financing, managing the financing platform and for acting as a guarantor for the financing. The financing service fees are recorded as financing income in the statement of comprehensive (loss)/ income in accordance with ASC 310. The Company may subsequently transfer the loans to Funding Partners.

Penalty fees

The Company charges borrowers penalty fees for late repayment of credit services. The penalty fee is calculated based on the number of overdue days of loan principals and the late payment rate. As collectability is not reasonably assured, the penalty fee is recorded on a cash basis. Penalty fees are recorded in revenue in the consolidated statements of comprehensive (loss)/income.

Sales commission fees

In addition to financing income, the Company earns a margin from its merchandise installment credit services on the products purchased from suppliers on behalf of the borrowers. The margin earned is fixed based on the retail sales price without considering the financing terms chosen by the borrower.

Sales commission fees is recorded net of the related cost on delivery date, as the Company does not assume inventory risk for the products and is considered to be an agent in accordance with ASC 605. Additionally, the Company is not responsible for providing any post-sale support to the borrowers nor does the Company make any changes to the products purchased by the borrowers. Accordingly, the Company recognizes the sales commission fees when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable.

Multiple element revenue recognition

The Company entered into the credit facilitation arrangement with financial institutions. The Company matches borrowers with the financial institutions which directly funds the credit drawdowns to the borrowers and provides

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Revenue recognition — continued

Multiple element revenue recognition — continued

post-origination services, for example, short messaging reminder services throughout the term of the loans. For each successful match, the Company earns an initial intermediary fee and a recurring service fee throughout the term of the loans. Borrowers make repayments directly to the consumer finance company and the consumer finance company will then remit the initial intermediary fees and recurring service fees to the Company on a periodic basis. The two deliverables provided by the Company are loan facilitation services and post origination services. In addition, the Company provides a guarantee to the financial institutions which requires the Company to make payments to the financial institutions based on the overdue rate of the credit portfolio under this arrangement. The Company considers the loan facilitation services and the post origination services as a multiple element revenue arrangement, and the financial institutions as the sole customer in the arrangement. The Company first allocates the consideration to the guarantee liability equaling to the fair value of the guarantee liability. The remaining consideration is allocated to the loan facilitation services and post origination services. The Company does not have vendor specific objective evidence, or VSOE, of selling price for the loan facilitation services and post origination services because the Company does not provide loan facilitation services or post origination services on a standalone basis. There is also no third-party evidence of the prices charged by third-party service providers when such services are sold separately as the basis of revenue allocation. As a result, the Company uses the best estimate of selling prices of loan facilitation services and post origination services as the basis of revenue allocation. Nevertheless, the amount allocated to the delivered loan facilitation services is limited to the amount that is not contingent on the delivery of the undelivered post origination services in accordance with ASC 605-25. The loan facilitation services and post origination services are recorded as loan facilitation income and others in the consolidated statements of comprehensive (loss)/income.

For loan facilitation services, post origination services and sales commission fees, the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured, in accordance with ASC 605, Revenue Recognition (“ASC 605”). As collectability is uncertain in relation to the remaining loan facilitation services income due to the potential default by borrowers such that they are not considered to be fixed or determinable, the remaining loan facilitation service income is recorded on a cash basis.

Foreign currency translation and transactions

The functional currency of the Company, Qudian BVI and Qudian HK is US$. The Company’s subsidiaries, VIE and subsidiaries of the VIE with operations in the PRC adopted RMB as their functional currencies. The determination of the respective functional currency is based on the criteria stated in ASC 830, Foreign Currency Matters. The Company uses RMB as its reporting currency. The financial statements of the Company, Qudian BVI and Qudian HK are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. Translation gains and losses are recorded in accumulated other comprehensive (loss)/income, as a component of shareholders’ equity/(deficit).

Transactions in currencies other than the functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Foreign currency translation and transactions — continued

Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency at the rates of exchange prevailing at the balance sheet dates. Transaction gains and losses are recognized in the consolidated statements of comprehensive (loss)/income during the period or year in which they occur.

Cash and cash equivalents

Cash and cash equivalents primarily consist of cash and demand deposits which are highly liquid. The Company considers highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less to be cash equivalents. All cash and cash equivalents are unrestricted as to withdrawal and use.

Guarantee deposits

In the ordinary course of business, the loan principal advanced by the Company to borrowers are transferred to its Funding Partners. The Company is required to guarantee the recoverability of the loan principal and interest. As a result, the Company may provide a cash deposit to the respective Funding Partners. The cash deposits are released only after the loan principal and interest are settled. Guarantee deposits represent cash that cannot be withdrawn without the permission of the Funding Partners. These guarantee deposits qualify as compensating balance arrangements under SEC Regulation S-X Rule 5-02, and are classified as current or non-current assets in the consolidated balance sheets based on the terms of the underlying borrowing arrangements (Note 5.1 and 9.1).
Loan principal and financing service fee receivables

Loan principal and financing service fee receivables represent payments due from borrowers that utilize the Company’s credit services. Loan principal and financing service fee receivables are recorded at amortized cost (i.e. unpaid principal and deferred origination costs), net of allowance for loan principal. Deferred origination costs are netted against revenue and amortized over the financing term using the effective interest method.

Allowance for loan principal and financing service fee receivables

The Company considers the loans to be homogenous as they are all unsecured consumer loans of similar principal amounts. The profile of the borrowers are also similar i.e. age, credit histories and employment status. Therefore, the Company applies a consistent credit risk management framework to the entire portfolio of loans in accordance with ASC 450-20.

The allowance for loan principal and financing service fee receivables is calculated based on historical loss experience using a roll rate-based model. The roll rate-based model stratifies the loan principal and financing service fee receivables by delinquency stages (i.e., current, 1-30 days past due, and 31-60 days past due etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on the loan principal and financing service fee receivables types are captured, and the ending delinquency

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Allowance for loan principal and financing service fee receivables — continued

stratification serves as the beginning point of the next iteration. This process is repeated on a monthly rolling basis. The loss rate calculated for each delinquency stage is then applied to the respective loan principal and financing service fees balance. The Company adjusts the allowance that is determined by the roll rate-based model for various Chinese macroeconomic factors i.e. gross-domestic product rates, per capita disposable income, interest rates and consumer price indexes. Each of these macroeconomic factors are equally weighted, and a score is applied to each factor based on year-on-year increases and decreases in that respective factor.

Loan principal and financing service fee receivables are charged off when a settlement is reached for an amount that is less than the outstanding balance or when the Company has determined the balance is uncollectable. In general, the Company considers loan principal and financing service fee receivables meeting any of the following conditions as uncollectable and charged-off: (i) death of the borrower; (ii) identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments or (iii) the amount remained outstanding 180 days past due and therefore deemed uncollectible.

Nonaccrual loan principal and financing service fee receivables

The Company does not accrue financing service fee on loan principals that are considered impaired or are more than 90 days past due. A corresponding allowance is determined under ASC 450-20 and allocated accordingly. After an impaired financing service fee receivable has been placed on nonaccrual status, financing service fee will be recognized when cash is received on a cash basis cost recovery method by applying first to reduce principal and then to financing income thereafter. Financing service fee accrued but not received is generally reversed against financing income. Financing service fee receivables may be returned to accrual status after all of the borrower’s delinquent balances of loan principal and financing service fee have been settled and the borrower remains current for an appropriate period.

Borrowings

The Company facilitates credit to borrowers and then transfers certain loan principals to the Funding Partners. The payment terms with the Funding Partners range from 13 days to 34 months at varying annual interest rates. Although the loan principals are transferred to the Funding Partners, the loan principals are not derecognized upon transfer, as they are not legally isolated in accordance with ASC 860, Transfers and servicing. In accordance with PRC law, the Company should give a notice regarding the loan transfer to the borrower, otherwise the transfer will not be effective for the borrower. As the Company did not provide such notice to the borrower, the transfer of the loan cannot be effective for the borrower. Therefore, the borrower is still obligated to repay the loan to the Company. Additionally, the terms of the transfer require the Company to guarantee the principal and interest, in case of default by the borrowers. As a result, the transfer of the loan principal is not accounted for as a sale, and the loan principal remains on the Company’s consolidated balance sheets, whilst the funds received from the Funding Partners are recorded as Borrowings in the Company’s consolidated balance sheets. Borrowings are initially recognized at fair value which is the cash received from Funding Partners, and measured subsequently at amortized cost using the effective interest method.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Borrowings — continued

The Company’s consolidated trust’s payable to the third party beneficiary is initially recognized equaling to the cash received from the beneficiary and measured subsequently at amortized cost using the effective interest method.

Guarantee liabilities

As part of the Company’s cooperation with various financial institutions, the Company provides guarantee on the principal and accrued interest repayment of the defaulted loans to the financial institutions, even in the event the loans are subsequently sold by the financial institutions.

The financial guarantee is accounted for as a credit derivative under ASC 815 because the scope exemption in ASC815-10-15-58(c) is not met. The guarantee liability is remeasured at each reporting period. The change in fair value of the guarantee liability is recorded as loss of guarantee liability in the consolidated statements of comprehensive (loss)/income. When the Company settles the guarantee liability through performance of the guarantee by making requisite payments on the respective defaulted loans, the Company records a corresponding deduction the guarantee liability. Subsequent collection from the borrower through the financial institutions will be recognized as a reversal of deduction to guarantee liabilities.

Fair value measurements of financial instruments

Financial instruments include guarantee deposits, short-term investments, loan principal and financing service fee receivables, amounts due to related parties, short-term and long-term borrowings, and guarantee liability. The carrying amount of the financial instruments, except for long-term loan principal and long-term borrowings, approximate fair value because of their short maturities. The short-term investments are carried at fair value. The Company’s short-term investments comprise of monetary wealth management products which are classified as held for trading. The fair value of such monetary wealth management products are determined based on the quoted subscription/ redemption price published by the investment manager of the products.

Fair value of guarantee liabilities

The fair value of the guarantee liability recorded at the inception of the loan was estimated using a discounted cash flow model based on our expected payouts from the arrangement with the financial institutions. The Company estimates its expected future payouts based on estimates of expected delinquency rate and a discount rate for time value.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method with the residual value based on the estimated useful lives of the class of asset, which range as follows:

Category:	Estimated Useful Life	Estimated Residual
Office and electronic equipment	3-5 years	0%-5%
Leasehold improvements	Over the shorter of the expected life of leasehold improvements or the lease term	0%

Costs associated with the repair and maintenance of property and equipment are expensed as incurred.

Intangible assets

Intangible assets represent purchased computer software. These intangible assets are amortized on a straight line basis over their estimated useful lives of the respective assets, which varies from 1-10 years.

Research and development

Research and development expenses are primarily incurred in the development of new services, new features and general improvement of the Company’s technology infrastructure to support its business operations. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s services. No research and development costs were capitalized during any period and year presented as the Company has not met all of the necessary capitalization requirements.

Impairment of long-lived assets and intangible assets with definite lives

Long-lived assets including intangible assets with definite lives, are assessed for impairment, whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC 360, Property, Plant and Equipment. The Company measures the carrying amount of long-lived assets against the estimated undiscounted future cash flows associated with it. Impairment exists when the estimated undiscounted future cash flows are less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. No impairment loss was recognized, for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively.

Employee defined contribution plan

Full time employees of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Employee defined contribution plan — continued

housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on a certain percentage of the employee’s salaries. The Company has no legal obligation for the benefits beyond the contributions. The total amount that was expensed as incurred, was RMB 1,055,844, RMB 14,510,236 and RMB 16,070,410 (US$2,370,512) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively.

Advertising costs

Advertising costs are expensed as incurred in accordance with ASC 720-35 Other Expense-Advertising costs. Advertising costs were RMB2,140,699, RMB 56,366,748 and RMB 67,258,213 (US$9,921,115) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively. Advertising costs are included in sales and marketing expense in the consolidated statements of comprehensive (loss)/ income.

Government grants

Government grants include cash subsidies received by the Company’s entities in the PRC from local governments as incentives for investing in certain local districts, and are typically granted based on the amount of investment made by the Company in form of registered capital or taxable income generated by the Company in these local districts. Such grants allow the Company full discretion in utilizing the funds and are used by the Company for general corporate purposes. The local governments have final discretion as to whether the Company met all of the criteria to be entitled to the subsidies. The Company does not in all instances receive written confirmation from local governments indicating the approval of the cash subsidies before cash is received. Cash subsidies of RMB nil, RMB730,000 and RMB nil are included in other non-operating income for the period from April 9, 2014 (date of inception) through December 31, 2014 and the year ended December 31, 2015, and 2016, respectively. Refunds for the value-added taxes paid of RMB nil, RMB nil and RMB 14,646,251 (US$2,160,437) are included in other operating income. Refunds for the corporate income taxes paid of RMB nil, RMB nil and RMB 12,123,338 (US$1,788,288) are recognized as deduction of income tax expense. Cash subsidies are recognized as other non-operating income when received and all the conditions for their receipt have been satisfied.

Value added taxes

Since its inception, Beijing Happy Time was certified as a small-scale VAT taxpayer whose applicable tax rate was 3%. In February 2015, it changed its status to a general VAT taxpayer (applicable tax rate: 6%), as approved by Chaoyang District Bureau of State Taxation. Beijing Happy Fenqi, a subsidiary of the VIE, is a small-scale VAT taxpayer with an applicable VAT rate of 3%. The other subsidiaries of the VIE are all general VAT taxpayers. VAT is reported as a deduction to revenue when incurred and amounted to RMB1,273,849, RMB 16,750,495 and RMB 107,065,470 (US$15,792,997) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively. Entities that are

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Value added taxes — continued

VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expenses and other current liabilities on the consolidated balance sheets.

Income taxes

The Company accounts for income taxes using the liability approach and recognizes deferred tax assets and liabilities for the expected future consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are recognized on the basis of the temporary differences that exist between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in earnings. Deferred tax assets are reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The components of the deferred tax assets and liabilities are classified as non-current.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of the benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained (defined as a likelihood of more than fifty percent of being sustained upon an audit, based on the technical merits of the tax position). The tax position is then assessed to determine the amount of benefits to recognize in the consolidated financial statements. The amount of the benefits that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Company did not recognize any income tax due to uncertain tax position or incur any interest and penalties related to potential underpaid income tax expenses for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the years ended December 31, 2015 and 2016.

Segment information

The Company’s chief operating decision maker is the chief executive officer, who makes resource allocation decisions and assesses performance based on the consolidated financial results. As a result, the Company has only one reportable segment.

As the Company generates substantially all of its revenues in the PRC, no geographical segments are presented.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are recognized on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term.

Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurement or assumptions that market participants would use when pricing the asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 Quoted prices in active markets for identical assets or liabilities.

•	Level 2 Observable inputs other than quoted prices in active markets, quoted prices for identical or similar assets and liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Share-based compensation

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Company recognizes the compensation costs net of estimated forfeitures using the straight-line method, over the applicable vesting period for each separately vesting portion of the award. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

A change in any of the terms or conditions of share options is accounted for as a modification of share options. The Company calculates the incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. For vested options, the Company recognizes incremental compensation cost in the period the modification occurred. For unvested options, the Company recognizes, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period and year presented.

Diluted earnings (loss) per ordinary share reflect the potential dilution that could occur if securities were exercised or converted into ordinary shares.

Investment in equity method investee

The Company uses the equity method to account for an equity investment over which it has significant influence but does not own a majority equity interest or otherwise control, generally accompanying a shareholding of between 20% and 50% of the voting rights. The share of earnings or losses of the investee are recognized in the consolidated statements of comprehensive (loss)/ income. Equity method adjustments include the company’s proportionate share of investee income or loss and other adjustments required by the equity method.

The Company assesses its equity investment for other-than-temporary impairment by considering factors as well as relevant and available information including, but not limited to, current economic and market conditions, the operating performance of the investees including current earning trends, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, cash burn rate and other company-specific information.

Significant risks and uncertainties

Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China (“PBOC”) or other authorized financial institution at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts.

Concentration of credit risk

Financial assets that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, guarantee deposits, short-term investment, loan principal and financing service fee receivables and other receivables.

The Company places its cash and cash equivalents and short-term investments, with reputable financial institutions that have high-credit ratings and quality. There has been no recent history of default in relation to these financial institutions.

The Company manages credit risk of loan principal and financing service fee receivables by performing credit assessments on its borrowers and its ongoing monitoring of the outstanding balances.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Significant risks and uncertainties — continued

Concentration of credit risk — continued

No borrower represented 10% or more of total revenues and loan receivable and financing service fee receivable for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the years ended December 31, 2015 and 2016.

Credit derivatives

The Company enters into guarantee arrangements with financial institutions classified as a credit derivative contract to facilitate borrowing transactions, under which the Company provides the financial institutions protection against the risk of default on a set of loans invested by the Consumer Finance Company. The Company will have to perform the guarantee obligation if a default event as defined under the contract occurs. The contractual or notional amounts of these credit derivatives represent the maximum potential amounts of future payments without consideration of possible recoveries under recourse provisions.

The Company manages current payment/performance risk of the credit derivatives through self-developed risk management model. The rating scale of risk management model takes into account factors such as identity characteristics, credit history, payment overdue history, payment capacity, behavioral characteristics and online social network activity.

Liquidity risk

The Company is exposed to liquidity risk as it may not have sufficient working capital to meet its commitments and business needs. Liquidity risk is monitored through the Company’s budgeting and monitoring procedures. As of December 31, 2014, 2015 and 2016, the Company had RMB 1, 928,830, RMB 210,114,007 and RMB 785,769,977 (US$115,907,244) of cash and cash equivalents and a working capital deficit of RMB 61,372,096 and RMB 773,059,975, working capital surplus of RMB 2,400,985,820 (US$354,164,268), respectively. For the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended 2015, the Company used RMB 30,520,525 and RMB 102,319,756 in its operations and incurred RMB 1,137,545 and RMB 1,510,676 of capital expenditures. For the year ended 2016, the cash provided by operating activities is RMB 794,063,139 (US$117,130,551) and the Company incurred RMB 4,607,296 (US$679,612) of capital expenditures, respectively. The Company believes that its current liquidity resources will be adequate to meet its obligations as they come due for a period of at least one year from May 31, 2017, the date at which the consolidated financial statements were available to be issued. In the event of any unexpected adverse change in its business, the Company has the ability and intent to reduce discretionary spending to increase liquidity and also has the ability to obtain additional equity financing.

Interest rate risk

The Company is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Company reviews and takes appropriate steps to manage its interest rate exposures

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Significant risks and uncertainties — continued

Interest rate risk — continued

on its interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the year presented.

Business and economic risk

The Company believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: changes in the overall demand for services and products; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; changes in certain strategic relationships; regulatory considerations and risks associated with the Company’s ability to attract employees necessary to support its growth. The Company’s operations could also be adversely affected by significant political, economic and social uncertainties in the PRC.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, FASB issued its final standard formally amending the effective date of the new revenue recognition guidance. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Recent accounting pronouncements — continued

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10) (“ASU 2016-01”). The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement for to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This updated guidance is effective for the annual period beginning after December 15, 2017, including interim periods within the year. Early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet. This standard also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. The updated guidance is effective for interim and annual periods beginning after December 15, 2018, and early adoption is permitted. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815), which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this ASU is required to assess the embedded call (put) options solely in accordance with the four step decision sequence. For public business entities, the amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. An entity should apply the amendments in this ASU on a modified retrospective basis to existing debt instruments as of the beginning of the fiscal year for which the amendments are effective. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

2.	Summary of Significant Accounting Policies — continued

Recent accounting pronouncements — continued

those annual periods, beginning after December 15, 2016. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the Company’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the Company’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU do not provide a definition of restricted cash or restricted cash equivalents. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

3.	Short-term investments

Short-term investments consists of wealth management products issued by China Merchants Bank which are redeemable by the Company at any time. The wealth management products are primarily invested in debt securities issued by the PRC government, corporate debt securities and central bank bills. The Company valued the short-term investments based on the quoted subscription/redemption price published by China Merchants Bank. As of December 31, 2015 and 2016, the net adjustment to unrealized holding gains/losses on short-term investments is nil, respectively.

4.	Loan principal and financing service fee receivables

4.1 Loan principal and financing service fee receivables consists of the following:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Short-term loan principal and financing service fee receivables
Loan principal and financing service fee receivables	2,081,763,308	4,930,315,057	727,260,197
Deferred origination costs	11,386,922	100,598	14,839
Less: allowance for loan principal and financing service fee receivables	(32,381,754)	(103,624,704)	(15,285,458)

Short-term loan principal and financing service fee receivables, net	2,060,768,476	4,826,790,951	711,989,578

Long-term loan principal and financing service fee receivables
Loan principal and financing service fee receivables	179,388,001	89,311,102	13,174,089
Less: allowance for loan principal and financing service fee receivables	(1,805,731)	(1,489,035)	(219,644)

Long-term loan principal and financing service fee receivables, net	177,582,270	87,822,067	12,954,445

As of December 31, 2015 and 2016, RMB 1,644,502,256 and RMB 3,733,945,521 (US$550,786,294), respectively, have been transferred to the Funding Partners, but were not derecognized upon transfer, as the loan principal and financing service fee receivables are not legally isolated in accordance with ASC 860, Transfers and servicing.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

4.	Loan principal and financing service fee receivables — continued

4.2 The following table presents nonaccrual loan principal as of December 31, 2015 and 2016, respectively.

	As of December 31,
	2015	2016
	RMB	RMB	US$
Nonaccrual loan principal	11,615,468	29,770,427	4,391,372
Less: allowance for nonaccrual loan principal	(10,209,853)	(25,312,490)	(3,733,791)

Nonaccrual loan principal, net	1,405,615	4,457,937	657,581

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

4.	Loan principal and financing service fee receivables — continued

4.3 The following tables present the aging of past-due loan principal and financing service fee receivables as of December 31, 2015 and 2016:

As of December 31, 2015:

	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total past due	Current	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Domestic consumer loans (uncollateralized):
-Loan principal	10,581,912	4,790,833	4,345,183	3,434,317	4,141,727	4,039,424	31,333,396	2,228,563,595	2,259,896,991
-Financing service fee receivables	157,367	98,065	131,829	—	—	—	387,261	867,057	1,254,318

Total	10,739,279	4,888,898	4,477,012	3,434,317	4,141,727	4,039,424	31,720,657	2,229,430,652	2,261,151,309

As of December 31, 2016:

	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total past due	Current	Total	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
Domestic consumer loans (uncollateralized):
-Loan principal	74,833,461	19,548,573	14,677,810	11,429,365	9,186,682	9,154,380	138,830,271	4,831,016,428	4,969,846,699	733,091,425
-Financing service fee receivables	1,850,790	756,907	679,930	—	—	—	3,287,627	46,491,833	49,779,460	7,342,861

Total	76,684,251	20,305,480	15,357,740	11,429,365	9,186,682	9,154,380	142,117,898	4,877,508,261	5,019,626,159	740,434,286

As of December 31, 2015 and 2016, all loans which are past due 90 days or more are nonaccrual.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

4.	Loan principal and financing service fee receivables — continued

4.4 Movement of allowance for loan principal and financing service fee receivables is as follows:

	As of December 31,
	2015			2016
	Loan principal	Financing service fee receivables	Total	Loan principal	Financing service fee receivables	Total
	RMB	RMB	RMB	RMB	RMB	RMB	US$
Balance at the beginning of the year	1,635,845	31,620	1,667,465	33,803,140	384,345	34,187,485	5,042,923
Additions	44,757,992	352,725	45,110,717	118,735,466	1,618,260	120,353,726	17,753,120
Charge-offs	(12,590,697)	—	(12,590,697)	(49,427,472)	—	(49,427,472)	(7,290,940)

Balance at the end of the year	33,803,140	384,345	34,187,485	103,111,134	2,002,605	105,113,739	15,505,102

Evaluated for impairment on a pooled basis	33,803,140	384,345	34,187,485	103,111,134	2,002,605	105,113,739	15,505,102

5.	Other current assets

Other current assets consist of the following:

		As of December 31,
		2015	2016
		RMB	RMB	US$
Prepaid expenses		6,170,596	14,387,545	2,122,276
Employee advances		1,091,182	345,915	51,025
Guarantee deposits held by Funding Partners	5.1	58,985,638	241,669,750	35,648,187
Deposits held by third-parties		5,228,249	1,761,583	259,847
Receivables from suppliers	5.2	17,521,227	22,733,293	3,353,339
Receivables from third party payment service providers		403,457	613,648	90,518
Sales commission fees receivables		333,872	516,573	76,198
Deferred Initial Public Offering (“IPO”) costs		—	6,204,456	915,206
Receivables from the Consumer Finance Company		—	23,866,680	3,520,525

Total		89,734,221	312,099,443	46,037,121
Less: Allowance for the receivables from suppliers		—	(11,822,819)	(1,743,959)

		89,734,221	300,276,624	44,293,162

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

5.	Other current assets — continued

5.1 Movement of current guarantee deposits held by Funding Partners is as follows:

	As of December 31,
	2015			2016
	P2P platforms	Other institutions	Total	P2P platforms	Other institutions	Total
	RMB	RMB	RMB	RMB	RMB	RMB	US$
Balance at the beginning of the year	13,743,538	—	13,743,538	10,746,900	48,238,738	58,985,638	8,700,845
Payment to Funding Partners	56,127,611	48,238,738	104,366,349	161,004,146	64,904,547	225,908,693	33,323,307
Transfer from non-current guarantee deposits	3,183,458	—	3,183,458	39,297,469	7,853,333	47,150,802	6,955,114
Refund from Funding Partners	(62,307,707)	—	(62,307,707)	(53,710,498)	(36,664,885)	(90,375,383)	(13,331,079)

Balance at the end of the year	10,746,900	48,238,738	58,985,638	157,338,017	84,331,733	241,669,750	35,648,187

5.2 Receivables from suppliers represent the refunds for the return of merchandise sales, which are due from suppliers within approximately one week from the Company’s notification of the refund.

6.	Investment in equity method investee

On October 17, 2016, the Company made a commitment to invest RMB 190 million in cash for 45.9% of the equity interest in Ganzhou Qu Campus Technology Co., Ltd (“Ganzhou Qu Campus”) which mainly operates computer services, advisory, and online merchandise services. As of December 31, 2016, the Company contributed RMB 70 million in Ganzhou Qu Campus and held a 45.9% equity interest in Ganzhou Qu Campus. As the Company has significant influence over Ganzhou Qu Campus, Ganzhou Qu Campus was accounted for as an equity method investment. The cost of the investment over the proportional fair value of the assets and liabilities of the investee is reflected in the Company’s memo accounts as “equity method goodwill”. The equity method goodwill is not subsequently amortized and is not tested for impairment under ASC 350. Equity method investments shall continue to be reviewed for impairment in accordance with paragraph ASC 323-10-35-32. The Company’s share of loss in Ganzhou Qu Campus for the year ended December 31, 2016 was RMB 4,805,183 (US$ 708,802), which was recognized in the consolidated statements of comprehensive (loss)/ income. Due to the short operating history of Ganzhou Qu Campus, the Company determined that the investment is not impaired as of December 31, 2016.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

7.	Property and equipment, net

Property and equipment consist of the following:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Office and electronic equipment	2,584,923	3,725,410	549,527
Leasehold improvements	—	3,181,328	469,271
Less: Accumulated depreciation	(703,379)	(2,020,852)	(298,091)

	1,881,544	4,885,886	720,707

Depreciation expense for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016 were RMB 56,861, RMB 646,518 and RMB 1,317,473 (US$ 194,337), respectively.

8.	Intangible assets

Intangible assets consist of the following:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Software	63,298	348,779	51,448
Less: Accumulated amortization	(34,486)	(220,480)	(32,523)

	28,812	128,299	18,925

Amortization expenses for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016 were RMB nil, RMB 34,486 and RMB 185,994 (US$ 27,436), respectively.

The estimated useful life of the intangible assets are 1 to 10 years. The estimated aggregate amortization expense for the next fiscal year is RMB 54,741 (US$ 8,075).

9.	Other non-current assets

Other non-current assets consist of the following:

		As of December 31,
		2015	2016
		RMB	RMB	US$
Guarantee deposits held by Funding Partners	9.1	48,684,304	5,675,452	837,173
Prepaid expense		—	2,466,199	363,785
Rental deposits		1,249,527	3,695,329	545,090

		49,933,831	11,836,980	1,746,048

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

9.	Other non-current assets — continued

9.1 Movement of non-current guarantee deposits held by Funding Partners is as follows:

	As of December 31,
	2015			2016
	P2P platforms	Other institutions	Total	P2P platforms	Other institutions	Total	Total
	RMB	RMB	RMB	RMB	RMB	RMB	US$
Balance at the beginning of the year	3,183,458	—	3,183,458	40,830,971	7,853,333	48,684,304	7,181,317
Payment to Funding Partners	40,830,971	7,853,333	48,684,304	4,141,950	—	4,141,950	610,970
Transfer to current guarantee deposits	(3,183,458)	—	(3,183,458)	(39,297,469)	(7,853,333)	(47,150,802)	(6,955,114)

Balance at the end of the year	40,830,971	7,853,333	48,684,304	5,675,452	—	5,675,452	837,173

10.	Short-term and long-term borrowings

In the ordinary course of business, the Company transfers loan principals to the Funding Partners. However, in accordance with ASC 860, Transfers and servicing, the loan principals are not derecognized upon transfer as they are not legally isolated. Hence, the Company continues to report the transferred loan principal in the consolidated balance sheets and account for the proceeds from the transfer as a secured borrowing with pledge of collateral.

The following table presents short-term borrowings from the Funding Partners as of December 31, 2015 and 2016. Short-term borrowings includes borrowings with terms shorter than one year, the current portion of the long-term borrowings and long-term borrowings with early repayment options that are exercisable by the Funding Partners on demand:

			As of December 31,
Funding Partners	Fixed annual rate (%)	Term*	2015	2016
			RMB	RMB	US$
P2P platforms	5.5 to 14	1 month to 24 months	1,269,636,642	3,141,161,270	463,345,960
Other institutions	3.5 to 12	13 days to 698 days	293,246,787	1,042,069,588	153,713,450

			1,562,883,429	4,183,230,858	617,059,410

*	Includes current portion of borrowings greater than 1 year.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

10.	Short-term and long-term borrowings — continued

The following table presents long-term borrowings from Funding Partners as of December 31, 2015 and 2016:

			As of December 31,
Funding Partners	Fixed annual rate (%)	Term	2015	2016
			RMB	RMB	US$
P2P platforms	6 to 12	13 months to 34 months	41,701,844	76,052,124	11,218,286
Other institutions	5.5 to 6.42	370 days to 698 days	47,656,115	—	—

			89,357,959	76,052,124	11,218,286

The weighted average interest rate for the outstanding borrowings was approximately 9.88% and 9.15% as of December 31, 2015 and 2016, respectively.

The following table sets forth the contractual obligations which has not included impact of discount of time value as of December 31, 2015 and 2016:

	Payment due by period
	Less than 1 year	1 – 2 years	Greater than 2 years	Total
As of December 31, 2015 (RMB) Long-term borrowings and interest payables	145,804,192	95,399,751	1,003,119	242,207,062

As of December 31, 2016 (RMB) Long-term borrowings and interest payables	217,633,327	78,081,207	—	295,714,534

As of December 31, 2016 (US$) Long-term borrowings and interest payables	32,102,625	11,517,591	—	43,620,216

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

11.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Accrued payroll
Salaries, bonuses, subsidies and allowances	7,826,454	15,128,869	2,231,627
Social benefits	297,067	331,094	48,839
Housing funding	18,360	14,992	2,211
Pension insurance	389,087	534,840	78,893
Unemployment insurance	19,454	23,908	3,527
Other tax payables	10,890,659	90,478,748	13,346,326
Payable to suppliers	16,144,698	75,160,792	11,086,807
Payable to employee	248,043	18,146	2,677
Payable to external service providers	4,398,111	16,347,014	2,411,313
Business deposits	2,667,742	11,240,633	1,658,082
Payable to campus representatives	4,966,440	—	—
IPO expenses	—	4,886,581	720,809
Trust administration fee payables	—	164,384	24,248
Others	747,763	1,334,918	196,911

	48,613,878	215,664,919	31,812,270

12.	Guarantee liabilities

The movement of guarantee liabilities during the year ended December 31, 2016 is as follows:

	For the year ended December 31, 2016
	RMB	US$
Balance at the beginning of the year	—	—
Fair value of guarantee liabilities upon the inception of new loans	5,496,085	810,716
Performed guarantee	(149,262)	(22,018)
Change in fair value of guarantee liabilities	860,989	127,003

As of December 31, 2016	6,207,812	915,701

As of December 31, 2016, the maximum potential undiscounted future payment the Company would be required to make is RMB 1,373,139,357 (US$202,548,841). The term of the guarantee is the same as the term of loans facilitated under the arrangement with the Consumer Finance Company, which ranges from 7 days to 2 years, as of December 31, 2016.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

13.	Cost of revenues

Cost of revenues consists of the following:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Interest expenses of borrowings	7,807,243	122,705,588	210,950,030	31,116,786
Other lending related costs	1,206,562	25,711,093	56,911,976	8,394,963

	9,013,805	148,416,681	267,862,006	39,511,749

14.	Interest and investment income, net

Interest and investment income, net consists of the following:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Share of loss from equity method investment	—	—	(4,805,183)	(708,802)
Investment income of short-term investments	—	764,538	3,406,166	502,436
Interest income	8,146	2,124,373	3,256,345	480,336

	8,146	2,888,911	1,857,328	273,970

15.	Other income

Other income consists of the following:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Government subsidies	—	730,000	—	—
Others	98	48,777	47,186	6,960

	98	778,777	47,186	6,960

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

16.	Other expenses

Other expenses consist of the following:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Donation	—	6,499,408	1,000,000	147,508
Others	5,186	5,799	834,352	123,073

	5,186	6,505,207	1,834,352	270,581

17.	Income taxes

The Company was incorporated in the Cayman Islands. It is tax-exempted under the tax laws of the Cayman Islands. Qudian BVI is domiciled in the British Virgin Islands, which is also tax-exempted. Qudian HK is domiciled in Hong Kong, and is subject to 16.5% statutory income tax rate in the periods presented.

The VIE and its subsidiaries domiciled in the PRC were subject to 25% statutory income tax rate in the periods presented. Qudian BVI is tax-exempt. As stipulated by the Taxation Law of PRC, subsidiaries in Ganzhou are qualified enterprises engaged in industry under the Western Development Strategy and are therefore entitled to preferential tax rate of 15%.

The Enterprise Income Tax Law (the “EIT Law”) of the PRC includes a provision specifying that legal entities organized outside PRC will be considered residents for Chinese income tax purposes if their place of effective management or control is within PRC. If legal entities organized outside PRC were considered residents for Chinese income tax purpose, they would become subject to the EIT Law on their worldwide income. This would cause any income from legal entities organized outside PRC earned to be subject to PRC’s 25% EIT. The Implementation Rules to the EIT Law provides that non-resident legal entities will be considered as PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties, etc. reside within PRC.

Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside PRC should be characterized as PRC residents for EIT Law purposes.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

17.	Income taxes — continued

The current and deferred component of income tax expenses which were substantially attributable to the Company’s PRC subsidiaries, VIE and subsidiaries of the VIE, are as follows:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Current income tax expense	—	—	144,628,149	21,333,788
Deferred income tax expense	—	—	(17,787,699)	(2,623,825)

Total income tax expense	—	—	126,840,450	18,709,963

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), that requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This ASU, which may be adopted either prospectively or retrospectively, is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. Adoption of the ASU may result in changes in the Company’s presentation of deferred tax assets and liabilities on the Company’s financial position but will not affect the substantive content of the Company’s consolidated financial statements. The Company has early adopted this standard.

The principal components of the deferred tax assets and liabilities are as follows:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,

		2015	2016
	RMB	RMB	RMB	US$
Non-current deferred tax assets
Allowance for loan principal and financing service fee receivables	416,866	11,694,546	33,430,952	4,931,328
Allowance for other receivables		—	2,082,694	307,214
Guarantee liabilities		—	931,172	137,355
Share-based compensation	679,355	14,581,147	18,087,929	2,668,112
Investment loss under equity method		—	1,201,296	177,201
Net operating loss carry forwards	9,095,898	31,866,359	55,764,192	8,225,656
Less valuation allowance	(10,192,119)	(58,142,052)	(93,710,536)	(13,823,041)

Non-current deferred tax assets, net	—	—	17,787,699	2,623,825

Non-current deferred tax liabilities	—	—	—	—

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

17.	Income taxes — continued

The Company operates through its subsidiaries, VIE and subsidiaries of the VIE. The valuation allowance is considered on an individual entity basis. As of December 31, 2016, the Company had deferred tax assets related to net operating loss carry forwards of RMB 55,764,192 (US$8,225,656) from its subsidiaries, VIE and subsidiaries of the VIE registered in the PRC, which can be carried forward to offset taxable income. The net operating loss will expire in years 2017 to 2021 if not utilized. The Company assessed the available evidence to estimate if sufficient future taxable income would be generated to use the existing deferred tax assets.

Reconciliation between the income taxes expense computed by applying the PRC tax rate to loss before the provision of income taxes and the actual provision for income taxes is as follows:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,

		2015	2016
	RMB	RMB	RMB	US$
(Loss)/ income before provision of income tax	(40,775,032)	(233,163,744)	703,493,068	103,770,754
PRC statutory income tax rate	25%	25%	25%	25%
Income tax at statutory tax rate	(10,193,758)	(58,290,936)	175,873,268	25,942,689
Effect of different tax rates		—	(72,661,772)	(10,718,182)
Expenses not deductible for tax purposes	1,639	10,341,003	183,808	27,113
Income tax refund		—	(12,123,338)	(1,788,288)
Changes in valuation allowance	10,192,119	47,949,933	35,568,484	5,246,631

Income tax expenses	—	—	126,840,450	18,709,963

The Company did not incur any interest and penalties related to potential underpaid income tax expenses.

The relevant tax authorities have not conducted a tax examination on PRC entities. In accordance with relevant PRC tax administration laws, the tax for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016 of the Company’s PRC subsidiaries, VIE and subsidiaries of the VIE remain subject to tax audits by the relevant tax authorities as of December 31, 2016.

Management has asserted to indefinitely reinvest the undistributed earnings of the subsidiaries located in the PRC. The cumulative amount of the temporary differences in respect of investments in foreign subsidiaries is RMB 744,335,439 (US$109,795,324) as of December 31, 2016. Upon repatriation of the foreign subsidiaries and the VIE’s earnings, in the form of dividends or otherwise, the Company would be subject to various PRC income taxes including withholding income tax. The related unrecognized deferred tax liabilities were approximately RMB 297,734,175 (US$43,918,129).

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

18.	Earnings (Loss) per Share

The following table sets forth the computation of basic and diluted net (loss)/income per share for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Basic and diluted (loss)/income per share
Numerator:
Net (loss)/income attributable to ordinary shareholders for computing basic loss per share	(40,775,032)	(233,163,744)	576,652,618	85,060,791
Reversal of accretion upon assumed conversion of Convertible Preferred Shares	—	—	—	—
Dividend eliminated upon assumed conversion of Convertible Preferred Shares	—	—	—	—
Net (loss)/income attributable to ordinary shareholders for computing net loss per ordinary share — diluted	(40,775,032)	(233,163,744)	576,652,618	85,060,791

Shares (denominator):
Weighted average number of shares used in calculating net loss per ordinary share — basic (millions of shares)	79.31	79.31	79.31	79.31
Adjustments for dilutive share options (millions of shares)	—	—	2.01	2.01
Conversion of Convertible Preference Shares (million shares)	—	—	222.46	222.46
Weighted average number of shares used in calculating net loss per ordinary share — diluted (millions of shares)	79.31	79.31	303.78	303.78
Net (loss)/income per ordinary share — basic	(0.51)	(2.94)	7.27	1.07

Net (loss)/income per ordinary share — diluted	(0.51)	(2.94)	1.90	0.28

The effects of all convertible preferred shares and share options were excluded from the calculation of diluted earnings per share as their effect would have been anti-dilutive during the period and the year ended December 31, 2014 and 2015.

The unaudited pro forma net income per ordinary share is computed using the weighted-average number of ordinary shares outstanding and assumes the automatic conversion of all of the Company’s Series A, Series B, Series C Preferred Shares into 222,460,486 weighted-average shares of Class A ordinary stock and the designation of all ordinary shares owned by Mr Min Luo into 63,491,172 Class B ordinary shares upon the closing of the Company’s Qualified IPO as defined in Note 24 of the consolidated financial statements, as if it had occurred on January 1, 2016.

In addition, the pro forma share amounts excludes 15,814,019 ordinary shares held by Qufenqi Holding owned by Tianjin Happy Share under the entrustment arrangement which were cancelled in April 2017. The pro forma share amounts includes the issuance of 13,865,219 ordinary shares to a trustee for the benefit of certain employees in April 2017 related to share options granted to such employees, net of 5,578,807 ordinary shares underlying unvested options that are issued but deemed to be not outstanding as of May 31, 2017. Share-based compensation expenses associated with these options is excluded from this pro forma presentation. These impacts are included in the Class A ordinary shares pro forma adjustment.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

18.	Earnings (Loss) per Share — continued

The Company believes the unaudited pro forma net income per share provides material information to investors and the disclosure of pro forma net income per ordinary share provides an indication of net income per ordinary share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

The following table summarizes the unaudited pro forma net income per share attributable to ordinary shareholders:

Basic income per share:

	As of December 31,
	2016
	Class A		Class B
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	RMB	US$	RMB	US$
Numerator:
Net income attributable to Class A and Class B ordinary shareholders	452,221,573	66,706,234	124,431,045	18,354,557

Millions of Shares (denominator):
Weighted average shares used for basic income per share computation	15.81	15.81	63.49	63.49
Pro forma adjustment to reflect cancellation of shares held by Tianjin Happy Share	(15.81)	(15.81)	—	—
Pro forma adjustment to reflect issuance of Class A ordinary shares to vested employees	8.29	8.29	—	—
Add: Conversion of preferred shares	222.46	222.46	—	—

Number of shares used for basic income per share computation	230.75	230.75	63.49	63.49

Pro forma basic income per share	1.96	0.29	1.96	0.29

Diluted income per share:

	As of December 31,
	2016
	Class A		Class B
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	RMB	US$	RMB	US$
Numerator:
Net income attributable to Class A and Class B ordinary shareholders	453,067,099	66,830,956	123,585,519	18,229,835
Reallocation of net income as a result of conversion of Class B to Class A ordinary shares	123,585,519	18,229,835	—	—
Allocation of net income to Class A and Class B ordinary shareholders for diluted income per share	576,652,618	85,060,791	123,585,519	18,229,835

Millions of Shares (denominator):
Number of shares used for basic pro forma income per share computation	230.75	230.75	63.49	63.49
Conversion of Class B to Class A common shares	63.49	63.49		—
Weighted average effect of dilutive securities:
Employee stock options	2.01	2.01

Number of shares used for diluted income per share computation	296.25	296.25	63.49	63.49

Pro forma diluted income per share	1.95	0.29	1.95	0.29

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

19.	Fair value measurements

Assets and liabilities disclosed at fair value

The Company measures its cash and cash equivalents, loan principal and financing service fee receivables and short term borrowing at amortized cost. Short-term investment is measured at fair value based on the quoted subscription/redemption price published by the investment manager and represented a level 2 measurement. The carrying value of loan principal and financing service fee receivables approximate their fair value due to their short-term nature and are considered a level 3 measurement. The fair value was estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates based on current offering rates of comparable institutions with similar services. The carrying value of the Company’s debt obligations approximate fair value as the borrowing rates are similar to the market rates that are currently available to the Company for financing obligations with similar terms and credit risks and represent a level 2 measurement. The guarantee liabilities are presented as a level 3 measurement, with fair value estimated by discounting expected future payouts, net chargeoff rates, expected collection rates and a discount rate for time value.

Assets measured at fair value on a nonrecurring basis

The Company measured its property and equipment, intangible assets and equity method investment at fair value on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

Assets and liabilities measured at fair value on a recurring basis

The Company measured its short-term investments at fair value on a recurring basis. The short-term investments were wealth management products issued by China Merchants Bank that are redeemable at any time. The Company valued the short-term investments based on the quoted subscription/redemption price published by China Merchants Bank.

The Company measured its guarantee liabilities at fair value on a recurring basis. As the Company’s guarantee liabilities are not traded in an active market with readily observable prices, the Company use significant unobservable inputs to measure the fair value of guarantee liabilities. Guarantee liabilities are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended December 31, 2015, and 2016.

The following table summarizes the Company’s financial assets and liabilities measured and recorded at fair value on recurring basis as of December 31, 2015 and 2016:

As of December 31, 2015
	Active market	Observable input	Non-observable input
	(Level 1)	(Level 2)	(Level 3)	Total
	RMB	RMB	RMB	RMB
Assets:
Short-term investments:
Monetary wealth management products	—	49,000,000	—	49,000,000

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

19.	Fair value measurements — continued

Assets and liabilities measured at fair value on a recurring basis — continued

	As of December 31, 2016
	Active market (Level 1)	Observable input (Level 2)	Non-observable input (Level 3)	Total

	RMB	RMB	RMB	RMB
Assets:
Short-term investments:
Monetary wealth management products	—	430,200,000	—	430,200,000

Liabilities:
Guarantee liabilities	—	—	6,207,812	6,207,812

	As of December 31, 2016
	Active market (Level 1)	Observable input (Level 2)	Non-observable input (Level 3)	Total

	US$	US$	US$	US$
Assets:
Short-term investments:
Monetary wealth management products	—	63,457,879	—	63,457,879

Liabilities:
Guarantee liabilities	—	—	915,701	915,701

At December 31, 2016, the discounted cash flow methodology is used to estimate the fair value of guarantee liabilities. The significant unobservable inputs used in the fair value measurement of guarantee liabilities include the discount rate and expected delinquency rates applied in the valuation models. These inputs in isolation can cause significant increases or decreases in fair value. Specifically, when a discounted cash flow model is used to determine fair value, the significant input used in the valuation model is the discount rate applied to present value the projected cash flows. Increases in the discount rate can significantly lower the fair value of guarantee liabilities; conversely a decrease in the discount rate can significantly increase the fair value of the guarantee liabilities. The discount rate is determined based on the market rates. Increase in the expected delinquency rates can significantly increase the fair value of guarantee liabilities; conversely a decrease in the expected delinquency rates can significantly decrease the fair value of guarantee liabilities.

Significant Unobservable Inputs

Financial Liabilities	Unobservable Input	As of December 31, 2016 Range of Inputs Weighted — Average
Guarantee liabilities	Discount rates	5.20%
	Expected delinquency rates	0.25%-0.51%

Refer to Note 12 for additional information about Level 3 guarantee liabilities measured at fair value on a recurring basis for the year ended December 31, 2016.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

20.	Shareholder distribution

In April 2014, the Company initially operated its business through Beijing Happy Time. In the same month, the Company also incorporated offshore holding companies in the Cayman Islands and Hong Kong, namely Qufenqi Inc. and Qufenqi (HK) Limited, respectively, in order to facilitate financing from investors outside of the PRC. Qufenqi (HK) Limited then incorporated a wholly foreign owned entity in China, Qufenqi Beijing that entered into a series of contractual arrangements with Beijing Happy Time and its shareholders, which allowed Qufenqi Inc. to exercise effective control over Beijing Happy Time and realize substantially all of the economic risks and benefits arising from Beijing Happy Time and its subsidiaries. In 2015, Beijing Happy Time acquired all of the equity interest of Qufenqi Beijing from Qufenqi (HK) Limited for a consideration of RMB 838,434,577 (US$ 123,675,686) and simultaneously the contract arrangements between Beijing Happy Time and Qufenqi Beijing were terminated. The transaction was accounted for as a deemed distribution to the Company’s shareholders.

21.	Related party balances and transactions

Related parties

Name of related parties	Relationship with the Company
Luo Min	Founder, chief executive officer and principal shareholder of the Company
Qufenqi Inc.	Ultimate legal holding company of the VIE prior to December 31, 2015
Qufenqi (HK) Limited	Holding company of the VIE prior to December 17, 2015
Alipay.com Co., Ltd.	Subsidiary of principal shareholder of the Company
Ganzhou QuCampus	The Company’s equity method investee
Ganzhou Happy Share Capital Management L.P.	Company controlled by Founder
Zhima Credit Management Co., Ltd	Subsidiary of principal shareholder of the Company
Key management and their immediate families	The Company’s key management and their immediate families

Details of related party balances and transactions as of December 31, 2015 and 2016 are as follows:

21.1 Amounts due to related parties

		As of December 31,
	Note	2015	2016
		RMB	RMB	US$
Qufenqi Inc.	(i)	368,245,902	867,874	128,018
Qufenqi (HK) Limited	(i), (ii)	1,092,329,717	—	—
Luo Min	(i)	145,457,524	—	—
Zhima Credit Management Co., Ltd	(iii)	—	19,605,313	2,891,938
Key management and their immediate families	(i)	76,404	—	—

Total		1,606,109,547	20,473,187	3,019,956

(i)	The balance mainly represents the transactions from daily operations, which is interest free and payable on demand.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

21.	Related party balances and transactions — continued

21.1 Amounts due to related parties — continued

(ii)	On December 17, 2015, the VIE acquired 100% of the shares in Qufenqi Beijing from Qufenqi (HK) Limited for a consideration of RMB 838,434,577 (US$ 123,675,686). The amount was accounted for as a deemed distribution to the Company’s shareholders.
(iii)	The balance mainly represents the credit assessment and advertising platform service fee payables.

21.2 Amounts due from related parties

		As of December 31,
	Note	2015	2016
		RMB	RMB	US$
Short-term amounts due from related parties
Qufenqi Inc.		—	180,000,000	26,551,414
Qufenqi (HK) Limited		—	4,860	717
Ganzhou Qu Campus		—	157,673	23,258
Ganzhou Happy Share Capital Management L.P.		—	770	114
Alipay.com Co., Ltd.	(i)	33,772,309	404,631,249	59,686,288
Zhima Credit Management Co., Ltd		—	778,837	114,885
Key management and their immediate families
Employee advances		75,131	60,000	8,849
Loan principal and financing service fee receivables	(ii)	1,082,735	272,318	40,169

Total short-term amounts due from related parties		34,930,175	585,905,707	86,425,694

Long-term amounts due from related parties
Key management and their immediate families
Loan principal and financing service fee receivables	(ii)	1,622,318	1,000,000	147,508

Total long-term amounts due from related parties		1,622,318	1,000,000	147,508

Total amounts due from related parties		36,552,493	586,905,707	86,573,202

(i)	The balance represents the amount deposited in the Company’s Alipay accounts. Such amount is unrestricted as to withdrawal and use and readily available to the Company on demand.
(ii)	Key management and their immediate families borrowed funds through the Company’s financing platform.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

21.	Related party balances and transactions — continued

21.2 Amounts due from related parties — continued

The movement of the loan principal and financing service fee receivables due from key management and their immediate families is as follows:

	As of December 31,
	2015	2016
	RMB	RMB	US$
Balance at the beginning of the year	—	2,705,053	399,017
Loan principal and financing service fee receivables	3,515,287	2,700,000	398,271
Payments	(810,234)	(4,132,735)	(609,611)

Balance at end of the year	2,705,053	1,272,318	187,677

As of December 31, 2015 and 2016, the total outstanding balance, which was due on demand, interest free and uncollateralized due from these related parties, was RMB1,050,000 and RMB1,000,000 (US$147,508), respectively. The remaining interest free loans will be repaid in full as of May, 2018.

The Company intent to settle interest free loans extended to related parties and we do not plan to enter into similar transactions with related parties in the future.

21.3 Transactions with related parties

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Financing income
Key management and their immediate families	—	133,380	90,539	13,355

Cost of revenue
Alipay.com Co., Ltd.	—	8,185,069	41,186,645	6,075,354
Zhima Credit Management Co., Ltd		—	6,150,041	907,179

		8,185,069	47,336,686	6,982,533

Sales and marketing
Zhima Credit Management Co., Ltd		—	36,149,807	5,332,380

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

22.	Share-based compensation

Stock options

On August 29, 2014, the Board of Directors of the former holding company of Beijing Happy Time approved the 2014 Share Plan (the “2014 Plan”) for the purpose of providing incentives and rewards to employees and executives who contribute to the success of the Company’s operations, and approved 20,824,447 of share options under the 2014 Plan. These share options do not have an exercise price and vest over four years. 25% of the share options could be vested on the first anniversary, while the remaining could be vested 1/3 yearly when the participant completes each 1-year period of continuous service thereafter. The share options expire 10 years from the date of grant. Upon execution of the share options, shares owned by Mr. Luo Min will be transferred to the option holders.

During the period from August 29, 2014 to December 31, 2014, a total of 18,373,219 of share options were granted under the 2014 Plan.

During the year ended December 31, 2015, a total of 2,449,800 of stock options were granted under the 2014 Plan.

On December 26, 2015, the 2014 Plan was terminated. On the same day, the Board of Directors of Beijing Happy Time approved the 2015 Share Plan (the “2015 Plan”) which replaced the 2014 Plan. Under the 2015 Plan, Beijing Happy Time was entitled to grant a total of 15,814,019 share options in virtual shares of Tianjin Happy Share to employees, officers, directors and individuals. Tianjin Happy Share is a limited partnership established under the laws of PRC, which owns 5.24% of the equity interest in Beijing Happy Time as of December 26, 2015. Beijing Happy Time divided the partnership interest in Tianjin Happy Share into 15,814,019 virtual shares and awarded the share options to purchase the virtual shares to grantees of the 2015 Plan. Beijing Happy Time granted 13,373,019 share options under the 2015 Plan to the employees as replacement awards for the 2014 plan and all the share options granted were immediately vested on December 26, 2015. The 2015 Plan expires 10 years from the date of the grant.

As part of the restructuring in 2016, Tianjin Happy Share entered into a share entrustment agreement with Qufenqi Holding Limited, pursuant to which Qufenqi Holding Limited holds 15,814,019 ordinary shares of Qudian Inc. as the nominal shareholder on behalf of Tianjin Happy Share. As such, grantees of the 2015 Share Incentive Plan enjoy the pecuniary interests of the 15,814,019 shares, representing 5.24% of the equity interest of Qudian Inc. in proportion to their relevant numbers of options to purchase virtual shares of Tianjin Happy Share.

On May 1, 2016, the Board of Directors of Beijing Happy Time approved the 2015 Incentive Plan Supplementary Agreement (“Supplemental 2015 Incentive Plan”), which canceled 1,080,000 share options granted under the 2015 Plan. In addition, the Company will issue share options to certain management and employees equivalent to the numbers of shares canceled within the next three years (with the first performance review in January 2017) based on the periodic performance reviews of those individuals.

As part of the restructuring, the Board of Directors of Qudian Inc. approved the cancellation of the 2015 Plan and the Supplemental 2015 Incentive Plan as well as the adoption of the 2016 Equity Incentive Plan (the “2016 Plan”) on December 9 2016. During the year ended December 31 2016, the Company granted a total of

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

22.	Share-based compensation — continued

Stock options — continued

15,299,019 of share options for the ordinary shares of Qudian Inc. under 2016 Plan. The Company granted 12,364,319 share options under the 2016 Plan to the employees as replacement awards for the 2015 plan. All the share options granted under 2016 Plan were vested over 3 to 5 years. The 2016 Plan expires 10 years from the date of the grant.

The Company has set up the Share Based Payment Trust for the purpose of holding options awarded to certain employees and underlying shares before they are exercised as instructed by the employees. As of December 31, 2016, 13,865,219 options are held by the trustee of the Share Based Payment Trust.

The Company calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with assistance from independent valuation firms. Assumptions used to determine the fair value of share options granted during 2014, 2015 and 2016 are summarized in the following table:

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
Risk-free interest rate (%)	2.35	2.00 to 2.43	2.47
Volatility (%)	44.9 to 48.7	46.6 to 50.3	49.8 to 49.9
Expected exercise multiple	2.2-2.8	2.2-2.8	2.2-2.8
Dividend yield	NIL	NIL	NIL
Expected life (in years)	10	10	10
Exercise price	NIL	NIL	NIL
Fair value of ordinary shares (RMB)	0.68 to 2.20	3.82 to 12.63	25.89 to 26.04

The Company recognized the compensation cost for the share options on a graded vesting basis. The total fair value of the vested share options were RMB 2,717,419, RMB 55,607,170 and RMB 22,133,620 (US$ 3,264,883) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

22.	Share-based compensation — continued

Stock options — continued

A summary of share option activity under the 2014 Plan is as follows:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value
		RMB	RMB
Balance, April 9, 2014 (date of inception)	—	—	—

Granted	18,373,219	—	1.30
Exercised	—	—	—
Forfeited	—	—	—

Balance, December 31, 2014	18,373,219	—	1.30

Granted	2,449,800	—	3.63
Exercised	—	—	—
Canceled	(13,373,019)	—	2.08
Forfeited	(7,450,000)	—	0.68

Balance, December 31, 2015	—	—	—

Exercisable, December 31, 2015	—	—	—

Expected to vest, December 31, 2015	—	—	—

A summary of share option activity under the 2015 Plan is as follows:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value
		RMB	RMB
Balance, December 31, 2014	—	—	—

Granted	15,814,019	—	12.62
Exercised	—	—	—
Surrendered	(3,000)	—	12.62

Balance, December 31, 2015	15,811,019	—	12.62

Exercised and surrendered	(3,446,700)	—	12.62
Exercised and replaced	(12,364,319)	—	12.62

Balance, December 31, 2016	—	—	—

Exercisable, December 31, 2016	—	—	—

Expected to vest, December 31, 2016	—	—	—

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

22.	Share-based compensation — continued

Stock options — continued

A summary of share option activity under the 2016 Plan is as follows:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value
		RMB	RMB
Balance, December 31, 2015	—	—	—

Granted	15,299,019	—	25.89
Exercised	—	—	—
Surrendered	—	—	—

Balance, December 31, 2016	15,299,019	—	25.89

Exercisable, December 31, 2016	5,850,808	—	25.89

Expected to vest, December 31, 2016	9,448,211	—	25.89

As of December 31, 2016, total unrecognized compensation expense relating to unvested share options was RMB 52,119,458 (US$ 7,571,981). The expense is expected to be recognized over a weighted-average period of 1.13 years.

For the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, the Company allocated share-based compensation expense as follows:

	For the period April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Sales and marketing	951,542	23,690,916	690,486	101,852
General and administrative	741,938	11,424,573	18,986,103	2,800,600
Research and development	1,023,939	20,491,681	2,457,031	362,431

	2,717,419	55,607,170	22,133,620	3,264,883

23.	Commitments and contingencies

Operating lease commitments

The Company leases certain office premises under non-cancelable leases. Rental expenses under operating leases for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016 were RMB 1,604,902, RMB 7,332,721 and RMB 11,253,841 (US$ 1,660,030), respectively.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

23.	Commitments and contingencies — continued

Operating lease commitments — continued

Future minimum lease payments under non-cancelable operating leases agreements consist of the following as of

December 31, 2016:

	RMB	US$
Year ending December 31:
2017	16,352,628	2,412,141
2018	14,424,070	2,127,664
2019 and after	6,864,495	1,012,567

Total	37,641,193	5,552,372

The Company’s operating lease commitments have no renewal options, rent escalation clauses and restriction or contingent rents.

24.	Convertible preferred shares

The Company issued Series A, Series B and Series C preferred shares (collectively, the “Preferred Shares”) to the same group of third party shareholders of the VIE on the Restructuring date i.e. December 9, 2016. The Preferred Shares are recorded at fair value on the issuance date and is presented on a retroactive basis.

The following is a summary of the significant terms of the Preferred Shares:

Conversion rights

The holders of the Preferred Shares are entitled to convert, at the option of the holder thereof, at any time the date of the first issuance of the respective Preferred Shares applicable of such Preferred Share, into such number of fully paid and non-assessable ordinary shares as is determined by dividing the deemed issue price (“Adjusted Issue Price”) applicable to such series of Preferred Shares by the conversion price applicable to such series of Preferred Shares (the “Conversion Price”), in effect on the date the certificate is surrendered for conversion. The initial Conversion Price shall initially equal the Adjusted Issue Price applicable to such Preferred Share, and shall be adjusted from time to time. The initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1. As of December 31, 2015 and 2016, this conversion ratio was one Preferred Share convertible into one ordinary share.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

24.	Convertible preferred shares — continued

Conversion rights — continued

The maximum number of ordinary shares that would be required to settle a conversion of all Preferred Shares is as follows:

	Maximum number of shares issuable as of (Unaudited)
	December 31, 2015	December 31, 2016
Series A-1	2,616,641	2,616,641
Series A-2	4,779,796	4,779,796
Series B-1	38,487,004	38,487,004
Series B-2	5,233,281	5,233,281
Series B-3	31,865,304	31,865,304
Series C-1	37,720,709	37,720,709
Series C-2	19,469,603	19,469,603
Series C-3	13,391,793	13,391,793
Series C-4	10,823,841	10,823,841
Series C-5	58,072,514	58,072,514

Total	222,460,486	222,460,486

The conversion ratio for any series of Preferred Shares shall be subject to adjustment only as provided in accordance with items (a), (b), (c), (d), (e) and (f) below in order to adjust the number of ordinary shares into which such series of the Preferred Shares is convertible.

(a)	Adjustments for share splits and combinations

(b)	Adjustments for ordinary shares dividends and distributions

(c)	Adjustments for other dividends

(d)	Reorganizations, mergers, consolidations, reclassifications, exchanges and substitutions

(e)	Sale of shares below the conversion price

(f)	Deemed issue of additional stock

Automatic Conversion

Each Preferred Share or such series of Preferred Shares, as applicable, shall automatically be converted into ordinary shares at the then-effective conversion ratio applicable to such Preferred Share upon either (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the United States Securities Act of 1933 covering the offer and sale of ordinary shares for the account of the Company to the public at a public offering price per share corresponding to a pre-money, at-IPO valuation of the Company of at least US$1,000,000,000 with net proceeds to the Company in excess of US$30 million (after deduction for underwriting discounts, commissions and expenses) (the “Qualified IPO”); or (b) with respect to Series A Shares at the election of the holders of eighty percent (80%) of Series A Shareholders; with respect to Series B Shares at the

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

24.	Convertible preferred shares — continued

Automatic Conversion — continued

election of the holders of seventy-five percent (75%) of the Series B Shares (voting together as a separate class); and with respect to Series C Shares at the election of fifty percent (50%) of Series C Shareholders.

Dividends

The holders of Preferred Shares shall be entitled to receive non-cumulative dividends at an annual rate of 8% as and when declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on the ordinary shares and all other classes of shares of the Company.

No dividends have been declared for the Preferred Shares for the periods presented.

After the preferential dividends relating to the Preferred Shares above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends available may be declared in that fiscal year for the ordinary shares. Such additional dividends shall be declared pro rata on the ordinary shares and Preferred Shares on an as-converted basis.

Voting rights

The holders of each Preferred Shares are entitled to the number of votes equal to the number of ordinary shares into which such Preferred Share could be converted at the voting date.

Redemption

The Preferred Shares are redeemable by the holders at any time after the earlier of the occurrence of the following event: (i) the Company fails to complete a Qualified IPO before September 30, 2020 (ii) any material adverse change in the regulatory environment (iii) any material breach of the Preferred Share Purchase Agreement, at an amount equal to the sum of the Adjusted Issue Price, plus an amount accruing daily at 8% per annum and all declared but unpaid dividends.

Liquidation Preference

In the event of liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution shall be made as follows:

•	The holders of Series C Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series B Shares, the Series A Shares and the ordinary shareholders of the Company;

•	After the payment to the holders of Series C Preferred Shares, the holders of Series B Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series A Shares and the ordinary shareholders of the Company;

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

24.	Convertible preferred shares — continued

Liquidation Preference — continued

•	After the payment to the holders of Series C and Series B Preferred Shares, the holders of Series A Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the ordinary shareholders of the Company.

After payment has been made to the holders of the Preferred Shares in accordance with the above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of ordinary shares and Preferred Shares based on the number of ordinary shares into which such Preferred Shares are convertible.

Initial Measurement and Subsequent Accounting for Preferred Shares

The Preferred Shares do not meet the criteria of mandatorily redeemable financial instruments specified in ASC 480-10-S99, and have been classified as mezzanine equity in the consolidated balance sheets. The Preferred Shares were initially measured at fair value. Beneficial conversion features exist when the conversion price of the convertible preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in the Company’s case. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the convertible preferred shares as a contribution to additional paid-in capital. On the commitment date, the most favorable conversion price used to measure the beneficial conversion feature of the Preferred Shares was higher than the fair value per ordinary share and therefore no bifurcation of beneficial conversion feature was recognized. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

The Company has elected to recognize the changes in redemption value immediately as they occur and adjust the carrying amount of the Preferred Shares to equal the redemption value at each reporting period. The changes in redemption value including cumulative dividends shall be recorded as a reduction of income available to ordinary shareholders in accordance with ASC 480-10-S99 3A.

The Company concluded that there is no accretion to be recognized because the carrying amount of the Preferred Shares is greater than the redemption value. Therefore, no adjustment will be made to the initial carrying amount of the Preferred Shares until the redemption amount exceeds the carrying amount of the Preferred Shares. The liquidation preference amount was US$451 million as of December 31, 2016.

25.	Employee defined contribution plan

Full time employees of the Company in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company accrues for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were RMB 1,055,844, RMB 14,510,236 and RMB 16,070,410 (US$ 2,370,512) for the period from April 9, 2014 (date of inception) through December 31, 2014 and for the year ended December 31, 2015 and 2016, respectively.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

26.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the VIE and subsidiaries of the VIE incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Under PRC law, the Company’s subsidiaries, VIE and the subsidiaries of the VIE located in the PRC (collectively referred as the “PRC entities”) are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The PRC entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under PRC accounting standards to the statutory reserve and has the right to discontinue allocations to the statutory reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the PRC entities is also restricted.

Under PRC regulations, the subsidiaries of the VIE in the PRC with microloan license is required to provide a statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 1.5% of its balance of loan principal to the statutory reserve. The statutory reserves can only be used for specific purposes and not distributable as cash dividends.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the subsidiary. The PRC entities are also subject to similar statutory reserve requirements. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances or cash dividends.

Amounts restricted that include paid-in capital and statutory reserve funds, as determined pursuant to PRC GAAP, are nil and RMB 3,371 million as of December 31, 2015 and 2016.

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

27.	Condensed financial information of the parent company

The following is the condensed financial information of the Company on a parent company only basis.

Condensed balance sheets

	As of December 31,
	2015	2016
	RMB	RMB	US$
(LIABILITIES)/ASSETS
Non-current (liabilities)/assets
Investments in subsidiaries, VIEs and VIEs’ subsidiaries	(631,369,159)	2,513,589,444	370,774,188

Total non-current (liabilities)/assets	(631,369,159)	2,513,589,444	370,774,188

TOTAL (LIABILITIES)/ASSETS	(631,369,159)	2,513,589,444	370,774,188

	As of December 31,
	2015	2016
	RMB	RMB	US$
MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Commitments and contingencies

Mezzanine equity
Convertible preferred shares
Series A-1 (US$0.0001 par value; 2,616,641 shares authorized, and outstanding as of December 31, 2015 and 2016)	69,914,696	69,914,696	10,312,967
Series A-2 (US$0.0001 par value; 4,779,796 shares authorized, and outstanding as of December 31, 2015 and 2016)	127,712,583	127,712,583	18,838,609
Series B-1 (US$0.0001 par value; 38,487,004 shares authorized, and outstanding as of December 31, 2015 and 2016)	1,028,344,036	1,028,344,036	151,688,823
Series B-2 (US$0.0001 par value; 5,233,281 shares authorized, and outstanding as of December 31, 2015 and 2016)	139,829,364	139,829,364	20,625,930
Series B-3 (US$0.0001 par value; 31,865,304 shares authorized, and outstanding as of December 31, 2015 and 2016)	851,417,151	851,417,151	125,590,717
Series C-1 (US$0.0001 par value; 37,720,709 shares authorized, and outstanding as of December 31, 2015 and 2016)	1,007,869,205	1,007,869,205	148,668,624
Series C-2 (US$0.0001 par value; 19,469,603 shares authorized, and outstanding as of December 31, 2015 and 2016)	520,213,268	520,213,268	76,735,543
Series C-3 (US$0.0001 par value; 13,391,793 shares authorized, and outstanding as of December 31, 2015 and 2016)	357,818,719	357,818,719	52,781,072
Series C-4 (US$0.0001 par value; 10,823,841 shares authorized, and outstanding as of December 31, 2015 and 2016)	289,204,957	289,204,957	42,660,003
Series C-5 (US$0.0001 par value; 58,072,514 shares authorized, and outstanding as of December 31, 2015 and 2016)	1,551,654,251	1,551,654,251	228,881,190

Total mezzanine equity	5,943,978,230	5,943,978,230	876,783,478

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

27.	Condensed financial information of the parent company — continued

Condensed balance sheets — continued

	As of December 31,
	2015	2016
	RMB	RMB	US$
Shareholders’ (deficit)/equity
Ordinary shares (US$0.0001 par value; 577,539,514 shares authorized, and 79,305,191 shares issued and outstanding as of December 31, 2015 and 2016)	—	54,754	8,077
Additional paid-in capital	58,324,589	80,458,209	11,868,218
Accumulated deficit	(6,633,671,978)	(3,510,901,749)	(517,885,585)

Total shareholders’ (deficit)/equity	(6,575,347,389)	(3,430,388,786)	(506,009,290)

TOTAL MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY	(631,369,159)	2,513,589,444	370,774,188

Condensed statements of comprehensive income

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,

		2015	2016
	RMB	RMB	RMB	US$
Share-based compensation expense	(2,717,419)	(55,607,170)	(22,133,620)	(3,264,883)
Share of (loss)/profit in subsidiaries, VIEs and VIEs’ subsidiaries	(38,057,613)	(177,556,574)	598,786,238	88,325,674

Net (loss)/income/ before income taxes	(40,775,032)	(233,163,744)	576,652,618	85,060,791
Income tax expense	—	—	—	—

Net (loss)/income and comprehensive (loss)/income	(40,775,032)	(233,163,744)	576,652,618	85,060,791

QUDIAN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE PERIOD FROM APRIL 9, 2014 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2014 AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

27.	Condensed financial information of the parent company — continued

Condensed statements of cash flows

	For the period from April 9, 2014 (date of inception) through December 31, 2014	For the year ended December 31,
		2015	2016
	RMB	RMB	RMB	US$
Cash Flows from Operating Activities:
Net (loss)/income	(40,775,032)	(233,163,744)	576,652,618	85,060,791

Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Share of loss/(profit) in subsidiaries, VIEs and VIEs’ subsidiaries	38,057,613	177,556,574	(598,786,238)	(88,325,674)
Share-based compensation expense	2,717,419	55,607,170	22,133,620	3,264,883
Net cash provided by (used in) operating activities	—	—	—	—
Net cash provided by (used in) investing activities	—	—	—	—
Net cash provided by (used in) financing activities	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of the year	—	—	—	—

Cash and cash equivalents at end of the year	—	—	—	—

Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs.

The parent company records its investment in its subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investment in subsidiaries and VIEs” and their respective profit or loss as “Equity in profits of subsidiaries and VIEs” on the condensed statements of comprehensive income. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in a subsidiary and VIEs is reduced to zero unless the parent company has guaranteed obligations of the subsidiary and VIEs or is otherwise committed to provide further financial support. If the subsidiary and VIEs subsequently reports net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
ASSETS:
Current assets:
Cash and cash equivalents (including RMB 431,482,823 and RMB 9,892,224 (US$ 1,459,181) from consolidated trusts as of December 31, 2016 and June 30, 2017, respectively)		785,769,977	645,034,038	95,147,587
Restricted cash		—	314,133,741	46,337,194
Short-term investments		430,200,000	—	—
Short-term loan principal and financing service fee receivables (net of allowance of RMB 103,624,704 and RMB 136,894,478 (US$ 20,193,011); including net deferred origination costs of RMB 100,598 and nil (US$ nil); including RMB 1,003,015,844 and RMB 3,578,901,280 (US$ 527,916,050) from consolidated trusts as of December 31, 2016 and June 30, 2017, respectively)	3	4,826,790,951	9,434,431,075	1,391,652,689
Short-term amounts due from related parties (including RMB 122,572,747 and RMB 263,456,722 (US$ 38,861,936) from consolidated trusts as of December 31, 2016 and June 30, 2017, respectively)	9	585,905,707	478,401,619	70,567,996
Other current assets (net of allowance of RMB 11,822,819 and RMB 11,854,855 (US$ 1,748,684); including RMB 826,849 and RMB 12,461,000 (US$ 1,838,095) from consolidated trusts as of December 31, 2016 and June 30, 2017, respectively)		300,276,624	376,693,903	55,565,310

Total current assets		6,928,943,259	11,248,694,376	1,659,270,776

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited)	(Unaudited)	(Unaudited)
		RMB	RMB	US$
Non-current assets:
Long-term loan principal and financing service fee receivables (net of allowances of RMB 1,489,035 and RMB 50,797 (US$ 7,493) as of December 31, 2016 and June 30, 2017, respectively)	3	87,822,067	15,565,536	2,296,039
Investment in equity method investee		65,194,817	59,341,934	8,753,401
Property and equipment, net		4,885,886	4,236,433	624,907
Intangible assets		128,299	4,967,176	732,697
Deferred tax assets	6	17,787,699	33,635,477	4,961,497
Long-term amounts due from related parties	9	1,000,000	—	—
Other non-current assets		11,836,980	5,199,240	766,929

Total non-current assets		188,655,748	122,945,796	18,135,470

TOTAL ASSETS		7,117,599,007	11,371,640,172	1,677,406,246

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Short-term borrowings and interest payables (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB 4,183,230,858 and RMB 6,466,502,235 (US$ 953,859,873) as of December 31, 2016 and June 30, 2017, respectively)	4	4,183,230,858	6,466,502,235	953,859,873
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB 158,764,424 and RMB 321,161,621 (US$ 47,373,862) as of December 31, 2016 and June 30, 2017, respectively)		215,664,919	335,032,557	49,419,932
Short-term amounts due to related parties (including short-term amounts due to related parties of the consolidated VIEs without recourse to the Company of RMB 19,605,313 and RMB 808,270,302 (US$ 119,226,218) as of December 31, 2016 and June 30, 2017, respectively)	9	20,473,187	809,137,725	119,354,170
Guarantee liabilities (including guarantee liabilities of the consolidated VIEs without recourse to the Company of RMB 6,207,812 and RMB 9,607,979 (US$ 1,417,252) as of December 31, 2016 and June 30, 2017, respectively)	5	6,207,812	9,607,979	1,417,252
Income tax payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB 102,380,663 and RMB 220,108,098 (US$ 32,467,673) as of December 31, 2016 and June 30, 2017, respectively)		102,380,663	220,108,098	32,467,673

Total current liabilities		4,527,957,439	7,840,388,594	1,156,518,900

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Non-current liabilities:
Long-term borrowings and interest payables (including long-term borrowings of the consolidated VIEs without recourse to the Company RMB 76,052,124 and RMB 11,822,590 (US$ 1,743,925) as of December 31, 2016 and June 30, 2017, respectively)	4	76,052,124	11,822,590	1,743,925

Total non-current liabilities		76,052,124	11,822,590	1,743,925

Total liabilities		4,604,009,563	7,852,211,184	1,158,262,825

Commitments and contingencies	10

Mezzanine equity
Convertible Preferred Shares	11
Series A-1 (US$0.0001 par value; 2,616,641 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		69,914,696	69,914,696	10,312,967
Series A-2 (US$0.0001 par value; 4,779,796 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		127,712,583	127,712,583	18,838,609
Series B-1 (US$0.0001 par value; 38,487,004 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		1,028,344,036	1,028,344,036	151,688,823
Series B-2 (US$0.0001 par value; 5,233,281 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		139,829,364	139,829,364	20,625,930
Series B-3 (US$0.0001 par value; 31,865,304 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		851,417,151	851,417,151	125,590,717

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Mezzanine equity
Convertible preferred shares
Series C-1 (US$0.0001 par value; 37,720,709 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		1,007,869,205	1,007,869,205	148,668,624
Series C-2 (US$0.0001 par value; 19,469,603 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		520,213,268	520,213,268	76,735,543
Series C-3 (US$0.0001 par value; 13,391,793 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		357,818,719	357,818,719	52,781,072
Series C-4 (US$0.0001 par value; 10,823,841 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		289,204,957	289,204,957	42,660,003
Series C-5 (US$0.0001 par value; 58,072,514 shares authorized, and outstanding as of December 31, 2016 and June 30, 2017, Pro forma: Nil (unaudited))		1,551,654,251	1,551,654,251	228,881,190

Total mezzanine equity		5,943,978,230	5,943,978,230	876,783,478

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016

AND UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

	Note	As of December 31, 2016	As of June 30, 2017		Pro forma shareholder’s equity as of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$	(Unaudited) RMB	(Unaudited) US$
Shareholders’ equity/ (deficit):
Ordinary shares (US$0.0001 par value; 577,539,514 shares authorized; 79,305,191 and 71,777,584 shares issued outstanding as of December 31, 2016 and June 30, 2017 (unaudited))		54,754	49,551	7,309	—	—
Class A voting ordinary shares (US$0.0001 par value; No share authorized, issued, and outstanding at December 31, 2016 and June 30, 2017, 656,508,828 shares authorized, 230,746,898 shares issued and outstanding, unaudited, pro forma)		—	—	—	156,528	23,089
Class B voting ordinary shares (US$0.0001 par value; No share authorized, issued, and outstanding at December 31, 2016 and June 30, 2017, 63,491,172 shares authorized, issued and outstanding, unaudited, pro forma)		—	—	—	43,836	6,466
Additional paid-in capital		80,458,209	112,635,310	16,614,593	2,242,519,693	330,789,269
Accumulated (deficit)/ retained earnings		(3,510,901,749)	(2,537,234,103)	(374,261,959)	1,276,703,728	188,323,828

Total shareholders’ equity/ (deficit)		(3,430,388,786)	(2,424,549,242)	(357,640,057)	3,519,423,785	519,142,653

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY/ (DEFICIT)		7,117,599,007	11,371,640,172	1,677,406,246

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		Six months ended June 30,
	Note	2016	2017
		(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Revenues:
Financing income (including related party amounts of RMB 61,513 and RMB 4,551 (US$ 671) for the six months ended June 30, 2016 and 2017, respectively)		323,963,656	1,527,425,627	225,307,278
Sales commission fee		27,710,211	251,169,071	37,049,411
Penalty fee		19,931,326	2,836,160	418,356
Loan facilitation income and others		—	51,704,592	7,626,833

Total revenues		371,605,193	1,833,135,450	270,401,878

Operating cost and expenses:
Cost of revenue (including related party amounts of RMB 14,521,104 and RMB 76,382,665 (US$ 11,267,043) for the six months ended June 30, 2016 and 2017, respectively)		(87,750,729)	(316,565,364)	(46,695,877)
Sales and marketing (including related party amounts of nil and RMB 75,555,207 (US$ 11,144,987) for the six months ended June 30, 2016 and 2017, respectively)		(75,745,769)	(149,504,729)	(22,053,122)
General and administrative		(11,266,149)	(68,267,351)	(10,069,970)
Research and development		(13,096,143)	(63,489,369)	(9,365,181)
Loss of guarantee liability		—	(7,526,186)	(1,110,172)
Provision for loan principal, financing service fee receivables and other receivables		(34,691,671)	(99,028,343)	(14,607,458)

Total operating cost and expenses		(222,550,461)	(704,381,342)	(103,901,780)
Other operating income		2,530,936	37,523,002	5,534,938

Income from operations		151,585,668	1,166,277,110	172,035,036
Interest and investment income, net		4,684,825	(2,069,591)	(305,281)
Foreign exchange loss		(9,651,304)	—	—
Other income		9,223	309,362	45,633
Other expense		(280,736)	(578)	(85)

Net income before income taxes		146,347,676	1,164,516,303	171,775,303
Income tax expenses	6	(23,912,578)	(190,853,860)	(28,152,443)

Net income		122,435,098	973,662,443	143,622,860

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		Six months ended June 30,
	Note	2016	2017
		(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Net income attributable to Qudian Inc.’s shareholders		122,435,098	973,662,443	143,622,860

Net income per share—basic	8	1.54	12.67	1.87
Net income per share—diluted	8	0.41	3.23	0.48
Weighted average shares outstanding—basic	8	79,305,191	76,872,235	76,872,235
Weighted average shares outstanding—diluted	8	301,765,677	301,050,872	301,050,872
Pro forma basic income per share attributable to Class A and Class B common shareholders (unaudited)	8		3.25	0.48
Pro forma diluted income per share attributable to Class A and Class B common shareholders (unaudited)	8		3.23	0.48
Class A and Class B shares used in pro forma basic income per share computation (unaudited)	8		299,332,721	299,332,721
Class A and Class B shares used in pro forma diluted income per share computation (unaudited)	8		301,050,872	301,050,872
Total comprehensive income		122,435,098	973,662,443	143,622,860

Total comprehensive income attributable to Qudian Inc’s shareholders		122,435,098	973,662,443	143,622,860

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		Six months ended June 30,
	Note	2016	2017
		(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Cash flows from operating activities:
Net income		122,435,098	973,662,443	143,622,860
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan principal, financing service fee receivables and other receivables		34,691,671	99,028,343	14,607,458
Depreciation and amortization		510,383	2,997,163	442,105
Amortization of deferred origination costs		22,468,512	100,598	14,839
Share-based compensation expense		—	32,177,101	4,746,375
Share of loss from equity method investment		—	5,852,883	863,346
Foreign exchange loss		9,651,304	—	—
Changes in operating assets and liabilities:
Financing service fee receivables		(17,450,887)	(80,916,541)	(11,935,825)
Restricted cash		—	96,127,357	14,179,540
Receivables from related parties		487,590	(3,155,534)	(465,466)
Other current and non-current assets		(4,677,292)	4,651,269	686,098
Deferred tax assets		(4,410,590)	(15,847,778)	(2,337,672)
Interest payables		2,567,841	42,986,084	6,340,785
Payables to related parties		—	53,939,668	7,956,525
Guarantee liabilities		—	14,789,830	2,181,616
Other current and non-current liabilities		21,400,945	218,577,839	32,241,947

Net cash provided by operating activities		187,674,575	1,444,970,725	213,144,531

Cash flows from investing activities:
Proceeds from redemption of short-term trading investments		2,656,450,000	1,280,350,000	188,861,682
Proceeds from collection of loan principal		8,070,605,790	23,044,709,459	3,399,275,657
Proceeds from collection of loan principal due from related parties		3,309,127	272,318	40,169
Purchase of short-term investments		(2,607,450,000)	(850,150,000)	(125,403,803)
Purchases of property, equipment and intangible assets		(798,247)	(7,186,587)	(1,060,078)
Payments to originate loan principal		(9,396,050,820)	(25,771,785,725)	(3,801,540,826)
Payments to originate loan principal due from related parties		(2,700,000)	—	—

Net cash used in investing activities		(1,276,634,150)	(2,303,790,535)	(339,827,199)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017 — continued

(Amounts in Renminbi (“RMB”) and US dollar (“US$”), except for number of shares and per share data)

		Six months ended June 30,
	Note	2016	2017
		(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Cash flows from financing activities:
Contribution from shareholders		2,546,172,365	—	—
Proceeds from borrowings		2,897,498,664	4,958,712,357	731,449,022
Proceeds from related parties		—	900,000,000	132,757,069
Refund of guarantee deposits from Funding Partners		64,056,830	99,775,404	14,717,656
Payments to related parties		(957,322,867)	—	—
Repayment of borrowings		(2,547,661,868)	(5,072,931,728)	(748,297,277)
Shareholders distribution		(838,434,577)	—	—
Payments for IPO expenditure		—	(300,000)	(44,252)
Payment of guarantee deposits to Funding Partners		(181,556,021)	(167,172,162)	(24,659,207)

Net cash provided by financing activities		982,752,526	718,083,871	105,923,011

Net increase in cash and cash equivalents		(106,207,049)	(140,735,939)	(20,759,657)
Cash and cash equivalents at beginning of the year		210,114,007	785,769,977	115,907,244

Cash and cash equivalents at end of period		103,906,958	645,034,038	95,147,587

Supplemental disclosures of cash flow information:
Income taxes paid		2,513,960	108,528,820	16,008,853
Interest expense paid		65,720,417	197,267,318	29,098,479

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation

Basis of consolidation

Qudian Inc. (the “Company”, and where appropriate, the term “Company” also refers to its subsidiaries, variable interest entities and subsidiaries of the variable interest entities as a whole) is a limited company incorporated in the Cayman Islands under the laws of the Cayman Islands on November 16, 2016. The Company, through its subsidiaries, variable interest entities (“VIEs”) and subsidiaries of the VIEs, are principally engaged in the operation of online platforms to provide small cash credit products in the People’s Republic of China (the “PRC”). The Company does not conduct any substantive operations of its own. As PRC law and regulations prohibit foreign control of companies involved in internet value-added business, the Company conducts its primary business operations through its VIEs and the subsidiaries of the VIEs. As of June 30, 2017, the Company’s subsidiaries, VIEs and subsidiaries of the VIEs are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of legal ownership by the Company	Principal activities
Subsidiaries
QD Data Limited (“Qudian HK”)	December 2, 2016	Hong Kong (“HK”)	100%	Investment holding
QD Technologies Limited (“Qudian BVI”)	November 23, 2016	British Virgin Islands (“BVI”)	100%	Investment holding
Qufenqi (Ganzhou) Information Technology Co., Ltd. (“Qufenqi Ganzhou”)	September 5, 2016	PRC	100%	Investment holding, research and development
Qudian Inc. Equity Incentive Trust (“Share Based Payment Trust”)	December 30, 2016	HK	Nil	Employee benefits
Qufenqi (HK) Limited (“Qufenqi HK”)	April 28, 2014	HK	100%	Investment holding
Xiamen Qudian Financial Lease Co. Ltd. (“Xiamen Financial Lease”)	April 21, 2017	PRC	100%	Financial lease

VIEs
Beijing Happy Time Technology Co., Ltd. (“Beijing Happy Time”, “VIE1”)	April 9, 2014	PRC	Nil	Technology development and service, sale of products
Hunan Qudian Technology Development Co., Ltd. (“Hunan Qudian”, “VIE2”)	November 2, 2016	PRC	Nil	Technology development and service, sale of products
Ganzhou Qudian Technology Co., Ltd. (“Ganzhou Qudian”, “VIE3”)	November 25, 2016	PRC	Nil	Technology development and service, sale of products
Xiamen Qudian Technology Co., Ltd. (“Xiamen Qudian”, “VIE4”)	April 1, 2017	PRC	Nil	Technology development and service, sale of products

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

Entity	Date of incorporation	Place of incorporation	Percentage of legal ownership by the Company	Principal activities
Subsidiaries of the VIEs
Qufenqi (Beijing) Information Technology Co., Ltd. (“Qufenqi Beijing”)	August 15, 2014	PRC	Nil	Technology development and service
Beijing Happy Fenqi Technology Development Co., Ltd. (“Beijing Happy Fenqi”)	November 19, 2014	PRC	Nil	Technology development and service
Tianjin Happy Time Technology Development Co., Ltd. (“Tianjin Happy Time”)	March 20, 2015	PRC	Nil	Technology development and service, sale of products
Tianjin Qufenqi Technology Co., Ltd. (“Tianjin Qufenqi”)	June 5, 2015	PRC	Nil	Technology development and service, sale of products
Tianjin Happy Fenqi Technology Development Co., Ltd. (“Tianjin Happy Fenqi”)	September 6, 2015	PRC	Nil	Technology development and service
Tianjin Happy Share Asset Management LLP (“Tianjin Happy Share”)	December 15, 2015	PRC	Nil	Investment holding
Ganzhou Happy Fenqi Technology Development Co., Ltd. (“Ganzhou Happy Fenqi”)	March 21, 2016	PRC	Nil	Technology development and service, sale of products
Ganzhou Happy Fenqi Network Service Co., Ltd. (“Ganzhou Happy Fenqi Network”)	March 21, 2016	PRC	Nil	Technology development and service, sale of products
Fuzhou Happy Time Technology Development Co., Ltd. (“Fuzhou Happy Time”)	March 30, 2016	PRC	Nil	Technology development and service, sale of products
Fuzhou High-tech Zone Microcredit Co., Ltd. (“Fuzhou Microcredit”)	May 19, 2016	PRC	Nil	Credit service
Ganzhou Happy Time E-commerce Co., Ltd. (“Ganzhou E-commerce”)	September 12, 2016	PRC	Nil	Technology development and service, sale of products
Hunan Happy Time Technology Development Co., Ltd. (“Hunan Happy Time”)	November 24, 2016	PRC	Nil	Technology development and service, sale of products
Ganzhou Happy Life Network Microcredit Co., Ltd. (“Ganzhou Microcredit”)	December 14, 2016	PRC	Nil	Credit service
Yihuang QudianTechnology Co., Ltd. (“Yihuang Qudian”)	January 20,2017	PRC	Nil	Technology development and service, sale of products
Jiangxi Chunmian Technology Development Co., Ltd. (“Jiangxi Chunmian”)	March 7, 2017	PRC	Nil	Technology development and service, sale of products

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

As of June 30, 2017, the Company’s subsidiaries, VIEs and VIEs’ subsidiaries are as follows: — continued

Entity	Date of incorporation	Place of incorporation	Percentage of legal ownership by the Company	Principal activities
Xiamen Qudian Commercial Factoring Co., Ltd. (“Xiamen Commercial Factoring”)	April 25, 2017	PRC	Nil	Commercial factoring
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust I”)	November 7, 2016	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust II”)	December 20, 2016	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust III”)	December 29, 2016	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Collective Capital Trust (the “Trust IV”)	March 1, 2017	PRC	Nil	Loan issuance
Bohai–Shouchuang Qudian Consumer Loan Single Capital Trust (the “Trust V”)	March 24, 2017	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust VI”)	March 17, 2017	PRC	Nil	Loan issuance
Bohai-Qudian Consumer Loan Collective Capital Trust (the “Trust VII”)	April 21, 2017	PRC	Nil	Loan issuance
Bohai–Qudian Consumer Loan Single Capital Trust (the “Trust VIII”)	May 16, 2017	PRC	Nil	Loan issuance
Huaneng-Qudian Consumer Loan Collective Capital Trust (the “Trust IX”)	June 23, 2017	PRC	Nil	Loan issuance
Xiamen-Qudian Consumer Loan Collective Capital Trust (the “Trust X”)	May 31, 2017	PRC	Nil	Loan issuance

On November 23, 2016, the Company set up a wholly-owned subsidiary, Qudian BVI in the BVI. On December 2, 2016, the Company set up another wholly-owned subsidiary, Qudian HK in Hong Kong. On December 5, 2016, the Company transferred all of its shares of Qudian HK to Qudian BVI. On December 9, 2016, Qudian HK acquired all the equity interests of Qufenqi Ganzhou from Qufenqi (HK) Limited (an entity controlled by the Founder, “Qufenqi HK”), for a consideration of US$100,000. On December 9, 2016, Beijing Happy Time signed a series of contractual agreements with Qufenqi Ganzhou and its shareholders (the “VIE Agreements”). On May 1, 2017, Hunan Qudian and Ganzhou Qudian signed a series of contractual agreements with Qufenqi Ganzhou and its shareholders. On June 20, 2017, Xiamen Qudian signed a series of contractual agreements with Qufenqi Ganzhou and its shareholders (collectively, the “New VIEs” and the “New VIE Agreements”).

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

As PRC laws and regulations prohibit and restrict foreign ownership of internet value-added businesses, the Company operates its business, primarily through the VIEs and the subsidiaries of the VIEs. The Company, through Qufenqi Ganzhou entered into power of attorney and an exclusive call option agreement with the nominee shareholders of the VIEs that gave Qufenqi Ganzhou the power to direct the activities that most significantly affect the economic performance of the VIEs and acquire the equity interests in the VIEs when permitted by the PRC laws, respectively. Certain exclusive agreements have been entered into with the VIEs through Qufenqi Ganzhou, which obligate Qufenqi Ganzhou to absorb a majority of the risk of loss from the VIEs’ activities and entitle Qufenqi Ganzhou to receive a majority of their residual returns. In addition, the Company has entered into a share pledge agreement for the equity interests in the VIEs held by the nominee shareholders of the VIEs. In 2017, the Company agreed to provide unlimited financial support to the VIEs for its operations. In addition, pursuant to the resolution of all shareholders of the Company and the resolution of the board of directors of the Company (the “Resolutions”), the board of directors of the Company (the “Board”) or any officer authorized by the Board (the “Authorized Officer”) shall cause Qufenqi Ganzhou to exercise the rights under the power of attorney entered into among Qufenqi Ganzhou, the VIEs and the nominee shareholders of the VIEs and Qufenqi Ganzhou’s rights under the exclusive call option agreement between Qufenqi Ganzhou and the VIEs on December 9, 2016, May 1, 2017 and June 20, 2017. As a result of the Resolutions and the provision of unlimited financial support from the Company to the VIEs, the Company has been determined to be most closely associated with the VIEs within the group of related parties and was considered to be the Primary Beneficiary.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between Qufenqi Ganzhou and the VIEs through the aforementioned agreements with the nominee shareholders of the VIEs. The nominee shareholders of the VIEs effectively assigned all of their voting rights underlying their equity interest in the VIEs to Qufenqi Ganzhou. In addition, through the exclusive business operations agreement and financial support undertaking letter, Qufenqi Ganzhou demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the profits and expected losses of the VIEs. The VIEs are subject to operating risks, which determine the variability of the Company’s interest in those entities. Based on these contractual arrangements, the Company consolidates the VIEs in accordance with SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation, because the Company holds all the variable interests of the VIEs through Qufenqi Ganzhou.

The following is a summary of the New VIE Agreements:

(1) New Power of Attorney Agreements:

Pursuant to the power of attorney signed between New VIEs’ nominee shareholders and Qufenqi Ganzhou, each nominee shareholder irrevocably appointed Qufenqi Ganzhou as its attorney-in-fact to exercise on each shareholder’s behalf any and all rights that each shareholder has in respect of its equity interest in the New VIEs (including but not limited to executing the exclusive right to purchase agreements, the voting rights and the right to appoint directors and executive officers of the New VIEs). This agreement is effective and irrevocable as long as the nominee shareholder remains a shareholder of the New VIEs.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

(2) New Exclusive Call Option Agreement:

Pursuant to the exclusive call option agreement entered into between the New VIEs’ nominee shareholders and Qufenqi Ganzhou, the nominee shareholders irrevocably granted Qufenqi Ganzhou a call option to request the nominee shareholders to transfer or sell any part or all of its equity interests in the New VIEs, or any or all of the assets of the New VIEs, to Qufenqi Ganzhou, or their designees. The purchase price of the equity interests in the New VIEs shall be equal to the minimum price required by PRC law. As for the assets of the New VIEs, the purchase price should be equal to the book value of the assets or the minimum price as permitted by applicable PRC law, whichever is higher. Without Qufenqi Ganzhou’s prior written consent, the VIE and its nominee shareholders shall not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interests, create or allow any encumbrance on its assets or other beneficial interests and provide any loans or guarantees, etc. The nominee shareholders cannot request any dividends or other form of assets. If dividends or other form of assets were distributed, the nominee shareholders shall transfer all received distribution to Qufenqi Ganzhou or their designees. This agreement is not terminated until all of the equity interest of the New VIEs has been transferred to Qufenqi Ganzhou or the person(s) designated by Qufenqi Ganzhou. None of the nominee shareholders have the right to terminate or revoke the agreement under any circumstance unless otherwise regulated by law.

(3) New Exclusive Business Cooperation Agreement:

Pursuant to the exclusive business cooperation agreement entered into by Qufenqi Ganzhou and the New VIEs and their subsidiaries, Qufenqi Ganzhou provides exclusive technical support and consulting services in return for fees based on 100% of VIEs’ profit before tax, which is adjustable at the sole discretion of Qufenqi Ganzhou. Without Qufenqi Ganzhou’s consent, the New VIEs and their subsidiaries cannot procure services from any third party or enter into similar service arrangements with any other third party, except for those from Qufenqi Ganzhou. In addition, the profitable consolidated New VIEs and their subsidiaries have granted Qufenqi Ganzhou an exclusive right to purchase any or all of the business or assets of each of the profitable consolidated New VIEs and their subsidiaries at the lowest price permitted under PRC law. This agreement is irrevocable or can only be unilaterally revoked/amended by Qufenqi Ganzhou.

(4) New Equity Pledge Agreement:

Pursuant to the equity interest pledge agreements, each nominee shareholder of the New VIEs has pledged all of their respective equity interests in the New VIEs to Qufenqi Ganzhou as continuing first priority security interest to guarantee the performance of their and the New VIEs’ obligations under the power of attorney agreement, the exclusive call option agreement and the exclusive business cooperation agreement. Qufenqi Ganzhou is entitled to all dividends during the effective period of the share pledge except as it agrees otherwise in writing. If the New VIEs or any of the nominee shareholder breaches its contractual obligations, Qufenqi Ganzhou will be entitled to certain rights regarding the pledged equity interests, including receiving proceeds from the auction or sale of all or part of the pledged equity interests of the New VIEs in accordance with PRC law. None of the nominee shareholders shall, without the prior written consent of Qufenqi Ganzhou, assign or transfer to any third

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

party, distribute dividends and create or cause any security interest and any liability in whatsoever form to be created on, all or any part of the equity interests it holds in the New VIEs. This agreement is not terminated until all of the technical support and consulting and service fees have been fully paid under the exclusive business cooperation agreement and all of New VIEs’ obligations have been terminated under the other controlling agreements.

In addition, the Company entered into a new financial support undertaking letter

Pursuant to the financial support undertaking letter, the Company is obligated and hereby undertakes to provide unlimited financial support to the New VIEs, to the extent permissible under the applicable PRC laws and regulations, whether or not any such operational loss is actually incurred. The Company will not request repayment of the loans or borrowings if the New VIEs or its shareholders do not have sufficient funds or are unable to repay.

As of June 30, 2017, there was no pledge or collateralization of the New VIEs’ assets.

The following tables set forth the assets, liabilities, results of operations and cash flows of the VIEs and their subsidiaries included in the Company’s unaudited interim condensed consolidated balance sheets:

	As of December 31, 2016	As of June 30, 2017
	(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Short-term loan principal and service fee receivables	4,826,790,951	9,434,431,075	1,391,652,689
Other current assets	2,096,813,435	1,849,184,339	272,769,215

Total current assets	6,923,604,386	11,283,615,414	1,664,421,904

Total non-current assets	188,655,748	122,945,796	18,135,471

Total assets	7,112,260,134	11,406,561,210	1,682,557,375

Total current liabilities	4,470,189,069	7,825,650,235	1,154,344,879
Total non-current liabilities	76,052,124	11,822,590	1,743,925

Total liabilities	4,546,241,193	7,837,472,825	1,156,088,804

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

1.	Basis of Preparation — continued

Basis of consolidation — continued

The table sets forth the results of operations of the VIEs included in the Company’s consolidated statements of comprehensive income:

	Six months ended June 30,
	2016	2017
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Revenues	371,605,193	1,833,135,450	270,401,878
Net income	122,435,098	996,652,450	147,014,065

The table sets forth the cash flows of the VIEs included in the Company’s consolidated statements of cash flows:

	Six months ended June 30,
	2016	2017
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Net cash provided by operating activities	187,674,575	1,443,910,294	212,988,110
Net cash used in investing activities	(1,276,634,150)	(2,303,790,535)	(339,827,199)
Net cash provided by financing activities	982,752,526	718,383,871	105,967,264

Consolidated trusts

Beginning in November 2016, the Company, through its VIEs and subsidiaries of VIEs, established several trusts to invest in loans through the Company’s platform using both funds from third parties and the Company. Such trusts are administered by a third party trust company as the trustee. The Company provides loan facilitation and financial guarantees to the trusts.

The Company is considered the primary beneficiary of the trusts and has consolidated the trusts in the accompanying consolidated financial statements.

All assets of the consolidated trusts are collateral for the trusts’ obligations and can only be used to settle the trusts’ obligations.

On December 30, 2016, the board of the Company approved and set up the Share Based Payment Trust for the purpose of holding options awarded to certain employees and the underlying shares before they are exercised as instructed by the employees. Upon exercising the options, the shares will be transferred to the relevant employees. As the Company has the power to govern the financial and operating policies of the Share Based Payment Trust and derives benefits from the contributions of the employees who have been awarded the options of the Company through their continued employment with the Company, the assets and liabilities of the Share Based Payment Trust are included in the consolidated balance sheets.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

2.	Summary of Principal Accounting Policies

Basis of presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs and the subsidiaries of the VIEs. All inter-company transactions and balances have been eliminated.

Pro forma information

The unaudited pro forma balance sheet information as of June 30, 2017 assumes (i) the automatic conversion of all of the outstanding Convertible Preferred Shares into 222,460,486 ordinary shares on a 1:1 basis upon the completion of the Qualified IPO, (ii) the designation of all ordinary shares owned by Mr. Luo Min into 63,491,172 Class B ordinary shares on a 1:1 basis upon the completion of the Qualified IPO, (iii) the designation of all of the remaining outstanding ordinary shares and the automatic conversion of all outstanding Convertible Preferred Shares into 230,746,898 Class A ordinary shares on a 1:1 basis upon the completion of the Qualified IPO.

Unaudited interim condensed consolidated financial statements

The accompanying unaudited interim condensed consolidated balance sheet as of June 30, 2017, the unaudited interim condensed consolidated statements of comprehensive income and cash flows for the six months ended June 30, 2016 and 2017, and the related footnote disclosures are unaudited. These unaudited interim condensed consolidated financial statements of the Company are prepared in accordance with U.S. GAAP for interim financial statements using accounting policies that are consistent with those used in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2016. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements. As disclosed in Note 1 of the Company’s audited consolidated financial statements for the year ended December 31, 2016, the Company was restructured on December 9, 2016 in order to establish the Company as the parent company. As the shareholdings in the Company and the VIEs were identical immediately before and after the restructuring, the transaction was accounted for under common ownership, in a manner similar to a pooling of interests. Accordingly, the unaudited interim condensed financial statements for the six months ended June 30, 2016 were retrospectively adjusted to reflect the historical results and assets and liabilities of the Company’s business. Such basis of preparation is consistent with that adopted in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2016.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

2.	Summary of Principal Accounting Policies — continued

Unaudited interim condensed consolidated financial statements — continued

In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the consolidated financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2017. The consolidated balance sheet as of December 31, 2016 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2016.

Convenience translation for financial statements presentation

Translations of amounts from RMB into US$ for the convenience of the reader have been calculated at the exchange rate of RMB 6.7793 per US$1.00 on June 30, 2017, as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be converted into US$ at such rate.

Restricted cash

Restricted cash represents cash held by the consolidated trusts through segregated bank accounts. Such restricted cash is not available to fund the general liquidity needs of the Company.

3.	Loan principal and financing service fee receivables

The following table presents nonaccrual loan principal as of December 31, 2016 and June 30, 2017, respectively.

	As of December 31, 2016	As of June 30, 2017
	(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Nonaccrual loan principal	29,770,427	55,745,412	8,222,886
Less: allowance for nonaccrual loan principal	(25,312,490)	(43,915,189)	(6,477,835)

Nonaccrual loan principal, net	4,457,937	11,830,223	1,745,051

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

3.	Loan principal and financing service fee receivables — continued

The following present the aging of past-due loan principal and financing service fee receivables as of December 31, 2016:

	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total past due	Current	Total
	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB
Domestic consumer loan (uncollateralized)
-Loan principal	74,833,461	19,548,573	14,677,810	11,429,365	9,186,682	9,154,380	138,830,271	4,831,016,428	4,969,846,699
-Financing service fee receivables	1,850,790	756,907	679,930	—	—	—	3,287,627	46,491,833	49,779,460

	76,684,251	20,305,480	15,357,740	11,429,365	9,186,682	9,154,380	142,117,898	4,877,508,261	5,019,626,159

The following present the aging of past-due loan principal and financing service fee receivables as of June 30, 2017 (unaudited):

	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	Total past due	Current	Total	Total
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Domestic consumer loan (uncollateralized)
-Loan principal	71,134,961	28,831,045	23,008,613	18,425,344	16,930,050	20,390,018	178,720,031	9,277,525,854	9,456,245,885	1,394,870,545
-Financing service fee receivables	4,791,530	1,866,706	1,084,960	—	—	—	7,743,196	122,952,805	130,696,001	19,278,687

	75,926,491	30,697,751	24,093,573	18,425,344	16,930,050	20,390,018	186,463,227	9,400,478,659	9,586,941,886	1,414,149,232

As of June 30, 2017, all loans which are past due 90 days or more are nonaccrual.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

3.	Loan principal and financing service fee receivables — continued

Movement of allowance for loan principal and financing service fee receivables during the six months ended June 30, 2017 is as follows:

	As of June 30, 2017
	Loan principal	Financing service fee receivables	Total
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Balance at the beginning of the period (audited)	103,111,134	2,002,605	105,113,739	15,505,102
Additions	95,924,579	3,071,728	98,996,307	14,602,733
Charge-offs	(67,164,771)	—	(67,164,771)	(9,907,331)

Balance at the end of the period	131,870,942	5,074,333	136,945,275	20,200,504

Evaluated for impairment on a pooled basis	131,870,942	5,074,333	136,945,275	20,200,504

4.	Short-term borrowings and long-term borrowings

In the ordinary course of business, the Company transfers loan principals to the Funding Partners. However, the loan principals are not legally isolated in accordance with the PRC law and are not derecognized upon transfer, and the proceeds from the transfer is accounted for as a secured borrowing with pledged collateral.

The following table presents short-term borrowings from the Funding Partners as of December 31, 2016 and June 30, 2017. Short-term borrowings includes borrowings with terms shorter than one year, the current portion of the long-term borrowings and long-term borrowings with early repayment options that are exercisable by the Funding Partners on demand:

Funding Partners	Fixed annual interest rate (%)	Term*	As of December 31 2016	As of June 30, 2017
			(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
P2P platforms	6 to 12	1 month to 24 months	3,141,161,270	431,620,671	63,667,439
Private financial assets trading platform	9 to 10.84	91 days to 365 days	358,330,505	2,400,140,358	354,039,555
Trust investors	7.5 to 8.5	12 months	506,719,178	1,654,503,601	244,052,278
Banks	7.5 to 8.5	12 months	—	240,416,667	35,463,347
Other funding partners	5.5 to 12	370 days to 698 days	177,019,905	1,739,820,938	256,637,254

			4,183,230,858	6,466,502,235	953,859,873

* Includes current portion of borrowings greater than 1 years.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

4.	Short-term borrowings and long-term borrowings — continued

The following table presents long-term borrowings from the Funding Partners as of December 31, 2016 and June 30, 2017:

Funding Partners	Fixed annual interest rate (%)	Term	As of December 31 2016	As of June 30, 2017
			(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
P2P platforms	6 to 12	13 months to 34 months	76,052,124	11,822,590	1,743,925

The weighted average interest rate for the outstanding borrowings was approximately 9.15% and 9.64% as of December 31, 2016 and June 30, 2017, respectively.

The following table sets forth the contractual obligations which has not included impact of discount of time value as of December 31, 2016 and June 30, 2017:

	Payment due by period
	Less than 1 year	1 – 2 years	Greater than 2 years	Total
As of December 31, 2016 Long-term borrowings and interest payables (audited, RMB)	217,633,327	78,081,207	—	295,714,534

As of June 30, 2017 Long-term borrowings and interest payables (unaudited, RMB)	45,349,929	12,120,930	—	57,470,859

As of June 30, 2017 Long-term borrowings and interest payables (unaudited, US$)	6,689,471	1,787,932	—	8,477,403

5.	Guarantee liabilities

The movement of guarantee liabilities during the six months ended June 30, 2017 is as follows:

	As of June 30, 2017
	(Unaudited) RMB	(Unaudited) US$
Balance at the beginning of the period	6,207,812	915,701
Fair value of guarantee liabilities upon the inception of new loans	10,772,852	1,589,080
Guarantee to be settled	(11,389,663)	(1,680,065)
Change in fair value of guarantee liabilities	4,016,978	592,536

	9,607,979	1,417,252

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

5.	Guarantee liabilities — continued

As of June 30, 2017, the maximum potential undiscounted future payment the Company may be required to make is RMB 1,231,745,007 (US$ 181,692,064). The terms of the guarantee range from 1 week to 2 years, as of June 30, 2017.

6.	Income taxes

The Company was incorporated in the Cayman Islands. It is tax-exempted under the tax laws of the Cayman Islands. Qudian BVI is domiciled in the British Virgin Islands, which is also tax-exempted. Qudian HK is domiciled in Hong Kong, and is subject to 16.5% statutory income tax rate in the periods presented.

The VIEs and its subsidiaries domiciled in the PRC were subject to 25% statutory income tax rate in the periods presented. Qudian BVI is tax-exempt. As stipulated by the Taxation Law of PRC, all the subsidiaries in Ganzhou are qualified enterprises engaged in industry under the Western Development Strategy and are therefore entitled to preferential tax rate of 15%.

The Enterprise Income Tax Law (the “EIT Law”) of the PRC includes a provision specifying that legal entities organized outside PRC will be considered residents for Chinese income tax purposes if their place of effective management or control is within PRC. If legal entities organized outside PRC were considered residents for Chinese income tax purpose, they would become subject to the EIT Law on their worldwide income. This would cause any income from legal entities organized outside PRC earned to be subject to PRC’s 25% EIT. The Implementation Rules to the EIT Law provides that non-resident legal entities will be considered as PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties, etc. reside within PRC.

Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside PRC should be characterized as PRC residents for EIT Law purposes.

The current and deferred component of income tax expenses which were substantially attributable to the Company’s PRC subsidiaries, VIEs and subsidiaries of the VIEs, are as follows:

	Six months ended June 30,
	2016	2017
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Current income tax expense	28,323,168	206,701,638	30,490,115
Deferred income tax expense	(4,410,590)	(15,847,778)	(2,337,672)

Total income tax expense	23,912,578	190,853,860	28,152,443

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), that requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This ASU, which may be adopted either

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

6.	Income taxes — continued

prospectively or retrospectively, is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. Adoption of the ASU may result in changes in the Company’s presentation of deferred tax assets and liabilities on the Company’s financial position but will not affect the substantive content of the Company’s consolidated financial statements. The Company has early adopted this standard.

The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31, 2016	As of June 30, 2017
	(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Non-current deferred tax assets
Allowance for loan principal and service fee receivables	33,430,952	51,037,021	7,528,361
Allowance for other receivables	2,082,694	2,306,920	340,290
Guarantee liabilities	931,172	1,441,197	212,588
Share-based compensation	18,087,929	23,403,787	3,452,242
Investment loss under equity method	1,201,296	2,664,517	393,037
Net operating loss carry forwards	55,764,192	88,690,388	13,082,529
Less valuation allowance	(93,710,536)	(135,908,353)	(20,047,550)

Non-current deferred tax assets, net	17,787,699	33,635,477	4,961,497

Non-current deferred tax liabilities	—	—	—

The Company operates through its subsidiaries, VIEs and subsidiaries of the VIEs. The valuation allowance is considered on an individual entity basis. As of June 30, 2017, the Company had deferred tax assets related to net operating loss carry forwards of RMB 88,690,388 (US$ 13,082,529) from its subsidiaries, VIEs and subsidiaries of the VIEs registered in the PRC, which can be carried forward to offset taxable income. The net operating loss will expire in years 2018 to 2022 if not utilized. The Company assessed the available evidence to estimate if sufficient future taxable income would be generated to use the existing deferred tax assets.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

6.	Income taxes — continued

Reconciliation between the income taxes expense computed by applying the PRC tax rate to loss before the provision of income taxes and the actual provision for income taxes is as follows:

	Six months ended June 30,
	2016	2017
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Income before provision of income tax	146,347,676	1,164,516,303	171,775,303
PRC statutory income tax rate	25%	25%	25%
Income tax at statutory tax rate	36,586,919	291,129,076	42,943,825
Effect of different tax rates	(11,298,964)	(128,325,975)	(18,929,089)
Expenses not deductible for tax purposes	69,910	518,904	76,543
Income tax refund	—	(14,665,962)	(2,163,345)
Changes in valuation allowance	(1,445,287)	42,197,817	6,224,509

Income tax expenses	23,912,578	190,853,860	28,152,443

The Company did not incur any interest and penalties related to potential underpaid income tax expenses.

The relevant tax authorities have not conducted a tax examination on PRC entities. In accordance with relevant PRC tax administration laws, the tax for the six months ended June 30, 2016 and 2017 of the Company’s PRC subsidiaries, VIEs and subsidiaries of the VIEs remain subject to tax audits by the relevant tax authorities as of June 30, 2017.

Management has asserted to indefinitely reinvest the undistributed earnings of the subsidiaries located in the PRC. The cumulative amount of the temporary differences in respect of investments in foreign subsidiaries is RMB 1,812,405,113 (US$ 267,343,990) as of June 30, 2017. Upon repatriation of the foreign subsidiaries and the VIEs’ earnings, in the form of dividends or otherwise, the Company would be subject to various PRC income taxes including withholding income tax. The related unrecognized deferred tax liabilities were approximately RMB 724,962,045 (US$ 106,937,596).

7.	Fair value measurements

Assets and liabilities disclosed at fair value

The Company measures its cash and cash equivalents, restricted cash, loan principal and financing service fee receivables and short term borrowing at amortized cost. The carrying value of loan principal and financing service fee receivables approximate their fair value due to their short-term nature and are considered a level 3 measurement. The fair value was estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates based on current offering rates of comparable institutions with similar services. The carrying value of the Company’s debt obligations approximate fair value as the borrowing rates are similar to the market rates that are currently available to the Company for financing obligations with similar terms and credit risks and represent a level 2 measurement. The guarantee liabilities are presented as a level 3

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

7.	Fair value measurements — continued

measurement, with fair value estimated by discounting expected future payouts, net charge off rates, expected collection rates and a discount rate for time value.

Assets measured at fair value on a nonrecurring basis

The Company measured its property and equipment, intangible assets and equity method investment at fair value on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

Assets and liabilities measured at fair value on a recurring basis

The Company measured its short-term investments at fair value on a recurring basis. The short-term investments were wealth management products issued by China Merchants Bank that are redeemable at any time. The Company valued the short-term investments based on the quoted subscription/redemption price published by China Merchants Bank.

The Company measured its guarantee liabilities at fair value on a recurring basis. As the Company’s guarantee liabilities are not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of guarantee liabilities. Guarantee liabilities are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the year ended December 31, 2016 and six months ended June 30, 2017.

The following table summarizes the Company’s financial assets and liabilities measured and recorded at fair value on recurring basis as of December 31, 2016 and June 30, 2017:

	As of December 31, 2016
	Active market (Level 1)	Observable inputs (Level 2)	Non-observable inputs (Level 3)	Total
	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB
Assets:
Short-term investments Monetary wealth management products	—	430,200,000	—	430,200,000

Liabilities:
Guarantee liabilities	—	—	6,207,812	6,207,812

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

7.	Fair value measurements — continued

As of June 30, 2017
	Active market (Level 1)	Observable inputs (Level 2)	Non-observable inputs Level 3)	Total
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) RMB
Assets:
Short-term investments Monetary wealth management products	—	—	—	—

Liabilities:
Guarantee liabilities	—	—	9,607,979	9,607,979

As of June 30, 2017
	Active market (Level 1)	Observable inputs (Level 2)	Non-observable inputs (Level 3)	Total
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Assets:
Short-term investments Monetary wealth management products	—	—	—	—

Liabilities:
Guarantee liabilities	—	—	1,417,252	1,417,252

At June 30, 2017, the discounted cash flow methodology is used to estimate the fair value of guarantee liabilities. The significant unobservable inputs used in the fair value measurement of guarantee liabilities include the discount rate and expected delinquency rates applied in the valuation models. These inputs in isolation can cause significant increases or decreases in fair value. Specifically, when a discounted cash flow model is used to determine fair value, the significant input used in the valuation model is the discount rate applied to present value the projected cash flows. Increases in the discount rate can significantly lower the fair value of guarantee liabilities; conversely a decrease in the discount rate can significantly increase the fair value of the guarantee liabilities. The discount rate is determined based on the market rates. Increase in the expected delinquency rates can significantly increase the fair value of guarantee liabilities; conversely a decrease in the expected delinquency rates can significantly decrease the fair value of guarantee liabilities.

Significant Unobservable Inputs

Financial Liabilities	Unobservable Input	As of June 30, 2017 Range of Inputs Weighted — Average
Guarantee liabilities	Discount rates	5.20%
	Expected delinquency rates	0.26% to 0.58%

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

7.	Fair value measurements — continued

Refer to Note 5 for additional information about Level 3 guarantee liabilities measured at fair value on a recurring basis for the six months ended June 30, 2017.

8.	Earnings per share

The following table sets forth the computation of basic and diluted net income per ordinary share for the period for the six months ended June 30, 2016 and 2017:

	Six months ended June 30,
	2016	2017
	(Unaudited)	(Unaudited)	(Unaudited)
	RMB	RMB	US$
Basic and diluted income per share
Numerator:
Net income attributable to ordinary shareholders for computing basic earnings per share	122,435,098	973,662,443	143,622,860
Net income attributable to ordinary shareholders for computing diluted earnings per share	122,435,098	973,662,443	143,622,860

Shares (denominator):
Weighted average number of shares used in calculating net income per ordinary share — basic (millions of shares)	79.31	76,87	76.87
Adjustments for dilutive share options (millions of shares)	—	1.72	1.72
Conversion of Convertible Preferred Shares (millions of shares)	222.46	222.46	222.46
Weighted average number of shares used in calculating net income per ordinary share — diluted (millions of shares)	301.77	301.05	301.05

Net income per ordinary share — basic	1.54	12.67	1.87

Net income per ordinary share — diluted	0.41	3.23	0.48

The unaudited pro forma net income per ordinary share is computed using the weighted-average number of ordinary shares outstanding and assumes the automatic conversion of all of the Company’s Series A, Series B, Series C Preferred Shares into 222,460,486 weighted-average shares of Class A ordinary stock and the designation of all ordinary shares owned by Mr. Luo Min into 63,491,172 Class B ordinary shares upon the closing of the Company’s Qualified IPO as defined in Note 11 of the unaudited interim condensed consolidated financial statements, as if it had occurred on January 1, 2017.

The Company believes the unaudited pro forma net income per share provides material information to investors and the disclosure of pro forma net income per ordinary share provides an indication of net income per ordinary share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

8.	Earnings per share — continued

The following table summarizes the unaudited pro forma net income per share attributable to ordinary shareholders:

Basic income per share:
	As of June 30,
	2017
	Class A		Class B
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	RMB	US$	RMB	US$
Numerator:
Net income attributable to Class A and Class B ordinary shareholders	767,139,850	113,159,155	206,522,593	30,463,705

Millions of Shares (denominator):
Weighted average shares used for basic income per share computation	13.38	13.38	63.49	63.49
Add: Conversion of preferred shares	222.46	222.46	—	—

Number of shares used for basic income per share computation	235.84	235.84	63.49	63.49

Pro forma basic income per share	3.25	0.48	3.25	0.48

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

8.	Earnings per share — continued

The following table summarizes the unaudited pro forma net income per share attributable to ordinary shareholders — continued

Diluted income per share:

	As of June 30,
	2017
	Class A		Class B
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	RMB	US$	RMB	US$
Numerator:
Net income attributable to Class A and Class B ordinary shareholders	768,318,511	113,333,017	205,343,932	30,289,843
Reallocation of net income as a result of conversion of Class B to Class A ordinary shares	205,343,932	30,289,843	—	—
Allocation of net income to Class A and Class B ordinary Shareholders for diluted income per share	973,662,443	143,622,860	205,343,932	30,289,843

Millions of Shares (denominator):
Number of shares used for basic pro forma income per share computation	235.84	235.84	63.49	63.49
Conversion of Class B to Class A common shares	63.49	63.49	—	—
Pro forma adjustment to reflect issuance of weighted average effect of dilutive securities:
Employee stock options	1.72	1.72	—	—

Number of shares used for diluted income per share computation	301.05	301.05	63.49	63.49
Pro forma diluted income per share	3.23	0.48	3.23	0.48

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

9.	Related party balances and transactions

Related parties

Name of related parties	Relationship with the Company
Luo Min	Founder, chief executive officer and principal shareholder of the Company
Qufenqi Inc.	Ultimate legal holding company of the VIE1 prior to December 31, 2015
Qufenqi (HK) Limited	Holding company of the VIE1 prior to December 17, 2015, and a subsidiary of the Company since April 27, 2017
Alipay.com Co., Ltd.	Subsidiary of principal shareholder of the Company
Ganzhou Qu Campus	The Company’s equity method investee
Ganzhou Happy Share Capital Management LLP	Company controlled by Founder
Ganzhou Qudian Technology Co., Ltd.	Company controlled by Founder, and VIE2 since May 1, 2017
Zhima Credit Management Co., Ltd	Subsidiary of principal shareholder of the Company
Guosheng Financial Holding Inc.	Company controlled by Director
Key management and their immediate families	The Company’s key management and their immediate families

Details of related party balances and transactions as of December 31, 2016 and June 30, 2017 are as follows:

9.1 Amounts due to related parties

	Note	As of December 31, 2016	As of June 30, 2017
		(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Qufenqi Inc.	(i)	867,874	867,874	128,018
Zhima Credit Management Co., Ltd	(ii)	19,605,313	13,145,461	1,939,059
Alipay.com Co., Ltd	(ii)	—	60,399,519	8,909,403
Guosheng Financial Holding Inc.	(iii)	—	734,724,871	108,377,690

Total		20,473,187	809,137,725	119,354,170

(i)	The balance mainly represents the transactions from daily operations, which is interest free and payable on demand.
(ii)	The balance mainly represents the advertising platform service fee payables.
(iii)	The amount due to Guosheng Financial Holding Inc. (the “Guosheng”) represents the investment Gousheng made to the Trust VI. As of June 30, 2017, the principal was RMB 720 million (US$ 106,205,656) and the interest payable was RMB 14,724,871 (US$ 2,172,034).

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

9.	Related party balances and transactions — continued

9.2 Amounts due from related parties

	Note		As of December 31, 2016	As of June 30, 2017
			(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Short-term amounts due from related parties
Qufenqi Inc.			180,000,000	5,108	753
Qufenqi (HK) Limited			4,860	—	—
Ganzhou Qu Campus			157,673	—	—
Ganzhou Happy Share Capital Management LLP			770	—	—
Alipay.com Co., Ltd.	(i	)	404,631,249	473,243,944	69,807,199
Zhima Credit Management Co., Ltd			778,837	4,152,567	612,536
Key management and their immediate families
Employee advances			60,000	—	—
Loan principal and financing service fee receivables	(ii	)	272,318	1,000,000	147,508

Total short-term amounts due from related parties			585,905,707	478,401,619	70,567,996

Long-term amounts due from related parties
Key management and their immediate families
Loan principal and financing service fee receivables	(ii	)	1,000,000	—	—

Total long-term amounts due from related parties			1,000,000	—	—

Total amounts due from related parties			586,905,707	478,401,619	70,567,996

(i)	The balance represents the amount deposited in the Company’s Alipay accounts. Such amount is unrestricted as to withdrawal and use and readily available to the Company on demand.
(ii)	Key management and their immediate families borrowed funds through the Company’s financing platform.

The movement of the loan principal and financing service fee receivables due from key management and their immediate families is as follows:

	As of December 31, 2016	As of June 30, 2017
	(Audited) RMB	(Unaudited) RMB	(Unaudited) US$
Balance at the beginning of the year/ period	2,705,053	1,272,318	187,677
Loan principal and financing service fee receivables	2,700,000	—	—
Payments	(4,132,735)	(272,318)	(40,169)

Balance at end of the year/ period	1,272,318	1,000,000	147,508

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

9.	Related party balances and transactions — continued

9.2 Amounts due from related parties — continued

As of December 31, 2016 and June 30, 2017, the total outstanding balance, which was on demand, interest free and uncollateralized due from these related parties, was RMB 1,000,000 and RMB 1,000,000 (US$ 147,508), respectively. The remaining interest free loans will be repaid in full by May 2018.

The Company intends to settle its interest free loans extended to related parties and does not plan to enter into similar transactions with related parties in the future.

9.3 Transactions with related parties

		Six months ended June 30,
	Note	2016	2017
		(Unaudited)	(Unaudited)	(Unaudited)
		RMB	RMB	US$
Financing income
Key management and their immediate families		61,513	4,551	671

Cost of revenues
Alipay.com Co., Ltd.		12,615,561	50,382,245	7,431,777
Zhima Credit Management Co., Ltd		1,905,543	11,275,550	1,663,232
Guosheng Financial Holding Inc.		—	14,724,870	2,172,034

		14,521,104	76,382,665	11,267,043

Sales and marketing expense
Alipay.com Co., Ltd		—	60,399,519	8,909,403
Zhima Credit Management Co., Ltd		—	15,155,688	2,235,584

		—	75,555,207	11,144,987

10.	Commitments and contingencies

Operating lease commitments

The Company leases certain office premises under non-cancelable leases. Rental expenses under operating leases for the six months ended June 30, 2016 and 2017 were RMB 3,672,285 and RMB 7,046,380 (US$ 1,039,396) respectively.

Future minimum lease payments under non-cancelable operating leases agreements consist of the following as of June 30, 2017 (unaudited):

	RMB	US$
1 year (Including 1 year)	14,652,440	2,161,350
1 year to 2 years (Including 2 years)	13,690,896	2,019,515
2 years to 3 years (Including 3 years)	19,048	2,810

	28,362,384	4,183,675

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

10.	Commitments and contingencies — continued

The Company’s operating lease commitments have no renewal options, rent escalation clauses and restriction or contingent rents.

11.	Convertible preferred shares

The Company issued Series A, Series B and Series C preferred shares (collectively, the “Preferred Shares”) to the same group of third party shareholders of the VIEs on the Restructuring date i.e. December 9, 2016. The Preferred Shares are recorded at fair value on the issuance date and is presented retrospectively to periods before December 9, 2016.

The following is a summary of the significant terms of the Preferred Shares:

Conversion rights

The holders of the Preferred Shares are entitled to convert, at the option of the holder thereof, at any time the date of the first issuance of the respective Preferred Shares applicable to such Preferred Share, into such number of fully paid and non-assessable ordinary shares as is determined by dividing the deemed issue price (“Adjusted Issue Price”) applicable to such series of Preferred Shares by the conversion price applicable to such series of Preferred Shares (the “Conversion Price”), in effect on the date the certificate is surrendered for conversion. The initial Conversion Price shall initially equal the Adjusted Issue Price applicable to such Preferred Share, and shall be adjusted from time to time. The initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1. As of December 31, 2016 and June 30, 2017, this conversion ratio was one Preferred Share convertible into one ordinary share.

The maximum number of ordinary shares that would be required to settle a conversion of all Preferred Shares is as follows:

	Maximum number of shares issuable as of
	December 31, 2016	June 30, 2017
	(Audited)	(Unaudited)
Series A-1	2,616,641	2,616,641
Series A-2	4,779,796	4,779,796
Series B-1	38,487,004	38,487,004
Series B-2	5,233,281	5,233,281
Series B-3	31,865,304	31,865,304
Series C-1	37,720,709	37,720,709
Series C-2	19,469,603	19,469,603
Series C-3	13,391,793	13,391,793
Series C-4	10,823,841	10,823,841
Series C-5	58,072,514	58,072,514

Total	222,460,486	222,460,486

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

11.	Convertible preferred shares — continued

Conversion rights — continued

The conversion ratio for any series of Preferred Shares shall be subject to adjustment only as provided in accordance with items (a), (b), (c), (d), (e) and (f) below in order to adjust the number of ordinary shares into which such series of the Preferred Shares is convertible.

(a)	Adjustments for share splits and combinations
(b)	Adjustments to ordinary shares dividends and distributions
(c)	Adjustments for other dividends
(d)	Reorganizations, mergers, consolidations, reclassifications, exchanges and substitutions
(e)	Sale of shares below the conversion price
(f)	Deemed issuance of additional stock

Automatic Conversion

Each Preferred Share or such series of Preferred Shares, as applicable, shall automatically be converted into ordinary shares at the then-effective conversion ratio applicable to such Preferred Share upon either (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the United States Securities Act of 1933 covering the offer and sale of ordinary shares for the account of the Company to the public at a public offering price per share corresponding to a pre-money, at-IPO valuation of the Company of at least US$1,000,000,000 with net proceeds to the Company in excess of US$30 million (after deduction for underwriting discounts, commissions and expenses) (the “Qualified IPO”); or (b) with respect to Series A Shares at the election of the holders of eighty percent (80%) of Series A Shareholders; with respect to Series B Shares at the election of the holders of seventy-five percent (75%) of the Series B Shares (voting together as a separate class); and with respect to Series C Shares at the election of fifty percent (50%) of Series C Shareholders.

Dividends

The holders of Preferred Shares shall be entitled to receive non-cumulative dividends at an annual rate of 8% as and when declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on the ordinary shares and all other classes of shares of the Company.

No dividends have been declared for the Preferred Shares for the periods presented.

After the preferential dividends relating to the Preferred Shares above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends available may be declared in that fiscal year for the ordinary shares. Such additional dividends shall be declared pro rata on the ordinary shares and Preferred Shares on an as-converted basis.

Voting rights

The holders of each Preferred Shares are entitled to the number of votes equal to the number of ordinary shares into which such Preferred Shares could be converted at the voting date.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

11.	Convertible preferred shares — continued

Redemption

The Preferred Shares are redeemable by the holders at any time after the earlier of the occurrence of the following event: (i) the Company fails to complete a Qualified IPO before September 30, 2020, (ii) any material adverse change in the regulatory environment, (iii) any material breach of the Preferred Share Purchase Agreement, at an amount equal to the sum of the Adjusted Issue Price, plus an amount accruing daily at 8% per annum and all declared but unpaid dividends.

Liquidation Preference

In the event of liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution shall be made as follows:

•	The holders of Series C Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series B Shares, the Series A Shares and the ordinary shareholders of the Company;

•	After the payment to the holders of Series C Preferred Shares, the holders of Series B Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series A Preferred Shares and the ordinary shareholders of the Company;

•	After the payment to the holders of Series C and Series B Preferred Shares, the holders of Series A Preferred Shares are entitled to receive an amount equal to issue price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the ordinary shareholders of the Company.

After payment has been made to the holders of the Preferred Shares in accordance with the above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of ordinary shares and Preferred Shares based on the number of ordinary shares into which such Preferred Shares are convertible.

Initial Measurement and Subsequent Accounting for Preferred Shares

The Preferred Shares do not meet the criteria of mandatorily redeemable financial instruments specified in ASC 480-10-S99, and have been classified as mezzanine equity in the consolidated balance sheets. The Preferred Shares were initially measured at fair value. Beneficial conversion features exist when the conversion price of the convertible preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in the Company’s case. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the convertible preferred shares as a contribution to additional paid-in capital. On the commitment date, the most favorable conversion price used to measure the beneficial conversion feature of the Preferred Shares was higher than the fair value per ordinary share and therefore no bifurcation of beneficial conversion feature was recognized. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

QUDIAN INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — continued

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in Renminbi (“RMB”) and US dollar (“US$”) except for number of shares and per share data)

11.	Convertible preferred shares — continued

Initial Measurement and Subsequent Accounting for Preferred Shares

The Company has elected to recognize the changes in redemption value immediately as they occur and adjust the carrying amount of the Preferred Shares to equal the redemption value at each reporting period. The changes in redemption value including cumulative dividends shall be recorded as a reduction of income available to ordinary shareholders in accordance with ASC 480-10-S99 3A.

The Company concluded that there is no accretion to be recognized because the carrying amount of the Preferred Shares is greater than the redemption value. Therefore, no adjustment will be made to the initial carrying amount of the Preferred Shares until the redemption amount exceeds the carrying amount of the Preferred Shares. The liquidation preference amount was US$ 467 million as of June 30, 2017.

12.	Restricted Net Assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the VIEs and subsidiaries of the VIEs incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Under PRC law, the Company’s subsidiaries, VIEs and the subsidiaries of the VIEs located in the PRC (collectively referred as the “PRC entities”) are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The PRC entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under PRC accounting standards to the statutory reserve and has the right to discontinue allocations to the statutory reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the PRC entities is also restricted.

Under PRC regulations, the subsidiaries of the VIEs in the PRC with microloan license is required to provide a statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 1.5% of its balance of loan principal to the statutory reserve. The statutory reserves can only be used for specific purposes and not distributable as cash dividends.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the subsidiary. The PRC entities are also subject to similar statutory reserve requirements. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances or cash dividends.

Amounts restricted that include paid-in capital and statutory reserve funds, as determined pursuant to PRC GAAP, are RMB 3,371 million and RMB 4,154 million (US$ 613 million) as of December 31, 2016 and June 30, 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Under the form of indemnification agreements to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

We are incorporated as Qudian Inc. on November 16, 2016 and has since then issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Sharon Pierson	November 16, 2016	1 ordinary share	0.0001	Not applicable
Qufenqi Holding Limited	November 16, 2016	1 ordinary share	0.0001	Not applicable
Qufenqi Holding Limited	December 9, 2016	79,305,190 ordinary shares	7,930	Not applicable
Wa Sung Investment limited	December 9, 2016	15,088,284 Series C-5 preferred shares	1,509	Not applicable
Phoenix Auspicious FinTech Investment L.P.	December 9, 2016	42,984,230 Series C-5 preferred shares	4,299	Not applicable
Kunlun Group Limited	December 9, 2016	38,487,004 Series B-1 preferred shares, 19,469,603 Series C-2 preferred shares	5,796	Not applicable

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Source Code Accelerate L.P.	December 9, 2016	4,779,796 Series A-2 preferred shares, 31,865,304 Series B-3 preferred shares, 10,823,841 Series C-4 ordinary shares	4,747	Not applicable
API (Hong Kong) Investment Limited	December 9, 2016	37,720,709 Series C-1 preferred shares	3,773	Not applicable
Ever Bliss Fund, L.P.	December 9, 2016	2,368,823 Series A-1 preferred shares, 4,737,645 Series B-2 preferred shares, 12,123,476 Series C-3 preferred shares	1,923	Not applicable
Joyful Bliss Limited	December 9, 2016	247,818 Series A-1 preferred shares, 495,636 Series B-2 preferred shares, 1,268,317 Series C-3 preferred shares	202	Not applicable
Ark Trust	April 28, 2017	13,865,219 ordinary shares	1,387	Not applicable

Item 8. Exhibits and Financial Statement Schedules

(a)    Exhibits

See Exhibit Index beginning on page II-3 of this Registration Statement.

(b)    Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit†

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, amended and restated on December 9, 2016

3.2	Amendment to Amended and Restated Memorandum and Articles of Association of the Registrant, amended on February 27, 2017

3.3	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant

4.1	Specimen of Ordinary Share Certificate

4.2**	Form of Deposit Agreement between the Registrant and Deutsche Bank Trust Company Americas, as depositary

4.3**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4	Shareholders’ Agreement, dated December 9, 2016

4.5	Amendment to Shareholders’ Agreement, dated February 27, 2017

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain United States federal tax matters

8.2	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.3	Opinion of Fangda Partners regarding certain PRC tax matters (included in Exhibit 99.3)

10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2	Form of Employment Agreement between the Registrant and its executive officers

10.3	Qudian Inc. 2016 Equity Incentive Plan

10.4	Amendment No. 1 to Qudian Inc. 2016 Equity Incentive Plan

10.5	Amendment No. 2 to Qudian Inc. 2016 Equity Incentive Plan

10.6	Equity Interest Pledge Agreement concerning Beijing Happy Time, among Ganzhou Qufenqi, Mr. Min Luo, Tianjin Happy Share, Shanghai Yunxin Venture Capital Co., Ltd., Phoenix Auspicious Internet Investment L.P., Tianjin Blue Run Xinhe Investment Center L.P., Jiaxing Blue Run Quchuan Investment L.P., Ningbo Yuanfeng Venture Capital L.P., Shenzhen Huasheng Qianhai Investment Co., Ltd., Beijing Kunlun Tech Co., Ltd. and Beijing Happy Time, dated December 9, 2016 (English Translation)

10.7	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Tianjin Happy Share, dated December 9, 2016 (English Translation)

10.8	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Shanghai Yunxin Venture Capital Co., Ltd., dated December 9, 2016 (English Translation)

10.9	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Phoenix Auspicious Internet Investment L.P., dated December 9, 2016 (English Translation)

10.10	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Tianjin Blue Run Xinhe Investment Center L.P., dated December 9, 2016 (English Translation)

10.11	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Jiaxing Blue Run Quchuan Investment L.P., dated December 9, 2016 (English Translation)

10.12	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Ningbo Yuanfeng Venture Capital L.P., dated December 9, 2016 (English Translation)

Exhibit No.	Description of Exhibit†

10.13	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Shenzhen Huasheng Qianhai Investment Co., Ltd., dated December 9, 2016 (English Translation)

10.14	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Beijing Kunlun Tech Co., Ltd., dated December 9, 2016 (English Translation)

10.15	Power of Attorney Agreement concerning Beijing Happy Time, between Ganzhou Qufenqi and Mr. Min Luo, dated December 9, 2016 (English Translation)

10.16	Exclusive Business Cooperation Agreement among Ganzhou Qufenqi, Beijing Happy Time, Ganzhou Network, Ganzhou Happy Fenqi and Fuzhou Happy Time Technology Co., Ltd., dated December 9, 2016 (English Translation)

10.17	Exclusive Call Option Agreement concerning Beijing Happy Time, among Ganzhou Qufenqi, Mr. Min Luo, Tianjin Happy Share, Shanghai Yunxin Venture Capital Co., Ltd., Phoenix Auspicious Internet Investment L.P., Tianjin Blue Run Xinhe Investment Center L.P., Jiaxing Blue Run Quchuan Investment L.P., Ningbo Yuanfeng Venture Capital L.P., Shenzhen Huasheng Qianhai Investment Co., Ltd., Beijing Kunlun Tech Co., Ltd. and Beijing Happy Time, dated December 9, 2016 (English Translation)

10.18	Financial Support Undertaking Letter issued by the Registrant to Beijing Happy Time, dated February 15, 2017

10.19	Equity Interest Pledge Agreement concerning Ganzhou Qudian, among Ganzhou Qufenqi, Mr. Min Luo, Mr. Lianzhu Lv and Ganzhou Qudian, dated May 1, 2017 (English Translation)

10.20	Power of Attorney Agreement concerning Ganzhou Qudian, between Mr. Min Luo and Ganzhou Qufenqi, dated May 1, 2017 (English Translation)

10.21	Power of Attorney Agreement concerning Ganzhou Qudian, between Mr. Lianzhu Lv and Ganzhou Qufenqi, dated May 1, 2017 (English Translation)

10.22	Exclusive Business Cooperation Agreement between Ganzhou Qufenqi and Ganzhou Qudian, dated May 1, 2017 (English Translation)

10.23	Exclusive Call Option Agreement concerning Ganzhou Qudian, among Ganzhou Qufenqi, Mr. Min Luo, Mr. Lianzhu Lv and Ganzhou Qudian, dated May 1, 2017 (English Translation)

10.24	Financial Support Undertaking Letter issued by the Registrant to Ganzhou Qudian, dated May 1, 2017

10.25	Equity Interest Pledge Agreement concerning Hunan Qudian, among Ganzhou Qufenqi, Mr. Min Luo, Mr. Hongjia He and Hunan Qudian, dated May 1, 2017 (English Translation)

10.26	Power of Attorney Agreement concerning Hunan Qudian, between Mr. Min Luo and Ganzhou Qufenqi, dated May 1, 2017 (English Translation)

10.27	Power of Attorney Agreement concerning Hunan Qudian, between Mr. Hongjia He and Ganzhou Qufenqi, dated May 1, 2017 (English Translation)

10.28	Exclusive Business Cooperation Agreement between Ganzhou Qufenqi and Hunan Qudian, dated May 1, 2017 (English Translation)

10.29	Exclusive Call Option Agreement concerning Hunan Qudian, among Ganzhou Qufenqi, Mr. Min Luo, Mr. Hongjia He and Hunan Qudian, dated May 1, 2017 (English Translation)

10.30	Financial Support Undertaking Letter issued by the Registrant to Hunan Qudian, dated May 1, 2017

10.31*†	Online Personal Loan Cooperation Agreement between Ganzhou Microcredit and Chongqing Alibaba Small Loans Co., Ltd., dated March 27, 2017 (English Translation)

Exhibit No.	Description of Exhibit†

10.32*†	Amended and Restated Alipay APP Access Agreement among Beijing Happy Time, Ganzhou Microcredit, Fuzhou Microcredit, Ganzhou Network, Xinjiang Qudian Technology Co., Ltd., Xiamen Qudian and Alipay.com Co., Ltd., dated August 30, 2017 (English Translation)

10.33*†	Zhima Credit Service Agreement between Ganzhou Network and Zhima Credit Management Co., Ltd., dated June 29, 2016 (English Translation)

10.34*†	Zhima Credit Service Agreement between Beijing Happy Time and Zhima Credit Management Co., Ltd., dated February 29, 2016 (English Translation)

10.35*	Supplement Agreement to Zhima Credit Service Agreement and other agreements among Beijing Happy Time, Zhima Credit Management Co., Ltd. and Ganzhou Happy Fenqi, dated August 16, 2016 (English Translation)

10.36*†	Zhima Credit Service Agreement between Ganzhou Microcredit and Zhima Credit Management Co., Ltd., dated March 20, 2017 (English Translation)

10.37	Trust Deed Constituting Qudian Inc. Equity Incentive Trust, dated December 30, 2016, between Qudian Inc. and Ark Trust (Hong Kong) Limited

10.38	Equity Interest Pledge Agreement concerning Xiamen Qudian, among Ganzhou Qufenqi, Mr. Min Luo and Xiamen Qudian, dated June 20, 2017 (English Translation)

10.39	Power of Attorney Agreement concerning Xiamen Qudian, between Ganzhou Qufenqi and Mr. Min Luo, dated June 20, 2017 (English Translation)

10.40	Exclusive Business Cooperation Agreement between Ganzhou Qufenqi and Xiamen Qudian, dated June 20, 2017 (English Translation)

10.41	Exclusive Call Option Agreement concerning Xiamen Qudian, among Ganzhou Qufenqi, Mr. Min Luo and Xiamen Qudian, dated June 20, 2017 (English Translation)

10.42	Financial Support Undertaking Letter issued by the Registrant to Xiamen Qudian, dated June 20, 2017

10.43*†	Form of Alipay Merchant Service Agreement with Alipay.com Co., Ltd. relating to multiple payments service to Alipay accounts (“Multiple Payments Agreement”)

10.44*†	Form of Supplemental Agreement to Multiple Payments Agreement

10.45*†	Form of Alipay Merchant Service Agreement with Alipay.com Co., Ltd. relating to merchant withholding service (“Merchant Withholding Agreement”)

10.46*†	Form of Supplemental Agreement to Merchant Withholding Agreement

10.47*†	Form of Alipay Merchant Service Agreement with Alipay.com Co., Ltd. relating to wireless shortcut package service (“Wireless Shortcut Agreement”)

10.48*†	Form of Supplemental Agreement to Wireless Shortcut Agreement

10.49*†	Form of Alipay Merchant Service Agreement with Alipay.com Co., Ltd. relating to entrusted payment and collection service

10.50*†	Collection and Payment Agency Business Cooperation Agreement between Ganzhou Microcredit and Zhejiang E-Commerce Bank Co., Ltd., dated March 7, 2017

10.51*†	Collection and Payment Agency Service Agreement between Ganzhou Microcredit and Alipay.com Co., Ltd., dated March 17, 2017

21.1	Subsidiaries of Registrant

23.1	Consent of Ernst & Young Hua Ming LLP

Exhibit No.	Description of Exhibit†

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.2)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

23.4	Consent of Fangda Partners (included in Exhibit 99.3)

23.5	Consent of Yifan Li

23.6	Consent of Rocky Ta-Chen Lee

23.7	Consent of Oliver Wyman

24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Registrant’s waiver request and representation under Item 8.A.4

99.3	Opinion of Fangda Partners regarding certain PRC law matters

*	To be filed by amendment.
**	Incorporated by reference to the Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.
†	Confidential treatment has been requested for portions of this document.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on September 18, 2017.

QUDIAN INC.

By:	/s/ Min Luo
	Name:	Min Luo
	Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Min Luo and Carl Yeung, and each of them singly, as his or her true and lawful attorney-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Min Luo	Chairman and Chief Executive Officer (principal executive officer)	September 18, 2017
Min Luo

/s/ Chao Zhu	Director	September 18, 2017
Chao Zhu

/s/ Li Du	Director	September 18, 2017
Li Du

/s/ Shilei Li	Director	September 18, 2017
Shilei Li

/s/ Yi Cao	Director	September 18, 2017
Yi Cao

/s/ Tianyu Zhu	Director	September 18, 2017
Tianyu Zhu

/s/ Lianzhu Lv	Director	September 18, 2017
Lianzhu Lv

/s/ Carl Yeung	Chief Financial Officer (principal financial and accounting officer)	September 18, 2017
Carl Yeung

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Qudian Inc. has signed this registration statement or amendment thereto in New York, New York on September 18, 2017.

By:	/s/ Diana Arias

Name: Diana Arias
Title: Senior Manager